As filed with the Securities and Exchange Commission on November 23, 2004

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Camden Property Trust

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	76-6088377 (I.R.S. Employer Identification Number)

Three Greenway Plaza, Suite 1300
Houston, Texas 77046
(713) 354-2500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard J. Campo
Chairman of the Board and Chief Executive Officer
Camden Property Trust
Three Greenway Plaza, Suite 1300
Houston, Texas 77046
(713) 354-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bryan L. Goolsby Toni Weinstein Locke Liddell & Sapp LLP 2200 Ross Avenue, Suite 2200 Dallas, Texas 75201 Tel: (214) 740-8000 Fax: (214) 740-8800	Gilbert G. Menna, P.C. John T. Haggerty Goodwin Procter LLP Exchange Place Boston, MA 02109 Tel.: (617) 570-1000 Fax: (617) 523-1231

     Approximate date of commencement of proposed sale to the public: As promptly as possible upon effectiveness of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum
of Securities to be	Amount to be	Offering Price Per	Proposed Maximum	Amount of
Registered	Registered	Unit	Offering Price	Registration Fee
Common Shares of Beneficial Interest, par value $0.01 per share	11,786,595 (1)	N/A	$370,099,083 (2)	$46,892

(1)	Represents the maximum number of common shares of beneficial interest of the Registrant issuable upon the consummation of the transaction described herein to holders of common stock of Summit Properties Inc. (“Summit Common Stock”).

(2)	Estimated pursuant to Rule 457(f) of the Securities Act of 1933, as amended, based upon the market value of shares of Summit Common Stock of $31.40 per share, which is the average of the high and low sales prices of a share of Summit Common Stock as reported by the New York Stock Exchange on November 22, 2004.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Camden may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy nor shall there be any sale of these securities where the offer, solicitation or sale is not permitted.

Subject to Completion, dated November 23, 2004

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

     Both of our boards have approved a merger of our two companies. The boards of both companies believe that the merger will help to create an exceptional multifamily platform that will deliver consistent results for shareholders. We are proposing the merger because we believe that it will benefit the shareholders of each of our respective companies by creating more shareholder value than either company could create individually and allowing shareholders to participate in a larger, more geographically diversified company.

     If the merger is completed, Summit stockholders may elect, on a share-by-share basis, to receive either $31.20 in cash or .6687 of a Camden common share at the closing of the merger. These elections to receive cash or shares are not guaranteed because the total amount of cash to be paid in the merger to Summit stockholders is fixed. As a result, depending on how many Summit stockholders elect to receive cash or shares, a Summit stockholder may actually receive a combination of cash or shares in the merger regardless of an election. Camden will issue approximately 11.8 million shares and approximately $436.5 million in cash in the merger, based on the number of shares of Summit common stock outstanding on                    . We estimate that immediately after the merger, Summit stockholders will hold approximately 22.7% of the then-outstanding Camden common shares, based on the number of Camden common shares and shares of Summit common stock outstanding on                    . Camden shareholders will continue to hold their existing shares, which will not be affected by the merger.

     Camden common shares are traded on the New York Stock Exchange under the symbol “CPT.” On                    , Camden common shares closed at $  per share. As explained in more detail in the attached joint proxy statement/prospectus, Summit may terminate the merger agreement if the value of Camden common shares decreases to below $39.31 per Camden common share, during a period leading up to the merger, unless Camden elects to increase the exchange ratio. Summit stockholders are urged to check the trading price of Camden common shares prior to electing whether to receive cash or shares in the merger.

     We cannot complete the merger unless Camden shareholders approve the issuance of Camden common shares in the merger and Summit stockholders approve the merger agreement and the merger at the special meetings to be held by Camden and Summit. In addition, the closing of the merger is conditioned upon the approval of the merger and the approval of the second amended and restated limited partnership agreement of Summit’s operating partnership by the holders of a majority of the outstanding common units of limited partnership in the operating partnership, other than Summit. Two such holders, holding approximately 36.4% of the outstanding common units entitled to vote on these proposals, have entered into a voting agreement agreeing to vote their units in favor of such matters. The merger will not be completed even if Camden shareholders approve the issuance of Camden common shares in the merger and Summit stockholders approve the merger agreement and the merger unless the required approvals of the limited partners are obtained.

     After careful consideration, the boards of Camden and Summit have unanimously determined that the merger is advisable and in the best interests of their respective shareholders and stockholders. The Camden board unanimously recommends that Camden shareholders vote FOR approval of the issuance of Camden common shares pursuant to the merger agreement. The Summit board unanimously recommends that Summit stockholders vote FOR approval of the merger agreement and the merger.

     More information about Camden, Summit and the proposed merger is contained in this joint proxy statement/prospectus. We encourage you to read this entire joint proxy statement/prospectus carefully, including the section entitled “Risk Factors” beginning on page 32.

     Whether or not you plan to attend your special meeting, please take the time to vote by completing and mailing the enclosed proxy card.

     The dates, times and places of the special meetings are as follows:

For Camden:	For Summit:
, , 2005 at 9:00 a.m., Central Time [address of meeting]	, , 2005 at 10:00 a.m., Eastern Time [address of meeting]

Richard J. Campo Chairman of the Board and Chief Executive Officer Camden Property Trust	Steven R. LeBlanc President and Chief Executive Officer Summit Properties Inc.

EACH VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

     This joint proxy statement/prospectus is dated                    , 2005 and it is first being mailed to Camden shareholders and Summit stockholders on or about                    , 2005.

ADDITIONAL INFORMATION

     This joint proxy statement/prospectus incorporates important business and financial information about our companies that is not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents incorporated by reference from Camden or Summit, as the case may be, or through the SEC or the SEC’s website. The address of that website is www.sec.gov. Documents incorporated by reference are available from the companies, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this joint proxy statement/prospectus. Shareholders of Camden or stockholders of Summit may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Camden Property Trust 3 Greenway Plaza, Suite 1300 Houston, Texas 77046 Attention: Investor Relations Telephone: (800) 922-6336 x2787 or (713) 354-2787	Summit Properties Inc. 309 East Morehead Street, Suite 200 Charlotte, North Carolina 28202 Attention: Investor Relations Telephone: (704) 334-3000

     You can also get more information by visiting Camden’s website at www.camdenliving.com and Summit’s website at www.summitproperties.com. We are not incorporating the contents of the websites of the SEC, Camden or Summit or any other person into this joint proxy statement/prospectus.

     If you would like to request documents, in order to ensure timely delivery you must do so at least five business days before the date of the special meetings. This means you must request this information no later than                    , 2005. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Camden Property Trust
3 Greenway Plaza, Suite 1300
Houston, Texas 77046

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON _________, __________, 2005

     A special meeting of shareholders of Camden Property Trust, a Texas real estate investment trust, will be held at 9:00 a.m., Central Time, on                    ,                    , 2005, at                                       , Houston, Texas, for the following purposes:

     1. To consider and vote on a proposal to approve the issuance of Camden common shares pursuant to the agreement and plan of merger, dated as of October 4, 2004, as amended, by and among Camden Property Trust, Camden Summit, Inc. (formerly known as Camden Sparks, Inc.), a Delaware corporation and a wholly owned subsidiary of Camden, and Summit Properties Inc., a Maryland corporation, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

     2. To transact any other business as may properly come before the special meeting or any adjournments or postponements.

     Only holders of record of Camden common shares at the close of business on                    , 2004 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements.

     It is important that your common shares be represented and voted at the special meeting. If you do not plan to attend the special meeting and vote your common shares in person, please vote by completing, signing and mailing the proxy card in the enclosed postage pre-paid envelope.

     Any proxy may be revoked at any time before its exercise at the special meeting.

By order of the Camden board of trust managers,

Dennis M. Steen Senior Vice President-Finance, Chief Financial Officer and Secretary

, 2005

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

     The Camden board has unanimously approved and adopted the merger agreement and the merger and unanimously recommends that you vote to approve the issuance of Camden common shares pursuant to the merger agreement.

Summit Properties Inc.
309 East Morehead Street, Suite 200
Charlotte, North Carolina 28202

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON _________, __________, 2005

     A special meeting of stockholders of Summit Properties Inc., a Maryland corporation, will be held at 10:00 a.m., Eastern Time, on                    ,                    , 2005, at                                       , Charlotte, North Carolina, for the following purposes:

     1. To consider and vote on a proposal to approve the agreement and plan of merger, dated as of October 4, 2004, as amended, by and among Camden Property Trust, a Texas real estate investment trust, Camden Summit, Inc. (formerly known as Camden Sparks, Inc.), a Delaware corporation and a wholly owned subsidiary of Camden, and Summit Properties Inc., a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, and the merger of Summit with and into Camden Summit under the merger agreement.

     2. To transact any other business as may properly come before the special meeting or any adjournments or postponements.

     Only holders of record of Summit common stock at the close of business on                    , 2004 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements.

     It is important that your common stock be represented and voted at the special meeting. If you do not plan to attend the special meeting and vote your common stock in person, please vote by completing, signing and mailing the proxy card in the enclosed, postage pre-paid envelope.

     Any proxy may be revoked at any time before its exercise at the special meeting.

By order of the Summit board of directors,

Michael G. Malone Senior Vice President, Secretary and General Counsel
, 2005

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

     The Summit board has unanimously approved and adopted the merger agreement and the merger and unanimously recommends that you vote to approve the merger agreement and the merger.

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QUESTIONS & ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on?

A:	Summit Stockholders. You are being asked to approve the merger agreement and the merger of Summit with and into Camden Summit, Inc., a wholly owned subsidiary of Camden, which we refer to as Camden Summit. Camden Summit will be the surviving corporation in the merger and will continue to be a wholly owned subsidiary of Camden. Approval of the merger agreement and the merger requires the affirmative vote of at least a majority of the outstanding shares of Summit common stock.

The Summit board has unanimously approved and adopted the merger agreement and the merger and unanimously recommends that Summit stockholders vote FOR approval of the merger agreement and the merger.

In considering the recommendation of the Summit board with respect to the merger and the merger agreement, Summit stockholders should be aware that members of the Summit board as well as some Summit executive officers have interests in, and will receive benefits from, the merger and the partnership transaction that differ from, or are in addition to, the interests of Summit stockholders generally. Please see “The Merger—Conflicts of Interest of Summit Directors and Executive Officers in the Merger and the Partnership Transaction” beginning on page 69.

Camden Shareholders. You are being asked to approve the issuance of Camden common shares pursuant to the merger agreement. Approval of the issuance of the Camden common shares pursuant to the merger agreement requires the affirmative vote of at least a majority of the Camden common shares cast on this proposal at the special meeting, provided that the total votes cast on the proposal represents over 50% of the outstanding Camden common shares entitled to vote on this proposal.

The Camden board has unanimously approved and adopted the merger agreement and the merger and unanimously recommends that Camden shareholders vote FOR approval of the issuance of Camden common shares pursuant to the merger agreement.

Q:	Are any other votes required?

Yes. The closing of the merger is conditioned upon the approval of the merger and the approval of the second amended and restated limited partnership agreement of Summit’s operating partnership, which we refer to as the Operating Partnership, by the holders of at least a majority of the outstanding common units of limited partnership interest in the Operating Partnership, other than Summit. Two such holders, holding approximately 36.4% of the outstanding units entitled to vote on these proposals, have entered into a voting agreement agreeing to vote their units in favor of such matters. The merger will not be completed even if Camden shareholders approve the issuance of Camden common shares pursuant to the merger agreement and Summit stockholders approve the merger agreement and the merger unless the required approvals of the limited partners are obtained.

Q:	What will I receive in the merger?

A:	Summit Stockholders. If you are a Summit stockholder, you have the right to elect to receive, for each share of Summit common stock that you hold, either $31.20 in cash or .6687 of a Camden common share, subject to reallocation as discussed below. We refer to the cash and share consideration to be paid to Summit stockholders as the merger consideration.

The total amount of cash that will be paid to Summit stockholders as consideration in the merger is fixed at approximately $436.5 million, based on the number of shares of Summit common stock outstanding on . The cash elections and the share elections in the merger are subject to reallocation to preserve this fixed limitation on the amount of cash to be paid in the merger as described under “The Merger Agreement—Reallocation of Stockholder Elections” on page 77. As a result, even if you make an election to receive cash for your shares of Summit common stock or an election to receive Camden common shares for your shares of Summit common stock, you may nevertheless receive a mix of cash and shares.

The merger agreement includes a price-based termination right designed to protect Summit stockholders if the value of Camden common shares decreases to below $39.31 per Camden common share, during a period leading up to the merger, as described under “The Merger Agreement—Summit Price-Based Termination Right” on page 87.

Camden Shareholders. If you are a Camden shareholder, each Camden common share that you hold will continue to represent one Camden common share after the merger. However, because Camden will be issuing new common shares in the merger, each outstanding Camden common share immediately prior to the merger will represent a smaller percentage of the total number of Camden common shares outstanding after the merger.

Q:	How do Summit stockholders specify if they want to receive cash or Camden common shares in the merger?

A:	If you are a Summit stockholder, an election form has been sent to you with this joint proxy statement/prospectus so that you may elect to receive, on a share-by-share basis, either cash or Camden common shares in exchange for each of your shares of Summit common stock. You may specify different elections with respect to different shares held by you. For example, if you own 100 shares, you can make a cash election with respect to 30 of your shares and a share election with respect to the other 70 shares. To be effective, the election form must be properly completed, signed and received by the exchange agent, together with your stock certificates representing shares of Summit common stock with respect to which an election is being made, prior to 5:00 p.m., Eastern Time, on the third business day prior to the date of the special meetings, or , 2005. We refer to this date and time in this joint proxy statement/prospectus as the election deadline.

If you fail to submit a properly completed election form, together with your stock certificates (or a properly completed notice of guaranteed delivery), prior to the election deadline, you will be deemed not to have made an election. As a non-electing stockholder, you will be paid an equivalent value per share to the amount paid per share to Summit stockholders making elections, but you may be paid all in cash, all in Camden common shares, or in part cash and in part Camden common shares, depending on the remaining pool of cash available for paying the merger consideration after honoring the cash elections and share elections that other Summit stockholders have made. If you own shares of Summit common stock in “street name” through a bank, broker or other financial institution and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make your election. Following the closing of the merger, if you have not made an election, you will receive a letter of transmittal and instructions as to how to surrender your stock certificates.

Q:	Can I change or revoke my election?

A:	Yes. You may change or revoke your election by giving written notice to the exchange agent at American Stock Transfer & Trust Company at 59 Maiden Lane, New York, New York 10038, prior to the election deadline, which is 5:00 p.m., Eastern Time, on , 2005. After the election deadline, you may not change or revoke your election, unless the exchange agent is legally required to permit revocations.

Q:	Will I recognize taxable gain or loss as a result of the merger?

A:	We expect the following U.S. federal income tax consequences generally to apply:

Summit Stockholders. Summit has received an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a “reorganization” for federal income tax purposes. Accordingly, Summit stockholders generally will not recognize any gain or loss on the exchange of shares of Summit common stock for Camden common shares. However, Summit stockholders generally will be taxed if they receive cash in exchange for their shares of Summit common stock or instead of any fractional Camden common share that they would otherwise be entitled to receive. Summit’s obligation to complete the merger is conditioned on the receipt of this opinion, dated as of the effective date of the merger, regarding the federal income tax treatment of the merger to it and the stockholders of Summit.

Tax matters are complicated, and the tax consequences of the merger to Summit stockholders will depend upon the facts of their particular situation and on whether they receive shares, cash or a mix of cash and shares. In addition, Summit stockholders may be subject to federal, state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. Accordingly, Summit stockholders are strongly urged to consult their own tax advisors for a full understanding of the tax consequences of the merger to them.

Camden Shareholders. Camden common shareholders will not recognize either gain or loss for U.S. federal income tax purposes as a result of the merger.

Q:	What will my dividends be before and after the merger?

A:	Until the merger is completed, Summit common stockholders will continue to receive regular dividends as authorized by the Summit board. The merger agreement permits Summit to pay a regular quarterly cash dividend in an amount not to exceed $0.3375 per share of Summit common stock. Summit currently intends to continue to pay regular quarterly dividends for any quarterly periods ending before the closing of the merger and may pay a pro rata cash dividend in the quarter in which the closing of the merger occurs as authorized by the Summit board. In addition, Summit may pay, if necessary, a final dividend in an amount equal to the minimum amount necessary to maintain Summit’s REIT status under the Internal Revenue Code and to avoid the payment of any corporate level tax with respect to undistributed income or gain, as required by the merger agreement.

Camden common shareholders will continue to receive regular dividends as authorized by the Camden board. The merger agreement permits Camden to pay a regular quarterly cash dividend in an amount not to exceed $0.635 per Camden common share. Camden currently intends to continue to pay regular quarterly dividends and may pay a pro rata cash dividend in the quarter in which the closing of the merger occurs as authorized by the Camden board.

After the closing of the merger, former holders of Summit common stock that receive Camden common shares in the merger will receive the dividends payable to all holders of Camden common shares with a record date after the closing. Based on the merger consideration payable to Summit common stockholders in the merger and Camden’s current quarterly dividend of $0.635 per common share, a Summit common stockholder would receive quarterly Camden dividends on a pro forma combined equivalent basis of $0.4246 per share for each share of Summit common stock exchanged, assuming Camden’s current quarterly dividend of $0.635 per common share, or an increase of approximately 26% from the current quarterly dividend paid by Summit on its common stock of $0.3375 per share. Upon the closing of the merger, you will cease receiving any distributions or dividends on all shares of Summit common stock you held before the merger, other than any distributions or dividends declared by Summit before the closing of the merger but not yet paid.

Q:	What do I need to do now?

A:	If you are a Camden shareholder or a Summit stockholder, just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed postage-paid envelope as soon as possible so that your shares will be represented at your special meeting.

You can choose to attend your special meeting and vote your shares in person instead of completing and returning a proxy card. If you hold your shares other than in record form (for example, you hold your shares in “street name”) you need proof of ownership to be admitted to your special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you complete and return a proxy card, you may change your vote at any time up to and including the time of the vote on the day of your special meeting by following the directions beginning on page 42 for Camden shareholders and beginning on page 44 for Summit stockholders.

In addition, Summit stockholders should also complete and return the election form, together with their stock certificates, to American Stock Transfer & Trust Company, the exchange agent, according to the instructions printed on the election form or, if their shares are held in “street name,” according to their broker’s instructions, prior to the election deadline, which is 5:00 p.m., Eastern Time, on , 2005.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your Camden common shares or shares of Summit common stock only if you instruct your broker how to vote by following the directions your broker provides. If you do not instruct your broker how to vote, your shares will not be voted and this may have the effect of voting against approval of a proposal.

Q:	Should I send in my stock certificates with my proxy card?

A:	No. Please DO NOT send your stock certificates with your proxy card. Rather, prior to the election deadline, which is 5:00 p.m., Eastern Time, on , 2005, Summit stockholders should send their Summit stock certificates to the exchange agent, together with their completed and signed election form, or, if their shares are held in “street name,” according to their broker’s instructions.

If you are a Camden shareholder, you are not required to take any action regarding your Camden common share certificates.

Q:	Do Summit common stockholders have dissenters’ appraisal rights?

A:	No. Summit is incorporated under Maryland law. Under Maryland law, because shares of Summit common stock are listed on a national securities exchange, Summit common stockholders have no rights to dissent and receive the appraised value of their shares in the merger.

Q:	Do Camden common shareholders have dissenters’ appraisal rights?

A:	No. Following the merger, Camden shareholders will continue to own their Camden common shares and, accordingly, will have no rights to dissent and receive the appraised value of their shares under Texas law.

Q:	How soon after the special meetings will the merger occur?

A:	If the issuance of Camden common shares pursuant to the merger agreement is approved at the Camden special meeting, the merger agreement and the merger are approved at the Summit special meeting, the required approvals of the limited partners of the Operating Partnership are obtained and the other conditions to the merger are satisfied or waived, we anticipate that the merger will occur as soon as practicable after the special meetings. However, because the merger is subject to some conditions that are beyond Camden’s and Summit’s control, the exact timing cannot be predicted. Pursuant to the terms of the merger agreement, in no event will the merger close prior to January 4, 2005.

Q:	Are there any risks I should consider in deciding whether to vote for the proposals?

A:	Yes. In the section entitled “Risk Factors” beginning on page 32 of this joint proxy statement/prospectus, we have described a number of risks that you should consider.

Q:	Who can answer my questions?

A:	Camden Shareholders. Camden shareholders who have more questions about the merger or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

Camden Property Trust 3 Greenway Plaza, Suite 1300 Houston, Texas 77046 Attention: Investor Relations Telephone: (800) 922-6336 x2787 or (713) 354-2787

Summit Stockholders. Summit stockholders who have more questions about the merger or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

Summit Properties Inc. 309 East Morehead Street, Suite 200 Charlotte, North Carolina 28202 Attention: Investor Relations Telephone: (704) 334-3000

SUMMARY

     This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the detailed information that may be important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire joint proxy statement/prospectus and the other documents to which we refer, including the merger agreement, as amended, a copy of which is attached to this joint proxy statement/prospectus as Annex A. In addition, we incorporate by reference important business and financial information about Camden and Summit into this joint proxy statement/prospectus. You can obtain the information incorporated by reference without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 106. Each item in this summary refers to the pages where that subject is discussed more fully.

The Companies

Camden Property Trust
3 Greenway Plaza, Suite 1300
Houston, Texas 77046
(713) 354-2500

     Camden Property Trust, a Texas real estate investment trust, engages in activities related to the ownership, development, construction and management of multifamily apartment communities. As of September 30, 2004, Camden owned interests in, operated or was developing 148 multifamily properties containing 53,122 apartment homes located in ten states. At September 30, 2004, Camden had one recently completed multifamily property containing 538 apartment homes in lease-up. Camden had 1,114 apartment homes under development at three of its multifamily properties, including 464 apartment homes at one multifamily property owned through a joint venture, at September 30, 2004. Additionally, Camden has several sites that it intends to develop into multifamily apartment communities.

     For more information on the business of Camden, please refer to Camden’s Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the period ended September 30, 2004. Please refer to the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 106 in order to find out where you can obtain copies of these reports as well as the other documents that Camden files with the SEC.

Summit Properties Inc.
309 East Morehead Street, Suite 200
Charlotte, North Carolina 28202
(704) 334-3000

     Summit Properties Inc., a Maryland corporation, is a real estate investment trust that focuses on the operation, development and acquisition of luxury apartment communities in select neighborhoods throughout the Southeast and Mid-Atlantic United States. Summit focuses its efforts in five markets, which consist of Washington, D.C., Southeast Florida, Atlanta, Raleigh and Charlotte. As of September 30, 2004, Summit’s portfolio consisted of 43 completed communities comprising 13,603 apartment homes; four communities owned in a joint venture, comprised of 1,203 apartment homes; and four apartment communities with 1,715 apartment homes in various stages of development (two of which communities with 972 apartment homes were not yet in lease-up as of September 30, 2004).

     Substantially all of Summit’s business activities are conducted through its operating partnership, Summit Properties Partnership, L.P., which we refer to in this joint proxy statement/prospectus as the Operating Partnership, of which Summit is the sole general partner.

     For more information on the business of Summit, please refer to Summit’s Annual Report on Form 10-K for the year ended December 31, 2003, Current Reports on Form 8-K filed with the SEC on November 15, 2004 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Please refer to the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 106 in order to find out where you can obtain copies of these reports as well as the other documents that Summit files with the SEC.

The Special Meetings

The Camden Special Meeting; Vote Required (see page 42)

     The Camden special meeting will be held at                                       , Houston, Texas, on                    ,                    , 2005 at 9:00 a.m., Central Time. At the special meeting, holders of Camden common shares will be asked to consider and vote on a proposal to approve the issuance of Camden common shares pursuant to the merger agreement. In accordance with the listing requirements of the New York Stock Exchange, or the NYSE, approval of the issuance of such common shares requires the affirmative vote of the holders of at least a majority of the Camden common shares cast on such proposal at the Camden special meeting, provided that the total votes cast on the proposal represents over 50% of the outstanding Camden common shares entitled to vote on the proposal. As of the record date for the Camden special meeting, Camden’s trust managers, executive officers and their affiliates beneficially owned, excluding share options and partnership units held by them,                     Camden common shares, representing                    % of the outstanding Camden common shares entitled to vote at the Camden special meeting.

     You can vote at the Camden special meeting if you owned Camden common shares at the close of business on                    , 2004.

The Summit Special Meeting; Vote Required (see page 44)

     The Summit special meeting will be held at                                       , Charlotte, North Carolina, on                    ,                    , 2005 at 10:00 a.m., Eastern Time. At the special meeting, holders of Summit common stock will be asked to consider and vote on a proposal to approve the merger agreement and the merger of Summit with and into Camden Summit, a wholly owned subsidiary of Camden. Approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Summit common stock as of the record date for the Summit special meeting. As of the record date for the Summit special meeting, Summit’s directors, executive officers and their affiliates beneficially owned, excluding stock options and partnership units held by them,                    shares of Summit common stock, representing                    % of the outstanding shares of Summit common stock entitled to vote at the Summit special meeting.

     You can vote at the Summit special meeting if you owned Summit common stock at the close of business on                    , 2004.

Recommendation of the Camden Board (see page 53)

     The Camden board has unanimously approved and adopted the merger agreement and the merger, has unanimously determined that the merger agreement and the merger are advisable and in the best interests of Camden and its shareholders and unanimously recommends that Camden shareholders vote FOR approval of the issuance of Camden common shares pursuant to the merger agreement. Camden shareholders also should refer to the reasons the Camden board considered in determining whether to approve and adopt the merger agreement and the merger beginning on page 53.

Recommendation of the Summit Board (see page 61)

     The Summit board has unanimously approved and adopted the merger agreement and the merger, has unanimously determined that the merger agreement and the merger are advisable and in the best interests of Summit and its stockholders and unanimously recommends that Summit stockholders vote FOR approval of the merger agreement and the merger. Summit stockholders should refer to the reasons the Summit board considered in determining whether to approve and adopt the merger agreement and the merger beginning on page 61. In considering the recommendation of the Summit board with respect to the merger agreement and the merger, Summit stockholders should be aware that Summit directors and some of its executive officers have interests in, and will receive benefits from, the merger and the partnership transaction that differ from, or are in addition to, and, therefore, may conflict with the interests of Summit stockholders generally. Please see “The Merger—Conflicts of Interest of Summit Directors and Executive Officers in the Merger and the Partnership Transaction” beginning on page 69.

The Merger

Summary of the Transaction

     Camden and Summit entered into an agreement and plan of merger on October 4, 2004, which was subsequently amended on October 6, 2004. The merger agreement provides for the merger of Summit with and into Camden Summit, a wholly owned subsidiary of Camden, with Camden Summit as the surviving corporation. A copy of the merger agreement, as amended, is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the merger agreement, as amended, because it is the legal document that governs the merger.

Merger Consideration (see page 76)

     If the merger is completed and you are a Summit stockholder, you will have the right to elect to receive for some or all of your shares of Summit common stock that you hold either:

•	$31.20 in cash, which we refer to as the cash consideration; or

•	.6687 of a Camden common share, plus cash in lieu of any fractional share, which we refer to as the share consideration.

     As described in this joint proxy statement/prospectus, elections are subject to reallocation due to the fixed limitation on the amount of cash to be paid in the merger.

     The value of the merger consideration that you receive in the merger may vary depending on whether you receive Camden common shares or cash. The value of the cash consideration is fixed at $31.20 for each share of Summit common stock. The value of the share consideration is not fixed and will depend on the value of .6687 of a Camden common share at the time of the closing of the merger. This value can be determined by multiplying the trading price of a Camden common share at the time of the closing of the merger by .6687.

     As illustrated in the table below, the value of .6687 of a Camden common share at the closing of the merger may be less than or greater than $31.20. In particular, if the value of a Camden common share at the closing of the merger is less than $46.66, then the $31.20 in cash would be greater than the value of .6687 of a Camden common share.

Hypothetical Trading	Corresponding Value of
Price of Camden	.6687 of a Camden
Common Shares	Common Share
$56.00	$37.45
$55.00	$36.78
$54.00	$36.11
$53.00	$35.44
$52.00	$34.77
$51.00	$34.10
$50.00	$33.44
$49.00	$32.77
$48.00	$32.10
$47.00	$31.43
$46.66	$31.20
$46.00	$30.76
$45.00	$30.09
$44.00	$29.42
$43.00	$28.75
$42.00	$28.09
$41.00	$27.42
$40.00	$26.75
$39.31	$26.29

     Because the merger consideration is subject to reallocation, the table above does not set forth the actual merger consideration that will be received by Summit stockholders and is only for illustrative purposes. The effect on the merger consideration to be received by Summit stockholders as a result of reallocation of the merger consideration is set forth in the table entitled “Consideration to be Received by Summit Stockholders for Each Share of Summit Common Stock After Reallocation” on page 9.

     You are urged to check the trading price of Camden common shares prior to completing your proxy and your election form. The trading price of Camden common shares will fluctuate between the date of this joint proxy statement/prospectus, the date of your election and the closing of the merger. As a result, as the table above illustrates, fluctuations in the trading price of Camden common shares will alter the value of the Camden common shares that you may receive in the merger.

     The merger agreement includes a price-based termination right designed to protect Summit stockholders if the value of Camden common shares decreases to below $39.31 per Camden common share, during a period leading up to the merger as described below under “—Summit Price-Based Termination Right” and “The Merger Agreement—Summit Price-Based Termination Right.”

     The total amount of cash that will be paid to Summit stockholders as consideration in the merger is fixed at approximately $436.5 million, subject to increase based on the number of shares of Summit common stock outstanding immediately prior to the closing of the merger, which we refer in this joint proxy statement/prospectus as the aggregate cash consideration. The cash elections and the share elections in the merger are subject to reallocation to preserve this fixed limitation on the amount of cash to be paid in the merger. As a result, even if a Summit stockholder makes a cash election or a share election, it may receive a mix of cash and shares.

     If the aggregate number of shares held by Summit stockholders electing to receive the cash consideration exceeds the aggregate cash consideration, then the exchange agent will reallocate, pro rata, to those Summit stockholders who are deemed to have elected to receive the cash consideration, a sufficient amount of the share consideration instead of the cash consideration so that the aggregate amount of cash to be issued by Camden in the merger equals the aggregate cash consideration.

     If the aggregate number of shares held by Summit stockholders electing to receive the cash consideration is less than the aggregate cash consideration, then the exchange agent will reallocate, pro rata, to those Summit stockholders who are deemed to have elected to receive the share consideration, a sufficient amount of the cash consideration instead of the share consideration so that the aggregate amount of cash to be issued by Camden in the merger equals the aggregate cash consideration.

     The table below illustrates some, but not all, potential outcomes and sets forth the amount of cash consideration and/or share consideration that you could receive, depending on the number of Summit stockholders that elect to receive cash in the merger. The calculations in the table below are based on the assumption that there will be 31,615,837 shares of Summit common stock outstanding immediately prior to the closing of the merger and therefore that the amount of cash that will be paid to Summit stockholders in the merger is equal to approximately $436.5 million. These calculations will vary if there is a different number of shares of Summit common stock outstanding immediately prior to the merger. The table below also assumes that each Summit stockholder has made an election and that there is no increase in the exchange ratio. For a full description of the reallocation provisions, see “The Merger Agreement—Reallocation of Stockholder Elections” beginning on page 77.

Consideration to Be Received by Summit Stockholders for Each Share of Summit
Common Stock After Reallocation

			Aggregate Consideration to
	Percentage of	Aggregate Consideration to	be Received for Each Share
Percentage of	Summit Shares for	be Received for Each Share	of Summit Common Stock
Summit Shares for	Which There is an	of Summit Common Stock	for Which There is an
Which There is an	Election to Receive	for Which There is an	Election to Receive Camden
Election to Receive	Camden Common	Election to Receive Cash,	Common Shares, After
Cash	Shares	After Reallocation	Reallocation
100%	0	$13.81+.3728 of a Camden common share	n/a
90%	10%	$15.34+.3399 of a Camden common share	.6687 of a Camden common share
80%	20%	$17.26+.2988 of a Camden common share	.6687 of a Camden common share
70%	30%	$19.72+.2460 of a Camden common share	.6687 of a Camden common share
60%	40%	$23.01+.1755 of a Camden common share	.6687 of a Camden common share
50%	50%	$27.61+.0769 of a Camden common share	.6687 of a Camden common share
44.25%	55.75%	$31.20	.6687 of a Camden common share
40%	60%	$31.20	.6213 of a Camden common share+$2.21
30%	70%	$31.20	.5326 of a Camden common share+$6.35
20%	80%	$31.20	.4660 of a Camden common share+$9.45
10%	90%	$31.20	.4142 of a Camden common share+$11.87
0	100%	n/a	.3728 of a Camden common share+$13.81

Delivery of Election Forms (see page 78)

     If you are a Summit stockholder, you are receiving with this joint proxy statement/prospectus an election form with instructions for making the cash election or the share election that you must properly complete and deliver to the exchange agent along with your stock certificates (or a properly completed notice of guaranteed delivery). Do not send your stock certificates or election form with your proxy card. Election forms and stock certificates (or a properly completed notice of guaranteed delivery) must be received by the exchange agent by the election deadline, which is 5:00 p.m., Eastern Time, on                      , 2005. Once you tender your stock certificates to the

exchange agent, you may not transfer your shares of Summit common stock until the closing of the merger, unless you revoke your election by written notice to the exchange agent that is received prior to the election deadline. If you fail to submit a properly completed election form, together with your stock certificates (or a properly completed notice of guaranteed delivery), prior to the election deadline, you will be deemed not to have made an election. As a non-electing stockholder, you will be paid equivalent value per share to the amount paid per share to Summit stockholders making elections, but you may be paid all in cash, all in Camden common shares, or in part cash and in part Camden common shares, depending on the remaining pool of cash and Camden common shares available for paying the merger consideration after honoring the cash elections and share elections that other Summit stockholders have made. If you own shares of Summit common stock in “street name” through a bank, broker or other financial institution and you wish to make an election, you should seek instructions from the bank, broker or other financial institution holding your shares concerning how to make your election. If the merger is not approved, stock certificates will be returned by the exchange agent in the manner they were delivered, either through book-entry transfer or by first class mail.

     Because the United States federal income tax consequences will differ depending on whether you receive solely Camden common shares, solely cash or a combination of Camden common shares and cash for your shares of Summit common stock in the merger, you should carefully read the United States federal income tax information in the section entitled “Material Federal Income Tax Consequences” beginning on page 90.

Fairness Opinions

     Camden (see page 55)

     In deciding to approve and adopt the merger agreement and the merger, the Camden board considered the oral opinion, delivered on October 4, 2004, of its financial advisor, Deutsche Bank Securities Inc., which we refer to as Deutsche Bank, to the effect that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration was fair, from a financial point of view, to Camden. This opinion was confirmed in writing on October 6, 2004. The Deutsche Bank opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Deutsche Bank in connection with its opinion, is attached as Annex B to this joint proxy statement/prospectus. Deutsche Bank did not make any independent valuation or appraisal of the assets or liabilities of Summit and was not furnished with any such appraisals in connection with preparing its fairness opinion. We encourage Camden shareholders to read this opinion carefully. This opinion does not, however, constitute a recommendation to any Camden shareholder with respect to any matters relating to the proposed merger.

     Summit (see page 63)

     In deciding to approve and adopt the merger agreement and the merger, the Summit board considered the oral opinion, delivered on October 4, 2004, subsequently confirmed in writing, of its financial advisor, J.P. Morgan Securities Inc., which we refer to as JPMorgan, that, as of that date and based upon and subject to the various considerations and assumptions described in the opinion, the consideration to be received by the holders of Summit common stock (including with respect to equity securities convertible into, or redeemable by Summit under certain circumstances for, shares of Summit common stock, any holders thereof on an as-converted or as-redeemed basis, as the case may be) in the merger was fair, from a financial point of view, to such holders. The JPMorgan opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JPMorgan in connection with its opinion, is attached as Annex C to this joint proxy statement/prospectus. JPMorgan did not make an independent evaluation or appraisal of the assets and liabilities of Summit or Camden or any of their subsidiaries and was not furnished with an evaluation or appraisal of any of these assets or liabilities in connection with preparing its fairness opinion. We encourage Summit stockholders to read this opinion carefully. This opinion does not, however, constitute a recommendation to any Summit stockholder with respect to any matters relating to the proposed merger.

Merger Financing (see page 73)

     Camden intends to finance the estimated $518.1 million of merger costs, including the approximately $436.5 million cash portion of the merger consideration to be paid to Summit stockholders, under a new $500 million senior unsecured bridge facility, to be entered into before the closing of the merger, and by borrowing the remaining $18.1 million of merger costs under Camden’s existing $500 million credit facility. Camden has received an executed commitment letter from Banc of America Securities LLC and Bank of America, N.A. for the entire $500 million principal amount of the new bridge facility, which will have a term of 364 days from funding and an interest rate of LIBOR plus 90 basis points, which interest rate is subject to certain conditions. Camden Operating, L.P. and certain of Camden’s other subsidiaries will guarantee any outstanding obligation under the bridge facility. At September 30, 2004, Camden had available borrowing capacity under its existing $500 million credit facility of $148.9 million.

The Spin-Off Transaction

     In connection with the merger, Camden expects to form a joint venture and transfer to the joint venture multifamily properties currently owned by Camden with an estimated value of $425 million to $525 million. Camden expects to retain a minority interest in the joint venture and continue to provide property management services for the properties transferred to the joint venture. Camden expects to use a portion of the proceeds from this transaction to repay the bridge facility that will finance the merger costs, including the cash portion of the merger consideration. If the spin-off transaction is not consummated, Camden will need to repay the bridge financing by other means, which may result in Camden incurring increased interest costs on any replacement indebtedness due to higher interest costs of longer-term debt. See “Risk Factors— Camden will need to replace, at or before maturity, a $500 million bridge facility to be used to finance a portion of the cash consideration and merger costs.”

Risks Associated with the Merger (see page 32)

     The Camden and Summit boards believe that the merger is advisable and in the best interests of their respective shareholders and stockholders. There are, however, risks associated with the merger that you should consider in deciding how to vote. These risks include, among others:

•	the fact that Summit stockholders may receive Camden common shares in the merger with a market value lower than expected;

•	the possibility that Summit stockholders may receive a form of merger consideration different from what they elect;

•	the potential inability of Camden to integrate successfully Summit’s portfolio and to realize the cost savings expected from the merger;

•	the fact that the directors and some of the executive officers of Summit may have interests in the merger that may conflict with the interests of Summit stockholders;

•	the fact that Camden will need to refinance the new $500 million bridge facility being obtained to finance the cash consideration and merger costs, and may incur increased interest costs on the replacement indebtedness due to higher interest costs of longer-term debt;

•	the fact that if you tender your shares of Summit common stock to make an election, you will not be able to sell those shares unless you revoke your election prior to the election deadline;

•	the risk that Camden and Summit may incur substantial expenses and payments if the merger does not occur;

•	the risk that the termination fee may discourage other companies from trying to acquire Summit;

•	the fact that the tax consequences of the merger for Summit stockholders will be dependent on the merger consideration received;

•	the fact that after the merger is completed, Summit stockholders who receive Camden common shares for some or all of their shares of Summit common stock will become shareholders of Camden and will have different rights that may be less advantageous than their current rights;

•	the risk that the failure to achieve expected cost savings and anticipated costs relating to the merger could reduce Camden’s future earnings per share; and

•	the risks associated with the lack of a requirement that the financial advisors’ fairness opinions be updated as a condition to closing the merger.

Risks Associated with the Ownership of Camden Common Shares (see page 36)

     There are risks associated with the ownership of Camden common shares that Summit stockholders should consider in deciding whether to elect to receive the share consideration or the cash consideration in the merger. Summit stockholders should carefully consider the information set forth below under “Risk Factors—Risks Associated with the Ownership of Camden Common Shares” in conjunction with the other information contained or incorporated by reference in this joint proxy statement/prospectus before making a decision to elect to receive Camden common shares in the merger.

The Partnership Transaction (see page 72)

     Upon the closing of the merger, the Operating Partnership will continue to exist, Camden Summit will become the general partner of the Operating Partnership and, subject to the required approvals of the limited partners, the limited partnership agreement of the Operating Partnership will be amended and restated. Subject to the closing of the merger, holders of Operating Partnership common units, other than Summit, may elect:

•	to redeem their common units for $31.20 in cash per common unit; or

•	to remain in the Operating Partnership following the merger, in which event each existing common unit will represent .6687 of a common unit. The holders of common units will have the right, beginning immediately after the merger, to redeem these common units; provided that Camden Summit may elect to fulfill such redemption right with Camden common shares or the cash equivalent.

     The merger, which will result in the transfer of Summit’s general partnership interest in the Operating Partnership to Camden Summit, and the amendment and restatement of the limited partnership agreement of the Operating Partnership each require the approval of the holders of at least a majority of the outstanding common units, other than Summit. Two such holders, holding approximately 36.4% of the outstanding units entitled to vote on these proposals, have entered into a voting agreement agreeing to vote their units in favor of such matters. In connection with the merger, Camden and the Operating Partnership have filed a registration statement on Form S-4 to register the common units and the Camden common shares issuable to holders of such units upon redemption. That registration statement contains a consent solicitation/prospectus soliciting the required approvals of the limited partners.

     The merger will not be completed even if Camden shareholders approve the issuance of Camden common shares pursuant to the merger agreement and Summit stockholders approve the merger agreement and the merger but the required approvals of limited partners are not obtained.

Conditions to the Closing of the Merger (see page 85)

     Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to complete the merger is subject to the fulfillment or waiver of a number of conditions, including the following:

•	the receipt of the requisite approvals of Camden shareholders, Summit stockholders and limited partners of the Operating Partnership;

•	the registration statement of which this joint proxy statement/prospectus forms a part having become effective and no stop order or proceedings by the SEC seeking a stop order having been entered or pending;

•	the listing of the Camden common shares to be issued in the merger and the Camden common shares reserved for issuance upon redemption of the Operating Partnership units on the NYSE;

•	the receipt of all required governmental consents and approvals necessary to complete the merger; and

•	the absence of any court or other governmental order preventing the merger.

     In addition, Camden’s obligation to complete the merger is subject to, among other things:

•	the accuracy, as of the closing, of the representations and warranties made by Summit to the extent set forth in the merger agreement;

•	the performance in all material respects by Summit of all of its obligations under the merger agreement to be performed by it prior to the merger; and

•	the lack of any event, change or circumstance that, individually or in the aggregate, has a material adverse change, as defined in the merger agreement, on Summit.

     In addition, Summit’s obligation to complete the merger is subject to, among other things:

•	the accuracy, as of the closing, of the representations and warranties made by Camden to the extent set forth in the merger agreement;

•	the performance in all material respects by Camden of all of its obligations under the merger agreement to be performed by it prior to the merger;

•	the lack of any event, change or circumstance that, individually or in the aggregate, has a material adverse change, as defined in the merger agreement, on Camden; and

•	the receipt by Camden of the financing necessary to satisfy any and all of Camden or Camden Summit’s obligations under or arising out of the merger agreement.

     Where the law permits, Camden or Summit could decide to complete the merger even though one or more conditions were not satisfied. By law, neither Camden nor Summit can waive:

•	the requirement that Camden common shareholders approve the issuance of Camden common shares in the merger and Summit common stockholders approve the merger;

•	the requirement that the limited partners of the Operating Partnership approve the merger and the second amended and restated limited partnership agreement of the Operating Partnership; and

•	any court order or law preventing the closing of the merger.

     Whether any of the other conditions would be waived would depend on the facts and circumstances as determined by the reasonable business judgment of the Camden or Summit boards. If Camden or Summit waive compliance with one or more of the other conditions and the condition was deemed material to a vote of Camden common shareholders and/or Summit common stockholders, Camden and/or Summit would have to resolicit shareholder or stockholder approval, as applicable, before closing the merger. Neither Camden nor Summit intends to notify shareholders or stockholders of any waiver that, in the judgment of the Camden board or the Summit board, does not require resolicitation of shareholder or stockholder approval, as applicable.

     It is a condition to the closing of the merger that Locke Liddell & Sapp LLP, counsel to Camden, deliver an opinion as to Camden’s qualification as a REIT under the Internal Revenue Code and Camden’s ability to so qualify after the merger. It is also a condition to the closing of the merger that Goodwin Procter LLP, counsel to Summit, deliver an opinion that the merger qualifies as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code and as to Summit’s qualification as a REIT under the Internal Revenue Code. These conditions will not be waived.

No Solicitation by Summit (see page 83)

     The merger agreement contains restrictions on Summit’s ability to solicit, initiate or encourage, or participate in any discussions or negotiations regarding an Acquisition Proposal, as defined in the section entitled “The Merger Agreement—No Solicitation by Summit.” Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, if Summit receives an unsolicited bona fide Acquisition Proposal from a third party, Summit may furnish non-public information to that third party and may participate in discussions and negotiations regarding such Acquisition Proposal if the Summit board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to be inconsistent with its duties to Summit or its stockholders under applicable law and the Summit board determines that such Acquisition Proposal is reasonably likely to lead to proposal that is superior to the merger.

Termination of the Merger Agreement (see page 86)

     Camden or Summit may terminate the merger agreement, whether before or after the required shareholder, stockholder and limited partner approvals are obtained, if:

•	Summit stockholders do not approve the merger agreement and the merger;

•	the limited partners of the Operating Partnership, other than Summit, do not approve the merger and the second amended and restated limited partnership agreement of the Operating Partnership;

•	Camden shareholders do not approve the issuance of Camden common shares in the merger;

•	a final, non-appealable judgment or governmental order is issued prohibiting the closing of the merger; or

•	the merger is not completed by March 31, 2005, provided that neither Camden nor Summit may terminate the merger agreement if its breach is the reason that the merger is not completed by that date.

     Camden also may terminate the merger agreement:

•	if Summit breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would give rise to a failure of the related condition to the closing of the merger and such condition would be incapable of being satisfied by March 31, 2005; or

•	if the Summit board:

•	fails to include a recommendation in this joint proxy statement/prospectus that the Summit stockholders vote in favor of the merger agreement and the merger;

•	withdraws, modifies or changes, or proposes or announces any intention to withdraw, modify or change, in any manner material and adverse to Camden, such recommendation; or

•	approves or recommends, or announces any intention to approve or recommend, any Acquisition Proposal, as defined in the section entitled “The Merger Agreement—No Solicitation by Summit.”

     Summit also may terminate the merger agreement:

•	if Camden breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would give rise to a failure of the related condition to the closing of the merger and such condition would be incapable of being satisfied by March 31, 2005;

•	if, as of the date that this joint proxy statement/prospectus is first mailed to Summit stockholders through the closing of the merger, Camden fails to have the financing necessary to satisfy any and all of Camden’s or Camden Summit’s obligations arising under or out of the merger agreement; or

•	in connection with entering into a definitive agreement to effect a superior acquisition proposal so long as Summit has provided Camden with at least 48 hours prior written notice of Summit’s decision to so terminate, such termination is not effective until such time as the $50 million termination fee is made by Summit and Summit is not then in material breach of the no solicitation provisions contained in the merger agreement.

     Camden and Summit also may mutually agree to terminate the merger agreement.

Summit Price-Based Termination Right (see page 87)

     In addition to the termination rights described above, Summit may also terminate the merger agreement if:

•	as of the third business day, which we refer to in this joint proxy statement/prospectus as the Determination Date, before the later of January 4, 2005 and the business day immediately following obtaining Camden shareholder and Summit stockholder and limited partner approvals, the average of the closing prices of Camden common shares for the 14 consecutive trading days ending on the business day immediate prior to the Determination Date, discarding the two highest and two lowest closing prices and averaging the remaining closing prices, which we refer to in this joint proxy statement/prospectus as the Average Camden Share Price, is less than $39.31;

•	Summit notifies Camden of Summit’s intention to terminate the merger agreement; and

•	within one business day of receipt of such notice, Camden has not delivered written notice to Summit agreeing to increase the exchange ratio such that, as of the closing date, the product of the number of shares of Summit common stock that convert into the right to receive the share consideration times the exchange ratio of .6687 times the Average Camden Share Price will be equal to the product of the number of shares of Summit common stock that convert into the right to receive the share consideration times the exchange ratio times $39.31.

Termination Fee and Termination Expenses (see page 88)

     Summit has agreed to pay to Camden a termination fee of $50 million if the merger agreement is terminated:

•	by Summit under the limited circumstances described above where it is permitted to terminate the merger agreement in connection with entering into a definitive agreement to effect a superior acquisition proposal; or

•	by Camden under the limited circumstances described above where the Summit board fails to include a recommendation in this joint proxy statement/prospectus that the Summit stockholders vote in favor of the merger agreement and the merger, withdraws, modifies or changes, or proposes or announces any intention to withdraw, modify or change, in any manner material and adverse to Camden, such recommendation, or approves or recommends, or announces any intention to approve or recommend, a superior acquisition proposal.

     Under the merger agreement, Summit and Camden also may become obligated under specified circumstances to reimburse the other party’s expenses if the merger agreement is terminated.

Conflicts of Interest of Summit Directors and Executive Officers in the Merger and the Partnership Transaction (see page 69)

     When Summit stockholders consider the Summit board’s recommendation to vote in favor of the merger agreement and the merger, Summit stockholders should be aware that members of the Summit board as well as some Summit executive officers may have interests in, and will receive benefits from, the merger and the partnership transaction that may differ from, or are in addition to, the interests of other Summit stockholders and limited partners generally. As a result of the merger and the partnership transaction, Summit executive officers and directors will receive the following:

•	Seven of Summit’s executive officers, Steven R. LeBlanc (who is also a director of Summit), Michael L. Schwarz, Gregg D. Adzema, Keith L. Downey, Randall M. Ell, Todd Farrell and Michael G. Malone, will receive a total of approximately $14.5 million under severance agreements.

•	These seven executive officers will receive a total of $10 million under retention bonus agreements.

•	These seven executive officers will be paid additional gross-up payments for any “excess parachute payment” excise tax imposed on the payments to be made to such executive officers in connection with the merger.

•	Summit will, at the discretion of its compensation committee, award performance retention bonuses to Messrs. LeBlanc, Schwarz, Adzema, Downey, Ell, Farrell and Malone in an amount not to exceed a total of $2 million in the aggregate.

•	Messrs. LeBlanc, Schwarz, Adzema, Downey, Ell and Malone will receive a total of approximately $5.1 million under Summit’s long term incentive plan.

•	Messrs. LeBlanc, Schwarz, Adzema, Downey, Ell and Malone currently hold options to purchase a total of 1,292,400 shares of Summit common stock. To the extent these executive officers still hold such options at the effective time of the merger, these options will be cancelled in exchange for the right to receive a single lump sum cash payment, which will vary depending on the market price of Camden common shares during a period prior to closing as described in the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Treatment of Summit Stock Options and Restricted Stock” beginning on page 78.

•	All restricted stock and stock awards granted to such persons, totaling 99,811 shares, will vest at a time no later than closing and will be entitled to receive the merger consideration which, assuming all such shares are converted into the cash consideration, will have a total value of approximately $3.1 million.

•	Camden will continue the indemnification and directors’ and officers’ liability insurance coverage for Summit directors and officers for six years after the merger.

•	Two of Summit’s directors, William B. McGuire, Jr. and William F. Paulsen, own a total of 1,216,358 units of limited partnership interest in the Operating Partnership and will have the option to redeem their units for $31.20 in cash per unit or to remain in the Operating Partnership following the merger at a unit valuation equal to .6687 of a Camden common share. If either Messrs. McGuire or Paulsen elects to remain in the Operating Partnership following the merger, he will, in his capacity as a limited partner of the Operating Partnership, enter into a Tax, Asset and Income Support Agreement that will prevent the Operating Partnership from selling protected assets under certain circumstances if the limited partners would recognize a taxable gain in such a disposition. See “The Merger—The Partnership Transaction” beginning on page 72.

•	Messrs. McGuire and Paulsen will be appointed as trust managers of Camden following the closing of the merger.

•	Messrs. McGuire and Paulsen currently hold options to purchase a total of 286,000 shares of Summit common stock. To the extent that Messrs. McGuire and Paulsen still hold such options at the effective time of the merger, these options will be cancelled in the merger in exchange for a single lump sum cash payment, which will vary depending on the market price of Camden common shares during a period prior to closing as described in the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Treatment of Summit Stock Options and Restricted Stock” beginning on page 78.

•	All restricted stock held by Messrs. McGuire and Paulsen, totaling 1,614 shares, will vest at a time no later than the closing of the merger and will be entitled to receive the merger consideration, which, assuming that all such shares are converted into the cash consideration, will have a total value of approximately $50,000.

Trust Managers and Executive Officers of Camden After the Merger (see page 69)

     Following the merger, the current trust managers of Camden will remain as trust managers of Camden. In addition, the merger agreement provides that Messrs. McGuire and Paulsen will become members of the Camden board and will be nominated by the Camden board for election at the next annual meeting of Camden shareholders. Following the merger, the current executive officers of Camden will remain as executive officers of Camden. None of the current executive officers of Summit will become executive officers of Camden following the merger.

Regulatory Approvals (see page 74)

     Neither Camden nor Summit is aware of any material federal or state regulatory requirements that must be complied with or approvals that must be obtained by Camden, Camden Summit, Summit or the Operating Partnership in connection with either the merger or the partnership transaction.

Accounting Treatment (see page 74)

     The merger will be treated as a purchase for financial accounting purposes. This means that Camden will record the assets acquired and the liabilities assumed at their estimated fair values at the time the merger is completed.

Material Federal Income Tax Consequences (see page 90)

     Summit has received an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a “reorganization” for federal income tax purposes. Accordingly, Summit stockholders generally will not recognize any gain or loss on the exchange of shares of Summit common stock for Camden common shares. However, Summit stockholders generally will be taxed if they receive cash in exchange for their shares of Summit common stock or instead of any fractional share of Camden common shares that they would otherwise be entitled to receive. Summit’s obligation to complete the merger is conditioned on the receipt of this opinion, dated as of the effective date of the merger, regarding the federal income tax treatment of the merger to it and the stockholders of Summit.

     Tax matters are complicated, and the tax consequences of the merger to Summit stockholders will depend upon the facts of their particular situation and on whether they receive shares, cash or a mix of cash and shares. In addition, Summit stockholders may be subject to federal, state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. Accordingly, Summit stockholders are strongly urged to consult their own tax advisors for a full understanding of the tax consequences of the merger to them.

Comparison of Rights of Shareholders of Camden and Stockholders of Summit (see page 95)

     The rights of holders of Summit common stock currently are governed by the Maryland General Corporation Law and Summit’s articles of incorporation and bylaws. Following the closing of the merger, the rights of former holders of Summit common stock who receive Camden common shares in the merger will be governed by the Texas Real Estate Investment Trust Act and Camden’s declaration of trust and bylaws.

Camden Common Shares to be Listed on the New York Stock Exchange

     Camden will list the Camden common shares to be issued to holders of shares of Summit common stock in connection with the merger on the NYSE. After the closing of the merger, there will be no further trading in shares of Summit common stock and Summit will delist its common stock from the NYSE and deregister it for purposes of the Securities Exchange Act of 1934.

Dissenters’ Appraisal Rights (see page 74)

     No dissenters’ appraisal rights are available to shareholders of Camden or stockholders of Summit under applicable law in connection with the merger.

Selected Historical Financial Information

     The following financial information is provided to assist you in your analysis of the financial aspects of the merger. The annual Camden historical information has been derived from the audited consolidated financial statements of Camden as of and for each of the years ended December 31, 1999 through 2003. The annual Summit historical information has been derived from the audited consolidated financial statements of Summit as of and for each of the years ended December 31, 1999 through 2003. The historical information as of and for the nine months ended September 30, 2003 and 2004 has been derived from interim, unaudited condensed consolidated financial statements of both Camden and Summit that, in the opinion of each company’s management, include all adjustments that are considered necessary for the fair presentation of the respective company’s results for the interim periods. The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained in Camden’s and Summit’s annual, quarterly and other reports that have been incorporated by reference in this joint proxy statement/prospectus, as well as other information that Camden and Summit have filed with the SEC. See “Where You Can Find More Information” beginning on page 106. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of results for the year ending December 31, 2004. For a discussion of certain factors that may materially affect the comparability of the selected historical financial information or cause the data reflected herein not be indicative of Camden’s future financial condition or results of operations, see the section in this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 32.

CAMDEN PROPERTY TRUST

						Nine Months
						Ended
	Years Ended December 31,					September 30,
(In thousands, except per share amounts)	2003	2002	2001	2000	1999	2004	2003
Revenues:
Rental revenues	$371,401	$365,883	$365,973	$356,396	$333,482	$289,212	$275,289
Other property revenues	33,373	30,622	28,692	26,351	21,476	26,268	25,237

Total property revenues	404,774	396,505	394,665	382,747	354,958	315,480	300,526
Fee and asset management	7,276	6,264	7,745	6,537	6,492	6,639	5,402
Other revenues	5,685	8,214	9,117	5,823	1,924	7,999	3,447

Total revenues	417,735	410,983	411,527	395,107	363,374	330,118	309,375

Expenses:
Property operating and maintenance	119,811	108,915	103,154	100,511	95,794	95,507	89,815
Real estate taxes	44,128	41,005	39,760	38,125	35,451	34,953	33,448

Total property expenses	163,939	149,920	142,914	138,636	131,245	130,460	123,263
Property management	10,154	10,027	9,510	9,358	9,372	8,512	7,494
Fee and asset management	3,908	2,499	2,016	1,370	1,254	2,845	3,229
General and administrative	16,231	14,439	12,521	13,706	10,471	12,400	11,926
Impairment provision for technology investments	—	—	9,864	—	—	—	—
Other expenses	1,389	2,790	1,511	—	—	—	1,389
Losses related to early retirement of debt	—	234	388	—	—	—	—
Interest	75,414	71,499	69,841	69,036	57,856	59,701	55,459
Amortization of deferred financing costs	2,634	2,165	1,591	1,340	1,064	2,250	1,923
Depreciation	105,442	101,177	97,972	93,610	86,523	80,299	78,699

Total expenses	379,111	354,750	348,128	327,056	297,785	296,467	283,382

Income from continuing operations before gain on sale of properties, impairment loss on land held for sale, equity in income of joint ventures and minority interests	38,624	56,233	63,399	68,051	65,589	33,651	25,993
Gain on sale of properties	2,590	359	2,372	18,323	2,979	1,255	2,171
Impairment loss on land held for sale	—	—	—	—	—	(1,143)	—
Equity in income of joint ventures	3,200	366	8,527	765	683	259	3,152
Income allocated to minority interests Distributions on preferred units	(12,747)	(12,872)	(12,872)	(12,845)	(8,278)	(8,350)	(9,654)
Original issuance costs on redeemed perpetual preferred units	—	—	—	—	—	(745)	—
Income allocated to common units	(2,237)	(1,807)	(3,127)	(2,461)	(2,014)	(2,078)	(1,482)

Income from continuing operations	29,430	42,279	58,299	71,833	58,959	22,849	20,180
Income from discontinued operations	—	3,134	2,993	2,591	2,664	—	—
Gain on sale of discontinued operations	—	29,199	—	—	—	—	—

Net income	29,430	74,612	61,292	74,424	61,623	22,849	20,180
Preferred share dividends	—	—	(2,545)	(9,371)	(9,371)	—	—

Net income available to common shareholders	$29,430	$74,612	$58,747	$65,053	$52,252	$22,849	$20,180

						Nine Months
						Ended
	Years Ended December 31,					September 30,
(In thousands, except per share amounts)	2003	2002	2001	2000	1999	2004	2003
Earnings per share — basic
Income from continuing operations	$0.75	$1.04	$1.40	$1.64	$1.20	$0.57	$0.51
Income from discontinued operations, including gain on sale	—	0.80	0.08	0.07	0.07	—	—

Net income available to common shareholders	$0.75	$1.84	$1.48	$1.71	$1.27	$0.57	$0.51

Earnings per share — diluted
Income from continuing operations	$0.71	$1.00	$1.34	$1.57	$1.17	$0.54	$0.49
Income from discontinued operations, including gain on sale	—	0.73	0.07	0.06	0.06	—	—

Net income available to common shareholders	$0.71	$1.73	$1.41	$1.63	$1.23	$0.54	$0.49

Distributions declared per common share	$2.54	$2.54	$2.44	$2.25	$2.08	$1.905	$1.905
Weighted average number of common shares outstanding	39,355	40,441	39,796	38,112	41,236	40,234	39,224
Weighted average number of common and common dilutive equivalent shares outstanding	41,354	44,216	41,603	41,388	44,291	42,381	41,170

CAMDEN PROPERTY TRUST

						Nine Months Ended
	Years Ended December 31,					September 30,
(In thousands, except property data)	2003	2002	2001	2000	1999	2004	2003
Balance Sheet Data (at end of year)
Real estate assets	$3,099,856	$3,035,970	$2,823,530	$2,719,234	$2,706,163	$3,176,542	$3,105,781
Accumulated depreciation	(601,688)	(498,776)	(422,154)	(326,723)	(253,545)	(680,184)	(575,459)
Total assets	2,625,561	2,608,899	2,449,665	2,430,881	2,487,932	2,646,929	2,607,648
Notes payable	1,509,677	1,427,016	1,207,047	1,138,117	1,165,090	1,605,326	1,481,805
Minority interests	196,385	200,729	206,079	210,377	196,852	158,941	197,197
Convertible subordinated debentures	—	—	—	1,950	3,406	—	—
Shareholders’ equity	$784,885	$839,453	$918,251	$974,183	$1,016,675	$742,613	$791,213
Common shares outstanding	39,658	39,214	40,799	38,129	39,093	39,947	39,613
Other Data
Cash flows provided by (used in):
Operating activities	$137,962	$182,207	$180,280	$166,436	$164,021	$121,632	$105,089
Investing activities	(91,947)	(220,766)	(103,689)	(15,751)	(220,571)	(92,713)	(71,206)
Financing activities	(43,063)	35,785	(78,348)	(151,266)	(56,420)	(29,811)	(31,947)
Funds from operations — diluted (a)	135,734	150,443	159,719	159,070	152,369	105,484	98,943
Property Data
Number of operating properties (at end of period)
Included in continuing operations	144	143	142	142	150	145	144
Included in discontinued operations	—	—	3	3	3	—	—
Number of operating apartment homes (at end of period)
Included in continuing operations	51,344	50,790	50,021	50,012	51,987	52,008	51,344
Included in discontinued operations	—	—	1,324	1,324	1,324	—	—
Number of operating apartment homes (weighted average) (b)
Included in continuing operations	46,382	45,465	44,164	45,177	44,282	47,039	46,237
Included in discontinued operations	—	1,285	1,324	1,324	1,324	—	—
Weighted average monthly total property revenue per apartment home	$725	$727	$745	$706	$668	$745	$722
Properties under development (at end of period)	2	4	2	3	6	3	1

(a)	Camden management considers FFO to be an appropriate measure of the performance of an equity REIT. The National Association of Real Estate Investment Trusts (“NAREIT”) currently defines FFO as net income (computed in accordance with generally accepted accounting principles in the United States of America, or GAAP), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. In addition, extraordinary or unusual items, along with significant non-recurring events that materially distort the comparative measure of FFO are typically disregarded in its calculation. Camden’s definition of diluted FFO also assumes conversion at the beginning of the period of all convertible securities, including minority interests, which are convertible into common equity. Camden believes that in order to facilitate a clear understanding of its consolidated historical operating results, FFO should be examined in conjunction with net income as presented in the consolidated financial statements and data incorporated by reference into this joint proxy statement/prospectus. FFO is not defined by GAAP. FFO should not be considered as an alternative to net income as an indication of Camden’s operating performance. Furthermore, FFO as disclosed by other REITs may not be comparable to Camden’s calculation. Camden’s reconciliation of net income available to common shareholders to FFO is set forth below:

						Nine Months
						Ended
	Years Ended December 31,					September 30,
(In thousands)	2003	2002	2001	2000	1999	2004	2003
Funds from operations
Net income available to common shareholders	$29,430	$74,612	$58,747	$65,053	$52,252	$22,849	$20,180
Real estate depreciation from continuing operations	103,354	99,206	96,303	92,261	85,562	78,987	77,129
Real estate depreciation from discontinued operations	—	1,785	2,097	2,016	1,929	—	—
Adjustments for unconsolidated joint ventures	678	2,252	(3,032)	3,238	3,936	1,570	152
Loss (gain) on sale of properties	35	(20)	(105)	(15,527)	(2,979)	—	—
Gain on sale of discontinued operations	—	(29,199)	—	—	—	—	—
Preferred share dividends	—	—	2,545	9,371	9,371	—	—
Income allocated to common units	2,237	1,807	3,127	2,461	2,014	2,078	1,482
Adjustments for convertible subordinated debentures	—	—	37	197	284	—	—

Funds from Operations	$135,734	$150,443	$159,719	$159,070	$152,369	$105,484	$98,943

Weighted average common shares outstanding	39,355	40,441	39,796	38,112	41,236	40,234	39,224
Common share options and awards granted	1,433	1,313	1,234	729	431	1,585	1,379
Units convertible into common shares	2,446	2,462	2,509	2,547	2,624	2,438	2,447
Preferred shares	—	—	1,052	3,207	3,207	—	—
Convertible subordinated debentures	—	—	19	105	146	—	—

Weighted average common and common equivalent shares outstanding - diluted	43,234	44,216	44,610	44,700	47,644	44,257	43,050

(b)	Excludes apartment homes owned in joint ventures.

SUMMIT PROPERTIES INC.

						Nine Months Ended
	Years Ended December 31,					September 30,
(In thousands, except per share amounts)	2003	2002	2001	2000	1999	2004	2003
OPERATING INFORMATION:
Revenues:
Rental	$104,973	$93,034	$102,691	$99,133	$92,741	$95,445	$76,950
Other property income	7,854	6,754	7,883	7,721	6,447	7,940	5,717
Management fees — third party communities	618	787	913	1,103	1,263	439	471

Total revenues	113,445	100,575	111,487	107,957	100,451	103,824	83,138

Expenses:
Property operating and maintenance expenses (exclusive of items listed below)	24,659	22,183	22,574	20,779	20,969	20,670	17,162
Real estate taxes and insurance	13,343	9,550	9,714	10,211	8,992	13,905	10,628
Depreciation and amortization	30,462	24,230	23,302	21,677	20,352	30,191	22,240
General and administrative expense	6,941	5,937	6,940	4,752	3,876	6,099	5,232
Postretirement benefits for former executive officers	—	—	—	—	—	1,536	—
Property management expenses	5,912	4,822	5,534	5,426	4,876	4,596	4,360

Total expenses	81,317	66,722	68,064	62,845	59,065	76,997	59,622

Operating income	32,128	33,853	43,423	45,112	41,386	26,827	23,516
Interest and other income	2,643	2,716	2,922	2,871	2,306	1,197	2,263
Interest expense and deferred financing cost amortization	(29,111)	(28,701)	(32,210)	(31,500)	(30,125)	(23,866)	(21,745)

Income from continuing operations before loss on unconsolidated real estate joint ventures, gain on sale of real estate assets, impairment loss on technology investments, minority interest of common unitholders in Operating Partnership, dividends to preferred unitholders in Operating Partnership and excess of redemption amount over carrying amount of preferred units	5,660	7,868	14,135	16,483	13,567	4,158	4,034
(Loss) gain on unconsolidated real estate joint ventures	(326)	(49)	(171)	(399)	104	(275)	(269)
Gain on sale of real estate assets	73	13,831	34,435	38,718	17,427	—	—
Gain on sale of real estate assets - joint ventures	—	4,955	271	—	—	—	—
Impairment loss on technology investments	—	—	(1,217)	—	—	—	—
Minority interest of common unitholders	880	(1,620)	(4,512)	(5,993)	(3,365)	(27)	955
Dividends to preferred unitholders	(10,306)	(12,420)	(12,420)	(12,420)	(6,697)	(3,609)	(9,103)
Excess of redemption amount over carrying amount of preferred units	(2,963)	—	—	—	—	—	(2,963)

Income (loss) from continuing operations	(6,982)	12,565	30,521	36,389	21,036	247	(7,346)

Total discontinued operations	23,313	79,123	26,016	27,485	24,709	125,371	13,680

Net income	$16,331	$91,688	$56,537	$63,874	$45,745	$125,618	$6,334

						Nine Months Ended
	Years Ended December 31,					September 30,
(In thousands, except per share amounts)	2003	2002	2001	2000	1999	2004	2003
Per share data — basic
Income (loss) from continuing operations	$(0.25)	$0.46	$1.14	$1.38	$0.76	$0.01	$(0.27)
Income from discontinued operations	0.84	2.89	0.97	1.04	0.89	3.99	0.51

Net income	$0.59	$3.35	$2.11	$2.42	$1.65	$4.00	$0.23

Per share data — diluted
Income (loss) from continuing operations	$(0.25)	$0.46	$1.13	$1.37	$0.76	$0.01	$(0.27)
Income from discontinued operations	0.84	2.87	0.96	1.04	0.89	3.95	0.51

Net income	$0.59	$3.33	$2.09	$2.41	$1.65	$3.96	$0.23

Dividends per share	$1.35	$1.76	$1.85	$1.75	$1.67	$1.01	$1.01

Weighted average shares outstanding — basic	27,622	27,385	26,789	26,341	27,698	31,439	27,034

Weighted average shares outstanding — diluted	27,622	27,556	27,099	26,542	27,769	31,734	27,034

Weighted average shares and units outstanding — basic	31,119	30,937	30,796	30,697	32,135	34,803	30,563

Weighted average shares and units outstanding — diluted	31,268	31,107	31,106	30,897	32,206	35,099	30,670

SUMMIT PROPERTIES INC.

						Nine Months Ended
	Years Ended December 31,					September 30,
(In thousands, except per share amounts)	2003	2002	2001	2000	1999	2004	2003
Balance Sheet Information
Real estate, before accumulated depreciation	$1,493,670	$1,410,195	$1,407,979	$1,425,367	$1,286,869	$1,519,119	$1,508,479
Total assets	1,350,264	1,349,249	1,310,590	1,358,417	1,236,828	1,532,887	1,350,264
Total long-term debt	726,152	702,456	719,345	764,384	650,077	791,714	771,033
Stockholders’ equity	462,523	396,878	349,600	338,677	327,335	558,356	462,523
Other Information
Cash flows provided by (used in):
Operating activities	$49,557	$60,898	$65,472	$74,184	$55,955	$58,480	$43,022
Investing activities	(28,943)	(8,075)	5,845	(121,305)	(36,841)	(45,496)	(10,519)
Financing activities	(20,511)	(52,483)	(74,057)	46,238	(17,977)	(12,662)	(32,979)
Funds from operations — diluted (1)	$39,482	$60,218	$70,167	$73,342	$70,707	$34,729	$28,996
Total completed communities (at end of period) (2)	46	51	54	59	65	43	50
Total apartment homes developed (3)	958	866	1,157	1,696	1,650	743	786
Total apartment homes acquired	1,095	222	—	490	—	1,133	405
Total apartment homes (at end of period) (2)	14,098	15,428	16,739	17,273	16,765	14,346	15,417

(1)	FFO, as defined by NAREIT, represents net income (loss) excluding gains from sales of property and extraordinary items, plus depreciation of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures, all determined on a consistent basis in accordance with GAAP. Summit’s methodology for computing FFO may differ from the methodologies utilized by other real estate companies and, accordingly, may not be comparable to other real estate companies. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, nor is it indicative of funds available to fund our cash needs, including Summit’s ability to make dividend or distribution payments. Summit believes that FFO is helpful to investors as a measure of the performance of a REIT because it recognizes that historical cost accounting for real estate assets under GAAP assumes that the value of such real estate diminishes over time. Real estate values have historically risen or fallen with market conditions and, therefore, many investors have considered presentation of operating results for a real estate company using historical cost accounting to be insufficient by itself. Thus, NAREIT created FFO as a supplemental measure of a REIT’s operating performance. By excluding such non-operating items as depreciation and gains on sales of real estate assets, among others, we believe that an investor can more easily compare the operating performance of our real estate assets between periods or compare our operating performance to our peers.

     Below is a reconciliation of net income to FFO for each of the years in the five-year period ended December 31, 2003 and the nine months ended September 30, 2004 and 2003.

						Nine Months
						Ended
	Years Ended December 31,					September 30,
(In thousands)	2003	2002	2001	2000	1999	2004	2003
Net income	$16,331	$91,688	$56,537	$63,874	$45,745	$125,618	$6,334
Minority interest of unitholders	2,056	11,823	8,359	10,520	7,317	13,320	824
Gain on sale of real estate assets	(18,893)	(78,738)	(34,435)	(38,510)	(17,427)	(137,482)	(8,377)
Gain on sale of real estate assets — joint ventures	—	(4,955)	(271)	—	—	—	—
Gain on sale of real estate assets — Summit Management Company	—	—	—	(238)	—	—	—
Depreciation:
Real estate assets	39,225	39,281	38,746	36,413	34,324	32,702	29,644
Real estate joint venture	763	1,119	1,231	1,283	748	571	572

Funds from Operations	$39,482	$60,218	$70,167	$73,342	$70,707	$34,729	$28,996

(2)	Represents the total number of completed communities and apartment homes in those completed communities owned at the end of the period (excludes joint venture communities).

(3)	Represents the total number of apartment homes in communities completed during the period and owned at the end of the period (excludes joint venture communities).

Equivalent Per Share Data

     We have summarized below specified per common share information for our respective companies on a historical basis, pro forma combined basis and pro forma combined equivalent basis. The pro forma combined accounts are based on the purchase method of accounting. The Summit per common share pro forma combined equivalents are calculated by multiplying the pro forma combined per common share amounts by .6687. This amount represents the fraction of a Camden common share that a Summit stockholder electing to receive only Camden common shares would receive for each share of Summit common stock in the merger, assuming that there is no reallocation requiring such Summit stockholder to receive cash and no increase to the exchange ratio.

     The following information should be read together with the historical and pro forma financial statements included or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

	Year Ended		Nine Months Ended
	December 31, 2003		September 30, 2004
	Basic	Diluted	Basic	Diluted
Net income per common share:
Camden	$0.75	$0.71	$0.57	$0.54
Summit	0.59	0.59	4.00	3.96
Camden and Summit pro forma combined	(0.27)	(0.27)	(0.04)	(0.04)
Summit pro forma combined equivalent	(0.18)	(0.18)	(0.03)	(0.03)

	For the Year	For the Nine
	Ended	Months Ended
	December 31, 2003	September 30, 2004
Cash distributions declared per common share:
Camden	$2.54	$1.905
Summit	1.35	1.010
Camden and Summit pro forma combined	2.54	1.905
Shareholders’ equity (book value) (end of period):
Camden	$784,885	$742,613
Summit	462,523	558,356
Camden and Summit pro forma combined	—	1,276,348

Comparative Per Share Market Price Data

     Camden common shares trade on the NYSE under the symbol “CPT.” Summit common stock trades on the NYSE under the symbol “SMT.” The table below sets forth, for the periods indicated, dividends and the range of high and low per share sales prices for Camden common shares and Summit common stock as reported on the NYSE. For current market quotations, you should consult publicly available sources. For more information on Camden’s and Summit’s payment of dividends, see “ — Dividend Policies” below.

	Camden Common Shares			Summit Common Stock
			Dividends			Dividends
	High	Low	Paid	High	Low	Paid
2002
First quarter	$39.20	$34.59	$.635	$25.23	$21.65	$.4750
Second quarter	41.54	36.81	.635	25.85	22.23	.4750
Third quarter	37.25	30.80	.635	23.13	19.08	.4750
Fourth quarter	34.35	29.74	.635	19.38	16.72	.3375
2003
First quarter	33.99	30.70	.635	18.75	17.00	.3375
Second quarter	36.14	32.93	.635	21.15	18.02	.3375
Third quarter	38.99	34.88	.635	22.98	20.00	.3375
Fourth quarter	44.30	38.73	.635	24.68	22.01	.3375
2004
First quarter	45.35	41.37	.635	24.56	22.10	.3375
Second quarter	46.71	40.04	.635	26.01	21.18	.3375
Third quarter	47.75	44.33	.635	27.75	24.45	.3375
Fourth quarter (through November 22)	48.44	44.20	n/a	31.67	27.65	n/a

     The following table sets forth the price per share of Camden common shares and Summit common stock based on the last reported closing prices per share on the NYSE on October 4, 2004, the last trading day before the public announcement of the execution of the merger agreement, and on                    , 2005, the latest practicable date before mailing this joint proxy statement/prospectus.

	Price Per Share
					Summit Pro Forma
	Camden		Summit		Equivalent (1)
October 4, 2004		$46.90		$27.84	$31.36
, 2005	$		$		$(2)

(1)	Computed by multiplying the Camden common share closing price by .6687. This amount represents the value of the fraction of a Camden common share that a Summit stockholder electing to receive only Camden common shares would receive for each share of Summit common stock in the merger on any of those dates, assuming that there is no reallocation requiring such Summit stockholder to receive cash and no increase to the exchange ratio.

(2)	The average last reported closing price per Camden common share for the ten trading days preceding , 2005 was $ . The Summit pro forma equivalent, based on such ten trading days, would be $ .

     The market value of the Camden common shares to be issued in exchange for shares of Summit common stock upon the completion of the merger will not be known at the time Summit stockholders vote on the proposal to approve the merger agreement and the merger, or at the time Camden shareholders vote on the proposal to approve the issuance of Camden common shares pursuant to the merger agreement, because the merger will not be completed at the time of the respective votes.

     The above tables show only historical comparisons. Because the market prices of Camden common shares and Summit common stock will likely fluctuate prior to the closing of the merger, these comparisons may not provide meaningful information to Camden shareholders in determining whether to approve the issuance of Camden common shares pursuant to the merger agreement or to Summit stockholders in determining whether to approve the merger agreement and the merger. Camden shareholders and Summit stockholders are encouraged to obtain current market quotations for Camden common shares and Summit common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the respective proposals before them. See “Where You Can Find More Information” on page 106.

Dividend Policies

     On October 15, 2004, Camden paid a distribution of $0.635 per share for the third quarter of 2004 to all holders of record as of September 30, 2004, and paid an equivalent amount per unit to holders of common units in Camden Operating, L.P. and Oasis Martinique, LLC. Camden determines the amount of cash available for distribution to unitholders in accordance with the operating agreements and has made and intends to continue to make distributions to the holders of common units in amounts equivalent to the per share distributions paid to holders of common shares. Future dividends will be declared at the discretion of the Camden board and will depend on its actual cash flow, its financial condition, its capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and such other factors as the Camden board may deem relevant.

     Until the merger is completed, Summit common stockholders will continue to receive regular dividends as authorized by the Summit board. The merger agreement permits Summit to pay a regular quarterly cash dividend in an amount not to exceed $0.3375 per share of Summit common stock. Summit currently intends to continue to pay regular quarterly dividends for any quarterly periods ending before the closing of the merger, and may pay a pro rata cash dividend in the quarter in which the closing of the merger occurs as authorized by the Summit board. In addition, Summit may pay, if necessary, a final dividend in an amount equal to the minimum amount necessary to maintain Summit’s REIT status under the Internal Revenue Code and to avoid the payment of any corporate level tax with respect to undistributed income or gain, as required by the merger agreement.

     Camden common shareholders will continue to receive regular dividends as authorized by the Camden board. The merger agreement permits Camden to pay a regular quarterly cash dividend in an amount not to exceed $0.635 per Camden common share. Camden currently intends to continue to pay regular quarterly dividends and may pay a pro rata cash dividend in the quarter in which the closing of the merger occurs as authorized by the Camden board.

     After the closing of the merger, former holders of Summit common stock that receive Camden common shares in the merger will receive the dividends payable to all holders of Camden common shares with a record date after the closing. Based on the merger consideration payable to Summit common stockholders in the merger and Camden’s current quarterly dividend of $0.635 per common share, a Summit common stockholder would receive quarterly Camden dividends on a pro forma combined equivalent basis of $0.4246 per share for each share of Summit common stock exchanged, assuming Camden’s current quarterly dividend of $0.635 per common share, or an increase of approximately 26% from the current quarterly dividend paid by Summit on its common stock of $0.3375 per share. Upon the closing of the merger, you will cease receiving any distributions or dividends on all shares of Summit common stock you held before the merger, other than any distributions or dividends declared by Summit before the closing of the merger but not yet paid.

     The merger agreement also provides that Summit and Camden will coordinate the declaration, record and payment dates of any dividends in respect of the their respective common shares, it being the intention of the parties that the holders of Camden common shares or Summit common stock not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to the shares they currently own and any Camden common shares received in the merger.

Summary Unaudited Pro Forma Financial Data

     The following table sets forth the summary unaudited pro forma financial data for Camden and Summit as a combined entity, giving effect to the merger, with Camden Summit as the surviving corporation, as if it had occurred on the dates indicated and after giving effect to the pro forma adjustments. The unaudited pro forma operating data are presented as if the merger had been consummated on January 1, 2003. The unaudited pro forma balance sheet data at September 30, 2004 are presented as if the merger had occurred on September 30, 2004. In the opinion of management of Camden, all adjustments necessary to reflect the effects of these transactions have been made. The merger will be accounted for under the purchase method of accounting in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No.141.

     The pro forma financial information should be read together with the respective historical consolidated financial statements and financial statement notes of Camden and of Summit incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 106. The unaudited pro forma operating data are presented for comparative and illustrative purposes only and are not necessarily indicative of what the actual combined results of operations of Camden and Summit would have been for the period presented, nor do these data purport to represent the results of future periods that the combined entity will experience after the merger. See “Camden Property Trust Pro Forma Condensed Combined Financial Statements” beginning on page F-1.

Camden Property Trust
Summary Unaudited Pro Forma Condensed
Combined Financial Statements

		Pro forma for
		the nine months
	Pro forma for the	ended
	year ended	September 30,
(In thousands, except per share amounts)	December 31, 2003	2004
Revenues:
Rental revenues	$488,469	$393,909
Other property revenues	41,952	34,770

Total property revenues	530,421	428,679
Fee and asset management	7,894	7,078
Other revenues	8,328	9,196

Total revenues	546,643	444,953
Expenses:
Total property expenses	207,084	168,959
Property management	15,425	12,612
Fee and asset management	4,549	3,341
General and administrative	23,172	18,499
Other expenses	1,389	1,536
Interest	116,578	92,782
Amortization of deferred financing costs	2,634	2,250
Depreciation	172,445	134,978

Total expenses	543,276	434,957

Income from continuing operations before gain on sale of land, impairment loss on land held for sale, equity in income of joint ventures and minority interests	3,367	9,996
Gain on sale of land	2,663	1,255
Impairment loss on land held for sale	—	(1,143)
Equity in income (loss) of joint ventures	2,874	(16)
Income allocated to minority interests
Distributions on perpetual preferred units	(23,053)	(11,959)
Original issuance costs and premium paid on redeemed perpetual preferred units	(2,963)	(745)
Income allocated to common units	3,220	560

Net loss	$(13,892)	$(2,052)

Per share data:
Basic income (loss) from continuing operations per share	$(0.27)	$(0.04)
Diluted income (loss) from continuing operations per share	$(0.27)	$(0.04)
Weighted average number of common shares outstanding	51,142	52,021
Weighted average number of common and common equivalent shares outstanding	51,142	52,021
Balance sheet data (at end of period):
Real estate assets		$5,244,852
Accumulated depreciation		(680,184)
Total assets		4,746,475
Notes payable		2,946,554
Minority interests		327,177
Shareholders’ equity		$1,276,348

RISK FACTORS

     In addition to the risks relating to the businesses of Camden and Summit, which risks will also affect the combined entity, and which are incorporated by reference in this joint proxy statement/prospectus from Camden’s and Summit’s other filings with the SEC and the other information included in this joint proxy statement/prospectus, including the matters addressed in “A Warning About Forward-Looking Statements,” you should carefully consider the following material risk factors to the merger in determining whether or not to vote in favor of the issuance of Camden common shares in the merger and the approval of the merger agreement and the merger, as applicable, and, if you are a Summit stockholder, in determining whether to elect to receive Camden common shares or cash in the merger.

Risks Associated with the Merger

Summit common stockholders may receive Camden common shares in the merger with a market value lower than expected. In addition, Summit stockholders will not know at the time of the Summit special meeting or the election deadline the exact market value of Camden common shares that will be issued in the merger.

     The market price of Camden common shares at the time of the merger may vary significantly from the price on the date of execution of the merger agreement or from the price on either the date of this joint proxy statement/prospectus or the date of the Camden and Summit special meetings. These variances may arise due to, among other things:

•	changes in the business, operations and prospects of Camden;

•	market assessments of the likelihood that the merger will be completed;

•	apartment demand in Camden’s or Summit’s markets or nationwide; and

•	interest rates, general market and economic conditions and other factors.

     Substantially all of these factors are beyond the control of Camden and Summit. It should be noted that during the 12-month period ending on                    , 2005, the most recent date practicable before the mailing of this joint proxy statement/prospectus, the closing per share price of Camden common shares varied from a low of $           to a high of $           and ended that period at $     . Historical market prices are not necessarily indicative of future performance.

     The exchange ratio for shares of Summit common stock to be exchanged for Camden common shares in the merger was fixed at the time of the signing of the merger agreement and there will be no change in the exchange ratio except under the limited circumstances described in the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Summit Price-Based Termination Right” beginning on page 87. Accordingly, if the market price of Camden’s common shares declines prior to the completion of the merger, the value of Camden common shares received by Summit stockholders that receive the share consideration in the merger will decrease. See “Summary — The Merger — Merger Consideration.”

     In addition, because the date when the merger is completed will be later than the date of the special meetings and the election deadline, Camden shareholders and Summit stockholders will not know the exact value of the Camden common shares that will be issued in the merger at the time they vote on the proposals and Summit stockholders will not know the exact value of the Camden common shares that will be issued in the merger at the time they make an election. As a result, if the market price of Camden common shares at the completion of the merger is lower than the market price on the election deadline and the date of the Summit special meeting, the value of Camden common shares received by Summit stockholders that receive the share consideration in the merger will be less than the value of such Camden common shares on the election deadline and the date of the Summit special meeting.

You may receive a form of consideration different from what you elect.

     The consideration to be received by you if you are a Summit stockholder in the merger is subject to reallocation to preserve the contractual limitation on the maximum amount of cash to be issued in the merger. If you elect to receive the cash consideration and the available cash is oversubscribed, then you will receive a portion of the merger consideration in Camden common shares. If you elect to receive the share consideration and the available cash is undersubscribed, then you will receive a portion of the merger consideration in cash. Thus, you may not receive the form of merger consideration that you elect and you may receive a combination of cash and Camden common shares even if you elect all cash or all shares. A detailed discussion of the reallocation provisions of the merger agreement is set forth under the section entitled “The Merger Agreement — Reallocation of Stockholder Elections” beginning on page 77. We suggest that you carefully read this discussion and the merger agreement, as amended, attached to this joint proxy statement/prospectus as Annex A.

The operations of Camden and Summit may not be integrated successfully and the intended benefits of the merger may not be realized, which could have a negative impact on the market price of Camden common shares after the merger.

     The closing of the merger poses risks for the ongoing operations of Camden, including that:

•	following the merger, Camden may not achieve expected cost savings and operating efficiencies, such as the elimination of redundant administrative costs;

•	the diversion of management attention to the integration of the operations of Summit could have an adverse effect on Camden’s revenues, expenses and operating results;

•	the Summit portfolio may not perform as well as Camden anticipates due to various factors, including changes in macro-economic conditions and the demand for apartments in the markets in which Summit has a substantial presence;

•	Camden may experience difficulties and incur expenses related to the assimilation and retention of Summit non-executive employees; and

•	Camden may not effectively integrate Summit’s operations.

     If Camden fails to integrate successfully Summit and/or to realize the intended benefits of the merger, the market price of Camden common shares could decline from their market price at the time of the closing of the merger.

The directors and some of the executive officers of Summit have interests in the merger and the partnership transaction that may conflict with the interests of Summit’s stockholders.

     In considering the recommendation of the Summit board with respect to the merger agreement and the merger, Summit stockholders should be aware that Summit directors and some of its executive officers have interests in, and will receive benefits from, the merger and the partnership transaction that differ from, or are in addition to, and, therefore, may conflict with the interests of Summit stockholders generally, including the following:

•	Seven of Summit’s executive officers, Steven R. LeBlanc (who is also a director of Summit), Michael L. Schwarz, Gregg D. Adzema, Keith L. Downey, Randall M. Ell, Todd Farrell and Michael G. Malone, will receive a total of approximately $14.5 million under severance agreements.

•	These seven executive officers will receive a total of $10 million under retention bonus agreements.

•	These seven executive officers will be paid additional gross-up payments for any “excess parachute payment” excise tax imposed on the payments to be made to such executive officers in connection with the merger.

•	Summit will, at the discretion of its compensation committee, award performance retention bonuses to Messrs. LeBlanc, Schwarz, Adzema, Downey, Ell, Farrell and Malone in an amount not to exceed a total of $2 million in the aggregate.

•	Messrs. LeBlanc, Schwarz, Adzema, Downey, Ell and Malone will receive at closing a total of approximately $5.1 million under Summit’s long term incentive plan.

•	Messrs. LeBlanc, Schwarz, Adzema, Downey, Ell and Malone currently hold options to purchase a total of 1,292,400 shares of Summit common stock. To the extent these executive officers still hold such options at the effective time of the merger, these options will be cancelled in exchange for the right to receive a single lump sum cash payment, which will vary depending on the market price of Camden common shares during a period prior to closing as described in the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Treatment of Summit Stock Options and Restricted Stock” beginning on page 78.

•	All restricted stock and stock awards granted to such persons, totaling 99,811 shares, will vest at a time no later than closing and will be entitled to receive the merger consideration which, assuming all such shares are converted into the cash consideration, will have a total value of approximately $3.1 million.

•	Camden will continue the indemnification and directors’ and officers’ liability insurance coverage for Summit directors and officers for six years after the merger.

•	Two of Summit’s directors, William B. McGuire, Jr. and William F. Paulsen, own a total of 1,216,358 units of limited partnership interest in the Operating Partnership and will have the option to redeem their units for $31.20 in cash per unit or to remain in the Operating Partnership following the merger at a unit valuation equal to .6687 of a Camden common share. If either Messrs. McGuire or Paulsen elects to remain in the Operating Partnership following the merger, he will, in his capacity as a limited partner of the Operating Partnership, enter into a Tax, Asset and Income Support Agreement that will prevent the Operating Partnership from selling protected assets under certain circumstances if the limited partners would recognize a taxable gain in such a disposition. See “The Merger — The Partnership Transaction” beginning on page 72.

•	Messrs. McGuire and Paulsen will be appointed as trust managers of Camden following the closing of the merger.

•	Messrs. McGuire and Paulsen currently hold options to purchase a total of 286,000 shares of Summit common stock. To the extent that Messrs. McGuire and Paulsen still hold such options at the effective time of the merger, these options will be cancelled in the merger in exchange for a single lump sum cash payment, which will vary depending on the market price of Camden common shares during a period prior to closing as described in the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Treatment of Summit Stock Options and Restricted Stock” beginning on page 78.

•	All restricted stock held by Messrs. McGuire and Paulsen, totaling 1,614 shares, will vest at a time no later than the closing of the merger and will be entitled to receive the merger consideration, which, assuming that all such shares are converted into the cash consideration, will have a total value of approximately $50,000.

Camden will need to replace, at or before maturity, a $500 million bridge facility that will be used to finance a portion of the cash consideration and merger costs.

     Camden has received a $500 million executed commitment letter from Banc of America Securities LLC and Bank of America, N.A. for a senior unsecured $500 million bridge facility to be entered into by Camden before the closing of the merger. The bridge facility is expected to be used to fund $500 million of the $518.1 million of cash merger costs. Camden expects to fund the balance of the cash merger costs under its existing line of credit. The commitment provides for a bridge facility having a term of 364 days from the funding of the facility, and an interest rate of LIBOR plus 90 basis points, which interest rate is subject to certain conditions. Camden expects to repay the bridge facility using the proceeds from the spin-off transaction within 364 days of the funding of the bridge facility. If, however, Camden is unable to so repay the bridge facility and replaces the bridge facility with indebtedness, Camden may incur increased interest costs on the replacement indebtedness due to higher interest costs of longer-term debt. The interest rate on the replacement indebtedness will depend on prevailing market conditions at the time. Each -1/8th of 1% increase in the annual interest rate on the replacement indebtedness as compared to the interest rate on the bridge facility will increase Camden’s annual consolidated interest expense by approximately $625,000.

If you tender your shares of Summit common stock to make an election, you will not be able to sell those shares unless you revoke your election prior to the election deadline.

     In order to make a cash or share election in the merger, you must tender your stock certificates (or follow the procedures for guaranteed delivery) to the exchange agent by the election deadline, which is 5:00 p.m., Eastern Time, on                    , 2005. Following such tender, you will not be able to sell any shares of Summit common stock that are tendered, unless you validly revoke your election prior to the election deadline by written notice to the exchange agent. Absent such a revocation, until you receive your merger consideration, you will not be able to liquidate your investment to gain access to cash, to take advantage of other investment opportunities, to reduce the potential for a decrease in the value of your investment or for any other reason. During this period of time, the market value of Camden common shares may decrease.

     The date that you will receive your merger consideration depends on the closing date of the merger, which is uncertain. The closing date of the merger might be later than expected due to unforeseen events.

Camden and Summit may incur substantial expenses and payments if the merger does not occur.

     It is possible that the merger may not be completed. The closing of the merger depends on the satisfaction or waiver of specified conditions. Some of these conditions are beyond Camden’s and Summit’s control. For example, the closing of the merger is conditioned on the receipt of the required approvals of the limited partners of the Operating Partnership. If these approvals are not received, the merger cannot be completed even if all the other conditions to the merger are satisfied or waived. If the merger is not completed, Camden and Summit will have incurred substantial expenses without realizing the expected benefits of the merger. In addition, Summit may incur a termination fee of $50 million if the merger agreement is terminated under specified circumstances. Further, the parties also may become obligated to reimburse the other party’s expenses if the merger agreement is terminated under certain other circumstances.

The termination fee may discourage other companies from trying to acquire Summit.

     In the merger agreement, Summit agreed to pay a termination fee of $50 million in specified circumstances, including some circumstances where a third party acquires or seeks to acquire Summit. This provision could discourage other parties from trying to acquire Summit, even if those companies might be willing to offer a greater amount of consideration to Summit stockholders than Camden has offered in the merger agreement. Payment of the termination fee would have a material adverse effect on Summit’s financial condition.

The tax consequences of the merger for Summit stockholders will be dependent upon the merger consideration received.

     If you are a Summit stockholder, the tax consequences of the merger to you will depend upon the merger consideration you receive. You generally will not recognize any gain or loss on the exchange of shares of Summit common stock solely into Camden common shares. However, you generally will be taxed if your receive cash in exchange for your shares of Summit common stock or instead of any fractional Camden common shares. For a detailed discussion of the tax consequences of the merger to Summit stockholders generally, see the section in this joint proxy statement/prospectus entitled “The Merger — Material Federal Income Tax Consequences” beginning on page 90. You should consult your own tax advisors as to the effect of the merger on your specific interests.

After the merger is completed, Summit stockholders who receive Camden common shares for some or all of their shares of Summit common stock will become shareholders of Camden and will have different rights that may be less advantageous than their current rights.

     After the closing of the merger, Summit stockholders who receive Camden common shares for some or all of their shares of Summit common stock will become Camden shareholders. Camden is a Texas real estate investment trust and Summit is a Maryland corporation. In addition, differences in Camden’s declaration of trust and bylaws and Summit’s articles of incorporation and bylaws will result in changes to the rights of Summit stockholders when they become Camden shareholders. A Summit stockholder may conclude that its current rights under Summit’s articles of organization and bylaws are more advantageous than the rights they may have under Camden’s declaration of trust and bylaws.

The failure to achieve expected cost savings and unanticipated costs relating to the merger could reduce Camden’s future earnings per share.

     Camden believes that is has reasonably estimated the likely cost savings, the likely cost of integrating the operations of Camden and Summit, and the incremental costs of operating as a combined entity. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected further operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined entity. If the expected savings are not realized or unexpected costs are incurred, the merger could have a dilutive effect on Camden’s future earnings per share.

The merger agreement does not require that the financial advisors’ fairness opinions be updated as a condition to closing the merger.

     The merger agreement does not require that the financial advisors’ fairness opinions be updated as a condition to closing the merger and neither Camden nor Summit currently intends to request that those opinions be updated. As such, the fairness opinions do not reflect any changes in the relative values of Camden or Summit subsequent to the date of the merger agreement. The market price of Camden common shares and Summit common stock at the closing of the merger may vary significantly from the market price as of the date of the fairness opinions of the financial advisors.

Risks Associated with the Ownership of Camden Common Shares

Rising interest rates would increase Camden’s costs and could affect the market price of Camden common shares.

     Camden has incurred and expects to continue to incur debt in the future. Some of this debt has variable or floating interest rates. Accordingly, if interest rates increase, Camden’s interest costs will also increase. In addition, an increase in market interest rates may lead purchasers of Camden common shares to demand a higher annual yield, which could adversely affect the market price of Camden’s outstanding common shares.

Failure to generate sufficient cash flows could limit Camden’s ability to make required payments for debt service and pay distributions to shareholders and could adversely affect Camden’s ability to maintain its status as a REIT.

     The following factors, among others, may adversely affect the cash flows generated by Camden’s properties:

•	the national and local economic climates;

•	local real estate market conditions, such as an oversupply of apartment homes;

•	the perceptions by prospective residents of the safety, convenience and attractiveness of Camden’s properties and the neighborhoods in which they are located;

•	the need to periodically repair, renovate and relet space; and

•	Camden’s ability to pay for adequate maintenance and insurance and increased operating costs, including real estate taxes.

     Some significant expenditures associated with each property, such as mortgage payments, if any, real estate taxes and maintenance costs, are generally not reduced when cash flows from operations from the property decrease.

Unfavorable changes in market and economic conditions could hurt occupancy or rental rates.

     The market and economic conditions may significantly affect apartment home occupancy or rental rates. Occupancy and rental rates in the markets in which Camden operates, in turn, may significantly affect Camden’s profitability and ability to satisfy its financial obligations and make distributions to shareholders. The risks that may affect conditions in these markets include the following:

•	the economic climate, which may be adversely impacted by plant closings, industry slowdowns and other factors;

•	local conditions, such as oversupply of apartments or a reduction in demand for apartments in an area;

•	a future economic downturn that simultaneously affects more than one of Camden’s geographical markets;

•	the inability or unwillingness of residents to pay their current rent or rent increases;

•	the potential effect of rent control or rent stabilization laws, or other laws regulating housing, which could prevent Camden from raising rents; and

•	competition from other available apartments and changes in market rental rates.

Difficulties of selling real estate could limit Camden’s flexibility.

     Real estate investments can be hard to sell, especially if market conditions are poor. This may limit Camden’s ability to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code limits Camden’s ability to sell properties that it has held for fewer than four years, which may affect Camden’s ability to sell properties without adversely affecting its return.

Development and construction risks could impact Camden’s profitability.

     Camden intends to continue to develop and construct multifamily apartment communities for its own account. Camden’s development and construction activities may be exposed to a number of risks that may increase its construction costs. This could adversely impact Camden’s profitability and its ability to satisfy its financial obligations and make distributions to shareholders. These risks include the following:

•	Camden may be unable to obtain, or may face delays in obtaining, necessary zoning, land-use, building, occupancy and other required permits and authorizations, which could result in increased costs;

•	Camden may incur construction costs for a property that exceed its original estimates due to increased materials, labor or other costs, or due to errors and omissions that occur in the design or construction process, and it may not be able to increase rents to compensate for the increases in these costs;

•	occupancy rates and rents at a newly completed community may fluctuate depending on a number of factors, including market and economic conditions, and may result in the community not being profitable;

•	Camden may not be able to obtain financing with favorable terms for the development of a community, which may make it unable to proceed with its development;

•	Camden may not be able to complete construction and lease-up of a community on schedule, which could result in increased costs;

•	Camden may abandon development opportunities that it has already begun to explore and, as a result, may fail to recover expenses already incurred in exploring these development opportunities; and

•	Camden relies on subcontractors to perform most of its construction activities and poor performance or defaults by a major subcontractor, or its inability to obtain adequate performance bonds for a major subcontractor, may lead to project delays and unanticipated additional costs.

     Camden also develops and constructs properties for unrelated third parties pursuant to guaranteed maximum price contracts. The terms of these contracts require Camden to estimate the time and costs to complete a project. Based on these estimates, Camden determines a time and the costs for completion of the project and assumes the risk that the time and costs associated with its performance may be greater than is anticipated. As a result, Camden’s profitability on guaranteed maximum price contracts is dependent on its ability to predict these factors accurately. The time and costs may be affected by a variety of factors, including those listed above, many of which are beyond Camden’s control. In addition, the terms of these contracts generally require a warranty period, which may be up to 10 years long, during which Camden may be required to repair, replace or rebuild a project in the event of a material defect in the structure of the project. If Camden does not accurately predict the time and costs of guaranteed maximum price contracts for particular projects, or if the costs of the warranty work exceed the amounts reserved for these matters, Camden could suffer losses on those projects and its profitability could be less than anticipated.

Failure to implement Camden’s property acquisition strategy could impact its profitability.

     In the normal course of its business, Camden continually evaluates a number of potential acquisitions and may acquire additional operating properties. Camden’s inability to successfully implement its acquisition strategy could result in its market penetration decreasing, which could adversely affect its profitability and its ability to satisfy its financial obligations and make distributions to shareholders. Camden’s acquisition activities and their success may be exposed to a number of risks, including the following:

•	Camden may not be able to identify properties to acquire or effect the acquisition;

•	Camden may not be able to successfully integrate acquired properties and operations;

•	Camden’s estimate of the costs of repositioning or redeveloping the acquired property may prove inaccurate; and

•	the acquired property may fail to perform as Camden expected in analyzing its investment.

Insufficient cash flow could affect Camden’s debt financing and create refinancing risk.

     As of September 30, 2004, Camden had outstanding debt of approximately $1.6 billion. On a pro forma basis, assuming that the merger occurred on September 30, 2004, Camden would have had outstanding debt of approximately $2.9 billion. This indebtedness could have important consequences. For example:

•	if a property is mortgaged to secure payment of indebtedness, and if Camden is unable to meet its mortgage payments, Camden could sustain a loss as a result of foreclosure on the mortgage;

•	if cash flow from operations is less than the required principal and interest payments on its existing indebtedness, which in all cases will not have been fully amortized at maturity, Camden might not be able to refinance the debt or the terms of such refinancing might not be as favorable as the terms of its existing indebtedness;

•	Camden’s vulnerability to general adverse economic and industry conditions could be increased; and

•	Camden’s flexibility in planning for, or reacting to, changes in its business and industry could be limited.

Issuances of additional debt or equity may adversely impact Camden’s financial condition.

     Camden’s capital requirements depend on numerous factors, including the occupancy rates of its apartment properties, dividend payment rates to its shareholders, development and capital expenditures, costs of operations and potential acquisitions. Camden cannot accurately predict the timing and amount of its capital requirements. If its capital requirements vary materially from its plans, Camden may require additional financing sooner than anticipated. Accordingly, Camden could become more leveraged, resulting in increased risk of default on its obligations and in an increase in its debt service requirements, both of which could adversely affect its financial condition and its ability to access debt and equity capital markets in the future.

Losses from catastrophes may exceed Camden’s insurance coverage.

     Camden carries comprehensive liability and property insurance on its properties, which it believes is of the type and amount customarily obtained on real property assets. Camden intends to obtain similar coverage for properties it acquires in the future. However, some losses, generally of a catastrophic nature, such as losses from floods, hurricanes or earthquakes, may be subject to limitations. Camden exercises its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance on its investments at a reasonable cost and on suitable terms. If Camden suffers a substantial loss, its insurance coverage may not be sufficient to pay the full current market value or current replacement value of its lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace a property after it has been damaged or destroyed.

Potential liability for environmental contamination could result in substantial costs.

     Under various federal, state and local laws, ordinances and regulations, Camden is liable for the costs to investigate and remove or remediate hazardous or toxic substances on or in its properties, often regardless of whether it knew of or was responsible for the presence of these substances. These costs may be substantial. Also, if hazardous or toxic substances are present on a property, or if Camden fails to properly remediate such substances, its ability to sell or rent the property or to borrow using that property as collateral may be adversely affected.

     Additionally, Camden occasionally develops, manages, leases and/or operates various properties for third parties. Consequently, it may be considered to have been or to be an operator of these properties and, therefore, potentially liable for removal or remediation costs or other potential costs that could relate to hazardous or toxic substances.

Compliance or failure to comply with laws requiring access to Camden’s properties by disabled persons could result in substantial cost.

     The Americans with Disabilities Act, the Fair Housing Act of 1988 and other federal, state and local laws generally require that public accommodations be made accessible to disabled persons. Noncompliance could result in the imposition of fines by the government or the award of damages to private litigants. These laws may require Camden to modify its existing properties. These laws may also restrict renovations by requiring improved access to such buildings by disabled persons or may require Camden to add other structural features that increase its construction costs. Legislation or regulations adopted in the future may impose further burdens or restrictions on Camden with respect to improved access by disabled persons. Camden cannot ascertain the costs of compliance with these laws, which may be substantial.

Failure to qualify as a REIT would cause Camden to be taxed as a corporation, which would significantly lower funds available for distribution to shareholders

     If Camden fails to qualify as a REIT for federal income tax purposes, it will be taxed as a corporation. The Internal Revenue Service may challenge Camden’s qualification as a REIT for prior years, and new legislation, regulations, administrative interpretations or court decisions may change the tax laws with respect to qualification as a REIT or the federal tax consequences of such qualification.

     For any taxable year that Camden fails to qualify as a REIT, it would be subject to federal income tax on its taxable income at corporate rates, plus any applicable alternative minimum tax. In addition, unless entitled to relief under applicable statutory provisions, Camden would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce Camden’s net earnings available for investment or distribution to shareholders because of the additional tax liability for the year or years involved. In addition, distributions would no longer qualify for the dividends paid deduction nor be required to be made in order to preserve REIT status. Camden might be required to borrow funds or to liquidate some of its investments to pay any applicable tax resulting from failure to qualify as a REIT.

Share ownership limits and Camden’s ability to issue additional equity securities may prevent takeovers beneficial to shareholders.

     For Camden to maintain its qualification as a REIT, not more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals. As defined for federal income tax purposes, the term “individuals” includes a number of specified entities. To minimize the possibility that it will fail to qualify as a REIT under this test, Camden’s declaration of trust includes restrictions on transfers of its shares and ownership limits. The ownership limits, as well as Camden’s ability to issue other classes of equity securities, may delay, defer or prevent a change in control. These provisions may also deter tender offers for Camden common shares, which may be attractive to you, or limit your opportunity to receive a premium for your shares that might otherwise exist if a third party were attempting to effect a change in control transaction.

Camden makes mezzanine loans that involve risk of loss.

     Camden has made and intends to continue to make mezzanine loans to various unrelated third parties, which are typically secured by multifamily residential real estate and are subordinate to senior mortgages. While these loans are outstanding, Camden is subject to risks of borrower defaults, bankruptcies, fraud and other losses. In the event of any default under mezzanine loans held by Camden, it will bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the loan collateral and the principal amount of the loan. In addition, mezzanine loans involve a higher degree of risk that Camden may not recover some or all of its investment than senior mortgages due to a variety of factors, including the loan becoming unsecured as a result of foreclosure by the senior lender.

Increased competition could limit Camden’s ability to lease apartments or increase or maintain rents.

     Camden’s apartment communities compete with numerous housing alternatives in attracting residents, including other rental apartments, condominiums and single-family homes that are available for rent or sale. Competitive residential housing in a particular area could adversely affect Camden’s ability to lease apartments and increase or maintain rents.

Attractive investment opportunities may not be available, which could adversely affect Camden’s profitability.

     Camden expects that other real estate investors will compete with it to acquire existing properties and to develop new properties. These competitors, including insurance companies, pension and investment funds, partnerships, investment companies and other apartment REITs, may have greater resources than Camden. This competition could increase prices for properties of the type Camden would likely pursue. As a result, Camden may not be able, or have the opportunity, to make suitable investments on favorable terms in the future. This could adversely affect its profitability.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     Camden and Summit have each made forward-looking statements in this joint proxy statement/prospectus, and in documents that are incorporated by reference in this joint proxy statement/prospectus, which are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Camden and Summit. Also, statements including words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” or similar expressions are forward-looking statements. Many factors, some of which are discussed elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference in this joint proxy statement/prospectus, could affect the future financial results of Camden and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this joint proxy statement/prospectus. Important factors that could cause actual results to differ materially from current expectations reflected in these forward-looking statements include, among others, the factors discussed under the caption “Risk Factors” beginning on page 32 and the filings made by Camden and Summit with the SEC that are identified on pages 106 and 107 and incorporated in this joint proxy statement/prospectus.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Camden following closing of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of Camden and Summit to control or predict. For these forward-looking statements, Camden and Summit claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THE CAMDEN SPECIAL MEETING

Date, Time, Place and Purpose of the Camden Special Meeting

     The special meeting of the Camden common shareholders is scheduled to be held on    ,    , 2005 at 9:00 a.m., Central Time, at         , Houston, Texas. It may be adjourned or postponed to another date and/or place for proper purposes. The purpose of the meeting is to consider and vote on a proposal to approve the issuance of Camden common shares pursuant to the merger agreement. The Camden shareholders also might be asked to vote on a proposal to adjourn the Camden special meeting for the purpose of allowing additional time for the solicitation of additional votes to approve the issuance of Camden common shares pursuant to the merger agreement.

Who Can Vote

     You are entitled to vote your Camden common shares if Camden’s shareholder records showed that you held your Camden common shares as of the close of business on     , 2004. At the close of business on that date, a total of     Camden common shares were outstanding and entitled to vote. Each Camden common share has one vote. The enclosed proxy card shows the number of Camden common shares that you are entitled to vote.

Voting by Proxy Holders

     If you hold your Camden common shares in your name as a holder of record, you may instruct the proxy holders how to vote your Camden common shares by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. The proxy holders will vote your Camden common shares as provided by those instructions. If you give us a signed proxy without giving specific voting instructions, your Camden common shares will be voted by the proxy holders in favor of the issuance of Camden common shares pursuant to the merger agreement. If your Camden common shares are held by a broker, bank or other nominee, you will receive instructions from your broker, bank or nominee that you must follow to have your common shares voted.

Quorum and Required Vote

     A quorum of shareholders is required to hold a valid meeting. The required quorum for the transaction of business at the special meeting is a majority of the outstanding Camden common shares entitled to vote and present, in person or by proxy, at the Camden special meeting. All Camden common shares represented at the Camden special meeting, including abstentions and “broker non-votes,” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. “Broker non-votes” are shares held by a broker or other nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.

     In accordance with NYSE listing standards, approval of the issuance of Camden common shares pursuant to the merger agreement requires the affirmative vote of the holders of at least a majority of the Camden common shares cast on such proposal at the Camden special meeting, provided that the total votes cast on the proposal represents over 50% of the outstanding Camden common shares entitled to vote on the proposal. Votes “for,” votes “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. All outstanding Camden common shares, including broker non-votes, count as shares entitled to vote. The total of votes “for,” plus votes “against,” plus abstentions, which is referred to as “NYSE Votes Cast,” must be greater than 50% of the total outstanding Camden common shares. Once satisfied, the number of votes “for” the proposal must be greater than 50% of the NYSE Votes Cast. Brokers and other nominees do not have discretionary voting authority on this proposal and thus it is expected that broker non-votes will result from this proposal. Broker non-votes could have a negative effect on Camden’s ability to obtain the necessary number of NYSE Votes Cast. Abstentions will have the same effect as a vote against the proposal.

     As of the record date for the Camden special meeting, trust managers, executive officers and their affiliates beneficially owned, excluding share options and partnership units held by them,     Camden common shares, representing approximately    % of the outstanding Camden common shares entitled to vote at the Camden special meeting.

Abstentions and Broker Non-Votes

     Abstentions will have the same effect as voting against approval of the issuance of Camden common shares pursuant to the merger agreement and broker non-votes could have a negative effect on Camden’s ability to obtain the necessary number of NYSE Votes Cast.

     Under the listing requirements of the NYSE, brokers who hold Camden common shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine,” such as approval of the issuance of Camden common shares pursuant to the merger agreement, without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your Camden common shares in “street name,” your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus.

Voting on Other Matters

     We are not now aware of any matters to be presented at the Camden special meeting except for those described in this joint proxy statement/prospectus. If any other matter not described in this joint proxy statement/prospectus is properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your Camden common shares. If the meeting is adjourned or postponed, your Camden common shares may be voted by the proxy holders on the new meeting date as well, unless you have revoked your proxy instructions before that date.

How You May Revoke Your Proxy Instructions

     To revoke your proxy instructions, you must (1) so advise Camden’s Secretary, Dennis M. Steen, c/o Camden Property Trust, 3 Greenway Plaza, Suite 1300, Houston, Texas 77046, in writing before your Camden common shares have been voted by the proxy holders at the meeting, (2) deliver to Camden’s Secretary before the date of the meeting your revised proxy instructions or (3) attend the meeting and vote your Camden common shares in person.

Cost of this Proxy Solicitation

     Camden will pay the cost of its proxy solicitation. Camden will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. We also expect that several of our employees will solicit Camden common shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

List of Camden Common Shareholders

     A list of Camden common shareholders entitled to vote at the Camden special meeting will be available at the Camden special meeting and for ten days before the meeting between the hours of 9:00 a.m. and 5:00 p.m., Central Time, at Camden’s corporate offices located at 3 Greenway Plaza, Suite 1300, Houston, Texas 77046. You may arrange to review this list by contacting Dennis M. Steen, the Secretary of Camden.

THE SUMMIT SPECIAL MEETING

Date, Time, Place and Purpose of the Summit Special Meeting

     The special meeting of the Summit common stockholders is scheduled to be held on     ,     , 2005 at 10:00 a.m., Eastern Time, at          , Charlotte, North Carolina. It may be adjourned or postponed to another date and/or place for proper purposes. The purpose of the meeting is to consider and vote on a proposal to approve the merger agreement and the merger of Summit with and into Camden Summit. The Summit common stockholders also might be asked to vote on a proposal to adjourn the Summit special meeting for the purpose of allowing additional time for the solicitation of additional votes to approve the merger agreement and the merger.

Who Can Vote

     You are entitled to vote your Summit common stock if Summit’s stockholder records showed that you held your Summit common stock as of the close of business on     , 2004. At the close of business on that date, a total of                 shares of Summit common stock were outstanding and entitled to vote. Each share of Summit common stock has one vote. The enclosed proxy card shows the number of shares of Summit common stock that you are entitled to vote.

Voting by Proxy Holders

     If you hold your Summit common stock in your name as a holder of record, you may instruct the proxy holders how to vote your Summit common stock by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. The proxy holders will vote your Summit common stock as provided by those instructions. If you give us a signed proxy without giving specific voting instructions, your Summit common stock will be voted by the proxy holders in favor of the proposal to approve the merger agreement and the merger. If your shares of Summit common stock are held by a broker, bank or other nominee, you will receive instructions from your nominee that you must follow to have your common stock voted.

Quorum and Required Vote

     A quorum of stockholders is required to hold a valid meeting. The required quorum for the transaction of business at the special meeting is a majority of the outstanding shares of Summit common stock entitled to vote and present, in person or by proxy, at the Summit special meeting. All shares of Summit common stock represented at the Summit special meeting, including abstentions and “broker non-votes,” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. “Broker non-votes” are shares held by a broker or other nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.

     Approval of the merger agreement and the merger requires the affirmative vote of the holders of at least a majority of the shares of Summit common stock entitled to vote at the Summit special meeting and outstanding on the record date,     , 2004.

     It is expected that brokers and other nominees in the absence of instructions from beneficial owners of shares will not have discretionary authority to vote those shares on the merger agreement and the merger. Because approval of the merger agreement and the merger requires the affirmative vote of a specified percentage of outstanding shares of Summit common stock, abstaining, not voting on the proposal or failing to instruct your broker on how to vote shares of Summit common stock held for you by the broker, will have the same effect as a vote against the merger agreement and the merger.

     As of the record date for the Summit special meeting, directors, executive officers and their affiliates beneficially owned, excluding share options and Operating Partnership units held by them,     Summit

common shares, representing approximately     % of the outstanding Summit common shares entitled to vote at the Summit special meeting.

Abstentions and Broker Non-Votes

     Abstentions will have the same effect as voting against approval of the merger agreement and the merger.

     Under the listing requirements of the NYSE, brokers who hold shares of Summit common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matter that the NYSE determines to be “non-routine,” such as approval of the merger agreement and the merger, without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your Camden common shares in “street name,” your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus.

Voting on Other Matters

     We are not now aware of any matters to be presented at the special meeting except for those described in this joint proxy statement/prospectus. If any other matters not described in this joint proxy statement/prospectus are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your Summit common stock. If the meeting is adjourned or postponed, your Summit common stock may be voted by the proxy holders on the new meeting date as well, unless you have revoked your proxy instructions before that date.

How You May Revoke Your Proxy Instructions

     To revoke your proxy instructions, you must (1) so advise Summit’s Secretary, Michael G. Malone, c/o Summit Properties Inc., 309 East Morehead Street, Suite 200, Charlotte, North Carolina 28202, in writing or by facsimile before your Summit common stock has been voted by the proxy holders at the meeting, (2) deliver to Summit’s Secretary before the date of the meeting your revised proxy instructions, or (3) attend the meeting and vote your Summit common stock in person.

Cost of this Proxy Solicitation

     Summit will pay the cost of its proxy solicitation. Summit will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. We also expect that several of our employees will solicit Summit common stockholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

List of Summit Common Stockholders

     A list of Summit common stockholders entitled to vote at the Summit special meeting will be available at the Summit special meeting and for ten days before the meeting between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time, at Summit’s corporate offices located at Summit Properties Inc., 309 East Morehead Street, Suite 200, Charlotte, North Carolina 28202. You may arrange to view this list by contacting Michael G. Malone, the Secretary of Summit.

THE MERGER

General

     The merger agreement provides for a merger of Summit with and into Camden Summit. Camden Summit will be the surviving corporation in the merger and Summit will cease to exist. The merger will be completed as soon as practicable following the approval by Camden shareholders of the issuance of Camden common shares pursuant to the merger agreement, the approval of Summit stockholders of the merger agreement and the merger, the approval by limited partners of the merger and the second amended and restated limited partnership agreement of the Operating Partnership and the other conditions to the merger are satisfied or waived. The closing of the merger is conditioned upon obtaining all such approvals. Pursuant to the terms of the merger agreement, in no event will the merger close prior to January 4, 2005. Upon conversion of the outstanding shares of Summit common stock into the merger consideration, the Summit common stock will be cancelled and retired and will cease to exist.

     If the merger is completed, Summit stockholders will receive, at the election of each stockholder, the right to receive for each share of Summit common stock that they own, either $31.20 in cash or .6687 of a Camden common share, subject to reallocation as described under “The Merger Agreement—Reallocation of Stockholder Elections.” Generally, the .6687 exchange ratio is fixed and may only be increased in certain limited circumstances as described under “The Merger Agreement—Summit Price-Based Termination Right.”

     Holders of Summit common stock that receive the share consideration will not receive certificates or scrip representing fractional Camden common shares. Instead, each holder of Summit common stock otherwise entitled to a fractional share interest in Camden will be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying the average closing price of an Camden common share on the NYSE on the five trading days immediately preceding the closing date of the merger by the fraction of a Camden common share which such holder of Summit common stock would otherwise be entitled to receive.

Background of the Merger

     In pursuing their strategies for enhancing stockholder value, each of Summit and Camden have from time to time considered opportunities for acquisitions, joint ventures and other strategic alliances.

     On February 26, 2004 and again on February 27, 2004, Steven R. LeBlanc, Summit’s president and chief executive officer, in response to an unsolicited call from the president and chief executive officer of an investment advisor (“Advisor A”) to a real estate fund (the “Fund”), met with the president and chief executive officer of Advisor A and at this meeting, Mr. LeBlanc and the president and chief executive officer of Advisor A discussed, in general terms, a potential business combination between Summit and the Fund. At the meetings, Advisor A orally proposed an all cash purchase price of $26.00 per share of Summit common stock.

     On February 27, 2004, Mr. LeBlanc discussed with Summit’s outside legal advisor, Goodwin Procter LLP, the duties of management and the Summit board with regard to Advisor A’s unsolicited oral proposal.

     On March 2, 2004, Mr. LeBlanc and the president and chief executive officer of Advisor A had a telephone conversation in which they discussed in further detail Advisor A’s unsolicited oral proposal.

     Between February 26, 2004 and March 3, 2004, Mr. LeBlanc informed each member of the Summit board that he had been contacted by the president and chief executive officer of Advisor A and explained the nature of his conversations with Advisor A.

     On March 4, 2004, at a regularly scheduled meeting of the Summit board, Mr. LeBlanc reported on his earlier conversations with Advisor A, as well as his discussions with Summit’s outside legal advisor, Goodwin Procter LLP, regarding the board’s duties in reviewing an unsolicited oral proposal such as that made by Advisor A. Mr. LeBlanc also reviewed with the Summit board Summit’s current five-year business plan and the anticipated return to stockholders if Summit continued as an independent company and successfully implemented the five-year business plan. The Summit board discussed the oral proposal presented by Advisor A and addressed, in general, the question of which enterprise valuation measures Summit should use to evaluate the oral proposal. The Summit board determined that it would be in the best interests of Summit’s stockholders to decline the oral proposal of $26.00 per share in light of the substantial shortfall between the proposed price and the board’s view of the range of values of Summit.

     On March 5, 2004, Mr. LeBlanc spoke with the president and chief executive officer of Advisor A and conveyed the determination made by the Summit board at the March 4, 2004 meeting to decline the oral proposal that was made by Advisor A.

     On March 11, 2004, the president and chief executive officer of Advisor A delivered a letter to Mr. LeBlanc stating that the Fund remained interested in pursuing a business combination with Summit and conveyed Advisor A’s belief that there could be some flexibility with regard to the price per share offered by Advisor A if justified by its due diligence.

     On March 22, 2004, Mr. LeBlanc had a conversation with the chairman of the board and chief executive officer of a public multifamily real estate investment trust (“Company A”). During the last several years, representatives of Summit had, from time to time, had conversations with representatives of Company A regarding a potential business combination between Summit and Company A. Although the parties discussed in general terms the possibility of a business combination between the two companies during this conversation, it did not result in the parties engaging in more significant discussions at this time.

     On April 7, 2004, the president and chief executive officer of Advisor A delivered to Mr. LeBlanc and the members of the Summit board a written offer regarding a potential business combination with the Fund in which the public stockholders of Summit would receive $26.00 in cash for each share of Summit common stock and the limited partners of Summit’s operating partnership (other than Summit) would receive $26.00 in cash for each unit of limited partnership unless they elected to receive a preferred equity security in the operating partnership. The offer stated that it was not contingent on any equity or debt financing. In addition, the offer included a commitment to work with Summit with respect to appropriate employment arrangements for Summit employees, including senior management, in connection with a potential business combination. These employment arrangements would address severance, forgiveness of employee loans, including gross-up for taxes, compensation, relocation policy, employee benefits, job descriptions and other employment policies. Advisor A also stated that its offer price was based only on public information and it could be in a position to increase its offer price following appropriate due diligence.

     Following the receipt of Advisor A’s April 7 letter, Mr. LeBlanc had informal conversations with each member of Summit’s board regarding Advisor A’s written unsolicited offer. In addition, in light of the continued expression of interest from Advisor A, Mr. LeBlanc solicited advice from certain members of the Summit board regarding the engagement of a financial advisor. Following these conversations, Summit engaged JPMorgan to act as Summit’s exclusive financial advisor with respect to the proposal made by Advisor A and to, among other things, assist the Summit board with its financial analysis of Summit’s valuation and the offer.

     On April 21, 2004, the president and chief executive officer of Advisor A called Mr. LeBlanc and reaffirmed Advisor A’s interest in a potential business combination with Summit at an offer of $26.00 per share of Summit common stock. Mr. LeBlanc noted that he would need time to formally consult with the Summit board and Summit’s advisors to determine whether Summit should continue discussions with Advisor A regarding its offer. The president and chief executive officer of Advisor A agreed to give Summit more time to consider its offer.

     On April 22, 2004, at a regularly scheduled meeting of the Summit board, the Summit board continued its discussions with senior management concerning Summit’s growth strategy. The Summit board also further discussed Advisor A’s written unsolicited offer.

     On May 2, 2004, the president and chief executive officer of Advisor A called Mr. LeBlanc to further discuss its written offer including the possibility of beginning due diligence on Summit and to advise Mr. LeBlanc that it had engaged a financial advisor.

     On May 6, 2004, Advisor A’s legal advisor delivered a letter to Goodwin Procter LLP that included a term sheet setting forth key transaction terms and reaffirming an offer price of $26.00 per share of Summit common stock. The term sheet also proposed that Advisor A would make every attempt to accommodate the employment goals of each member of the senior management team. Advisor A offered to meet with the Summit board at the next board meeting scheduled for May 11, 2004.

     On May 11, 2004, at a regularly scheduled meeting of the Summit board, Mr. LeBlanc provided the Summit board with an update of all communications between himself and Advisor A. Goodwin Procter LLP and Summit’s special Maryland counsel, Venable LLP, advised the directors concerning their duties under applicable law in regard to unsolicited proposals. They also advised the directors on matters related to Summit’s role as the general partner of Summit’s operating partnership.

     After this discussion, representatives of JPMorgan presented to the Summit board a summary of the proposal from Advisor A, a review of the real estate and capital markets in the multifamily industry generally, a valuation overview and an analysis of strategic alternatives that Summit might consider in order to maximize long-term stockholder value in Summit. In connection with its analysis of possible strategic alternatives, JPMorgan presented to the Summit board the names of nine public companies as potential candidates for a business combination with Summit and further advised that private acquirors also might be interested in a potential combination with Summit. Following a discussion among the members of the Summit board with JPMorgan regarding the potential candidates and the likelihood of each potential candidate’s interest in pursuing a business combination, the Summit board concluded that Summit and its stockholders would be well served if JPMorgan made preliminary inquiries regarding a business combination with those potential candidates identified by JPMorgan that were viewed as those candidates most likely to have an interest in a business combination with Summit.

     In addition, JPMorgan was instructed to contact Advisor A’s financial advisor to discuss Advisor A’s offer and Mr. LeBlanc was instructed to contact the president and chief executive officer of Advisor A to further discuss Advisor A’s offer.

     On May 12, 2004, Mr. LeBlanc met with the president and chief executive officer of Advisor A to discuss Advisor A’s offer. At that time, Advisor A informed Mr. LeBlanc that it would not enter into a confidentiality and standstill agreement unless first having an understanding with the Summit board with regard to the key transaction terms, including an agreement on the offer price of $26.00 per share.

     Between May 15, 2004 and May 19, 2004, Mr. LeBlanc updated each member of the Summit board regarding his discussions with the president and chief executive officer of Advisor A.

     On May 19, 2004, representatives of JPMorgan and representatives of Advisor A’s financial advisor met in person to discuss Advisor A’s April 7 offer. Representatives of Advisor A’s financial advisor provided an overview of Advisor A’s offer to the representatives of JPMorgan, highlighting capital market reference points.

     Between May 12 and May 21, 2004, representatives of JPMorgan communicated with representatives of three public residential real estate investment trusts, referred to as Company B, Company C, Company D, and a pension fund regarding a potential business combination with Summit. Following these preliminary conversations, the pension fund indicated to JPMorgan that it was not likely to be interested in pursuing a potential business combination with Summit.

     On May 21, 2004, at a special telephonic meeting of the Summit board, representatives of JPMorgan summarized their discussions with Advisor A’s financial advisor and informed the Summit board that Advisor A’s valuation of Summit was based upon publicly-available information. Following a discussion, JPMorgan was instructed to contact Advisor A to determine whether Advisor A would be interested in executing a confidentiality and standstill agreement in order for Advisor A to receive confidential non-public information that might cause it to reconsider its offer price. Representatives of JPMorgan also updated the Summit board regarding its preliminary conversations with a representative of each of Company B, Company C and Company D, each of which had demonstrated an interest in continuing conversations regarding a business combination with Summit. The Summit board instructed JPMorgan to follow up with a representative of each of Company B, Company C and Company D to further discuss or determine its respective interest in pursuing a business combination with Summit and to indicate to each party that the threshold price was $30.00 per share.

     Following this meeting, Company B indicated to JPMorgan that it was not interested in continuing discussions.

     On May 22, 2004, Mr. LeBlanc delivered a letter to the president and chief executive officer of Advisor A offering to meet with Advisor A to explain in further detail why the Summit board believed that Advisor’s A offer was not adequate. Mr. LeBlanc also offered Advisor A the opportunity to meet with the Summit board and again offered Advisor A the opportunity to enter into a confidentiality and standstill agreement with Summit in order to receive non-public information.

     On May 26, 2004, at a regularly scheduled meeting of the Summit board, the Summit board discussed the status of Advisor A’s proposal and determined that Summit’s management and advisors should continue to pursue discussions with a limited number of public residential real estate investment trusts, including Company C and Company D, regardless of any further action taken by Advisor A. In addition, the Summit board instructed Mr. LeBlanc to contact Camden and solicit its interest in a business combination transaction with Summit.

     On May 28, 2004, Mr. LeBlanc telephoned the president and chief executive officer of Advisor A and informed him that the Summit board had again considered Advisor A’s offer. Mr. LeBlanc informed Advisor A that Summit would enter into a confidentiality and standstill agreement with Advisor A. However, Advisor A did not agree to enter into a confidentiality and standstill agreement.

     On May 28, 2004, the president and chief executive officer of Advisor A delivered to Mr. LeBlanc and the members of the Summit board a letter reaffirming Advisor A’s intention to stand behind its $26.00 per share offer. He also reaffirmed that Advisor A would not enter into a confidentiality and standstill agreement unless there was an agreement in principle on the key transaction terms, which remained unchanged from the proposed terms attached to the May 6 letter. The proposed terms included an undertaking to work with Summit as to appropriate employment arrangements for Summit employees including senior management, in connection with a potential business combination. These employment arrangements would address severance forgiveness of employee loans, including gross-up for taxes, compensation, relocation policy, employee benefits, job descriptions and other employment policies.

     On June 1, 2004, Mr. LeBlanc had a discussion with Richard J. Campo, chairman of the board and chief executive officer of Camden, regarding Camden’s interest in a business combination transaction at a threshold price of $30.00 per share.

     From May 26, 2004 through June 8, 2004, representatives of JPMorgan contacted Company C, Company D and Camden to formally solicit their interest in a business combination transaction with Summit and requested that each company execute a confidentiality and standstill agreement. The three companies were again informed of a threshold offer of $30.00 per share. Company C, Company D and Camden each reaffirmed its interest in continuing the process. Each of Company C, Company D and Camden executed a confidentiality and standstill agreement. JPMorgan distributed select confidential information to each of Company C, Company D and Camden with instructions to each company that they had approximately two weeks to analyze the information and provide an indication of value.

     On June 11, 2004, the president and chief executive officer of Advisor A called Mr. LeBlanc and made arrangements for representatives of Advisor A to make an in-person presentation on June 24, 2004 to members of the Summit board regarding its offer.

     Between June 18 and 21, 2004, representatives of JPMorgan had telephone conversations with representatives of each of Company C, Company D and Camden to review its respective proposed indication of interest and underlying assumptions.

     On June 22, 2004, Mr. LeBlanc received a call from a representative of Company A requesting that William B. McGuire, Jr., the co-chairman of the Summit board, speak with the chairman and chief executive officer of Company A. Shortly thereafter, Mr. McGuire spoke with the chairman and chief executive officer of Company A. They had a conversation regarding a potential business combination between the companies that did not result in the parties engaging in further discussions.

     On the morning of June 24, 2004, the Summit board and certain members of Summit management that were not members of the Summit board met with representatives of Advisor A to discuss and review Advisor A’s offer.

     Later on June 24, 2004, at a regularly scheduled meeting of the Summit board, the directors reported to senior management not present at the earlier meeting and Summit’s legal and financial advisors that representatives of Advisor A had not conveyed any new material information regarding Advisor A’s offer and Advisor A had not increased its offer from the initial offer price of $26.00 per share.

     Representatives from JPMorgan then presented to the Summit board the initial indication of interest that JPMorgan had orally received from each of Company C, Company D and Camden and also updated the Summit board on JPMorgan’s related conversations with each of the three companies. Following this presentation, the Summit board discussed these initial indications of interest and noted that none of the three companies had proposed a price of at least $30.00 per share. Following this discussion, JPMorgan was instructed to contact each of Company C, Company D and Camden and offer to provide additional confidential information and to determine if any of Company C, Company D or Camden would increase its respective bid. Shortly thereafter, JPMorgan distributed additional information to Company C, Company D and Camden and requested a revised indication of interest by mid-July.

     On June 26, 2004, Advisor A rescinded its offer.

     During the remainder of June and through early July, Mr. LeBlanc and Summit’s legal and financial advisors continued to have various conversations with each of Company C, Company D and Camden regarding the possibility of a business combination with Summit.

     On July 13, 2004 and July 14, 2004, representatives of JPMorgan received updated indications of interest from each of Company C, Company D and Camden.

     On July 22, 2004, at a special telephonic meeting of the Summit board, representatives of JPMorgan described to the Summit board the updated indications of interest received from Company C, Company D and Camden. Company C proposed an all cash transaction at $29.00 per share. Company D’s proposal, comprised of a mix of cash and stock, was valued at $29.00 per share. Camden’s proposal, comprised of all stock, was valued at $28.50 per share although Camden proposed an alternative transaction comprised of stock with a value of $22.80 and the establishment of a liquidating trust with an estimated value to be equal to $7.20 per share that would require the sale of Summit assets before Summit stockholders would realize this estimated value. Following a discussion among the members of the Summit board, the board instructed Mr. LeBlanc to convey to the chief executive officer of Company C that Summit would be willing to enter into an exclusivity agreement with Company C if its all cash offer was increased to $30.00 per share.

     Following the meeting, Mr. LeBlanc contacted the chief executive officer of Company C with regard to increasing its all cash offer to $30.00 per share. Company C subsequently indicated that it would not be interested in a business combination with Summit at that price.

     On August 4, 2004, a conversation took place between Messrs. LeBlanc and Campo with regard to Camden increasing its offer to $30.00 per share of Summit common stock.

     On August 5, 2004, Mr. Campo sent a letter to Mr. LeBlanc revising Camden’s previous indication of interest and offering a purchase price with a value of $30.00 per share of Summit common stock, payable in a mix of Camden common shares valued at $17.97 per share and cash equal to $12.03. The offer also provided that funding for a portion of the cash component of the proposed business combination would be generated through the sale of properties held by Summit and Camden.

     During the week of August 9, 2004, conversations were held between representatives of JPMorgan and Mr. Campo regarding Camden’s revised indication of interest.

     During the week of August 23, 2004, additional conversations regarding Camden’s revised indication of interest were held between Mr. Campo and representatives of JPMorgan, during which Mr. Campo requested a meeting with the Summit board.

     On August 27, 2004, at a special meeting of the Summit board, Mr. LeBlanc provided the Summit board with an update on the status of ongoing discussions with Camden. Mr. LeBlanc also informed the Summit board that Company B had indicated to him that it would not be interested in a business combination with Summit at a price of $30.00 per share. At the invitation of the Summit board, Mr. Campo and Mr. D. Keith Oden, president and chief operating officer of Camden, joined the meeting by telephone and described the proposed terms of a merger between Camden and Summit. The presentation also included an overview of Camden’s history and operating strategy and a discussion of Camden’s development pipeline and operating markets. After Messrs. Campo and Oden left the meeting, JPMorgan summarized Camden’s proposed offer. The Summit board instructed JPMorgan to follow up with Camden to clarify some of the terms of its proposed offer.

     On August 28, 2004, JPMorgan and Goodwin Procter LLP delivered to Mr. Campo, on behalf of Summit, a written list of follow-up questions requesting further details regarding, among other things: the proposed exchange ratio and potential for a price collar; planned asset sales and the timing of such sales; Camden’s operating strategy; financing sources for a potential transaction; and the manner in which Camden proposed obtaining the consent of the limited partners of Summit’s operating partnership in light of the fact that Camden is not structured as an “UPREIT” similar to Summit.

     On August 30, 2004, Mr. Campo responded in writing to the questions posed by Summit. On August 30 Messrs. McGuire, Paulsen, Campo and Oden met in-person to discuss Camden’s responses to these questions and other matters relating to Camden’s proposal and its operating strategies and philosophies. These discussions continued on August 31 among Messrs. McGuire, Paulsen, LeBlanc, Campo and Oden.

     Between August 30, 2004 and September 9, 2004, Mr. LeBlanc and Mr. Campo and representatives of Summit’s financial and legal advisors continued to discuss proposed terms for a potential transaction between Summit and Camden.

     On September 9, 2004, Summit provided Camden and its representatives with a preliminary draft of a non-binding term sheet outlining the material terms for a proposed transaction between Summit and Camden. The non-binding term sheet proposed, among other things, that Summit stockholders would be given the opportunity to elect, on a share-by-share basis, to receive either cash or Camden common shares at a fixed exchange ratio for each share of Summit common stock, subject to a limitation on the amount of cash to be issued in the proposed transaction, the rights of the parties to terminate the transaction, including Summit’s right to terminate the transaction and “walk away” if the trading price of Camden common shares decreased below a certain value, the ability of the Summit board to respond to unsolicited inquiries following announcement of the transaction, including the right of the Summit board to terminate the transaction in the exercise of its fiduciary duties, the addition of Messrs. McGuire and Paulsen as members of Camden’s board of trust managers, the conditions to closing the merger, the treatment of employee compensation and benefits and the limited circumstances under which a termination fee would be paid. The non-binding term sheet also proposed that the limited partners of the Operating Partnership would be offered the opportunity to redeem their partnership units for cash in the same amount as that being offered to Summit stockholders or to remain as a limited partner following the proposed transaction.

     On September 10, 2004, Mr. Campo and Alex Jessett, vice president of finance and treasurer of Camden, and Mr. LeBlanc and Gregg D. Adzema, executive vice president and chief financial officer of Summit, met in-person to discuss the September 9 non-binding term sheet.

     Between September 10 and 17, 2004, the parties’ respective management teams and respective legal and financial advisors continued to negotiate the terms of the proposed transaction and on September 17, the parties agreed on the material terms of the transaction, including among other things, that Summit stockholders would be given the opportunity to elect, on a share-by-share basis, to receive either $31.20 in cash or Camden common shares at a fixed exchange ratio of 0.6745 for each share of Summit common stock, subject to a limitation on the amount of cash to be issued in the proposed transaction.

     On September 17, 2004, at a special telephonic meeting of the Summit board, JPMorgan presented to the Summit board an overview of Camden’s offer including, among other matters, the offer value of $31.20 per share, the premium to Summit’s stockholders, the mix of cash and stock consideration, the aggregate amount of cash consideration, Summit’s “walk-away” right if Camden’s share price dropped below a certain level and the addition of

Messrs. McGuire and Paulsen as members of Camden’s board of trust managers. The Summit board directed management and Summit’s advisors to proceed with the due diligence process and prepare and negotiate a merger agreement.

     In addition, on September 17, 2004, Summit, Camden and their respective legal advisors, Goodwin Procter LLP and Locke Liddell & Sapp LLP, commenced negotiations with regard to a non-binding term sheet that set forth the principal terms with regard to the amendment and restatement of the limited partnership agreement of the Operating Partnership in connection with the proposed merger and the treatment of the limited partners in the transaction.

     On September 23, 2004, Camden, Summit and their respective legal advisors commenced negotiations with regard to the merger agreement.

     Between September 20 and September 28, 2004, each of Summit and Camden and their respective advisors conducted due diligence with respect to each other. In addition, during this period, the parties’ respective management teams and the parties’ respective legal and financial advisors continued to negotiate the terms of the merger agreement and ancillary agreements, including, among other things, the second amended and restated agreement of limited partnership of Summit’s operating partnership, tax protection and registration rights arrangements and the voting agreement. During this period, a number of drafts of the merger agreement and ancillary documents were negotiated and exchanged between the parties.

     Pursuant to an engagement letter dated September 30, 2004, Summit formally retained JPMorgan as its exclusive financial advisor in connection with the proposed merger.

     On October 3, 2004, the parties agreed that, based in part on the trading price of Camden common shares during the week of September 27, 2004, the exchange ratio would be set at 0.6687.

     On the morning of October 4, 2004, the Summit board held a special meeting at which all of the directors, Summit’s senior management and representatives of JPMorgan, Goodwin Procter LLP and Venable LLP were present in person or telephonically. Prior to the meeting, Goodwin Procter LLP had provided each member of the Summit board with a copy of the merger agreement and with summaries of the merger agreement and the related transactions. JPMorgan made a presentation of its financial analysis with respect to the possible combination of Summit and Camden, and then rendered an oral opinion to the Summit board, subsequently confirmed in writing on October 4, 2004, to the effect that as of October 4, 2004, the consideration to be received by holders of Summit common stock (including with respect to equity securities convertible into, or redeemable by Summit under certain circumstances for, shares of Summit common stock, any holders thereof on an as-converted or as-redeemed basis, as the case may be) in the merger, was fair, from a financial point of view, to such holders. Goodwin Procter LLP made a presentation to the Summit board in which it explained the material terms of the proposed merger agreement and related ancillary documents, including closing conditions, termination rights and provisions regarding break-up fees and termination expenses. Following these presentations, the Summit board engaged in a discussion and asked various questions of JPMorgan and Goodwin Procter LLP regarding the proposed merger, and after such discussion and deliberation, determined that the merger was in the best interests of Summit and its stockholders and unanimously approved the merger agreement and the merger.

     On the morning of October 4, 2004, the Camden board held a special meeting at which all but one of the trust managers, Camden’s senior management and representatives of Locke Liddell & Sapp LLP, Camden’s legal advisor, and Deutsche Bank, Camden’s financial advisor, were present in person or telephonically. Prior to the meeting, Locke Liddell & Sapp LLP had provided each member of the Camden board with a copy of the merger agreement and with summaries of the merger agreement and the related transactions. Deutsche Bank made a presentation of its financial analysis with respect to the possible combination of Camden and Summit, and then rendered an oral opinion to the Camden board, subsequently confirmed in writing on October 6, 2004, to the effect that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration was fair, from a financial point of view, to Camden. Locke Liddell & Sapp LLP made a presentation to the Camden board in which it explained the material terms of the proposed merger agreement and related ancillary documents, including closing conditions, termination rights and provisions regarding break-up fees and termination expenses. Following these presentations, the Camden board engaged in a discussion and asked various questions of management, Deutsche Bank and Locke Liddell & Sapp LLP regarding the proposed merger, and after such discussion and deliberation, unanimously, with one member not present, determined that the merger was in the best interests of Camden and its shareholders and approved and adopted the merger agreement and the merger. Following such approval, the Camden board, by unanimous written consent, determined that the merger was in the best interests of Camden and its shareholders and approved and adopted the merger agreement and the merger.

     The merger agreement was signed by Camden, Camden Summit and Summit on the afternoon of October 4, 2004. After the closing of the New York Stock Exchange on October 4, 2004, Camden and Summit issued a joint press release announcing the execution of the merger agreement.

     On October 6, 2004, an amendment to the merger agreement was signed by Camden, Camden Summit and Summit. A copy of the merger agreement, as amended, is attached to this joint proxy statement/prospectus as Annex A.

Camden’s Reasons for the Merger; Recommendation of the Camden Board

     The Camden board has unanimously approved and adopted the merger agreement and the merger. The Camden board believes that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of Camden common shares to Summit stockholders, are advisable and in the best interests of Camden and its shareholders. Accordingly, the Camden board unanimously recommends that Camden shareholders approve the issuance of Camden common shares pursuant to the merger agreement.

     Set forth below is a discussion of all material positive and negative factors considered by the Camden board in making its determination to approve and adopt the merger agreement and the merger.

     Positive Factors Considered by the Camden Board

     In making its determination with respect to the merger agreement and the merger, the Camden board discussed with Camden senior management, as well as its financial and legal advisors, and considered a number of factors, including the following material positive factors:

•	the uniqueness of the opportunity presented by the merger for Camden to acquire a significant portfolio of high-quality apartment properties, most of which are located in new, East coast markets such as Southeast Florida, metro Washington, D.C. and Atlanta, which complements Camden’s existing footprint in Florida and North Carolina while further diversifying Camden’s portfolio with the addition of new regions, and the view of Camden senior management that this portfolio likely could not be replicated through acquisitions of individual assets;

•	the acceleration of Camden’s strategic plan of lowering its concentration in Las Vegas, Houston and Dallas and increasing its presence on the East coast, and accomplishing this diversification strategy in a matter of months rather than what would have otherwise taken years to accomplish;

•	the alignment with Camden’s strategy to increase its presence in core markets with high employment growth, which Camden management believes is intrinsically linked to multifamily performance, by acquiring well-located properties in metro Washington, D.C., Southeast Florida, Atlanta, Raleigh and Charlotte, all of which are projected to be in the top 26 employment growth markets for the next five years and some of which have significant impediments to new apartment supply;

•	the potential for the merger and the spin-off transaction, by increasing the number of multifamily properties operated by Camden by approximately 28% based on number of units and decreasing the average age of Camden’s overall asset age from eleven to nine years, to solidify Camden’s position as the fifth largest publicly-held owner and operator of multifamily properties in the United States;

•	the estimated operational and general and administrative cost savings of approximately 60% in the first year of operations primarily from savings in executive compensation, corporate administrative functions and regulatory costs;

•	the opportunity presented by the merger for Camden to combine its $430 million current and future development pipeline with Summit’s $620 million development pipeline primarily in the metro Washington, D.C. and Southeast Florida markets;

•	that the number of Camden common shares and partnership units required to be issued in the merger and the partnership transaction was fixed and would not be adjusted except, at Camden’s election, in the case of a significant decline in the trading price of Camden common shares during a period prior to closing;

•	the due diligence review of Summit and its assets conducted by Camden management and its advisors, including, among other things, site tours of a significant number of Summit’s operating properties and all of Summit’s development properties, and Camden management’s favorable assessment of the quality of Summit’s assets and the significant barriers to additional supply in many of Summit’s markets;

•	management’s belief that the increased size of Camden following the merger would provide greater financial flexibility to the merged company and that its increased equity market capitalization would result in greater liquidity for Camden shareholders;

•	the report by Camden management based on conversations with the rating agencies to the effect that the rating agencies viewed the transaction favorably and confirmed that Camden’s ratings would likely be affirmed, giving effect to the merger; and

•	the opinion, analyses and presentations of Deutsche Bank described under “—Opinion of Deutsche Bank” beginning on page 55, including the opinion of Deutsche Bank to the effect that, as of the date of the opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration was fair, from a financial point of view, to Camden.

     Negative Factors Considered by the Camden Board

     The Camden board also considered the following potentially negative factors in its deliberations concerning the merger and the merger agreement:

•	the need to finance the cash portion of the consideration payable to Summit stockholders and the limited partners in the merger and the partnership transaction;

•	the risk that the anticipated benefits of the merger to Camden and its shareholders might not be realized as a result of possible changes in the real estate market in Summit’s core markets;

•	the risk that the anticipated benefits of the merger to Camden and its shareholders might not be realized as a result of an inability to dispose of a portion of the portfolio in the spin-off transaction;

•	the risk of a negative reaction to the merger of financial analysts and investors and the related risk of an adverse impact on Camden’s share price;

•	the risk that the anticipated benefits of the merger to Camden and its shareholders might not be fully realized as a result of any inability to achieve the anticipated cost savings and reduction in expenses and other potential difficulties in integrating the two companies and their respective operations;

•	the additional expense that Camden will incur upon a sale of Summit properties acquired in the merger resulting from the tax protection agreement to be entered into with the limited partners of the Operating Partnership in connection with the merger;

•	the significant cost involved in connection with completing the merger and the substantial management time and effort required to effect the merger and integrate the businesses of Camden and Summit; and

•	the risk that the merger might not be completed based upon the failure to satisfy covenants or closing conditions and the resulting interruption to the business of Camden.

     The above discussion is not intended to be exhaustive of all factors considered by the Camden board, but does set forth all material positive and negative factors considered by the Camden board. The Camden trust managers unanimously approved and adopted the merger agreement and the merger and recommended approval of the merger agreement and the merger in light of the various factors described above and other factors that each such member of the Camden board felt was appropriate. In view of the wide variety of factors considered by the Camden board in connection with its evaluation of the merger and the complexity of these matters, the Camden board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Camden board made its determination based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual trust managers may have given different weights to different factors.

Opinion of Deutsche Bank

     Deutsche Bank Securities Inc., which we refer to as Deutsche Bank, has acted as financial advisor to Camden in connection with the merger. On October 4, 2004, Deutsche Bank delivered its oral opinion to the Camden board, subsequently confirmed in its written opinion dated October 6, 2004, to the effect that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration was fair, from a financial point of view, to Camden.

     The full text of Deutsche Bank’s written opinion, dated October 6, 2004, which discusses, among other things, the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Camden shareholders are urged to read this opinion in its entirety. The following summary of the Deutsche Bank opinion is qualified in its entirety by reference to the full text of the opinion.

     In connection with Deutsche Bank’s role as financial advisor to Camden, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Camden and Summit and certain internal analyses and other information furnished to it by Camden. Deutsche Bank has also held discussions with members of the senior management of Camden regarding the businesses and prospects of the companies and the joint prospects of a combined company. In addition, Deutsche Bank has:

•	reviewed the reported prices and trading activity for Camden common shares and Summit common stock;

•	compared certain financial and stock market information for Camden and Summit with similar information for certain other companies whose securities are publicly traded;

•	reviewed the financial terms of certain recent business combinations which it deemed comparable to the merger in whole or in part;

•	reviewed the terms of the merger agreement and certain related documents; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

     In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Camden or Summit, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of Camden or Summit. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and other synergies expected by management of Camden to be achieved as a result of the merger, which we collectively refer to as the synergies, made available to Deutsche Bank and used in its analysis, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Camden as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of those forecasts and projections, including the synergies, or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of its opinion.

     For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis:

•	the representations and warranties of Camden, Camden Summit and Summit contained in the merger agreement are true and correct;

•	Camden, Camden Summit and Summit will each perform all of the covenants and agreements to be performed by it under the merger agreement;

•	all conditions to the obligations of each of Camden, Camden Summit and Summit to close the merger will be satisfied without any waiver thereof; and

•	all material governmental, regulatory or other approvals and consents required in connection with the completion of the merger will be obtained and that, in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Summit or Camden (or any of their respective affiliates) is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers will be made that would have a material adverse effect on Camden or Summit or materially reduce the contemplated benefits of the merger to Camden.

     For purposes of rendering its opinion, Deutsche Bank assumed that the Average Parent Common Share Price (as defined in the merger agreement) will be equal to or greater than $39.31 per share and that consequently there will be no adjustment to the exchange ratio as permitted by the merger agreement. In addition, Deutsche Bank has been advised by Camden, and accordingly has assumed for purposes of its opinion, that the merger will be tax-free to Camden.

     Deutsche Bank’s Financial Analysis

     Set forth below is a summary of the material financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the Camden board at its meeting on October 4, 2004.

     Discounted Cash Flow Analysis. Deutsche Bank performed a discounted cash flow analysis for (i) Camden as a stand-alone entity and (ii) Summit as a stand-alone entity. Deutsche Bank calculated the discounted cash flow values for each of Camden and Summit as the sum of the net present values of:

•	the estimated future free cash flows that Camden or Summit, as the case may be, would generate for 2005 through 2009; and

•	the terminal value of Camden or Summit at the end of such period.

     The estimated future free cash flows were based on the financial projections for Summit for 2005 through 2009, and on the financial projections for Camden for 2005 through 2009, each as provided by Camden management. The terminal values for each of Summit and Camden were calculated based on projected capitalization rates for each such company for 2009 (based on projections by Camden management) and a range of terminal capitalization rates ranging from 6.50% to 7.50% for Summit and ranging from 7.25% to 8.25% for Camden. Deutsche Bank used discount rates ranging from 8.00% to 10.00% for both Summit and Camden. The discount rates for Summit and Camden were based on Deutsche Bank’s judgment of the estimated weighted average cost of Summit’s or Camden’s capital, as applicable, and the terminal capitalization rates were based on its review of the trading characteristics of each of Summit and Camden.

     Deutsche Bank observed that (i) the implied value of Summit common stock, treating Summit as a stand-alone entity, based on the discounted cash flow analysis ranged from $37.00 to $42.00 per share. Deutsche Bank compared this range of values to (i) $30.97, which represents the value per share of Summit common stock implied by the merger consideration, based on the Camden average share price over the 30-day period ending on October 1, 2004, and (ii) $31.39, which represents the value of the merger consideration per share of Summit common stock implied by the merger consideration, based on Camden closing share price of $47.12 on October 1, 2004. Deutsche Bank also observed that the implied value of Camden common shares based on the discounted cash flow analysis ranged from $41.00 to $47.00 per share and compared that range of values to (i) $47.12, the Camden share price as of October 1, 2004, and (ii) $46.08, which represents the Camden average share price over the 30-day period ending on October 1, 2004.

     Net Asset Value Analysis. Deutsche Bank performed a net asset value analysis for each of Summit and Camden. Deutsche Bank calculated the per share net asset value of each of Summit and Camden as the per share values of:

•	the stabilized multifamily real estate portfolio assets for each of Summit and Camden, as the case may be, based on a range of capitalization rates; plus

•	the property management operations of Summit or Camden, based on a fixed capitalization rate; plus or minus

•	certain other assets and liabilities, as estimated by Camden management, including consolidated debt.

     The estimated value of the real estate portfolio assets were based on estimates of 2005 net operating income, or NOI, for Summit and Camden, each as provided by Camden management, and a range of assumed capitalization rates ranging from 5.75% to 6.50% for Summit and ranging from 6.50% to 7.25% for Camden. The estimated value of the property management operations were based on estimates of net property management fees, for Camden and Summit, each as provided by Camden management, and an assumed capitalization rate of 20%.

     Deutsche Bank observed that the implied value of Summit common stock based on the net asset value analysis ranged from $36.00 to $41.00 per share. Deutsche Bank compared this range of values to (i) $30.97, which represents the value per share of Summit common stock implied by the merger consideration, based on the Camden average share price over the 30-day period ending on October 1, 2004, and (ii) $31.39, which represents the value of the merger consideration per share of Summit common stock implied by the merger consideration, based on Camden closing share price of $47.12 on October 1, 2004. Deutsche Bank also observed that the implied value of Camden common shares based on the net asset value analysis ranged from $43.00 to $48.00 per share. Deutsche Bank compared this range of values to (i) $47.12, the Camden share price as of October 1, 2004, and (ii) $46.08, which represents the Camden average share price over the 30-day period ending on October 1, 2004.

     Premiums Paid Analysis. Deutsche Bank reviewed premiums to stock price paid in thirty U.S.-based public REIT company mergers and acquisitions transactions with transaction values greater than $100 million since September 26, 2000. Deutsche Bank reviewed the premiums paid in these transactions over the price of the target stock one day, one week, and four weeks prior to the announcement of such transactions. Based on this analysis, Deutsche Bank observed a range of premiums of 10% to 20% over the market price of the target stock price one day, one week and four weeks prior to the announcement of such transactions. Deutsche Bank applied these ranges of premiums to the share price of Summit one day, one week and four weeks before the announcement of the merger, assuming the merger was announced on October 1, 2004. Deutsche Bank then calculated implied equity values of $30.42 to $33.18 per share based on the one day premium range, $28.93 to $31.56 per share based on the one week premium range, and $29.87 to $32.58 based on the four weeks premium range. Deutsche Bank compared these ranges of implied equity values per share to (i) $30.97, which represents the value per share of Summit common stock implied by the merger consideration, based on the Camden average share price over the 30-day period ending on October 1, 2004, and (ii) $31.39, which represents the value of the merger consideration per share of Summit common stock implied by the merger consideration, based on Camden closing share price of $47.12 on October 1, 2004.

     Analysis of Selected Publicly Traded Companies. Deutsche Bank reviewed certain financial information and calculated commonly used valuation measurements for Camden and Summit, as applicable, to corresponding information and measurements for groups of publicly traded companies in the multi-family property industry.

     The publicly traded companies selected in the multi-family property industry to which Summit was compared consisted of:

•	Archstone-Smith Trust

•	AvalonBay Communities Inc.

•	United Dominion Realty Trust Inc.

•	Camden

•	Gables Residential Trust

•	Post Properties Inc.

•	Mid America Apartment Communities Inc.

     The publicly traded companies selected in the multi-family property industry to which Camden was compared consisted of:

•	Archstone-Smith Trust

•	AvalonBay Communities Inc.

•	United Dominion Realty Trust Inc.

•	Gables Residential Trust

•	Post Properties Inc.

•	Mid America Apartment Communities Inc.

•	Summit

     The financial information and valuation measurements reviewed by Deutsche Bank included, among other things, ratios of share price to funds from operations, or FFO, for 2005. To calculate the trading multiples with respect to the comparable companies, Deutsche Bank used publicly available information concerning historical and projected financial performance, including analyst reports and published historical financial information and FFO estimates reported by FirstCall.

     Deutsche Bank observed that the implied value of Summit common stock based on the selected publicly traded companies analysis ranged from $25.18 to $28.78 per share using the multiple of share price to estimated 2005 FFO. Deutsche Bank compared that range of values to (i) $30.97, which represents the value per share of Summit common stock implied by the merger consideration, based on the Camden average share price over the 30-day period ending on October 1, 2004, and (ii) $31.39, which represents the value of the merger consideration per share of Summit common stock implied by the merger consideration, based on Camden closing share price of $47.12 on October 1, 2004.

     Deutsche Bank observed that the implied value of Camden common shares based on the selected publicly traded companies analysis ranged from $42.28 to $48.78 per share using the multiple of share price to estimated 2005 FFO. Deutsche Bank compared that range of values to (i) $47.12, the Camden share price as of October 1, 2004, and (ii) $46.08, which represents the Camden average share price over the 30-day period ending on October 1, 2004.

     Other than Camden and Summit themselves, which were each included in the group of companies compared to the other, none of the companies utilized in either publicly traded company analysis is identical to Camden or Summit. Accordingly, Deutsche Bank believes the analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

     Analysis of Selected Precedent Transactions. Deutsche Bank reviewed four mergers and acquisitions transactions announced since July 8, 1998 in the multi-family property industry. The transactions reviewed, which are referred to as the selected transactions, are:

Date announced	Target	Acquirer
05/04/01	Charles E. Smith Residential	Archstone Communities Trust
07/17/00	Grove Property Trust	Equity Residential Properties
12/04/98	Irvine Apartment Comm.	The Irvine Company
07/08/98	Merry Land & Investment Co.	Equity Residential Properties

     Deutsche Bank observed that the relevant multiples of estimated FFO for the year following each of the selected transactions to the share prices on the dates of announcement of such transactions ranged from 12.0x to 14.0x, which, when applied to the estimated 2005 FFO for Summit, implied a range of values of $21.59 to $25.18. Deutsche Bank compared that range of values to (i) $30.97, which represents the value per share of Summit common stock implied by the merger consideration, based on the Camden average share price over the 30-day period ending on October 1, 2004, and (ii) $31.39, which represents the value of the merger consideration per share of Summit common stock implied by the merger consideration, based on Camden closing share price of $47.12 on October 1, 2004.

     The analysis for the selected transactions was based on public information available at the time of announcement of such transactions, without taking into account differing market and other conditions during the period between July 8, 1998 and May 4, 2001, during which the selected transactions were announced.

     Exchange Ratio Analysis. Deutsche Bank analyzed the exchange ratio of closing prices per share of Summit common stock and Camden common shares from October 1, 1999 to October 1, 2004. Deutsche Bank observed the following average implied exchange ratios over various periods ending on October 1, 2004:

Average Implied
Period Ending October 1, 2004	Exchange Ratio
Current	0.587x
Prior 10 days	0.587x
Prior 20 days	0.586x
Prior 1 month	0.585x
Prior 6 months	0.545x
Prior 1 year	0.544x
Prior 2 years	0.556x
Prior 3 years	0.579x
Prior 4 years	0.619x
Prior 5 years	0.639x

     Pro Forma Combined Growth Analysis. Deutsche Bank analyzed certain pro forma effects of the merger. Based on this analysis, Deutsche Bank computed the resulting compound annual growth rate, or CAGR, of each of Camden’s projected revenue, net operating income, or NOI, earnings before interest, taxes, depreciation and amortization, or EBITDA, and FFO for the period 2005 - 2009, both as a stand-alone entity and pro forma for a combination with Summit. Deutsche Bank used estimates of projected financial performance for Camden that were provided by Camden management.

     The following chart sets forth the results of this analysis:

		Camden pro forma for
	Camden stand-alone	combination with Summit
	2005-2009 CAGR	2005-2009 CAGR
Revenue	7.3%	7.5%
NOI	8.2%	8.6%
EBITDA	8.3%	8.6%
FFO	10.8%	11.6%

     General. The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the Camden board, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

     In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Camden board as to the fairness to Camden of the merger consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by Camden management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank or Camden. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Camden, Summit or their respective advisors, neither Camden nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

     The terms of the merger were determined through negotiations between Summit and Camden and were approved by the Camden board. The decision to enter into the merger was solely that of the Camden board. As described above, the opinion and presentation of Deutsche Bank to the Camden board were only one of a number of factors taken into consideration by the Camden board in making its determination to approve the merger. Deutsche Bank’s opinion was provided to the Camden board to assist it in connection with it consideration of the merger and does not constitute a recommendation to any shareholder as to how to vote or to take any other action with respect to the merger. Deutsche Bank’s opinion does not in any manner address the prices at which Summit common stock or Camden common shares will trade after the announcement or the prices at which Camden common shares will trade after the completion of the merger.

     Camden selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Camden has retained Deutsche Bank pursuant to a letter agreement dated September 30, 2004, which is referred to as the “engagement letter.” Deutsche Bank will be paid a reasonable and customary fee for its services as financial advisor to Camden in connection with the merger, a substantial portion of which is contingent upon completion of the merger. Regardless of whether the merger is closed, Camden has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the engagement letter. Camden has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the U.S. Federal securities laws arising out of its engagement or the merger.

     Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, is referred to as the “DB Group.” One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Camden or its affiliates for which it has received compensation, including (i) Camden’s July 2004 $100 million 4.7% notes offering, for which a member of the DB Group acted as joint bookrunner, (ii) Camden’s December 2003 $200 million 5.375% senior notes offering, for which a member of the DB Group acted as co-manager, (iii) Camden’s November 2002 $150 million 5.875% senior notes offering, for which a member of the DB Group acted as joint bookrunner (this issue was increased from $150 million to $200 million), and (iv) Camden’s August 2002 $500 million credit facility, for which a member of the DB Group acted as a lender of $20 million. In the foregoing capacities, Deutsche Bank has received an aggregate of approximately $578,000 in compensation from Camden. As of October 1, 2004, Deutsche Bank’s asset management affiliates collectively held approximately 8.6% of the outstanding shares of Summit common stock.

     In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Summit and Camden for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Summit’s Reasons for the Merger; Recommendation of the Summit Board

     The Summit board believes that the merger and the merger agreement are advisable and fair to, and in the best interests of, Summit and its stockholders. The Summit board also believes that the merger will establish a combined company that is a leader in the multifamily industry. As a result, at a meeting held on October 4, 2004, the Summit board unanimously approved the merger and approved and adopted the merger agreement and resolved to recommend that the Summit stockholders vote FOR the approval of the merger and the merger agreement. In reaching its determination, the Summit board consulted with JPMorgan with respect to the financial aspects and fairness of the transaction, as well as Summit management and its legal and accounting advisors.

     In considering the recommendation of the Summit board with respect to the merger agreement and the merger, Summit stockholders should be aware that Summit directors and some of its executive officers have interests in, and will receive benefits from, the merger and the partnership transaction that differ from, or are in addition to, and, therefore, may conflict with the interests of Summit stockholders generally. See “—Conflicts of Interest of Summit Directors and Executive Officers in the Merger and the Partnership Transaction” beginning on page 69.

     Positive Factors Considered by the Summit Board

     In arriving at its determination, the Summit board considered the following factors, among others, as generally supporting its decision to approve the merger and approve and adopt the merger agreement:

•	the terms of the merger agreement and the other documents executed in connection with the merger;

•	the scale, scope, strength and diversification of markets and expected synergies that could be achieved by combining Summit and Camden, and an expectation that such a combination would create a leader in the multifamily industry;

•	the opportunity for Summit stockholders and limited partners to receive a premium over the market price for shares of Summit common stock and limited partnership units outstanding prior to the public announcement of the merger;

•	the value of the exchange ratio provided for in the merger agreement relative to the current and historical trading prices of Summit common stock and Camden common shares;

•	the expected increase in dividends to Summit stockholders who receive Camden common shares in the merger, based upon the historical dividends paid by each of Camden and Summit;

•	the opinion rendered to the Summit board by JPMorgan, described under —“Opinion of JPMorgan” beginning on page 63, that, based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration is fair, from a financial point of view, to the holders of Summit’s common stock;

•	the financial analyses of JPMorgan presented to the Summit board;

•	the fact that completion of the merger is not conditioned on Camden’s obtaining financing;

•	the fact that Summit has a price-based termination right to terminate the merger agreement and “walk away” from the merger if the value of Camden common shares decreases to below $39.31 per Camden share, during a period leading up to the merger, unless Camden elects to increase the exchange ratio;

•	the social and economic effect on Summit’s employees, including, among other things, that Camden’s benefit plans would be at least as favorable as those of Summit with a lower cost for each employee;

•	the anticipated cost savings and efficiencies available to the combined company as a result of the merger, as well as the increasing importance of economies of scale;

•	the fact that the merger consideration would consist of an amount of cash and Camden common shares, and that subject to overall limitations, Summit stockholders would be able to choose to receive either cash or stock or a combination thereof;

•	the expectation that the merger would be tax free to Summit stockholders for U.S. federal income tax purposes to the extent Camden common shares are received;

•	the expectation that the exchange offer would be tax free to limited partners of the Operating Partnership for federal income tax purposes to the extent they receive new units in the exchange offer;

•	the ability of Summit stockholders who receive Camden common shares in the merger to continue to participate in the growth of the business conducted by Camden and Summit following the merger and to benefit from the potential appreciation in value of Camden common shares;

•	the fact that Camden agreed to appoint two members of the Summit board to the Camden board, so that the interests of Summit’s stockholders would continue to be represented following the merger;

•	presentations from, and discussions with, certain executive officers of Summit and outside legal counsel and financial advisors regarding the business, real estate assets, financial, accounting and legal due diligence with respect to Camden and the terms and conditions of the merger agreement and the other documents executed in connection with the merger; and

•	the report by Summit management based on conversations of Camden with the rating agencies to the effect that the rating agencies had viewed the transaction favorably and confirmed that Camden’s ratings would not be reduced as a result of the merger.

     Negative Factors Considered by the Summit Board

     The Summit board also considered the following negative factors, among others, associated with its deliberations concerning the merger, including:

•	the risk that the benefits and expected synergies sought to be achieved by the merger will not be realized;

•	the fact that a significant portion of the consideration to be received by Summit stockholders consists of Camden common shares, and as a result, a decrease in the trading price of Camden common shares before the closing of the merger will reduce the value of the share consideration that will be received by the Summit stockholders;

•	the fact that Summit stockholders will not receive the full benefit of any future growth in the value of their equity that Summit might have achieved as an independent company, and the potential disadvantage to Summit stockholders who receive Camden common shares in the event that Camden does not perform as well in the future as Summit might have performed as an independent company;

•	the possibility that some provisions of the merger agreement, including the nonsolicitation and termination fee provisions, might have the effect of discouraging other parties potentially interested in merging with or acquiring Summit from pursuing such an opportunity;

•	the significant cost involved in connection with completing the merger, the substantial management time and effort required to effectuate the merger and integrate the businesses of the companies and the related disruption to Summit’s operations;

•	the need to obtain Summit stockholder approval, Camden shareholder approval and the approval of the holders of limited partnership interests in the Operating Partnership;

•	the risk that the cultures of the two companies may not be compatible resulting in a loss of key personnel following the merger; and

•	other applicable risks described in the section of this joint proxy statement/prospectus titled “Risk Factors.”

     The above discussion is not intended to be exhaustive of all factors considered by the Summit board, but does set forth the material factors and potential risks considered. The Summit board unanimously approved the merger and recommended approval of the merger and the merger agreement in light of the various factors described above and other factors that each such member of the Summit board felt were appropriate. In the opinion of the Summit board, the potential risk factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered by the Summit board in its determination relating to the merger.

     In view of the wide variety of factors considered by the Summit board in connection with its evaluation of the merger and the complexity of these matters, the Summit board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, the Summit board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. In considering the factors discussed above, individual directors may have given different weight to different factors.

Opinion of JPMorgan

     Pursuant to an engagement letter dated September 30, 2004, Summit exclusively retained JPMorgan as its financial advisor in connection with the proposed merger.

     At the meeting of the Summit board on October 4, 2004, JPMorgan rendered its oral opinion, subsequently confirmed in writing, to the Summit board that, as of such date, and based upon and subject to the various considerations and assumptions described in the opinion, the consideration to be received by the holders of Summit’s common stock (including with respect to equity securities convertible into, or redeemable by Summit under certain circumstances for, shares of Summit common stock, any holders thereof on an as-converted or as-redeemed basis, as the case may be) in the proposed merger was fair, from a financial point of view, to such holders. No limitations were imposed by the Summit board upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinion.

     The full text of the written opinion of JPMorgan, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Summit’s stockholders are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to the Summit board, is directed only to the consideration to be paid in the merger and does not constitute a recommendation to any stockholder of Summit as to the form of consideration such stockholder should elect to receive or as to how such stockholder should vote at the Summit special meeting. The summary of the opinion of JPMorgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, JPMorgan, among other things:

•	reviewed the Agreement and Plan of Merger among Camden Property Trust, Camden Summit, Inc. (formerly known as Camden Sparks, Inc.) and Summit Properties Inc. dated October 4, 2004;

•	reviewed certain publicly available business and financial information concerning Summit and Camden and the industry in which they operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of Summit and Camden with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Summit common stock and the Camden common shares and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the managements of Summit and Camden relating to their respective businesses; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

     JPMorgan also held discussions with certain members of the management of Summit and Camden with respect to certain aspects of the merger, and the past and current business operations of Summit and Camden, the financial condition and future prospects and operations of Summit and Camden, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

     In giving its opinion, JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Summit and Camden or otherwise reviewed by JPMorgan, and JPMorgan did not assume any responsibility or liability therefor. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any such valuations or appraisals provided to JPMorgan. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Summit and Camden to which such analyses or forecasts relate. JPMorgan also assumed that the merger will qualify as a tax-deferred reorganization under the Internal Revenue Code for United States federal income tax purposes, and that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on Summit or Camden or on the contemplated benefits of the merger.

     The projections furnished to JPMorgan for Summit and Camden were prepared by the respective managements of each company. Neither Summit nor Camden publicly discloses internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

     JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. It should be understood that subsequent developments may affect the written opinion dated October 4, 2004, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Summit common stock in the proposed merger, and JPMorgan has expressed no opinion as to the underlying decision by Summit to engage in the merger. JPMorgan expressed no opinion as to the price at which Summit’s common stock or Camden’s common shares will trade at any future time.

     In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion. In calculating per share values, JPMorgan assumed outstanding common units of partnership interests were converted into common shares, unless otherwise indicated.

     Stock Trading History Analysis. JPMorgan reviewed the historical trading prices for Summit’s common stock and noted that over the last year the low closing price was $21.18 per share and the high closing price was $27.75 per share. In addition, in order to study any meaningful price fluctuations that may have occurred in the past year, JPMorgan calculated the historical closing price averages as of September 30, 2004 (as shown below). The implied value of consideration of $31.02 per share as of September 30, 2004 (assuming conversion of partnership units to common stock) represents a 14.7% premium over Summit’s closing share price of $27.05 on September 30, 2004.

Period	Closing Price	Premium Paid
60 days average	$26.12	18.8%
Average YTD	$24.04	29.0%
52 week high	$27.75	11.8%
All-time high	$27.75	11.8%

     Comparable Public Companies Analysis. Using publicly available information, JPMorgan compared selected financial data of Summit with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to Summit. The companies selected by JPMorgan were

•	Archstone-Smith Trust

•	AvalonBay Communities, Inc.

•	BRE Properties, Inc.

•	Camden Property Trust

•	Equity Residential

•	Essex Property Trust, Inc.

•	Gables Residential Trust

•	Post Properties, Inc.

•	United Dominion Realty Trust, Inc.

     These companies were selected, among other reasons, because of their specialization in the multifamily REIT sector, geographic location, asset quality, market capitalization and capital structure. For each comparable company, JPMorgan analyzed publicly available financial performance data through September 30, 2004. JPMorgan calculated the multiples of current stock price, as of September 30, 2004, to equity analysts’ estimates for 2005 consensus funds from operations (“FFO”) as reported by First Call for each of these companies to determine the estimated 2005 FFO trading multiples. JPMorgan selected a range of multiples around the 2005 FFO median value for each multiple, resulting in a range of 14.5x to 16.0x. These multiples were then applied to Summit’s 2005 FFO per common share estimate, based on both the equity analyst consensus as provided by First Call and management’s projections, yielding implied trading values for Summit common stock of approximately $26.00 to $28.60 and $28.40 to $31.40 per share, respectively.

     Precedent Transactions Analysis. Using publicly available information, JPMorgan examined selected transactions within both Summit’s industry segment and the overall REIT industry. Specifically, JPMorgan reviewed the following transactions:

Multifamily REIT Transactions

Announced
Date	Acquirer	Target
05/04/2001	Archstone Communities	Charles E Smith Residential Realty L.P.
03/04/1999	Whitehall Street Real Estate, L.P./ Blackstone Real Estate Advisors III L.L.C.	Berkshire Realty Company, Inc.
09/24/1999	Olympus Real Estate Partners	Walden Residential Properties, Inc.
12/02/1998	The Irvine Company	Irvine Apartment Communities, L.P.
07/08/1998	Equity Residential Properties Trust	Merry Land & Investment Co.
03/08/1998	Bay Apartment Communities	Avalon Properties Inc.
12/17/1997	Camden Property Trust	Oasis Residential Inc.
08/28/1997	Equity Residential Properties Trust	Evans Withycombe Residential
08/04/1997	Post Properties, Inc.	Columbus Realty Trust
01/17/1997	Equity Residential Properties Trust	Wellsford Residential Property Trust
12/16/1996	Camden Property Trust	Paragon Group, Inc.

Recent REIT transactions

Announced
Date	Acquirer	Target
08/25/2004	Kimco Realty Corp. and DRA Advisors JV	Price Legacy Corporation
08/20/2004	General Growth Properties, Inc.	The Rouse Company
06/21/2004	Simon Property Group	Chelsea Property Group
05/03/2004	Prologis and Eaton Vance Management	Keystone Property Trust
05/29/2003	Hometown America LLC	Chateau Communities Inc.
05/14/2003	Pennsylvania REIT	Crown America Realty Trust
05/08/2003	CNL Hospitality Properties, Inc.	RFS Hotel Investors, Inc.

     JPMorgan selected these transactions because of their similarity to the merger. An analysis of these transactions showed a range of offer price to forward FFO per share of 11.1x to 13.4x and an estimated premium/discount of offer price to estimated net asset value (“NAV”) of 19.1% to 13.8% based on the median values of each metric for the two sets of comparable transactions. JPMorgan applied the range of multiples derived from such analysis to Summit’s First Call 2005 FFO per share and the range of premiums derived from such analysis to Summit’s NAV estimate reported by Green Street Advisors, Inc. as of October 1, 2004, and arrived at an estimated range of equity values for Summit common stock of between $19.90 to $24.00 and $30.40 to $31.80 per share, respectively.

     Dividend Discount Model Analysis. JPMorgan performed a dividend discount analysis for Summit based upon projections and assumptions provided by Summit’s management of projected FFO per common share and projected annual dividend payouts per share for the years ending December 31, 2004 to December 31, 2014. Under the dividend discount model methodology, implied equity values are projected by discounting dividends per share for the years 2004 through 2014 using discount rates reflecting an expected equity total return. JPMorgan calculated a range of terminal values of Summit at the end of the ten-year period ending 2014 by applying a perpetual growth rate ranging from 4.0% to 5.0% to the projected dividend of Summit in the final year of the ten-year period. The range of terminal values was then discounted to present values using a range of discount rates from 10.5% to 11.5%. JPMorgan selected these ranges of discount rates and perpetual growth rates based on JPMorgan’s estimate of expected investor total returns, discussions with Summit’s management as well as other qualitative factors, such as characteristics of Summit’s properties and asset class. The present value of the dividends and the terminal value per common share were added together to determine an estimated range of equity values for Summit’s common stock of $22.70 to $28.90 per share.

     Liquidation NAV/Share Analysis. JPMorgan arrived at an equity NAV by (1) calculating a gross real estate value by applying a range of capitalization rates from 5.3% to 5.7% to projections for Summit’s forward twelve-month real estate net operating income (“NOI”), adjusted for an assumed management fee, a reserve for capital expenditures, and recent assets sales, per discussions with Summit’s management; (2) adding the gross value of other assets, less Summit’s outstanding debt, which was marked to market, other liabilities, and assumed transaction expenses; and (3) taking the present value of the NAV assuming an average of twelve months to liquidate assets at a 15% discount rate. The equity NAV per share was then calculated by dividing the equity NAV by the number of shares of Summit common stock outstanding. This analysis indicated an implied range for the price of Summit common stock of $27.40 to $31.40 per share.

     Historical Exchange Ratio Analysis. JPMorgan reviewed the per share daily closing market price movements of Summit common stock and Camden common shares for the two-year period ended September 30, 2004, and calculated the historical exchange ratios during this period implied by dividing the daily closing prices per share of Summit common stock by those of Camden common shares and the average of those historical trading ratios for the calendar periods of 6-month, 1-year and 2-year periods ended September 30, 2004. The analysis resulted in the following average historical trading ratios for the periods indicated:

Calendar Period	Mean
September 30, 2004	0.5855x
6-month	0.5455x
1-year	0.5448x
2-year	0.5564x

     The highest historical exchange ratio on any single day during the 2-year period was approximately 0.6029x, and the lowest historical exchange ratio on any single day during this period was approximately 0.4858x. The proposed exchange ratio of 0.6687x is for the stock portion of the consideration only, which is no more than 60% of the total value of the merger consideration.

     JPMorgan also conducted a valuation analysis of Camden common shares using generally accepted valuation methods. The following is a summary of the material financial analyses performed by JPMorgan in connection with its opinion.

     Stock Trading History Analysis. JPMorgan reviewed the historical trading prices for Camden common shares and noted that over the last year the low closing price was $37.95 per share and that the high closing price was $47.96 per share.

     Comparable Public Companies Analysis. Using publicly available information, JPMorgan compared selected financial data of Camden with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to Camden. JPMorgan relied on the same set of comparable public companies as the ones used for evaluating Summit (with the exception of substituting Summit for Camden). JPMorgan selected a range of multiples around the 2005 FFO median value for each multiple, resulting in a range of 14.5x to 16.0x. These multiples were then applied to Camden’s 2005 FFO per common share estimate, based on both the equity analyst consensus as provided by First Call and management’s projections, yielding implied trading values for Camden’s common shares of approximately $49.40 to $54.60 and $47.10 to $52.00 per share, respectively.

     Dividend Discount Model Analysis. JPMorgan performed a dividend discount analysis for Camden based upon projections and assumptions provided by Camden’s management and from discussions with Summit’s management of projected FFO per common share and projected annual dividend payouts per share for the years ending December 31, 2004 to December 31, 2014. Under the dividend discount model methodology, implied equity values are projected by discounting dividends per share for the years 2004 through 2014 using discount rates reflecting an expected equity total return. JPMorgan calculated a range of terminal values of Camden at the end of the ten-year period ending 2014 by applying a perpetual growth rate ranging from 4.0% to 5.0% of the projected dividend of Camden in the final year of the ten-year period. The range of terminal values was then discounted to present values using a range of discount rates from 10.5% to 11.5%. JPMorgan selected these ranges of discount rates and perpetual growth rates based on JPMorgan’s estimate of expected investor total returns, discussion with Camden’s management as well as other qualitative factors, such as characteristics of Camden’s properties and asset class. The present value of the dividends and the terminal value per common share were added together to determine an estimated range of equity values for Camden’s common stock of $39.80 to $51.10 per common share.

     Liquidation NAV/Share Analysis. JPMorgan arrived at an equity NAV by (1) calculating a gross real estate value by applying a range of capitalization rates from 6.0% to 6.5% to projections for Camden’s forward twelve-month real estate NOI adjusted for an assumed management fee and a reserve for capital expenditures; (2) adding the gross value of other assets, less Camden’s outstanding debt, which was marked to market, other liabilities, and transaction expenses; and (3) taking the present value of the NAV assuming an average of twelve months to liquidate assets at a 15% discount rate. The equity NAV per share was then calculated by dividing the equity NAV by the number of Camden common shares outstanding. This analysis indicated an implied range for the price of Camden’s common shares of $41.90 to $47.70 per share.

     Based on the valuation analyses of Summit common stock and Camden common shares, JPMorgan calculated the implied exchange ratios derived from the historical exchange ratio analysis, comparable public companies analysis, dividend discount model analysis and liquidation NAV analysis, all described above. In addition, JPMorgan calculated the implied exchange ratio derived from Summit’s and Camden’s relative contribution of FFO and asset value. The following table is a summary of the ranges of exchange ratios implied by each valuation methodology.

Valuation Methodology	Range
Comparable Public Companies Analysis:
2005 FFO per share multiple based on equity analyst consensus as provided by First Call	0.4762x to 0.5790x
2005 FFO per share multiple based on managements’ projections	0.5462x to 0.6667x
Dividend Discount Model Analysis	0.4442x to 0.7261x
Liquidation NAV Analysis	0.5723x to 0.7494x
Contribution Analysis	0.4971x to 0.6841x

     Pro Forma Combination Analysis. Although the following analysis was not a basis for our opinion, JPMorgan also analyzed the pro forma impact of the merger on Camden’s earnings per share, consolidated capitalization and financial ratios using Summit’s and Camden’s management projections. Incorporating assumptions with respect to various structural considerations, transaction and financing costs and Camden’s estimated synergies, the combination would be accretive to Camden’s estimated FFO per share in 2005.

     The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise Summit with respect to the merger and deliver an opinion to the Summit board with respect to the merger on the basis of such experience and its familiarity with Summit.

     For services rendered in connection with the merger, Summit has agreed to pay JPMorgan a fee of $9,000,000. In addition, Summit has paid JPMorgan a fee of $500,000 for corporate defense advisory services rendered in connection with an engagement letter executed in April 2004. Furthermore, Summit has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the Federal securities laws.

     In addition, JPMorgan and its affiliates have provided investment banking and/or commercial banking services in the past for both Summit and Camden in each case for customary compensation, and currently, one of JPMorgan’s affiliates is an agent bank and lender under Camden’s unsecured credit facility, which may be drawn in whole or in part to fund a portion of the merger consideration. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Summit or Camden for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Trust Managers and Executive Officers of Camden After the Merger

     Following the merger, the eight current trust managers of Camden will remain as trust managers of the combined entity. In addition, two current directors of Summit, Messrs. McGuire and Paulsen will become trust managers of the combined entity as of the second business day after the effective time of the merger.

     Following the merger, the current executive officers of Camden will remain as executive officers of Camden. None of the current executive officers of Summit will become executive officers of Camden following the merger.

Conflicts of Interest of Summit Directors and Executive Officers in the Merger and the Partnership Transaction

     In considering the recommendation of the Summit board with respect to the merger agreement and the merger, Summit stockholders should be aware that Summit directors and some of its executive officers have interests in, and will receive benefits from, the merger and the partnership transaction that differ from, or are in addition to, and, therefore, may conflict with the interests of Summit stockholders generally. The Summit board was aware that these interests existed when it approved the merger. The material interests are summarized below.

     Agreements with Executive Officers of Summit

     Severance Agreements. Summit is party to executive severance agreements with Steven R. LeBlanc, Michael L. Schwarz, Gregg D. Adzema, Keith L. Downey, Randall M. Ell, Todd Farrell and Michael G. Malone. These agreements provide for the payment of severance benefits equal to three times such executive officer’s annual base salary and cash bonus in the event of the termination of such executive officer’s employment under certain circumstances following a “change in control” of Summit or a “combination transaction” involving a consolidation or merger. The merger with Camden will be considered a “change in control” for purposes of the executive severance agreements. The benefits payable under the terms of the executive severance agreements are subject to reduction by the amount of any severance benefits payable under applicable employment agreements. The severance payment that will be made to each senior executive officer, as a result of the merger, is approximately: $3,915,000 to Mr. LeBlanc, $2,632,500 to Mr. Schwarz, $2,163,000 to Mr. Adzema, $1,425,600 to Mr. Downey, $1,557,600 to Mr. Ell, $1,620,000 to Mr. Farrell and $1,216,800 to Mr. Malone.

     Retention Bonus Agreements. Summit is party to retention bonus agreements providing for the payment of retention bonuses of $3,800,000, $1,950,000, $1,000,000, $950,000, $950,000, $950,000 and $400,000 to Messrs. LeBlanc, Schwarz, Adzema, Downey, Ell, Farrell and Malone, respectively, provided such executive officer is still employed by Summit eleven months following a “change in control” of Summit, or such executive officer’s employment terminates under certain circumstances within six months before or eleven months after a “change in control” of Summit. The merger with Camden will be considered a “change in control” for purposes of the retention bonus agreements.

     Under the terms of the respective agreements, the retention bonuses would be payable to the executive officers in December 2005. However, if the executive officer’s employment is terminated under certain circumstances before that date, the retention bonus will be payable in any event, no later than, 11 months after the change in control.

     Employment Agreements. Summit also has entered into employment agreements with Messrs. LeBlanc, Schwarz, Adzema, Downey, Ell, Farrell and Malone.

     Under the terms of Summit’s employment agreement with Mr. LeBlanc, if Mr. LeBlanc’s employment is terminated either by Summit without “cause” or by Mr. LeBlanc for “cause” (each as defined in his employment agreement) during the original term or any extended term of his employment agreement, Mr. LeBlanc will be entitled to receive his base salary, as in effect on the date of termination, until the first anniversary of the date of termination. Under such circumstances, Mr. LeBlanc also will be entitled to receive an amount equal to the bonus paid to him in the calendar year immediately preceding such termination of his employment with Summit. It is not expected that Mr. LeBlanc will be paid any additional severance pursuant to his employment agreement in connection with the merger because the amount of the benefits payable to him under his severance agreement (described above) would be offset by any amount paid to him pursuant to his employment agreement.

     The employment agreements with Messrs. Schwarz, Adzema, Downey, Ell, Farrell and Malone do not provide for any severance amounts to be payable upon the termination of their employment with Summit. These executive officers have entered into severance agreements with Summit, however, that entitle them to severance benefits in certain circumstances as described above.

     Each of the executive officers also entered into a noncompetition agreement with Summit, or an employment agreement that includes substantially the same terms as these noncompetition agreements. Subject to certain limited exceptions, the noncompetition agreements prohibit all of the executive officers from engaging in any businesses prior to their termination of employment, other than those of Summit, without the prior written consent of the president of Summit. The noncompetition agreements also prohibit the executive officers for a two-year period following the termination of their employment with Summit, from hiring certain employees of Summit who earn more than $50,000 per year or participating in any efforts to persuade such employees to leave Summit and, for a one-year period following the termination of their employment with Summit, from engaging in any manner, directly or indirectly, in any business which engages or attempts to engage in the acquisition, development, construction, operation, management or leasing of any of Summit’s then existing communities or development or acquisition opportunities. Under the noncompetition agreements, such executive officers are prohibited from disclosing trade secrets and, for prescribed periods, other confidential information of Summit.

     Discretionary Retention Bonus. Summit will, at the discretion of its compensation committee, award additional performance retention bonuses to Messrs. LeBlanc, Schwarz, Adzema, Downey, Ell, Farrell and Malone in an amount not to exceed an aggregate of $2 million.

     Long Term Incentive Plan. Messrs. LeBlanc, Schwarz, Adzema, Downey, Ell and Malone participate in Summit’s performance bonus program, which awards a cash bonus to each executive officer determined by reference to Summit’s financial performance as compared to its peers over a three-year period. All unpaid bonuses under this program will become payable in connection with the merger, based on a shortened performance period ending prior to the effective time of the merger. The amounts payable under this program are estimated to be $1,656,000, $1,215,000, $938,000, $580,000, $580,000 and $130,000 to Messrs. LeBlanc, Schwarz, Adzema, Downey, Ell and Malone, respectively. It is expected that these amounts will be paid at or before the effective time of the merger.

     Excise Tax Gross-up Payments. A portion of the payments to be made to Messrs. LeBlanc, Schwarz, Adzema, Downey, Ell, Farrell and Malone in connection with the merger (as described herein) will constitute an “excess parachute payment” under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. The executives will be reimbursed for the amount of this excise tax and will receive an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executive will retain approximately the same net-after tax amounts that he would have retained if there were no 20% excise tax.

     Other Benefits

     Stock Options. The merger agreement provides that, at the effective time of the merger, each outstanding option to purchase shares of Summit common stock whether or not exercisable at the effective time of the merger (and regardless of the exercise price) will be cancelled in exchange for the right to receive a single lump sum cash payment, equal to the product of (x) the number of shares of Summit common stock subject to such option and (y) the excess, if any, of the “option payment” over the exercise price per share of such option. The “option payment” is calculated based on a formula set forth in the merger agreement that takes into account the exchange ratio used to calculate the merger consideration (which is subject to further adjustment as set forth in the merger agreement) and the percentage amount of cash and Camden common shares that are payable in the merger. If the exercise price per share of any such option is equal to or greater than the “option payment,” such option will be canceled without any cash payment being made in respect thereof. Assuming the continued vesting through January 1, 2005, Mr. LeBlanc has options to acquire 589,000 shares of Summit common stock, 428,200 of which are currently exercisable and 160,800 of which are not currently exercisable; Mr. Schwarz has options to acquire 229,000 shares of Summit common stock, 147,200 of which are currently exercisable and 81,800 of which are not currently exercisable; Mr. Adzema has options to acquire 132,400 shares of Summit common stock, 70,400 of which are currently exercisable and 62,000 of which are not currently exercisable; Mr. Downey has options to acquire 112,000 shares of Summit common stock, 57,400 of which are currently exercisable and 54,600 of which are not currently exercisable; Mr. Ell has options to acquire 189,000 shares of Summit common stock, 134,400 of which are currently exercisable and 54,600 of which are not currently exercisable; and Mr. Malone has options to acquire 41,000 shares of Summit common stock, 18,250 of which are currently exercisable and 22,750 of which are not currently exercisable. To the extent that these executive officers still hold such options at the effective time of the merger, the options will become exercisable and converted as described above at the effective time of the merger. In addition, the compensation committee of the Summit board may take action to accelerate the exercisability of certain options held by Summit executive officers prior to the effective time of the merger.

     Acceleration of Restricted Stock and Other Equity-based Awards. The merger agreement also provides that, at the effective time of the merger, all restricted stock and stock awards granted by Summit pursuant to certain performance based stock award agreements will no longer be subject to risk of forfeiture or vesting requirements. All shares of Summit restricted stock and shares of Summit common stock that were subject to performance based stock award agreements will be deemed vested and no longer subject to risk of forfeiture and entitled to the consideration received in the merger. At the time of the execution of the merger agreement, Mr. LeBlanc had 1,248 shares of unvested restricted stock and 35,750 shares of unvested performance based stock, Mr. Schwarz had 936 shares of unvested restricted stock and 17,875 shares of unvested performance based stock, Mr. Adzema had 10,400 shares of unvested performance based stock, Mr. Downey had 218 shares of unvested restricted stock and 10,400 shares of unvested performance based stock, Mr. Ell had 624 shares of unvested restricted stock and 10,400 shares of unvested performance based stock, Mr. Farrell had 9,600 shares of unvested restricted stock, and Mr. Malone had 203 shares of unvested restricted stock and 2,157 shares of unvested performance based stock. In addition, the compensation committee of the Summit board may take action to accelerate the vesting of restricted stock and performance based stock held by Summit executive officers prior to the effective time of the merger.

     Indemnification and Insurance

     Indemnification. Pursuant to the merger agreement, Camden has agreed that all rights to indemnification existing in favor of, and all limitations on the personal liability of, any present and former director or officer of Summit and any subsidiary of Summit, as provided in the articles of incorporation and bylaws of Summit or similar governing documents of a subsidiary of Summit with respect to matters occurring on or prior to the effective time of the merger will continue from and after the effective time through the sixth anniversary thereof, provided that all rights to indemnification with respect to any claim asserted or made within such period will continue until the final disposition of such claim. Camden has also agreed to indemnify and hold harmless any present and former directors and officers of Summit or any subsidiary of Summit to the extent provided in any written indemnification agreements between such directors and officers and Summit or any subsidiary of Summit. The merger agreement does not preclude any rights to indemnification or limitations on liabilities provided in the Summit articles of incorporation or similar documents of its subsidiaries subsequent to the effective time to the extent the provisions establishing such rights or limitations are not otherwise amended to the contrary.

     Directors’ and Officers’ Insurance. Prior to the effective time of the merger, Summit will purchase a non-cancelable extended reporting period endorsement under Summit’s existing directors’ and officers’ liability insurance coverage for Summit’s directors and officers. The extended coverage will be in the same form presently maintained by Summit, and will provide such directors and officers with coverage for six years following the effective time of the merger. The extended coverage will also have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Summit.

     Ownership of Operating Partnership Units

     Two of Summit’s directors, William B. McGuire, Jr. and William F. Paulsen, own a total of 1,216,358 units of limited partnership interest in the Operating Partnership and will have the option to redeem their units for $31.20 in cash per unit or to remain in the Operating Partnership following the merger at a unit valuation equal to .6687 of a Camden common share. If either Messrs. McGuire or Paulsen elects to remain in the Operating Partnership following the merger, he will, in his capacity as a limited partner of the Operating Partnership, enter into a Tax, Asset and Income Support Agreement that will prevent the Operating Partnership from selling protected assets under certain circumstances if the limited partners would recognize a taxable gain in such a disposition. See “The Merger—The Partnership Transaction” below.

     Appointment to Camden Board

     The merger agreement provides that Camden will cause Messrs. McGuire and Paulsen to be appointed to the Camden board effective as of the second business day after the effective time of the merger. Messrs. McGuire and Paulsen will serve on the Camden board until the next annual meeting of Camden shareholders, at which time Messrs. McGuire and Paulsen will be nominated by the Camden board for election at the next annual meeting of Camden shareholders.

The Partnership Transaction

     Substantially all of Summit’s business activities are conducted through the Operating Partnership of which Summit is the sole general partner. After the closing of the merger, the Operating Partnership will continue to exist, Camden Summit will become the general partner of the Operating Partnership and the limited partnership agreement of the Operating Partnership will be amended and restated. Holders of Operating Partnership common units, other than Summit, may elect:

•	to redeem their common units for $31.20 in cash per common unit; or

•	to remain in the Operating Partnership following the merger, in which event each existing common unit will represent .6687 of a common unit. The holders of common units will have the right, beginning immediately after the merger, to redeem such units; provided that Camden

Summit may elect to fulfill such redemption right with Camden common shares or cash equivalent.

     In connection with the merger, Camden and the Operating Partnership has filed a registration statement on Form S-4 to register the common units and the Camden common shares issuable to holders of such units upon redemption. This registration statement will contain a consent solicitation/prospectus soliciting the approval of the merger, which includes the transfer of Summit’s general partnership interest in the Operating Partnership to Camden Summit, and approval of the second amended and restated limited partnership agreement by the holders of at least a majority of the outstanding common units, other than Summit. Two such holders, holding approximately 36.4% of the outstanding units entitled to vote on these proposals, have entered into a voting agreement agreeing to vote their units in favor of such matters.

     The merger will not be completed even if Camden shareholders approve the issuance of Camden common shares pursuant to the merger agreement and Summit stockholders approve the merger agreement and the merger but the required approvals of the limited partners are not obtained.

     If the merger is completed, Camden, Camden Summit, the Operating Partnership and each limited partner who receives new units in the exchange offer, other than Summit, will enter into a Tax, Asset and Income Support Agreement. Under the terms of this agreement, the parties have designated certain assets of the Operating Partnership to be protected assets and the Operating Partnership will agree not to sell, transfer or otherwise dispose of these protected assets or any interest in any of the protected assets prior to the fifteenth anniversary of this agreement unless (i) the Operating Partnership delivers to each Summit limited partner who recognizes a taxable gain in such a disposition a cash payment equal to the sum of (A) the product of the aggregate income or gain recognized by such limited partner multiplied by the federal, state and local income tax rate applicable to such limited partner and (B) a make whole payment that equals the aggregate amount of federal, state and local income tax payable by such limited partner as a result of the payment received pursuant to clause (A) and this clause (B); or (ii) the disposition would not result in a recognition of income or gain by any Summit limited partner. This agreement also provides that after the 15-year protection period, the Operating Partnership will use its best efforts to prevent any income or gain from being recognized by the Operating Partnership with respect to the protected assets.

Merger Financing

     Camden intends to finance the estimated $518.1 million of merger costs, including the approximately $436.5 million cash portion of the merger consideration to be paid to Summit stockholders, under a new $500 million senior unsecured bridge facility, to be entered into before the closing of the merger, and by borrowing the remaining $18.1 million of merger costs under Camden’s existing $500 million credit facility. Camden has received an executed commitment letter from Banc of America Securities LLC and Bank of America, N.A. for the entire $500 million principal amount of the new bridge facility, which will have a term of 364 days from funding and an interest rate of LIBOR plus 90 basis points, which interest rate is subject to certain conditions. Camden Operating, L.P. and certain of Camden’s other subsidiaries will guarantee any outstanding obligation under the bridge facility. At September 30, 2004, Camden had available borrowing capacity under its existing $500 million credit facility of $148.9 million.

The Spin-Off Transaction

     In connection with the merger, Camden expects to form a joint venture and transfer to the joint venture multifamily properties currently owned by Camden with an estimated value of $425 million to $525 million. Camden expects to retain a minority interest in the joint venture and continue to provide property management services for the properties transferred to the joint venture. Camden expects to use a portion of the proceeds from this transaction to repay the bridge facility that will finance the merger costs, including the cash portion of the merger consideration. If the spin-off transaction is not consummated, Camden will need to repay the bridge financing by other means, which may result in Camden incurring increased interest costs on any replacement indebtedness due to higher interest costs of longer-term debt. See “Risk Factors— Camden will need to replace, at or before maturity, a $500 million bridge facility to be used to finance a portion of the cash consideration and merger costs.”

Regulatory Approvals

     Neither Camden nor Summit is aware of any material federal or state regulatory requirements that must be complied with or approvals that must be obtained by Camden, Camden Summit, Summit or the Operating Partnership in connection with either the merger or the partnership transaction.

Accounting Treatment

     Camden will treat the merger as a purchase for financial accounting purposes. This means that Camden will record the assets acquired and the liabilities assumed at their estimated fair values at the time the merger is completed.

Restrictions on Resales by Affiliates

     The Camden common shares to be issued to Summit stockholders in the merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an “affiliate” of Summit within the meaning of Rule 145 under the Securities Act or who will become an “affiliate” of Camden within the meaning of Rule 144 under the Securities Act after the merger. Camden common shares received by persons who are deemed to be Summit affiliates or who become Camden affiliates may be resold by these persons only in transactions permitted by the limited resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Summit generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with Summit and may include officers, directors and principal stockholders of Summit. All Summit stockholders who may be deemed to be affiliates of Summit will be so advised before the closing of the merger.

     Under the merger agreement, Summit will use its reasonable best efforts to obtain an affiliate agreement from each affiliate of Summit as soon as practicable, but in any event prior to the special meetings, pursuant to which each Summit affiliate will agree not to sell, transfer, pledge or otherwise dispose of any of the Camden common shares received in the merger in violation of the Securities Act or the rules and regulations promulgated under the Securities Act. Generally, this will require that all sales be made in accordance with Rule 145 under the Securities Act, which in turn requires that, for specified periods, sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act.

     Camden has the right to place legends on the certificates evidencing Camden common shares issued to Summit affiliates in the merger summarizing the foregoing restrictions until a sale, transfer, pledge or other disposition of the Camden common shares represented by these certificates has been registered under the Securities Act or is made in compliance with Rule 145 under the Securities Act.

     Persons who are not affiliates of Summit generally may sell their Camden common shares without restrictions and without delivering this joint proxy statement/prospectus.

No Dissenters’ Appraisal Rights

     Summit is organized under Maryland law. Under the Maryland General Corporation Law, because shares of Summit common stock were listed on a national securities exchange on the record date for the Summit special meeting, Summit common stockholders have no rights to dissent and receive the appraised value of their shares in the merger. Following the merger, Camden shareholders will continue to own their Camden common shares and, accordingly, will have no rights to an appraisal of their shares under Texas law.

Litigation Relating to the Merger

     On October 6, 2004, a purported class action complaint was filed in the General Court of Justice, Superior Court Division, of the State of North Carolina, County of Mecklenburg, by an alleged Summit stockholder. This complaint names as defendants Camden, Summit and each member of the Summit board and principally alleges that the merger and the acts of the Summit directors constitute a breach of the Summit defendants’ fiduciary duties to

Summit stockholders. The plaintiff in the lawsuit seeks, among other things (1) a declaration that each defendant has committed or aided and abetted a breach of fiduciary duty to the Summit stockholders, (2) to preliminarily and permanently enjoin the merger, (3) to rescind the merger in the event that it is consummated, (4) an order to permit a stockholders’ committee to ensure an unspecified “fair procedure, adequate procedural safe-guards and independent input by plaintiff” in connection with any transaction for Summit shares, (5) unspecified compensatory damages and (6) attorneys’ fees. On November 3, 2004, Camden removed the lawsuit to the United States District Court for the Western District of North Carolina, Charlotte Division, and filed an Answer and Counterclaim for declaratory judgment denying the plaintiff’s allegations of wrongdoing.

THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement, as amended, but does not describe all of the provisions of the merger agreement. The full text of the merger agreement, as amended, is attached to the back of this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement in its entirety because it is the legal document that governs the merger.

Closing; Effective Time of the Merger

     The merger agreement provides for the merger of Summit with and into Camden Summit, a wholly owned subsidiary of Camden. Camden Summit will be the surviving corporation in the merger and will remain a wholly owned subsidiary of Camden and Summit will cease to exist.

     The closing of the merger will occur no later than the second business day after the satisfaction or waiver of the conditions set forth in the merger agreement or at such other date as mutually determined by Camden, Camden Summit and Summit. In no event will the closing occur prior to January 4, 2005. If the issuance of Camden common shares pursuant to the merger agreement is approved by Camden shareholders, the merger agreement and the merger are approved by Summit stockholders and the requisite approvals of the limited partners of the Operating Partnership are obtained and the other conditions to the merger have been satisfied or waived, Camden and Summit currently expect to complete the merger promptly following the receipt of such approvals.

     As soon as practicable after all conditions to the closing of the merger are satisfied or waived, Camden Summit and Summit will execute and file a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the State Department of Assessments and Taxation of the State of Maryland. The merger will be effective upon the later of the time that both the certificate of merger and the articles of merger have been accepted for record by the Secretary of State of the State of Delaware or the State Department of Assessments and Taxation of the State of Maryland, as applicable, or such later time as may be specified in such filings not to exceed 30 days after either document has been accepted for record.

Merger Consideration

     If the merger is completed, each share of Summit common stock issued and outstanding prior to the effective time of the merger (other than shares owned by Summit, any subsidiary of Summit, Camden, Camden Summit or any other wholly owned subsidiary of Camden, which will be canceled) will be converted into the right to receive, at the election of the holder, either the cash consideration or the share consideration described below, subject to reallocation in the limited circumstances described below under “—Reallocation of Stockholder Elections.” Upon conversion of the outstanding Summit common stock into the merger consideration, the Summit common stock will be canceled and retired and will cease to exist.

     Summit stockholders may specify different elections with respect to different shares held by such stockholders. For example, a stockholder with 100 shares could make a cash election with respect to 30 shares and a share election with respect to the other 70 shares.

     The value of the merger consideration that a Summit stockholder receives in the merger may vary depending on whether a Summit stockholder elects to receive Camden common shares or cash. The value of the cash portion of the merger consideration is fixed at $31.20 for each share of Summit common stock. The value of the share consideration is not fixed and will depend upon the value of .6687 of a Camden common share upon completion of the merger. See the section of this joint proxy statement/prospectus entitled “Summary—The Merger—Merger Consideration.”

     Cash Election. If you are a Summit stockholder who makes a valid cash election you will have the right to receive in exchange for each share of Summit common stock for which you made a valid cash election, $31.20 in cash. The amount of cash to be paid in the merger is fixed and as a result, even if you make a cash election, you may nevertheless receive a mix of shares and cash.

     Share Election. If you are a Summit stockholder who makes a valid share election you will have the right to receive in exchange for each share of Summit common stock for which you have made a valid share election .6687 of a Camden share. The .6687 exchange ratio may be increased in certain limited circumstances as described below under “—Summit Price-Based Termination Right.” The amount of cash to be paid in the merger is fixed and as a result, even if you make a share election, you may nevertheless receive a mix of shares and cash.

     No Election. If you make no election to receive cash or Camden common shares in the merger, or do not make a valid election, you will be deemed not to have made an election. Summit stockholders not making an election will receive cash, Camden common shares or a mixture of cash and Camden common shares, based on what is available after giving effect to the valid elections made by other Summit stockholders, as well as the reallocation described below.

     No Fractional Shares. Holders of Summit common stock that receive the share consideration will not receive certificates or scrip representing fractional Camden common shares. Instead, each holder of Summit common stock otherwise entitled to a fractional share interest in Camden will be paid an amount in cash, without interest, rounded to the nearest whole cent, determined by multiplying:

•	the average closing prices of a Camden common share on the NYSE for the five trading days immediately preceding the effective time of the merger, by

•	the fraction of the Camden common share that such holder of Summit common stock would otherwise be entitled to receive.

Reallocation of Stockholder Elections

     The total amount of cash that will be paid in the merger, which we refer to as the aggregate cash consideration, is fixed at approximately $436.5 million, subject to increase only if the number of shares of Summit common stock outstanding at the effective time of the merger increases. For example, if the number of outstanding shares of Summit common stock has increased by 10,000 shares then the aggregate cash consideration will increase by approximately $138,000. Therefore, the cash and share elections are subject to reallocation to preserve this limitation on the cash that will be paid by Camden in the merger. As a result, even if you make a cash election or a share election, you may nevertheless receive a mix of cash and shares.

     Reallocation if Too Little Cash is Elected. Cash may be paid to Summit stockholders who make share elections if the number of cash election shares times $31.20 is less than the aggregate cash consideration. In this event:

•	each Summit stockholder making a cash election will receive merger consideration consisting of cash;

•	each Summit stockholder that has not made an election will be deemed to have made a cash election and will receive merger consideration consisting of cash to the extent necessary to have the total number of cash election shares times $31.20 equal the aggregate cash consideration, and if less than all of the non-election shares need to be treated as cash election shares, then the exchange agent will select on a pro rata basis which non-election shares will be treated as cash election shares, and all remaining non-election shares will be treated as share election shares and will receive merger consideration consisting of Camden common shares;

•	if all Summit stockholders that have not made an election are deemed to have made a cash election, and the total number of cash election shares (including any non-election shares treated as cash election shares) times $31.20 remains less than the aggregate cash consideration, then the exchange agent will convert on a pro rata basis a sufficient number of share election shares into cash election shares such that the sum of the cash election shares (including any non-election shares treated as cash election shares) plus such reallocated shares times $31.20 equals the aggregate cash consideration, and Summit stockholders holding such reallocated shares will receive merger consideration consisting of cash; and

•	each Summit stockholder making a share election, other than with respect to shares reallocated as set forth in the preceding paragraph, will receive merger consideration consisting of Camden common shares.

     Reallocation if Too Much Cash is Elected. Camden common shares may be issued to Summit stockholders who make cash elections if the number of cash election shares times $31.20 exceeds the aggregate cash consideration. In this event:

•	each Summit stockholder making a share election or non-election will receive merger consideration consisting of Camden common shares;

•	the exchange agent will convert on a pro rata basis a sufficient number of cash election shares into share election shares such that the number of remaining cash election shares times $31.20 equals the aggregate cash consideration, and stockholders holding such reallocated shares will receive merger consideration consisting of Camden common shares; and

•	each Summit stockholder making a cash election, other than with respect to shares reallocated as share election shares as set forth in the preceding paragraph, will receive merger consideration consisting of cash.

Treatment of Summit Stock Options and Restricted Stock

     Each Summit stock option outstanding under any Summit employee stock option or compensation plan or arrangement, whether or not exercisable and regardless of the exercise price, will be cancelled as of the effective time of the merger in exchange for the right to receive at the effective time of the merger an amount in cash equal to the number of shares of Summit common stock subject to the Summit stock option multiplied by the excess, if any, of the option payment, as defined below, over the exercise price.

     “The option payment” means the sum of:

•	$13.8057; plus

•	the product of the Average Camden Share Price times the exchange ratio times the quotient of (a) the Aggregate Share Consideration Value, as defined below, divided by (b) the sum of the aggregate cash consideration plus the Aggregate Share Consideration Value.

     The “Aggregate Share Consideration Value” means the total number of shares of Summit common stock to be exchanged for Camden common shares (after giving effect to any reallocation) multiplied by the exchange ratio multiplied by the Average Camden Share Price.

     If the exercise price of a Summit stock option is equal to or greater than the option payment, such option will be cancelled without any cash payment being made in respect thereof.

     All Summit restricted stock awards granted under any Summit employee stock option or compensation plan or arrangement will become fully vested immediately prior to the closing of the merger and all shares of Summit common stock that are subject to a restricted stock award will be considered outstanding shares of Summit common stock for all purposes under the merger agreement, including the receipt of merger consideration.

Election and Exchange Procedures

     The conversion of Summit common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Summit stockholders who surrender their stock certificates and complete election forms prior to the election deadline will receive the merger consideration allocated to them as soon as reasonably practicable following completion of the reallocation procedures, American Stock Transfer & Trust Company, in its capacity as exchange agent, will complete the reallocation by the later of the effective time of the merger or seven days after the election deadline.

     Election Form. All elections must be made on the election form containing a letter of transmittal that is included with this joint proxy statement/prospectus. Summit will use its reasonable efforts to make the election form and this joint proxy statement/prospectus available to all persons who become holders of shares of Summit common stock between the record date and the election deadline, which is 5:00 p.m., Eastern Time, on             , 2005.

     Each election form will allow a Summit stockholder to make a cash election or a share election. Holders of Summit common stock who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth on the election form. Summit stockholders who hold their shares in “street name” should follow their broker’s instructions for making an election with respect to such shares. Shares of Summit common stock as to which the holder has not made a valid election prior to the election deadline will be treated as though such Summit stockholder has not made an election.

     If you are a Summit stockholder, to make an election, you must submit a properly completed election form, together with your stock certificates, so that it is actually received by the exchange agent prior to the election deadline in accordance with the instructions on the election form.

     An election form will be properly completed only if accompanied by certificates representing all your shares of Summit common stock covered by the election form (or appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the election form). If you cannot deliver your stock certificates to the exchange agent by the election deadline, you may deliver a notice of guaranteed delivery promising to deliver your stock certificates, as described in the form of election, so long as (1) the guarantee of delivery is from a firm which is a member of the NYSE or another registered national securities exchange or a commercial bank or trust company having an office in the United States and (2) the actual stock certificates are in fact delivered to the exchange agent within three NYSE trading days of the execution of the guarantee.

     Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline. If you revoke your election and do not resubmit a properly completed election form prior to the election deadline, your shares of Summit common stock will be deemed non-election shares. If an election is revoked, or the merger agreement is terminated, and any certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the stockholder who submitted those certificates via first-class mail or, in the case of shares of Summit common stock tendered by book-entry transfer, into the exchange agent’s account at the Depository Trust Company, or DTC, by crediting to an account maintained by such stockholder within DTC promptly following the termination of the merger or revocation of the election.

     Summit stockholders will not be entitled to revoke their elections following the election deadline. In the event that there is a delay between the election deadline and the date of closing the merger, stockholders who have made elections will be unable to revoke their elections or sell their shares of Summit common stock.

     Shares of Summit common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-election shares. If Camden or the exchange agent determines that any purported cash election or share election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

     Even if you have no preference, it is suggested that you return your election form with your stock certificates prior to the election deadline indicating that you have no preference so that you may receive the merger consideration allocable to you promptly following completion of the exchange procedures after the closing of the merger.

     Letter of Transmittal. As soon as practicable after the closing of the merger, the exchange agent will send a letter of transmittal to only those persons who were Summit stockholders at the effective time of the merger and who have not previously submitted an election form and properly surrendered shares of Summit common stock to the exchange agent. This mailing will contain instructions on how to surrender shares of Summit common stock (if these shares have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

     Until you surrender your Summit common stock certificates for exchange, you will accrue, but will not be paid, any dividends or other distributions declared after the effective time with respect to Camden common shares into which any of your shares of Summit common stock may have been converted. When you surrender your certificates, Camden will pay to you any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Summit of any shares of Summit common stock. Any certificates representing shares of Summit common stock not tendered to the exchange agent before the election deadline will be deemed to evidence the right to receive merger consideration and the right to receive any dividend or other distribution, if any, with respect to Summit common stock with a record date occurring prior to the effective time of the merger.

     If a certificate for Summit common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit claiming the certificate to be lost, stolen or destroyed by the stockholder of record, the posting of a bond in such amount as Camden or the exchange agent may reasonably direct as indemnity against any claim that may be made against Camden or the exchange agent with respect to the certificate, and submission of any other documents necessary to effect the exchange of the shares represented by the certificate.

Representations and Warranties of Camden, Camden Summit and Summit

     The merger agreement contains customary representations and warranties by Camden, Camden Summit, and Summit relating to, among other things:

•	due organization and good standing;

•	authorization to enter into the merger agreement and to consummate the merger and enforceability of the merger agreement;

•	the absence of restrictions on or impediments to the merger as a result of state anti-takeover statutes;

•	capitalization;

•	required governmental and third-party consents;

•	compliance with SEC reporting requirements;

•	no material legal proceedings;

•	absence of certain changes since December 31, 2003;

•	tax matters, including qualification as a REIT;

•	real property;

•	environmental matters;

•	appropriate funding of employee benefit plans and compliance with applicable regulations;

•	labor and employment matters;

•	brokers’ and finders’ fees;

•	required shareholder, stockholder and/or limited partner approvals, as applicable;

•	contracts and debt instruments; and

•	the accuracy and completeness of the information contained in the registration statement and this joint proxy statement/prospectus, which is part of the registration statement, and the solicitation materials submitted to the limited partners of the Operating Partnership.

     In addition to the representations and warranties made by Camden, Camden Summit, and Summit, the merger agreement also contains additional representations and warranties made by Summit relating to, among other things:

•	action by the Summit board to render Summit’s stockholders rights plan inapplicable to the merger agreement and the merger and to terminate such plan immediately before the closing of the merger; and

•	the amounts payable to employees, officers and directors as a result of the merger or a termination of service after the merger.

     The merger agreement contains additional representations and warranties made by Camden and Camden Summit, relating to, among other things, the receipt of a financing commitment letter.

Conduct of Business Pending the Merger

     Summit. Pending closing of the merger and subject to certain exceptions, including the consent of Camden, Summit has agreed to, and to cause its subsidiaries to:

•	use commercially reasonable efforts to carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice; and

•	use their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them.

     In addition, pending closing of the merger, and subject to certain exceptions, including the consent of Camden, Summit agreed that neither it nor any of its subsidiaries would take certain actions, including the following:

•	split, combine or reclassify any capital shares or declare, set aside or pay any dividend or other distribution except for, among other things, its regular, quarterly cash dividend at a rate not in excess of $0.3375 per share of Summit common stock;

•	authorize for issuance, issue or sell equity securities;

•	acquire, sell, lease, encumber, transfer or dispose of any material assets outside of the ordinary course of business;

•	except in the ordinary course of business pursuant to existing credit facilities, incur or guaranty indebtedness, issue or sell debt securities, make any loans, advances or capital contributions,

mortgage, pledge or otherwise encumber any material assets, or create or suffer any material lien thereupon, in excess of $1,000,000 individually or $5,000,000 in the aggregate;

•	except pursuant to any mandatory payments under any existing credit facilities, pay, discharge or satisfy any claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice;

•	change any accounting principle or practice except as required by GAAP;

•	except as required by law, enter into, adopt, amend or terminate any employee benefit plans or arrangements with directors or executive officers, or except for normal increases in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any non-executive officer or employee or pay any benefit not required by any existing employee benefit plan;

•	grant to any officer, director or employee the right to receive any new severance, change of control or termination pay or termination benefits, grant any increase in the right to receive any such pay or benefits or enter into any new employment, loan, retention, consulting, indemnification, termination, change of control, severance or similar agreement with any officer, director or employee, other than the grant of compensation and fringe benefits to any newly hired non-executive officer or employee, except that Summit may accelerate the vesting and/or the payment of any existing benefits or awards and/or make any amendments to existing benefits, agreements or award in order to facilitate such accelerated vesting and/or payments;

•	amend its articles of incorporation or bylaws or similar organizational or governance documents;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•	settle or compromise any litigation other than settlements or compromises for litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $500,000;

•	amend any term of any outstanding security;

•	other than in the ordinary course of business, modify or amend any material contract or waive, release or assign any material rights or claims under any such material contract; or

•	make any equipment purchases or capital expenditures other than in the ordinary course of business and consistent with past practice.

     Camden. Pending closing of the merger and subject to certain exceptions, including the consent of Summit, Camden has agreed to, and to cause its subsidiaries to:

•	use commercially reasonable efforts to carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice; and

•	use their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them.

     In addition, pending closing of the merger, and subject to certain exceptions, including the consent of Summit, Camden agreed that neither it nor any of its subsidiaries would take certain actions, including the following:

•	split, combine or reclassify any capital shares or declare, set aside or pay any dividend or other distribution except for, among other things, its regular, quarterly cash dividend in an amount not in excess of $0.635 per Camden common share;

•	authorize for issuance, issue or sell equity securities;

•	except for, among other things, acquisitions and dispositions of real property with an aggregate net sale price of less than $250 million, acquire, sell, lease, encumber, transfer or dispose of any material assets outside of the ordinary course of business;

•	except in the ordinary course of business pursuant to existing credit facilities, incur or guaranty indebtedness, issue or sell debt securities, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material lien thereupon, in excess of $1,000,000 individually or $5,000,000 in the aggregate;

•	change any accounting principle or practice except as required by GAAP;

•	amend its declaration of trust or bylaws or similar organizational or governance documents;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization; or

•	amend any term of any outstanding security.

Pre-Merger Dividends

     The merger agreement provides that prior to the closing date, Summit will declare and pay a dividend to its stockholders distributing cash in an amount necessary for Summit to qualify as a REIT for the year that the merger occurs and to avoid to the extent reasonably possible the incurrence of income or excise tax by Summit.

     The merger agreement also provides that Summit and Camden will coordinate the declaration, record and payment dates of any dividends in respect of their respective common shares, it being the intention of the parties that the holders of Camden common shares or Summit common stock not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to the shares they currently own and any Camden common shares received in the merger. Accordingly, Camden and Summit may pay pro rata cash dividends in the quarter in which the closing of the merger occurs as authorized by their respective boards.

No Solicitation by Summit

     The merger agreement provides that Summit will terminate any ongoing discussions or negotiations with any parties relating to any “Acquisition Proposal,” as defined below, and, except as permitted by the merger agreement, will not, and will not authorize any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant, or other representative, to:

•	solicit, initiate or encourage (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal or the making of a proposal that constitutes an Acquisition Proposal; or

•	participate in any discussions or negotiations regarding an Acquisition Proposal.

     However, at any time prior to the approval of the merger by Summit’s stockholders, if Summit receives a bona fide Acquisition Proposal that was unsolicited or that did not otherwise result from Summit’s breach of the no solicitation provisions of the merger agreement, Summit may furnish non-public information with respect to it and its subsidiaries to the person who made such Acquisition Proposal and may participate in discussions and negotiations regarding such Acquisition Proposal if:

•	the Summit board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to be inconsistent with its duties to Summit or its stockholders under applicable law; and

•	the Summit board determines that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal, as defined below.

     The merger agreement provides that Summit must promptly notify Camden of Summit’s receipt of any Acquisition Proposal or any inquiry with respect to an Acquisition Proposal by the person who made such Acquisition Proposal and of the material terms and conditions of such Acquisition Proposal. The merger agreement also provides that Summit must provide to Camden copies of any written Acquisition Proposal as soon as practicable after receipt of delivery of such Acquisition Proposal. Summit is not required to disclose to Camden the identity of the person making any Acquisition Proposal and, except as otherwise provided in the merger agreement, has no duty to notify or update Camden on the status of discussions or negotiations between Summit and such person.

     Subject to the provisions of the merger agreement relating to the payment of the termination fee, prior to the approval of the merger by the Summit stockholders, the Summit board may not:

•	withdraw or modify, in a manner material and adverse to Camden or Camden Summit, Summit’s approval or recommendation of the merger;

•	approve or recommend an Acquisition Proposal to its stockholders; or

•	cause Summit to enter into any definitive agreement with respect to an Acquisition Proposal,

unless, in each case, a Superior Proposal, as defined below, has been made and the Summit board determines in good faith, after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with its duties to Summit or its stockholders under applicable law. If the Summit board makes such a determination, Summit may enter into a definitive agreement to effect a Superior Proposal, but not prior to 48 hours after Summit has provided Camden with written notice as specified in the merger agreement.

     An “Acquisition Proposal” means any proposal or offer, other than the merger with Camden, for any:

•	merger, consolidation or similar transaction involving Summit, the Operating Partnership or any significant subsidiary, as defined in the merger agreement, of Summit;

•	sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of Summit or its subsidiaries representing 20% or more of the consolidated assets of Summit and its subsidiaries;

•	issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding securities of Summit;

•	tender offer or exchange offer in which any person or group acquires beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of Summit common stock or outstanding equity interest of the Operating Partnership;

•	recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to Summit or the Operating Partnership; or

•	transaction which is similar in form, substance or purpose to any of the foregoing transactions.

     A “Superior Proposal” means an Acquisition Proposal (substituting for purposes of such definition 50% for 20%) which the Summit board believes is more favorable to the stockholders of Summit than the merger with Camden, taking into account all of the terms and conditions of such Acquisition Proposal, including the financial terms, any conditions to consummation and the likelihood of such Acquisition Proposal being consummated.

Indemnification; Directors’ and Officers’ Insurance

     Under the merger agreement, Camden and Camden Summit will indemnify and hold harmless, as and to the full extent permitted by applicable law, each former and current director, officer, employee, fiduciary or agent of Summit and of its subsidiaries against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, based in whole or in part, or arising in whole or in part out of, or pertaining to:

•	the fact that he or she is or was a director, officer, employee, fiduciary or agent of Summit or any of its subsidiaries or is or was serving at the request of Summit or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, joint venture, trust or other enterprise; or

•	the negotiation, execution or performance of the merger agreement, any agreement or document contemplated by the merger agreement or delivered in connection therewith, or any of the transactions contemplated by the merger agreement.

     After the closing of the merger, Camden and Camden Summit will be obligated to promptly pay and advance expenses in advance of the final disposition of any such claim, suit, proceeding or investigation to each such indemnified party to the full extent permitted by law.

     Camden also agreed to purchase prior to the effective time of the merger a non-cancelable extended reporting period endorsement under Summit’s existing directors’ and officers’ liability insurance coverage for Summit’s directors and officers in the same form as presently maintained by Summit, which will provide such directors and officers with coverage for six years of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Summit.

Conditions to the Closing of the Merger

     Conditions to each Party’s Obligations to Effect the Merger. The respective obligations of each party to complete the merger is subject to the fulfillment or waiver of a number of conditions, including the following:

•	the receipt of the requisite approvals of Camden shareholders, Summit stockholders and limited partners of the Operating Partnership;

•	the registration statement of which this joint proxy statement/prospectus forms a part having become effective and no stop order or proceedings by the SEC seeking a stop order having been entered or pending;

•	the listing of the Camden common shares to be issued in the merger and the Camden common shares reserved for issuance upon redemption of the Operating Partnership units on the NYSE;

•	the receipt of all required governmental consents and approvals necessary to complete the merger; and

•	the absence of any court or other governmental order preventing the merger.

     In addition, Camden’s obligation to complete the merger is subject to, among other things:

•	the accuracy, as of the closing, of the representations and warranties made by Summit to the extent set forth in the merger agreement;

•	the performance in all material respects by Summit of all of its obligations under the merger agreement to be performed by it prior to the merger;

•	the receipt of an opinion of Summit’s outside counsel as to Summit’s qualification as a REIT under the Internal Revenue Code; and

•	the lack of any event, change or circumstance that, individually or in the aggregate, has a material adverse change, as defined in the merger agreement, on Summit.

     In addition, Summit’s obligation to complete the merger is subject to, among other things:

•	the accuracy, as of the closing, of the representations and warranties made by Camden to the extent set forth in the merger agreement;

•	the performance in all material respects by Camden of all of its obligations under the merger agreement to be performed by it prior to the merger;

•	the receipt of an opinion of Summit’s outside counsel to the effect that the merger will qualify as a reorganization for U.S. federal income tax purposes;

•	the receipt of an opinion of Camden’s outside counsel as to Camden’s qualification as a REIT under the Internal Revenue Code and Camden’s ability to continue to so qualify after the merger;

•	the lack of any event, change or circumstance that, individually or in the aggregate, has a material adverse change, as defined in the merger agreement, on Camden; and

•	the receipt by Camden of the financing necessary to satisfy any and all of Camden’s or Camden Summit’s obligations under or arising out of the merger agreement.

Termination of the Merger Agreement

     Camden or Summit may terminate the merger agreement, whether before or after the required shareholder and partner approvals are obtained, if:

•	Summit stockholders do not approve the merger agreement and the merger or the limited partners of the Operating Partnership, other than Summit, do not approve the merger and the second amended and restated limited partnership agreement of the Operating Partnership;

•	Camden shareholders do not approve the issuance of Camden common shares in the merger;

•	a final, non-appealable judgment or governmental order is issued prohibiting the closing of the merger; or

•	the merger is not completed by March 31, 2005, provided that neither Camden nor Summit may terminate the merger agreement if its breach is the reason that the merger is not completed by that date.

     Camden also may terminate the merger agreement:

•	if Summit breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would give rise to a failure of the related condition to the closing of the merger and such condition would be incapable of being satisfied by March 31, 2005; or

•	if the Summit board:

•	fails to include a recommendation in this joint proxy statement/prospectus that the Summit stockholders vote in favor of the merger agreement and the merger;

•	withdraws, modifies or changes, or proposes or announces any intention to withdraw, modify or change, in any manner material and adverse to Camden, such recommendation; or

•	approves or recommends, or announces any intention to approve or recommend, any Acquisition Proposal.

     Summit also may terminate the merger agreement:

•	if Camden breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would give rise to a failure of the related condition to the closing of the merger and such condition would be incapable of being satisfied by March 31, 2005;

•	if, as of the date that this joint proxy statement/prospectus is first mailed to Summit stockholders through the closing date, Camden fails to have the financing necessary to satisfy any and all of Camden’s or Camden Summit’s obligations arising under or out of the merger agreement; or

•	in connection with entering into a definitive agreement to effect a Superior Proposal so long as Summit has provided Camden with at least 48 hours prior written notice of Summit’s decision to so terminate, such termination is not effective until such time as the $50 million termination fee is made by Summit and Summit is not then in material breach of the no solicitation provisions contained in the merger agreement.

     Camden and Summit also may mutually agree to terminate the merger agreement.

Summit Price-Based Termination Right

     In addition to the termination rights described above, Summit may also terminate the merger agreement if:

•	as of the third business day, referred to as the Determination Date, before the later of January 4, 2005 and the business day immediately following obtaining Camden shareholder and Summit stockholder and limited partner approvals, the average of the closing prices of Camden common shares for the 14 consecutive trading days ending on the business day immediate prior to the Determination Date, discarding the two highest and two lowest closing prices and averaging the remaining closing prices, which we refer to in this joint proxy statement/prospectus as the Average Camden Share Price, is less than $39.31;

•	Summit notifies Camden of Summit’s intention to terminate the merger agreement; and

•	within one business day of receipt of such notice, Camden has not delivered written notice to Summit agreeing to increase the exchange ratio such that, as of the closing date, the product of the number of shares of Summit common stock that convert into the right to receive share consideration times the exchange ratio of .6687 times the Average Camden Share Price will be equal to the product of the number of shares of Summit common stock that convert into the right to receive the share consideration times the exchange ratio times $39.31.

Termination Fee and Termination Expenses

     Summit has agreed to pay to Camden a termination fee of $50 million if the merger agreement is terminated:

•	by Summit under the limited circumstances described above where it is permitted to terminate the merger agreement in connection with entering into a definitive agreement to effect a Superior Proposal; or

•	by Camden under the limited circumstances described above where the Summit board fails to include a recommendation in this joint proxy statement/prospectus that the Summit stockholders vote in favor of the merger agreement and the merger, withdraws, modifies or changes, or proposes or announces any intention to withdraw, modify or change, in any manner material and adverse to Camden, such recommendation or approves or recommends, or announces any intention to approve or recommend, any Superior Proposal.

     Under the merger agreement, Summit and Camden also may become obligated to reimburse the other party’s documented, reasonable out-of-pocket costs and expenses incurred by the other party in connection with the entering into of the merger agreement and the carrying out of acts contemplated thereunder as follows:

•	Camden will so reimburse Summit if the merger agreement is terminated:

•	by Summit or Camden if the Camden shareholders do not approve the issuance of Camden common shares in the merger; or

•	by Summit under the limited circumstances described above where Camden breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement; and

•	Summit will so reimburse Summit if the merger agreement is terminated:

•	by Summit or Camden if the Summit stockholders do not approve the merger agreement and the merger or the limited partners of the Operating Partnership, other than Summit, do not approve the merger or the second amended and restated limited partnership agreement of the Operating Partnership; or

•	by Camden under the limited circumstances described above where Summit breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement.

     The payment of expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties at law or in equity.

Amendment and Waiver

     The merger agreement provides that, subject to compliance with applicable law, Camden, Camden Summit and Summit may agree in writing to amend the merger agreement at anytime. However, after the time of approval of the merger agreement by the Camden shareholders and the Summit stockholders, there may not be any amendment of the merger agreement that by law expressly requires the further approval of such shareholders and/or stockholders without obtaining such further approval. If the merger agreement is amended after the mailing of this joint proxy statement/prospectus and your vote is required to make such amendment, we will resolicit your vote.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of the merger generally applicable to Camden, Summit, shareholders of Camden and stockholders of Summit who are “United States persons” as defined for United States federal income tax purposes and who hold their shares of Summit common stock as a capital asset. Goodwin Procter LLP, counsel to Summit, has reviewed this summary and has delivered an opinion to Summit to the effect that the discussion herein sets forth the material federal income tax consequences of the merger to Camden, Summit, shareholders of Camden, and stockholders of Summit who are United States persons, in each case subject to the limitations and qualifications set forth in this summary and in Goodwin Procter LLP’s opinion.

     For United States federal income tax purposes, a “United States person” is:

•	a United States citizen or resident alien as determined under the Internal Revenue Code;

•	a corporation or partnership or other entity that is taxable as a corporation, association or partnership (as defined by the Internal Revenue Code) that is organized under the laws of the United States or any state or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; and

•	a trust if a court within the United States is able to exercise primary supervision over its administration and at least one United States person is authorized to control all of its major decisions, or a trust that validly has elected under applicable Treasury Regulations to be treated as a United States person.

     This summary of the material federal income tax consequences of the merger is based on the Internal Revenue Code, Treasury Regulations and judicial and administrative determinations, as each is in effect as of the date of this joint proxy statement/prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. The statements in this joint proxy statement/prospectus, and the opinion of counsel that the merger will constitute a reorganization described in Section 368(a) of the Internal Revenue Code that are described below, are not binding on the Internal Revenue Service or a court. As a result, neither Summit nor Camden can assure you that the tax considerations or such opinions will not be challenged by the Internal Revenue Service or sustained by a court if so challenged.

     This summary does not address aspects of United States taxation other than United States federal income taxation. It does not address all aspects of United States federal income taxation that may apply to Summit stockholders who are subject to special rules under the Internal Revenue Code, including, without limitation, stockholders other than United States persons, stockholders that are partnerships or the owners of a partnership that owns stock, rules that apply to persons who acquired shares of Summit common stock as a result of the exercise of employee stock options, tax-exempt organizations, financial institutions, broker-dealers, insurance companies, persons having a “functional currency” other than the United States dollar, persons who hold their Summit shares as part of a straddle, wash sale, hedging or conversion transaction and certain United States expatriates. In addition, the summary and the opinions described here do not address the state, local or foreign tax consequences of the merger.

     This discussion is not intended to be, and should not be construed as, tax advice to any stockholder. You are urged to consult and rely on your own tax advisor with respect to the United States federal, state and local, and foreign tax consequences, of the merger based upon your particular circumstances.

     The merger is expected to qualify as a reorganization described in Section 368(a) of the Internal Revenue Code. It is a condition to the obligation of Summit to effect the merger that Summit has received an opinion from its counsel, Goodwin Procter LLP, to the effect that the merger will constitute a reorganization described in Section 368(a) of the Internal Revenue Code. This opinion will be based upon facts existing at the effective time of the merger, and in rendering such opinion counsel will require and rely upon factual representations and assumptions that will be provided by Camden and Summit. If any of the factual representations or assumptions relied upon by Goodwin Procter LLP in giving its opinion are inaccurate, the opinion and this summary may not accurately describe the U.S. federal income tax treatment of the merger, and the tax consequences of the merger to Summit and its stockholders may be materially different from those described in this summary.

     As a result of the treatment of the merger as a reorganization described in Section 368(a) of the Internal Revenue Code, Camden, Summit and Camden shareholders will not recognize any taxable gain or loss as a result of the merger, and the federal income tax consequences of the merger to a Summit stockholder generally will depend on whether the stockholder receives cash, Camden common shares or a combination thereof in exchange for the stockholder’s shares of Summit common stock.

     Receipt of Solely Camden Common Shares (plus any cash in lieu of a fractional share). A Summit stockholder who receives solely Camden common shares in exchange for all of such stockholder’s shares of Summit common stock in the merger will not recognize gain or loss on the exchange, except to the extent the stockholder receives cash in lieu of a fractional share interest in Camden common shares. A Summit stockholder who receives cash in lieu of a fractional share will be treated as if such stockholder had received a fractional share and then exchanged such fractional share for cash in a redemption by Camden. A Summit stockholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount equal to the difference between the amount of cash received and the stockholder’s tax basis in the fractional share, which is discussed below. Such capital gain or loss will be long-term capital gain or loss if the Summit common stock exchanged was held for more than one year.

     Receipt of Solely Cash. A Summit stockholder who receives solely cash in exchange for all of such stockholder’s shares of Summit common stock pursuant to the merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder’s aggregate tax basis for the shares of Summit common stock exchanged, which gain or loss will be long-term capital gain or loss if the shares of Summit common stock were held for more than one year. Gain or loss must be calculated separately for each identifiable block of Summit common stock. However, if a Summit stockholder owns any Camden common shares immediately after the merger (either actually or constructively through certain complex ownership attribution rules of the Internal Revenue Code), then part or all of the cash received by that stockholder could be treated as a dividend under the limited circumstances described below under “Receipt of Both Camden Common Shares and Cash.”

     Receipt of Both Camden Common Shares and Cash. A Summit stockholder who receives both Camden common shares and cash consideration in exchange for all of such stockholder’s shares of Summit common stock generally will recognize gain, to the extent of the lesser of:

     1) the total amount of cash received by such stockholder; and

     2) the difference between (a) the sum of the fair market value of the Camden common shares received in the merger plus the total amount of cash received in the merger, and (b) the stockholder’s aggregate tax basis in the shares of Summit common stock surrendered in the merger.

     No loss will be recognized, except for loss resulting from the receipt of cash in lieu of a fractional Camden common share. Gain or loss must be calculated separately for each identifiable block of Summit common stock exchanged in the merger and a loss realized on one block of Summit common stock cannot be used to offset gain realized on another block of Summit common stock.

     Any gain so recognized generally will be capital gain, provided that the cash consideration received is neither essentially equivalent to a dividend within the meaning of Section 302 of the Internal Revenue Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Internal Revenue Code. Such capital gain will be long-term capital gain if the shares of Summit common stock exchanged were held for more than one year. Whether or not the cash consideration received by any stockholder could be considered to be essentially equivalent to, or having the effect of, a dividend will depend on the stockholder’s particular situation. Each Summit stockholder should consult its own tax advisor as to the applicability of these rules to them.

     Basis. A Summit stockholder who receives Camden common shares in the merger will have a tax basis in such shares equal to such stockholder’s aggregate tax basis in the Summit common stock being exchanged, decreased by the amount of any cash received by the stockholder and increased by (x) the amount, if any, which was treated as a dividend and (y) the amount of gain to the stockholder which was recognized on such exchange (not including any portion of such gain that was treated as a dividend). For these purposes, any cash received in lieu of a fractional Camden common share and any gain recognized on the receipt of such cash will not be taken into account. If a Summit stockholder acquired any of its shares of Summit common stock at different prices, then the proper allocation of its aggregate tax basis among the Camden shares received by him or her may be unclear. Proposed Treasury Regulations, not yet in effect, would provide guidance on how taxpayers may allocate their basis in these circumstances. Summit stockholders who hold multiple blocks of Summit common stock should consult their tax advisors regarding the proper allocation of their basis among Camden shares received, and the potential impact of the Proposed Treasury Regulations, if finalized, on their tax consequences from the transaction.

     Holding Period. The holding period of Camden common shares received in the merger will include the holding period of the shares of Summit common stock being exchanged.

     Disclosure of Reportable Transactions. A taxpayer who participates in a “reportable transaction” is required to attach a disclosure statement to their federal income tax return disclosing such taxpayer’s participation in the transaction. Subject to various exceptions, a reportable transaction can include a transaction that results in a loss exceeding certain thresholds, or certain transactions that are treated differently for accounting purposes than for tax purposes. Under recently-enacted legislation, failure to comply with these and other reporting requirements could result in the imposition of significant penalties. Summit stockholders are urged to consult their tax advisors regarding the applicability of any disclosure requirements to them.

     Backup Withholding. A non-corporate holder of Summit common stock may be subject to information reporting and backup withholding on any cash payments it receives. Such a Summit stockholder will not be subject to backup withholding, however, if it:

•	furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal; or

•	is otherwise exempt from backup withholding.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Summit stockholder’s United States federal income tax liability, provided such stockholder furnishes the required information to the Internal Revenue Service.

     Reporting Requirements. A Summit stockholder who receives Camden common shares as a result of the merger will be required to retain records pertaining to the merger and will be required to file with its United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

DESCRIPTION OF CAMDEN CAPITAL SHARES

     The following summary of the material terms of Camden’s capital shares of beneficial interest does not include all of the terms of the shares and should be read together with the declaration of trust and bylaws of Camden and applicable Texas law. The Camden declaration of trust and bylaws are incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

General

     Camden’s declaration of trust provides that it may issue up to 110,000,000 shares of beneficial interest, consisting of 100,000,000 common shares and 10,000,000 preferred shares. At November 1, 2004, Camden had issued and outstanding 39,946,753 common shares and no preferred shares.

Common Shares

     Holders of Camden common shares are entitled to one vote per share. There is no cumulative voting in the election of trust managers. The Camden board may declare dividends on common shares in its discretion if funds are legally available for those purposes. On liquidation, Camden common shareholders are entitled to receive pro rata any of Camden’s remaining assets, after it satisfies or provides for the satisfaction of all liabilities and obligations on Camden preferred shares, if any. Camden common shareholders do not have preemptive rights to subscribe for or purchase any of its capital shares or any other of its securities, except as may be granted by the board.

Preferred Shares

     Under Camden’s declaration of trust, the board is authorized, without shareholder approval, to issue preferred shares in one or more series, with the designations, powers, preferences, rights, qualifications, limitations and restrictions as the board determines. Thus, the board, without shareholder approval, could authorize the issuance of preferred shares with voting, conversion and other rights that could adversely affect the voting power and other rights of common shareholders or that could make it more difficult for another company to enter into a business combination with Camden.

Restrictions on Ownership

     In order for Camden to qualify as a REIT, under the Internal Revenue Code, not more than 50% in value of Camden’s outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals or entities during the last half of a taxable year. In addition, Camden’s capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.

     Because the Camden board believes it is essential for it to continue to qualify as a REIT, Camden’s declaration of trust provides that in general no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of Camden’s total outstanding capital shares. Any transfer of shares will not be valid if it would:

•	create a direct or indirect ownership of shares in excess of 9.8% of Camden’s total outstanding capital shares;

•	result in shares being owned by fewer than 100 persons;

•	result in Camden being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code; or

•	result in Camden’s disqualification as a REIT.

     If any person owns or is deemed to own more than 9.8% of Camden’s total outstanding capital shares, the shares that exceed this ownership limit will automatically be deemed to be transferred to Camden. Camden will act as trustee of a trust for the exclusive benefit of the transferees to whom these shares may ultimately be transferred without violating the 9.8% ownership limit. While in trust, these shares will not be entitled to participate in dividends or other distributions and, except as required by law, will not be entitled to vote. Camden will have the right, for a period of 90 days during the time any securities are held by us in trust, to purchase all or any portion of these securities from the original shareholder at the lesser of the price paid for the shares and the market price of the shares on the date it exercises its option to purchase. All certificates representing capital shares will bear a legend referring to the restrictions described above.

     These restrictions on ownership may have the effect of precluding acquisition of control unless the board and shareholders determine that maintenance of REIT status is no longer in Camden’s best interests.

Shareholder Liability

     Camden’s declaration of trust provides that no shareholder will be personally or individually liable in any manner whatsoever for any debt, act, omission or obligation incurred by Camden or its board. A shareholder will be under no obligation to Camden or to its creditors with respect to such shares, other than the obligation to pay to Camden the full amount of the consideration for which such shares were issued or to be issued. By statute, the State of Texas provides limited liability for shareholders of a REIT organized under the Texas Real Estate Investment Trust Act.

Transfer Agent and Registrar

     American Stock Transfer & Trust Company or its successor is the transfer agent and registrar for Camden’s common shares.

CERTAIN LITIGATION

     On November 19, 2004, a complaint was filed in Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County Florida. The complaint names an indirect subsidiary of Summit, Coral Way, LLC, (“Coral Way”) as defendant and seeks, among other things, to specifically enforce a purchase and sale agreement entered into between plaintiff, Brickell View Development, L.L.C. (“Brickell View”) and Coral Way pursuant to which Coral Way would convey to Brickell View certain property located in Miami-Dade County, Florida, a legal description of which was attached to the purchase and sale agreement. The attached legal description mistakenly described the property to be sold and Brickell View seeks, among other things, to have the property described in the legal description conveyed to Brickell View for the purchase price set forth in the agreement. Summit intends to vigorously defend the claim.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF CAMDEN AND STOCKHOLDERS OF SUMMIT

     As a result of the merger, holders of Summit common stock who elect the share consideration in the merger will become holders of Camden common shares. The following is a summary of some of the material differences between the rights of holders of Summit common stock and the rights of holders of Camden common shares.

     The rights of Summit’s stockholders are governed currently by the Maryland General Corporation Law, or the MGCL, and Summit’s amended and restated articles of incorporation and second amended bylaws. At the effective time of the merger, Summit’s stockholders will become Camden shareholders, to the extent they elect the share consideration in the merger. The rights of Camden shareholders are governed by the Texas Real Estate Investment Trust Act, as amended, or the Texas REIT Act, and Camden’s amended and restated declaration of trust and second amended and restated bylaws.

     The following is a summary of some of the material differences between the rights of holders of Summit common stock and the rights of holders of Camden common shares. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the MGCL and the Texas REIT Act, Summit’s amended and restated articles of incorporation and second amended bylaws, and Camden’s amended and restated declaration of trust and second amended and restated bylaws. Investors should read carefully this entire document and the other documents referred to in this joint proxy statement/prospectus for a more complete understanding of the differences between the rights of Camden shareholders and Summit stockholders. Upon the closing of the merger, Camden’s amended and restated declaration of trust and second amended and restated bylaws will be the same in all respects to the present documents.

CAMDEN	SUMMIT
Authorized Capital

The authorized capital shares of beneficial interest of Camden consist of 100,000,000 common shares, with a par value of $0.01 per share, and 10,000,000 preferred shares, with a par value of $0.01 per share.

The Camden declaration of trust provides for the reclassification of outstanding capital shares as excess securities in connection with transfers resulting in ownership of shares in violation of the ownership limits set forth in the Camden declaration of trust in order to protect Camden’s status as a REIT for federal income tax purposes. See —-REIT Ownership Limits.”

Under the Camden declaration of trust, the Camden board is authorized, without shareholder approval, to issue preferred shares in one or more series, with the designations, powers, preferences, rights, qualifications, limitations and restrictions as the board determines. Thus, the board, without shareholder approval, could authorize the issuance of preferred shares with voting, conversion and other rights that could adversely affect the voting power and other rights of common shareholders or that could make it more difficult for another company to enter into a business combination with Camden.
The authorized capital stock of Summit consists of 100,000,000 shares of common stock, with a par value of $0.01 per share, 25,000,000 shares of preferred stock, with a par value $0.01 per share, and 25,000,000 shares of excess stock, with a par value of $0.01 per share.

The Summit articles of incorporation provide for the automatic conversion of outstanding capital stock as excess stock in connection with transfers resulting in ownership of stock in violation of the ownership limits set forth in the Summit articles of incorporation in order to protect Summit’s status as a REIT for federal income tax purposes. See "—REIT Ownership Limits.”

Under the Summit articles of incorporation, the Summit board is also authorized, without shareholder approval, to issue preferred stock in one or more series, with the designations, powers, preferences, rights, qualifications, limitations and restrictions as the board determines.

CAMDEN	SUMMIT
Voting Rights

Holders of Camden common shares are entitled to one vote per share. There is no cumulative voting in the election of trust managers. Except as may otherwise be provided in a designation of a series of Camden preferred shares or as otherwise expressly required by law, holders of Camden preferred shares do not have any voting rights. The holders of Camden excess securities have no voting rights on any matters except as otherwise expressly required by law.
Holders of Summit common stock are entitled to one vote per share. There is no cumulative voting in the election of directors. Except as may otherwise be provided in a designation of a series of Summit preferred stock or as otherwise expressly required by law, holders of Summit preferred stock do not have any voting rights. The holders of Summit excess stock have no voting rights on any matters except as otherwise expressly required by law.

Amendment of Governing Documents

An amendment to the Camden declaration of trust requires an affirmative vote of at least two-thirds of the outstanding shares. However, a vote of at least 80% of the outstanding Camden common shares is required to amend or repeal articles relating to (a) the prohibition against engaging in non-REIT businesses, (b) the approval of certain business combinations, (c) share ownership requirements, and (d) amending or repealing of the declaration of trust.

The Camden bylaws may be amended (a) by the affirmative vote of a majority of the members of the Camden board, or (b) by the affirmative vote of the holders of a majority of Camden’s outstanding shares, provided, however, to the extent not inconsistent with the Texas REIT Act and the Camden declaration of trust, and as specified in the notice of the meeting, the Camden bylaws relating to business at annual shareholder meetings, election and term of office of trust managers, nomination of trust managers, removal of trust managers, vacancies of trust managers and amendment of bylaws, may be amended by the affirmative vote of two-thirds of the outstanding common shares.
An amendment to the Summit articles of incorporation requires an affirmative vote of at least a majority of the shares of stock outstanding and permitted to vote, provided, however, a vote of at least two-thirds of the shares of stock then outstanding is required to amend certain provisions of the articles, including provisions related to (a) limitations on the transfer and ownership of the capital stock of Summit, (b) limitation of director and officer liability and indemnification of directors and officers, (c) amendment of the articles of incorporation, (d) the vote required in connection with a merger, consolidation and sale of all or substantially all of Summit’s assets, and (e) exemption from the Maryland Control Share Acquisition Act.

The Summit bylaws may be amended by the affirmative vote of a majority of directors then holding office.

Number of Trust Mangers or Directors

The Camden bylaws provide that the number of trust managers must be no fewer than two and no more than ten. The number of trust managers may be fixed from time to time by resolution adopted by a majority of the trust managers. The current number of trust managers is eight.
The Summit articles of incorporation provide that the number of directors must be no fewer than two, or the minimum number permitted by the MGCL, and no more than fifteen. The number of directors may be increased or decreased from time to time by a unanimous vote of the directors then in office or by a majority vote of the stockholders. The current number of directors is eight.

Board Classification

The Camden declaration of trust does not provide for a classified board.	The Summit articles of incorporation provide that the Summit board is divided into three classes, with members of each class holding office for three-year terms, with one class being elected at each annual meeting. There are currently three Class I directors, whose term of office would continue until the 2007 annual meeting, two Class II directors, whose term of office would continue until the 2005 annual meeting, and three Class III directors, whose term of office would continue until the 2006 annual meeting.

CAMDEN	SUMMIT
Trust Manager or Director Nomination

Under the Camden bylaws, a shareholder must make any nomination for trust manager in writing to the secretary of Camden at least 60 and not more than 90 days prior to the date of the applicable annual meeting of shareholders; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made, notice by the shareholder, to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the applicable annual meeting was mailed or such public disclosure of the date of such annual meeting was made, whichever first occurs.

A shareholder’s notice to the secretary must set forth, as to each person whom the shareholder proposes to nominate for election as trust manager, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the number of Camden common shares beneficially owned or of record by such person, and (d) any other information regarding the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of trust managers pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

A shareholder’s notice to the secretary must set forth, as to the shareholder giving notice, (a) the name and record address of such shareholder, (b) the number of Camden common shares owned beneficially or of record by such shareholder, (c) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (d) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice, and (e) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of trust managers pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

Notice must be accompanied by written consent of each proposed nominee to being named as a nominee and to serve as a trust manager if elected.
Under the Summit bylaws, a stockholder must make any nomination for director in writing to the secretary of Summit at least 90 and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that date of the annual meeting is advanced by more than 60 days from such anniversary date, notice by the stockholder, to be timely, must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which the public announcement of the date of such meeting is made.

A stockholder’s notice to the secretary must set forth, as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected).

CAMDEN	SUMMIT
Trust Manager or Director Removal

Pursuant to the Camden bylaws, a trust manager may be removed at any time with or without cause by the vote of holders of shares representing two-thirds of the total votes authorized to be cast by shares then outstanding and entitled to vote thereon.
Pursuant to the Summit articles of incorporation, a director may be removed from office only for cause and only at a meeting of stockholders called for that purpose, by the affirmative vote of the holders of not less than two-thirds of the stock then outstanding and entitled to vote in the election of directors, provided, however, in the case of any directors elected solely by holders of a series of preferred stock, such directors may be removed only by the affirmative vote of two-thirds of the stock of that series then outstanding and entitled to vote in the election of directors, voting together as a single class.

Trust Manager or Director Vacancies

Pursuant to the Camden bylaws, vacancies may be filled by successor trust managers either appointed by a majority of the remaining trust managers or elected by the vote of the holders of at least two-thirds of the outstanding shares at an annual or special meeting of the shareholders.

Trust manager nominees who have not been previously elected as trust managers by the shareholders of Camden will be elected at the annual meeting of the shareholders (except as provided in the preceding sentence) by the affirmative vote of the holders of two-thirds of the outstanding Camden common shares. Trust managers who have been previously elected as trust managers by the shareholders of Camden will be re-elected at the annual meeting of shareholders by the affirmative vote of the holders of a majority of the Camden common shares present in person or represented by proxy at such meeting; provided, however, that any trust manager that has been previously elected as a trust manager by the shareholders who is not re-elected by such majority vote at a subsequent annual meeting will nevertheless remain in office until his or her successor is elected and qualified.
Pursuant to the Summit articles of incorporation and subject to the rights of holders of any class of preferred stock then outstanding, vacancies resulting from newly created directorships will be filled by a vote of the stockholders or a majority of the entire board (as increased) and all other vacancies will be filled by a vote of the stockholders or a majority of the board then in office.

Indemnification

Under the Texas REIT Act, a REIT may indemnify a trust manager or an officer provided that such person (a) acted in good faith, (b) in the case of conduct in his or her official capacity, reasonably believed his or her conduct was in the best interests of the REIT, and at least not in opposition to the REIT’s best interest, and (c) in the case of a criminal proceeding, did not have reasonable cause to believe his or her conduct was unlawful, provided, however, that a trust manager or an officer is not entitled to indemnification to the extent such person (i) received an improper personal benefit or (ii) is found liable to the REIT by a court of competent jurisdiction.

Under the Texas REIT Act, a determination to provide indemnification must be made by (a) a majority of a quorum (or, if unavailable, a committee) of trust managers not named in the proceeding in which a trust manager may be entitled to indemnification, (b) a special legal counsel
Under the MGCL, a corporation may indemnify a director, officer, employee or agent made party to any proceeding by reason of service in any such capacity unless it is established that (a) the act or omission was material to the matter giving rise to the proceeding and either (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director, officer, employee or agent actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the person had reasonable belief to believe that the act or omission was unlawful.

Under the MGCL, a determination to provide indemnification must be made by (a) the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, (b) if a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the

CAMDEN	SUMMIT
appointed pursuant to clause (a) above, or (c) by the shareholders, excluding shares held by any trust managers named in the proceeding. Under the Texas REIT Act, a REIT may advance expenses to a trust manager or an officer when such a person provides a written affirmation that it has a good faith belief that the standard for indemnification has been met and such person agrees to reimburse the REIT if it is determined that such person did not meet the standard.

Under the Texas REIT Act, a Texas REIT must indemnify trust managers (and may indemnify officers) for expenses incurred in connection with a proceeding in which such trust manager (or officer) is named if the trust manager (or officer) is wholly successful on the merits or otherwise, in defense of the proceeding.

Under the Camden declaration of trust and bylaws, indemnitees (which includes trust managers and officers) must be indemnified to the fullest extent permitted under the Texas REIT Act. Trust managers and officers are explicitly entitled to the advancement of expenses incurred in connection with proceedings in which the indemnitees are named. Under the Camden bylaws, Camden must indemnify any present or former trust manager or officer to the fullest extent permitted by the Texas REIT Act. Further, if a determination to provide indemnification is not made by the (a) the board, (b) a special counsel, or (c) the shareholders, the indemnitee must pursue its claim for indemnification in a court of competent jurisdiction.

Under the Camden bylaws, if the person involved is not a trust manager or officer of Camden, the Camden board may cause Camden to indemnify to the same extent allowed for trust managers and officers of Camden such person who was or is a party to a proceeding, by reason of the fact that such person is or was an employee or agent of Camden, or is or was serving at the request of Camden as a trust manager, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
time, parties to the proceeding, (c) by special legal counsel appointed pursuant to clause (a) or (b) above; or (d) by the stockholders. A Maryland corporation may advance expenses to a director, officer, employee or agent in defending a proceeding if such person gives a written affirmation of his or her good faith belief that the standard for indemnification has been met and a written undertaking to the corporation to repay the amount advanced if it is determined that it is not entitled to such indemnification. Further, under the MGCL, a Maryland corporation must indemnify directors (and may indemnify officers, employees and agents) for expenses incurred in a proceeding in which such director (or officer, employee or agent) is successful on the merits or otherwise.

Under the Summit articles of incorporation, Summit must indemnify (a) its directors and officers to the fullest extent required or permitted by the MGCL, now or hereafter in force, including the advancement of expenses, and (b) other employees and agents of Summit to such extent as has been authorized by the directors or the bylaws and as permitted by the MGCL.

Under the Summit bylaws, Summit must indemnify its directors and officers to the fullest extent permitted by the MGCL. Additionally, the board has, in its sole discretion, the power to grant such indemnification as it deems in the interest of Summit and to the fullest extent permitted by law.

Distributions

The Texas REIT Act provides that a REIT may not make a distribution if (a) after giving effect to the distribution, the REIT would be insolvent, or (b) the distribution exceeds the surplus of the REIT. Camden’s declaration of trust provides that trust managers may declare, and Camden may pay dividends on its outstanding shares in cash, in property or in its shares, except that no dividend may be declared or paid when Camden is unable to pay its debts as they become due in the usual course of business, or when the payment of such dividend would result in Camden being unable to pay its debts as they become due in the usual course of business.
The MGCL provides that the board of directors may not make a distribution of money or property to its stockholders if (a) the distribution would prevent the corporation from paying its debts as they become due in the usual course of business, or (b) unless the articles of incorporation permit otherwise, if the distribution would make the corporation’s total assets less than its total liabilities plus the amount needed, if the corporation were to be dissolved at the time of the distribution, to satisfy distributions to preferred stockholders.

The Summit articles of incorporation provide that subject to the preferential dividend rights of preferred stock, if any,

CAMDEN	SUMMIT
Camden’s bylaws provide that trust managers may declare and Camden may pay dividends except no dividends can be paid when Camden is insolvent or when payment would render Camden insolvent.	as may be determined by the Summit board, the holders of common stock will be entitled to receive such dividends as may be declared by the board out of funds legally available. Summit’s bylaws provide that directors may declare dividends and distributions upon shares of stock in cash, property or stock of Summit, subject to its articles of incorporation and the MGCL.

Annual Meetings of Shareholders or Stockholders

Pursuant to the Camden bylaws, the annual meeting of shareholders will be held at such time, on such day and at such place as may be designated by the trust managers.	Pursuant to the Summit bylaws, an annual meeting of the stockholders will be held on the first Tuesday in May of each year or at such other date and time falling on or before the thirtieth day thereafter as may be fixed by the Summit board.

Special Meetings of Shareholders or Stockholders; Action by Written Consent

The Texas REIT Act provides that special meetings of shareholders may be called by the trust managers, any officer of the REIT or such others persons as may be provided in the declaration of trust or the bylaws. The Camden bylaws provide that special meetings of shareholders for any purpose may be called by the Camden board, any officer of Camden or the holders of at least 10% of the shares entitled to vote at the meetings.

The Texas REIT Act and the Camden bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof, and such consent will have the same force and effect as a unanimous vote of the shareholders.
The MGCL provides that special meetings of stockholders may be called by the president, the board of directors or any other person specified in the articles of incorporation or the bylaws. The Summit bylaws provide that special meetings of the stockholders may be called by the chairman of the board, the president or a majority of the Summit board. In addition, the secretary must call a special meeting of the stockholders on the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

The MGCL provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the stockholders entitled to vote with respect to the subject matter thereof, and such consent will have the same force and effect as a unanimous vote of the stockholders.

Shareholder or Stockholder Proposals

Under the Camden bylaws, for business to be properly brought before an annual meeting by a shareholder, such shareholder must give notice to the secretary of Camden at least 60 and not more than 90 days prior to the date of the applicable annual meeting of shareholders; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the applicable annual meeting was mailed or such public disclosure of the date of such annual meeting was made, whichever first occurs.

A shareholder’s notice to the secretary must set forth as to each matter such shareholder purposes to bring before the annual meeting (a) a brief description of the business and the reasons for conducting such business at the annual meeting, (b) the name and record address of such shareholder, (c) the number of Camden common shares that are owned beneficially or of record by such
Under the Summit bylaws, a stockholder must propose any business in writing to the secretary of Summit at least 90 and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that date of the annual meeting is advanced by more than 60 days from such anniversary date, notice by the stockholder, to be timely, must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which the public announcement of the date of such meeting is made.

CAMDEN	SUMMIT
shareholder, (d) a description of all arrangements or understandings between such shareholder and any other person or persons in connection with the proposal and any material interest of such shareholder in such business, and (e) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Mergers

Pursuant to the Texas REIT Act, shareholder approval of a plan of merger is not required if, among other things, (a) Camden is the surviving entity in the merger, (b) the declaration of trust will not differ from Camden’s declaration of trust before the merger, (c) each shareholder whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical rights immediately after the effective date of the merger, and (d) the voting power and number of participating shares outstanding immediately after the merger, plus those shares issuable in the merger, will not exceed more than 20% of the shares outstanding immediately before the merger. In all other instances, unless the trust managers require a greater vote or a vote by class or series, the affirmative vote of at least two-thirds of the outstanding shares entitled to vote is required for approval of a plan of merger or exchange, unless any class or series of shares is entitled to vote as a separate class on the plan of merger or exchange, in which event, the affirmative vote of such separate class is required for approval.
Pursuant to the MGCL, approval of a merger by stockholders is not required if, (a) the merger does not reclassify or change the terms of any class or series of stock that is outstanding immediately before the merger becomes effective or otherwise amend its charter, and (b) the number of shares of its stock of such class or series outstanding immediately after the effective time of the merger does not increase by more than 20% of the number of its shares of the class or series of stock that is outstanding immediately before the merger becomes effective, or there is no stock outstanding or subscribed for and entitled to be voted on the merger. Under the Summit articles of incorporation, the affirmative vote of the holders of not less than a majority of the stock then outstanding and entitled to vote is required to (a) merge Summit with another entity, (b) consolidate Summit with one or more other entities into a new entity, or (c) sell or otherwise dispose of all or substantially all of Summit’s assets.

Shareholder or Stockholder Rights Agreements

Camden does not have a shareholder rights agreement.	On December 14, 1998, the Summit board adopted a shareholder rights agreement. In connection with the adoption of the rights plan, the board declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock to stockholders of record as of the close of business on December 15, 1998. Currently, these rights are not exercisable and trade with the shares of Summit common stock. Under the rights plan, the rights generally become exercisable if a person becomes an “acquiring person” by acquiring 15% or more of Summit common stock, or if a person commences a tender offer that would result in that person owning 15% or more of Summit common stock. In the event that a person becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to acquire such number of units of preferred stock (which are equivalent to shares of Summit common stock) having a value of twice the exercise price of the right.

If Summit is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of

CAMDEN	SUMMIT
the right. The current exercise price per right is $45.00. The rights will expire at the close of business on December 14, 2008, unless Summit previously redeems or exchanges them. The rights may be redeemed in whole, but not in part, at a price of $0.01 per right (payable in cash, shares of common stock or other consideration deemed appropriate by the board) by the board only until the earlier of (a) the time at which any person becomes an “acquiring person” or (b) the expiration date. At any time after any person becomes an “acquiring person,” the board may, at its option, exchange all or any part of the then outstanding and exercisable rights for shares of our common stock at an exchange ratio specified in the rights plan. The board generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of our common stock. Until a right is exercised, the holder will have no rights as a stockholder (beyond those as an existing stockholder), including the right to vote or to receive dividends.

Summit amended its shareholder rights agreement on October 4, 2004 to exempt the merger transaction with Camden from triggering the exercise of rights under its shareholder rights agreement. Upon the termination of the merger agreement with Camden, the amendment will become null and void and of no further force or effect.

Business Combinations With Interested Shareholders or Stockholders

The Camden declaration of trust provides that, under certain circumstances, the affirmative vote of the holders of not less than 80% of the outstanding Camden common shares and Camden preferred shares is required for the approval or authorization of certain business combinations. Generally, the type of combinations affected by this voting threshold are substantial transactions between Camden and “related persons,” defined to be persons that beneficially own in the aggregate more than 50% of the capital shares of Camden. Further, holders of not less than 50% of the outstanding capital shares not owned, directly or indirectly, by such “related person” is required for approval of such combinations, unless the affirmative vote of not less than 90% of the outstanding Camden capital shares is obtained.
The Maryland Business Combination Act provides that, unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares and other specified transactions, with an “interested stockholder” or its affiliates, for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, unless specified price criteria and other standards are met or an exemption is available, a business combination with an interested stockholder or its affiliates must be (a) recommended by the board of directors, and (b) approved by at least (i) 80% of the outstanding voting stock, and (ii) two-thirds of the outstanding voting stock, other than voting stock held by the interested stockholder or any of its affiliates. An “interested stockholder” is generally defined to mean a person or group which owns beneficially, directly, or indirectly, 10% or more of the outstanding voting shares of the corporation or an affiliate.

On October 4, 2004, the Summit board resolved not to be governed by, and take all action necessary to render inapplicable, the provisions of the Maryland Business Combination Act and all other applicable takeover statutes of the MGCL, solely with respect to the transactions contemplated by the merger with Camden.

CAMDEN	SUMMIT
Control Share Acquisitions

The Texas REIT Act does not contain a control share acquisition statute.	The Maryland Control Share Acquisition Act provides that shares of a Maryland corporation that are acquired in a “control share acquisition,” which is defined as the acquisition of shares comprising one-tenth, one-third or a majority of all voting shares, have no voting rights except, (a) if approved by stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all “interested shares,” or (b) if the acquisition of the shares has been approved or exempted at any time before the acquisition of the shares. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholder meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved.

If voting rights for control shares are approved at a stockholder meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Maryland Control Share Acquisition Act is applicable to a publicly traded Maryland Corporation unless its articles of incorporation or bylaws specifically provides that it will be inapplicable.

The Summit articles of incorporation provide that the Maryland Control Share Acquisition Act does not apply to any share of stock of Summit now or hereafter beneficially held by Messrs. William F. Paulsen, William B. McGuire, Jr., Raymond V. Jones, Keith H. Kuhlman and David F.

CAMDEN	SUMMIT
Tufaro, or current or future affiliates, associates or other persons acting in concert or as a group with any of the foregoing persons. On October 4, 2004, the Summit board amended the bylaws so that the Control Share Acquisition Statute will not apply to any acquisition by any person of shares of Summit stock.

REIT Ownership Limitations

The Camden declaration of trust provides that, subject to certain exceptions, no shareholder may own, or be deemed to own, more than 9.8% of the total outstanding capital shares of Camden. Any transfer of shares will not be valid if it would (i) create a direct or indirect ownership of shares in excess of 9.8% of Camden’s total outstanding capital shares; (ii) result in shares being owned by fewer than 100 persons; (iii) result in Camden being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code; or (iv) result in Camden’s disqualification as a REIT. If any person owns or is deemed to own more than 9.8% of Camden’s total outstanding capital shares, the shares that exceed this ownership limit will automatically be deemed to be transferred to Camden. Camden will act as trustee of a trust for the exclusive benefit of the transferees to whom these shares may ultimately be transferred without violating the 9.8% ownership limit. While in trust, these shares will not be entitled to participate in dividends or other distributions and, except as required by law, will not be entitled to vote. Camden will have the right, for a period of 90 days during the time any securities are held by Camden in trust, to purchase all or any portion of these securities from the original shareholder at the lesser of the price paid for the shares and the market price of the shares on the date it exercises its option to purchase. All certificates representing capital shares will bear a legend referring to the restrictions described above. These restrictions on ownership may have the effect of precluding acquisition of control unless the Camden board and shareholders determine that maintenance of REIT status is no longer in Camden’s best interests.
The Summit articles of incorporation provide that no stockholder who is an individual may own more than 9.8% of Summit’s capital stock. The Summit board at its option and in its discretion may waive this restriction. Any transfer of shares of capital stock including any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of this 9.8% ownership limit or that would result in Summit’s disqualification as a real estate investment trust will be void and have no effect. The intended transferee will acquire no rights to the shares of capital stock. In addition, pursuant to the Internal Revenue Code, some types of entities, such as pension plans described in Section 401(a) of the Internal Revenue Code and mutual funds registered under the Investment Company Act of 1940, will be looked-through for purposes of this ownership limitation, and Summit’s articles of incorporation limit these entities to holding no more than 15% of the total value of Summit’s capital stock. Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the applicable ownership limit will be automatically converted into shares of excess stock that will be transferred, by operation of law, to Summit as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the applicable ownership limit.

Trust Manager or Director Liability

As permitted by the Texas REIT Act, the Camden declaration of trust eliminates the liability of trust managers and officers of Camden for monetary damages in a shareholder proceeding.	As permitted by the MGCL, the Summit articles of incorporation eliminate the liability of directors and officers of Summit for monetary damages in a stockholder proceeding.

LEGAL MATTERS

     The validity of the Camden common shares offered by this joint proxy statement/prospectus will be passed upon for Camden by Locke Liddell & Sapp LLP, Dallas, Texas. The qualification of Camden as a REIT for federal income tax purposes will be passed upon for Summit by Locke Liddell & Sapp LLP, Dallas, Texas.

     The qualification of the merger as a reorganization under Section 368(a) of the Internal Revenue Code and the qualification of Summit as a REIT for federal income tax purposes will be passed upon for Summit and Camden, respectively, by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

     The consolidated financial statements and the related financial statement schedule as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated in this joint proxy statement/prospectus by reference from Camden Property Trust’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (each of which reports expresses an unqualified opinion and one of which reports includes an explanatory paragraph relating to the change in method of accounting in 2002 for the impairment and disposal of long-lived assets to conform to Statement of Financial Accounting Standards No. 144), which are incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and related financial statement schedule as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, incorporated in this joint proxy/prospectus by reference from Summit Properties Inc.’s Current Report on Form 8-K filed November 15, 2004, as amended on November 23, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, on January 1, 2002, the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock — Based Compensation, on January 1, 2003, and Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, as amended by Financial Accounting Standards Board Interpretation No. 46 (revised December 2003) on July 1, 2003), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The statements of revenues and certain expenses for the period ended December 31, 2003, incorporated in this joint proxy/prospectus by reference from Summit Properties Inc.’s Current Report on Form 8-K filed November 15, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which is incorporated herein by reference (which reports express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 2005 annual meeting of Camden shareholders must have been received by the Secretary of Camden no later than December 31, 2004, to be considered for inclusion in its proxy statement relating to the 2005 meeting.

     Due to the proposed merger, Summit does not currently expect to hold a 2005 annual meeting of stockholders because Summit will be merged with and into Camden Summit and it will cease to exist as a separate legal entity. If the merger is not completed and an annual meeting is held, to be eligible for inclusion in Summit’s proxy statement and form of proxy relating to that meeting, proposals of stockholders intended to be presented at the meeting must be received by Summit within a reasonable period of time after Summit announces publicly the date of the meeting and before Summit mails its proxy statement to stockholders in connection with the meeting.

OTHER MATTERS

     As of the date of this joint proxy statement/prospectus, neither the Camden nor the Summit board knows of any matters that will be presented for consideration at either special meeting other than those described in this joint proxy statement/prospectus. If any other matters properly come before either of the special meetings or any adjournments or postponements of either of the special meetings, and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to any other matters. Those individuals named in the Camden proxies intend to vote or not vote consistent with the recommendation of the management of Camden. Those individuals named as proxies in the Summit proxies intend to vote or not vote consistent with the recommendation of the management of Summit.

WHERE YOU CAN FIND MORE INFORMATION

     Camden has filed with the SEC a registration statement on Form S-4, as amended (333-   ), of which this joint proxy statement/prospectus forms a part. The registration statement registers the distribution to Summit common stockholders of the Camden common shares to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Camden common shares. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this joint proxy statement/prospectus. In addition, Camden and Summit file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may obtain copies of any of this information:

•	at the public reference room of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and information regarding the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330;

•	from the internet site that the SEC maintains at www.sec.gov, which contains periodic reports, proxy and information statements and other information regarding issuers that file electronically with the SEC; and

•	at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

     The SEC allows Camden and Summit to “incorporate by reference” information in this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.

     The documents listed below that Camden and Summit have previously filed with the SEC are considered to be a part of this joint proxy statement/prospectus. They contain important business and financial information about the companies that is not included in or delivered with this joint proxy statement/prospectus.

Camden SEC Filings (File No. 1-12110)	Period
Annual Report on Form 10-K	Year ended December 31, 2003

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2004, June 30, 2004 and September 30, 2004

Current Reports on Form 8-K	Dated July 12, 2004, September 13, 2004, October 5, 2004 and October 7, 2004

Registration Statement on Form 8-A	Dated June 21, 1993, setting forth the description of Camden common shares, including any amendments or reports filed for the purpose of updating such description

Summit SEC Filings (File No. 1-12792)	Period
Annual Report on Form 10-K (except for Item Numbers 6, 7, 8 and 15)	Year ended December 31, 2003

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2004, June 30, 2004 and September 30, 2004

Current Reports on Form 8-K	Dated May 7, 2004, October 5, 2004, October 6, 2004, October 7, 2004, October 25, 2004, November 15, 2004 and November 15, 2004, as amended November 23, 2004

Registration Statement on Form 8-A	Dated February 4, 1994, setting forth the description of Summit common shares, including any amendments or reports filed for the purpose of updating such description

     Camden and Summit incorporate by reference additional documents that either company may file with the SEC after the date of this joint proxy statement/prospectus and prior to the later of the date of each company’s special meeting or the date on which the offering of shares of Camden common shares under this joint proxy statement/prospectus is completed or terminated. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy materials.

     Camden has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Camden or Camden Summit, as well as all pro forma financial information, and Summit has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Summit or the Operating Partnership. This document constitutes the prospectus of Camden and a joint proxy statement of Summit and Camden.

WHAT INFORMATION YOU SHOULD RELY ON

     No person has been authorized to give any information or to make any representation that differs from, or adds to, the information discussed in this joint proxy statement/prospectus or in the annexes attached hereto which are specifically incorporated by reference. Therefore, if anyone gives you different or additional information, you should not rely on it.

     This joint proxy statement/prospectus is dated          , 2005. The information contained in this joint proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. This joint proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, Camden common shares or Summit common stock or to ask for proxies, to or from any person to whom it is unlawful to direct these activities.

CAMDEN PROPERTY TRUST
UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

     Camden and Summit entered into an agreement and plan of merger on October 4, 2004, which was subsequently amended on October 6, 2004. The merger agreement provides for the merger of Summit with and into Camden Summit, a wholly owned subsidiary of Camden, with Camden Summit as the surviving corporation. A copy of the merger agreement, as amended, is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the merger agreement, as amended, because it is the legal document that governs the merger.

     The following unaudited pro forma condensed combined financial information sets forth: (i) the historical financial information as of September 30, 2004 and for the nine months then ended, as derived from the unaudited financial statements of Camden and Summit, and the historical financial information for the year ended December 31, 2003, as derived from the audited financial statements of Camden and Summit, (ii) Summit’s acquisitions and probable acquisition of apartment communities, as appropriate, and (iii) pro forma adjustments assuming the merger was completed as of September 30, 2004 for purposes of the unaudited pro forma condensed combined balance sheet and as of January 1, 2003 for purposes of the unaudited pro forma condensed combined statements of operations.

     The unaudited pro forma combined financial information should be read in conjunction with, and are qualified in their entirety by, the notes thereto and with the historical consolidated financial statements of Camden and Summit, including the respective notes thereto, which are incorporated by reference in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial statements give effect to the merger under the purchase method of accounting in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 141, “Business Combinations.” In the opinion of management, all significant adjustments necessary to reflect the effects of the merger have been made. The merger adjustments are based on certain estimates and currently available information. Such adjustments could change as additional information becomes available, as estimates are refined or as additional events occur. However, management does not expect any changes in the purchase price or the allocation of such purchase price to be significant.

     The unaudited pro forma condensed combined financial statements are presented for comparative purposes only and are not necessarily indicative of what the actual combined financial position and results of operations of Camden and Summit would have been as of and for the periods presented, nor does it purport to represent the future combined financial position or results of operations of Camden and Summit.

Camden Property Trust
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2004

			Subsequent		Pro Forma
	Camden	Summit	Acquisitions	Summit,	Adjustments	Camden Pro
	Historical	Historical	(A)	As Adjusted	(B)	Forma
(in thousands)
ASSETS
Real estate assets
Real estate assets held for investment	$3,164,666	$1,461,706	$77,286	$1,538,992	$378,443	$5,082,101
Accumulated depreciation	(680,184)	(146,498)	—	(146,498)	146,498	(680,184)

Net real estate assets held for investment	2,484,482	1,315,208	77,286	1,392,494	524,941	4,401,917
Investment in joint ventures	10,076	2,821	—	2,821	(41)	12,856
Assets held for sale	1,800	115,849	—	115,849	32,246	149,895

Total real estate assets	2,496,358	1,433,878	77,286	1,511,164	557,146	4,564,668
Cash and cash equivalents	2,465	3,009	(242)	2,767	—	5,232
Other assets, net	148,106	96,000	(67,656)	28,344	125	176,575

Total assets	$2,646,929	$1,532,887	$9,388	$1,542,275	$557,271	$4,746,475

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Notes payable	$1,605,326	$791,714	$9,388	$801,102	$540,126	$2,946,554
Accounts payable and other liabilities	140,049	61,684	—	61,684	(5,337)	196,396

Total liabilities	1,745,375	853,398	9,388	862,786	534,789	3,142,950
Minority interests
Perpetual preferred units	115,060	53,544	—	53,544	1,456	170,060
Common units	43,881	60,575	—	60,575	43,732	148,188
Other minority interests	—	7,014	—	7,014	1,915	8,929

Total minority interests	158,941	121,133	—	121,133	47,103	327,177
Shareholders’ equity
Common shares of beneficial interest	486	315	—	315	(197)	604
Additional paid-in capital	1,346,040	515,814	—	515,814	34,031	1,895,885
(Distributions in excess of net income) retained earnings	(353,996)	58,879	—	58,879	(58,879)	(353,996)
Unearned restricted share awards	(14,069)	(424)	—	(424)	424	(14,069)
Employee notes receivable	—	(16,228)	—	(16,228)	—	(16,228)
Treasury shares, at cost	(235,848)	—	—	—	—	(235,848)

Total shareholders’ equity	742,613	558,356	—	558,356	(24,621)	1,276,348

Total liabilities and shareholders’ equity	$2,646,929	$1,532,887	$9,388	$1,542,275	$557,271	$4,746,475

Camden Property Trust
Unaudited Pro Forma Condensed Combined Statement of Operations
for the year ended December 31, 2003

	Camden	Summit	Subsequent	Summit,	Pro Forma		Camden
	Historical	Historical	Acquisitions (C)	As Adjusted	Adjustments		Pro Forma
(in thousands, except per share amounts)
Revenues
Rental revenues	$371,401	$104,973	$12,095	$117,068	$—		$488,469
Other property revenues	33,373	7,854	725	8,579	—		41,952

Total property revenues	404,774	112,827	12,820	125,647	—		530,421
Fee and asset management	7,276	618	—	618	—		7,894
Other revenues	5,685	2,643	—	2,643	—		8,328

Total revenues	417,735	116,088	12,820	128,908	—		546,643
Expenses
Total property expenses	163,939	38,002	5,143	43,145	—		207,084
Property management	10,154	5,271	—	5,271	—		15,425
Fee and asset management	3,908	641	—	641	—		4,549
General and administrative	16,231	6,941	—	6,941	—		23,172
Other expenses	1,389	—	—	—	—		1,389
Interest	75,414	26,913	3,252	30,165	10,999	(D-1)	116,578
Depreciation	105,442	30,462	7,621	38,083	28,920	(D-2)	172,445
Amortization of deferred financing costs	2,634	2,198	—	2,198	(2,198)	(D-3)	2,634

Total expenses	379,111	110,428	16,016	126,444	37,721	(D-4)	543,276

Income from continuing operations before gain on sale of land, equity in income of joint ventures and minority interests	38,624	5,660	(3,196)	2,464	(37,721)		3,367
Gain on sale of land	2,590	73	—	73	—		2,663
Equity in income (loss) of joint ventures	3,200	(326)	—	(326)	—		2,874
Income allocated to minority interests
Distributions on perpetual preferred units	(12,747)	(10,306)	—	(10,306)	—		(23,053)
Original issuance costs and premium paid on redeemed perpetual preferred units	—	(2,963)	—	(2,963)	—		(2,963)
(Income) loss allocated to common units	(2,237)	880	358	1,237	4,219	(D-5)	3,220

Income (loss) from continuing operations	$29,430	$(6,982)	$(2,838)	$(9,821)	$(33,502)		$(13,892)

Per share data
Basic income (loss) from continuing operations per share	$0.75						$(0.27)
Diluted income (loss) from continuing operations per share	$0.71						$(0.27)
Weighted average number of common shares outstanding	39,355				11,787	(D-6)	51,142
Weighted average number of common and dilutive common equivalent shares outstanding	41,354				11,787		51,142

Camden Property Trust
Unaudited Pro Forma Condensed Combined Statement of Operations
for the nine months ended September 30, 2004

	Camden	Summit	Subsequent	Summit, As	Pro Forma		Camden
	Historical	Historical	Acquisitions (C)	Adjusted	Adjustments		Pro Forma
(in thousands, except per share mounts)
Revenues
Rental revenues	$289,212	$95,445	$9,252	$104,697	$—		$393,909
Other property revenues	26,268	7,940	562	8,502	—		34,770

Total property revenues	315,480	103,385	9,814	113,199	—		428,679
Fee and asset management	6,639	439	—	439	—		7,078
Other revenues	7,999	1,197	—	1,197	—		9,196

Total revenues	330,118	105,021	9,814	114,835	—		444,953
Expenses
Total property expenses	130,460	34,575	3,924	38,499	—		168,959
Property management	8,512	4,100	—	4,100	—		12,612
Fee and asset management	2,845	496	—	496	—		3,341
General and administrative	12,400	6,099	—	6,099	—		18,499
Other expenses	—	1,536	—	1,536	—		1,536
Interest	59,701	22,728	2,103	24,831	8,250	(D-1)	92,782
Depreciation	80,299	30,191	7,810	38,001	16,678	(D-2)	134,978
Amortization of deferred financing costs	2,250	1,138	—	1,138	(1,138)	(D-3)	2,250

Total expenses	296,467	100,863	13,837	114,700	23,790	(D-4)	434,957

Income from continuing operations before gain on sale of land, impairment loss on land held for sale, equity in income of joint ventures and minority interests	33,651	4,158	(4,023)	135	(23,790)		9,996
Gain on sale of land	1,255	—	—	—	—		1,255
Impairment loss on land held for sale	(1,143)	—	—	—	—		(1,143)
Equity in income (loss) of joint ventures	259	(275)	—	(275)	—		(16)
Income allocated to minority interests
Distributions on perpetual preferred units	(8,350)	(3,609)	—	(3,609)	—		(11,959)
Original issuance costs on redeemed perpetual preferred units	(745)	—	—	—	—		(745)
(Income) loss allocated to common units	(2,078)	(27)	386	359	2,279	(D-5)	560

Income (loss) from continuing operations	$22,849	$247	$(3,637)	$(3,390)	$(21,511)		$(2,052)

Per share data
Basic income (loss) from continuing operations per share	$0.57						$(0.04)
Diluted income (loss) from continuing operations per share	$0.54						$(0.04)
Weighted average number of common shares outstanding	40,234				11,787	(D-6)	52,021
Weighted average number of common and dilutive common equivalent shares outstanding	42,381				11,787		52,021

Camden Property Trust

Notes to Unaudited Pro Forma Condensed Combined
Financial Statements

A.	Subsequent to September 30, 2004, Summit acquired Summit Fallsgrove, a 268 apartment home community located in Rockville, Maryland; and expects to acquire in the fourth quarter of 2004, a 180 apartment home community located in Charlotte, North Carolina. These purchases were primarily made, or are assumed to be made, using funds which were reserved for acquisitions at September 30, 2004. As a result of these transactions, adjustments have been made to Summit’s historical balance sheet as of September 30, 2004. See Note C for further discussion of subsequent acquisitions.

B.	Summit stockholders have the right to elect to receive, for each share of Summit common stock, either $31.20 in cash or .6687 of a Camden common share, subject to reallocation. We refer to the cash and share consideration to be paid to Summit stockholders as the merger consideration.

The total amount of cash that will be paid to Summit stockholders as consideration in the merger is fixed at approximately $436.5 million, subject to increase based on the number of shares of Summit common stock outstanding immediately prior to the closing of the merger, which we refer in this joint proxy statement/prospectus as the aggregate cash consideration. The cash elections and the share elections in the merger are subject to reallocation to preserve this fixed limitation on the amount of cash to be paid in the merger. As a result, even if a Summit stockholder makes a cash election or a share election, the stockholder may receive a mix of cash and shares.

As of November 5, 2004, there were 31,465,674 shares of Summit common stock outstanding and 3,343,004 limited partnership units in Summit Properties Partnership, L.P. owned by minority interest holders. At closing, approximately 150,163 previously granted shares of restricted stock will vest and will be entitled to receive the merger consideration.

     The total purchase price, based on an estimated Camden share price of $46.66 at closing, which approximates the most recent 15-day trading average, and financing of the merger are summarized as follows:

(in thousands)
Calculation of purchase price
Issuance of 11,786,595 Camden common shares based on a .6687 exchange ratio in exchange for 17,626,133 shares of Summit common stock.	$549,963
Payment of $436.5 million in exchange for 13,989,704 shares of Summit common stock	436,479
Issuance of 2,235,466 Camden Summit Operating Partnership units based on a .6687 exchange ratio in exchange for 3,343,004 units in Summit Properties Partnership, L.P.	104,307

Total merger consideration	1,090,749
Assumption of Summit’s mortgages and unsecured notes payable at book value	791,714
Adjustment to record Summit mortgages and unsecured notes payable at fair value	23,578
Reversal of Summit’s historical fair value adjustments to notes payable	(1,531)
Adjustment to Summit’s notes payable for property acquisitions subsequent to September 30, 2004	9,388
Assumption of Summit’s accounts payable and other liabilities at book value	61,684
Assumption of Summit’s employee notes receivable	(16,228)
Adjustment to record Summit’s accounts payable and other liabilities at fair value	(5,337)
Assumption of Summit’s Series C preferred units at liquidation value	55,000
Fair value of Summit’s other minority interests	8,929
Estimated fees and other expenses related to the merger	81,600

Total purchase price	$2,099,546

Camden Property Trust

Notes to Unaudited Pro Forma Condensed Combined
Financial Statements

     The following is a calculation of the estimated fees and other expenses related to the merger (in thousands):

Advisory fees	$9,600
Legal, accounting and other fees	5,000
Termination, severance and settlement of share-based compensation	67,000

Total estimated fees and other expenses related to the merger	$81,600

     Camden has allocated the purchase price to the estimated fair value of the net assets acquired and liabilities assumed as follows:

	Summit,	Summit Fair	Pro Forma
	As Adjusted	Value	Adjustments
(in thousands)
ASSETS
Real estate assets
Real estate assets held for investment	$1,538,992	$1,917,435	$378,443	(B-1)
Accumulated depreciation	(146,498)	—	146,498	(B-2)

Net real estate assets held for investment	1,392,494	1,917,435	524,941
Investment in joint ventures	2,821	2,780	(41)	(B-3)
Assets held for sale	115,849	148,095	32,246	(B-4)

Total real estate assets	1,511,164	2,068,310	557,146
Cash and cash equivalents	2,767	2,767	—
Other assets, net	28,344	28,469	125	(B-5)

Total assets	$1,542,275	$2,099,546	$557,271

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Notes payable	$801,102	$1,341,228	$540,126	(B-6)
Accounts payable and other liabilities	61,684	56,347	(5,337)	(B-7)

Total liabilities	862,786	1,397,575	534,789
Minority interests
Perpetual preferred units	53,544	55,000	1,456	(B-8)
Common units	60,575	104,307	43,732	(B-9)
Other minority interests	7,014	8,929	1,915	(B-10)

Total minority interests	121,133	168,236	47,103
Shareholders’ equity
Common shares of beneficial interest	315	118	(197)	(B-11)
Additional paid-in capital	515,814	549,845	34,031	(B-11)
Retained earnings	58,879	—	(58,879)	(B-11)
Unearned restricted share awards	(424)	—	424	(B-11)
Employee notes receivable	(16,228)	(16,228)	—	(B-12)

Total shareholders’ equity	558,356	533,735	(24,621)

Total liabilities and shareholders’ equity	$1,542,275	$2,099,546	$557,271

Camden Property Trust

Notes to Unaudited Pro Forma Condensed Combined
Financial Statements

B-1	Fair market value adjustment to Summit’s real estate assets held for investment based on Camden’s purchase price allocation. See Note D-2 for further discussion of purchase price allocation.

B-2	Adjustment to eliminate Summit’s historical accumulated depreciation.

B-3	Adjustment to record, at fair value, Summit’s investment in the Station Hill joint venture which owns four multifamily communities. Estimates of fair value are calculated using the same methods of valuation that are applied to wholly owned assets.

B-4	Fair market value adjustment of Summit’s three apartment communities which were classified as held for sale as of September 30, 2004. Amount represents estimated net realizable value, less costs to sell.

B-5	Adjustments to Summit’s historical balances for other assets as follows:

a.	Elimination of Summit’s historical book value for: $8.8 million in deferred financing costs, $5.1 million in acquired in place lease values and $3.7 million in receivables related to straight line rent adjustments and other assets.

b.	Increase in other assets for $17.7 million which represents the portion of the purchase price allocated to intangible lease costs related to in place leases. We estimate the value of in place leases by determining the savings in leasing downtime and lease inception costs. We also estimate the value of current resident relations based on renewals.

B-6	Adjustment to Summit’s historical balances for notes payable as follows:

a.	Additional borrowings of $518.1 million to fund the cash portion of the merger consideration and payment of estimated fees and other expenses related to the merger. These borrowings will be financed under a new $500 million senior unsecured bridge facility, to be entered into before the closing of the merger, and by borrowing the remainder under Camden’s existing credit facility. In connection with the merger, Camden expects to form a joint venture and transfer to the joint venture multifamily properties, currently owned by Camden, with an estimated fair value of $425 million to $525 million. Camden expects to use a portion of the proceeds from this transaction to refinance the bridge facility. No adjustments have been made to the pro forma financial statements for this joint venture transaction as Camden cannot guarantee that this transaction will be consummated.

b.	Adjustment to reflect the reversal of Summit’s historical fair value adjustments of notes payable of $1.5 million and the addition of our estimated fair value of Summit’s notes payable of $23.6 million. The fixed interest rates on notes payable that Camden will assume upon completion of the merger with Summit are above market rates. Camden will record a fair value adjustment of $23.6 million to account for the difference between the fixed rates and market rates for those borrowings. Estimates of fair value are based upon interest rates available for the issuance of debt with similar terms and remaining maturities.

B-7	Adjustments to historical book value of Summit’s accounts payable and other liabilities of $5.3 million related to deferred gains.

B-8	Represents the increase in Summit’s Series C preferred units to reflect a liquidation value of $55.0 million.

Camden Property Trust

Notes to Unaudited Pro Forma Condensed Combined
Financial Statements

B-9	Represents the issuance of 2,235,466 common units based on a .6687 exchange ratio in exchange for 3,343,004 common units in Summit Properties Partnership, L.P. Based on an estimated value of Camden common shares of $46.66 per share, the fair value of these units total $104.3 million. Summit’s book value of these units as of September 30, 2004 was $60.6 million.

B-10	Reflects the adjustment to Summit’s other minority interests based on estimates of fair value of the underlying assets and liabilities of the joint venture.

B-11	Represents adjustments to historical shareholders’ equity to reflect the issuance of 11,786,595 Camden common shares, at an estimated value of $46.66 per share, in exchange for 17,626,133 shares of Summit common stock and the purchase of 13,989,704 shares of Summit common stock for cash. At the time of the merger, all previously granted shares of restricted stock will vest and will be entitled to receive the merger consideration.

B-12	Represents employee notes receivable that are secured by Summit common stock. No pro forma adjustment has been made because the stockholders may elect, on a share-by-share basis, to receive either Summit common stock or cash at the closing of the merger, and no determination can be made as to such elections.

C	Summit acquired four apartment communities during the nine months ended September 30, 2004, one apartment community subsequent to September 30, 2004 and expects to acquire another apartment community during the fourth quarter of 2004.

On May 27, 2004, Summit acquired Summit Stonecrest, a 306 apartment home community located in Charlotte, North Carolina, for $28.0 million. Consideration paid for this community was cash of $9.6 million and the assumption of a $19.7 million mortgage, which had a fair market value of $18.4 million on the date of acquisition. The assumed mortgage has a stated interest rate of 4.18% and matures on September 1, 2012. The property was 86.9% occupied as of January 1, 2003, 87.9% occupied as of December 31, 2003 and 89.9% occupied as of May 26, 2004.

On June 14, 2004, Summit acquired Summit South End Square, a 299 apartment home community located in Charlotte, North Carolina, for $33.5 million in cash. The property was 0.0% occupied as of January 1, 2003, 68.0% occupied as of December 31, 2003 and 92.6% occupied as of June 13, 2004.

On September 2, 2004, Summit acquired Summit Doral Villas, a 232 apartment home community located in Miami, Florida for $43.3 million. Consideration paid for this community was cash of $18.4 million and the assumption of a $21.1 million mortgage, which had a fair market value of $24.9 million on the date of acquisition. The assumed mortgage has a stated interest rate of 6.82% and matures on January 1, 2011. The property was 93.5% occupied as of January 1, 2003, 91.7% occupied as of December 31, 2003 and 94.4% occupied as of September 2, 2004.

On September 30, 2004, Summit acquired Summit Midtown, a 296 apartment home community located in Atlanta, Georgia, for $44.8 million in cash. The residential units were 90.2% occupied as of January 1, 2003, 92.6% occupied as of December 31, 2003 and 92.6% occupied as of September 29, 2004. The retail space was 89.6% occupied as of January 1, 2003 and 100.0% occupied as of both December 31, 2003 and September 29, 2004.

Subsequent to September 30, 2004, Summit acquired Summit Fallsgrove, a 268 apartment home community located in Rockville, Maryland, for $54.5 million in cash. The property was 0.0% occupied at both January 1, 2003 and December 31, 2003 and was 65.3% occupied as of October 13, 2004.

Camden Property Trust
Notes to Unaudited Pro Forma Condensed Combined
Financial Statements

During the fourth quarter of 2004, Summit expects to acquire a 180 apartment home community located in Charlotte, North Carolina, for $23.8 million in cash. The property was 38.3% occupied as of January 1, 2003, 94.4% occupied as of December 31, 2003 and 97.2% occupied as of September 30, 2004.

As a result of the transactions discussed above, we have adjusted the historical financial information for the year ended December 31, 2003 and for the nine months ended September 30, 2004 to reflect the operations of these properties as if the acquisitions occurred as of January 1, 2003. The historical financial information has been adjusted for the period from January 1, 2003 up to the day the property was acquired.

D-1	Represents the net adjustment to interest expense to reflect the additional borrowings of $518.1 million to fund the purchase of Summit shares for cash and merger costs. These borrowings will be available under the $500 million bridge facility and from available borrowings under Camden’s $500 million unsecured line of credit. Interest expense has been calculated based on current market rates available to Camden under our unsecured line of credit. The increase in interest cost from additional borrowings is partially offset by $4.5 million and $3.4 million for the twelve months ended December 31, 2003 and nine months ended September 30, 2004, respectively, in pro forma adjustments for the amortization of the fair value adjustment to Summit’s historical debt balances. The fair value adjustments, which totaled $23.6 million, are being amortized over the weighted average remaining life of the underlying debt, which is 5.2 years. Each 1/8th of 1% increase in the annual interest rate on the bridge facility will increase Camden’s annual consolidated interest expense by approximately $625,000.

D-2	Represents the net increase in depreciation and amortization of real estate held for investment as a result of recording Summit’s real estate assets at fair value. We allocate the purchase price between net tangible and intangible assets. When allocating the purchase price to acquired properties, we allocate costs to the estimated intangible value of in place leases and to the estimated fair value of furniture and fixtures, land and buildings on a value determined by assuming the property is vacant by applying methods similar to those used by independent appraisers of income-producing property. Depreciation and amortization are computed on a straight-line basis over the remaining useful lives of the related assets. Buildings and furniture and fixtures have an estimated useful life of 35 years and 5 years, respectively. The value of in place leases is being amortized over the estimated average remaining life of in place leases at time of the merger. Apartment lease terms generally range from 6 to 13 months, with an estimated average lease term of nine months.

The calculation of the fair value of depreciable real estate assets is as follows (in thousands):

Buildings	$1,451,809
Furniture and fixtures	39,072
In place lease value	17,708

Fair value of depreciable real estate assets	$1,508,589
Land	289,477
Properties under development, including land	137,077
Assets held for sale	148,095
Other assets, including cash (excluding in place lease values)	13,528
Investment in joint ventures	2,780

Total purchase price	$2,099,546

Camden Property Trust
Notes to Unaudited Pro Forma Condensed Combined
Financial Statements

The calculation of the pro forma adjustment for depreciation expense is as follows (in thousands):

		Nine Months
	Year	Ended
	Ended	September 30,
	December 31, 2003	2004
Pro forma depreciation and amortization expense	$67,003	$54,679
Historical Summit depreciation and amortization expense, as adjusted	(38,083)	(38,001)

Camden pro forma adjustment for depreciation and amortization expense	$28,920	$16,678

D-3	Represents the elimination of Summit’s historical amortization of deferred financing costs.

D-4	Although not included as pro forma adjustments, as they do not meet the criteria for such presentation, management has estimated that the merger will create operational and general and administrative cost savings of approximately 60% of Summit’s historical amounts in the first year of operations primarily from savings in executive compensation, corporate administrative functions and regulatory costs. There can be no assurance that Camden will be successful in achieving such anticipated cost savings.

D-5	Reflects the allocation of earnings to the minority interest in the operating partnership as a result of the pro forma adjustments based on the weighted average minority interest ownership percentage for the periods presented.

D-6	The pro forma weighted average shares outstanding are the historical weighted average number of Camden common shares outstanding for the periods presented, adjusted for the issuance of 11,786,595 million Camden common shares in connection with the merger. As the pro forma combined income from continuing operations is a loss for the periods presented, certain items that were historically included in the weighted average shares for diluted earnings per share calculation have been eliminated for pro forma purposes.

ANNEX A

AGREEMENT AND PLAN OF MERGER
(Amended to include Amendment No. 1 thereto)

AMONG

CAMDEN PROPERTY TRUST

CAMDEN SPARKS, INC.

AND

SUMMIT PROPERTIES INC.

Dated as of October 4, 2004

TABLE CONTENTS

SCHEDULES

Company Disclosure Schedule

Section	Title
3.1(a)	Existence; Good Standing; Authority; Compliance with Law
3.1(b)	Existence; Good Standing; Authority; Compliance with Law
3.1(c)	Existence; Good Standing; Authority; Compliance with Law
3.3(a)	Company Stock Option Plans
3.3(c)	Company Options
3.3(d)	Capitalization
3.3(e)	Capitalization
3.3(f)	Capitalization
3.3(g)	Capitalization
3.3(h)	Capitalization
3.4	Subsidiaries
3.5	Other Interests
3.6	Consents and Approvals; No Violations
3.7	Company SEC Reports
3.8	Litigation
3.9	Absence of Certain Changes
3.10	Taxes
3.11	Properties
3.13(a)	Employee Programs
3.14	Labor and Employment Matters
3.18(a)	Material Contracts
3.18(b)	Loan Agreements
3.20	Definition of the Company’s Knowledge
3.22	Employee Payments
3.23	Employee Loans
5.1(c)	Conduct of Business by Company
5.1(c)	Existing Property Transactions
5.1(k)	Existing Litigation
6.6(b)	Officers’ and Directors’ Indemnification
6.9(a)	Employee Benefit Arrangements
6.9(c)	Company Obligations
7.1(d)	Regulatory Approvals

Parent Disclosure Schedule

Section	Title
4.1(a)	Existence; Good Standing; Authority; Compliance with Law
4.1(b)	Existence; Good Standing; Authority; Compliance with Law
4.1(c)	Existence; Good Standing; Authority; Compliance with Law
4.3(a)	Parent Share Option Plans
4.3(c)	Parent Options
4.3(d)	Capitalization
4.3(e)	Capitalization
4.3(f)	Capitalization
4.3(g)	Capitalization
4.3(h)	Capitalization
4.4	Subsidiaries
4.5	Other Interests
4.6	Consents and Approvals; No Violations
4.8	Litigation
4.9	Absence of Certain Changes
4.10	Taxes
4.11	Properties
4.13(a)	Employee Programs
4.17	Material Contracts
4.19	Definition of the Company’s Knowledge
5.3	Conduct of Business by Parent

Exhibits

Exhibit A – Form of Affiliate Letter

Exhibit B – Form of Second Amended and Restated Agreement of Limited Partnership of Camden Properties Partnership, L.P.

Exhibit C – Form of Tax, Asset and Income Support Agreement

Exhibit D – Form of Limited Partner Registration Rights Agreement

Exhibit E – Form of Company Tax Opinion

Exhibit F – Form of Parent Tax Opinion

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of October 4, 2004, is made by and among Camden Property Trust, a Texas real estate investment trust (“Parent”), Camden Sparks, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“MergerCo”), and Summit Properties Inc., a Maryland corporation (the “Company”).

RECITALS

     WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into MergerCo (the “Merger”) on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Maryland General Corporation Law (the “MGCL”);

     WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable;

     WHEREAS, the Board of Trust Managers of Parent (the “Parent Board”) and the Board of Directors of MergerCo have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, and Parent has approved this Agreement and the Merger as the sole stockholder of MergerCo;

     WHEREAS, the parties intend that, for federal income tax purposes, the Merger shall be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code; and

     WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, Parent, MergerCo and the Company hereby agree as follows:

ARTICLE I

THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) the Company shall be merged with and into MergerCo and the separate corporate existence of the Company shall thereupon cease and (b) MergerCo shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall remain a wholly owned subsidiary of Parent. From and after the Effective Time, MergerCo shall succeed to and assume all the rights and obligations of the Company. The Merger shall have the effects specified in Section 252 of the DGCL and Section 3-114 of the MGCL.

     1.2 Certificate of Incorporation and Bylaws.

     (a) The certificate of incorporation of MergerCo, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by law.

     (b) The bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, by such certificate of incorporation or by such bylaws. Notwithstanding the foregoing, the name of the Surviving Corporation shall be “Camden Sparks, Inc.”

     1.3 Effective Time. On the Closing Date, MergerCo and the Company shall duly execute and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “DSOS”)

in accordance with the DGCL and articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) in accordance with the MGCL. The Merger shall become effective upon the later of such time as the Certificate of Merger has been accepted for record by the DSOS or the Articles of Merger have been accepted for record by the SDAT, or such later time which the parties hereto shall have agreed upon and designated in such filings in accordance with the DGCL and the MGCL as the effective time of the Merger but not to exceed thirty (30) days after the Certificate of Merger is accepted for record by the DSOS and the Articles of Merger are accepted for record by the SDAT (the “Effective Time”).

     1.4 Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Locke Liddell & Sapp LLP, 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201, or at such other place as agreed to by the parties hereto. Notwithstanding the foregoing, the parties agree that in no event will the Closing Date be prior to January 4, 2005.

     1.5 Tax Consequences. The parties intend that the Merger shall qualify as a reorganization under Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

     1.6 Directors and Officers of the Surviving Corporation. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

     1.7 Trust Managers of Parent. William B. McGuire, Jr. and William F. Paulsen, each currently serving as a director of the Company, shall be appointed to the Parent Board, effective as of the second (2nd) Business Day after the Effective Time, for a term expiring at the next annual meeting of the shareholders of Parent, and will be nominated by the Parent Board for election at the next annual meeting of the shareholders of Parent.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT COMPANIES

     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or any shares of capital stock of MergerCo:

     (a) Each common share of beneficial interest, par value $0.01 per share, of Parent (“Parent Common Shares”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

     (b) Each share of common stock, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall constitute the only issued and outstanding shares of the Surviving Corporation.

     (c) Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that is owned by the Company, by any wholly owned Subsidiary of the Company or by Parent, MergerCo or any other wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

     (d) Subject to Sections 2.3 and 2.6, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(c)) shall automatically be converted into, and shall be cancelled in exchange for, the right to receive, at the option of the holder, as contemplated by Section 2.3, either:

     (i)   .6687 (as it may be adjusted pursuant to Section 2.1(f) or increased pursuant to Section 8.1(f) the “Exchange Ratio”) of a Parent Common Share (the “Share Consideration”); or

     (ii) an amount in cash equal to $31.20, without interest (the “Cash Consideration”).

     (e) The Share Consideration and the Cash Consideration and any cash payable in lieu of fractional Parent Common Shares pursuant to Section 2.6 are referred to collectively as the “Merger Consideration.” All shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.1(d) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders of shares of Company Common Stock become entitled in accordance with this Article II upon the surrender of such Certificate.

     (f) Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding Parent Common Shares or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, the Exchange Ratio, the Share Consideration and the Cash Consideration shall be adjusted accordingly, without duplication, to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

     2.2 Optional Termination. Notwithstanding the provisions of Section 2.1, the Company shall have the right to terminate this Agreement pursuant to and under the circumstances set forth in Section 8.1(f) hereof, unless Parent elects, at its option, to increase the Exchange Ratio as described in such Section 8.1(f) in which case the term “Share Consideration” shall for all purposes under this Agreement thereafter mean such increased number of Parent Common Shares.

     2.3 Election Procedure.

     (a) As soon as practicable following the date of this Agreement, Parent shall designate American Stock Transfer & Trust Company or another agent reasonably acceptable to Parent and the Company to act as agent (the “Exchange Agent”) for purposes of conducting the election procedure described in this Section 2.3 and the exchange procedure described in Section 2.4.

     (b) Parent shall prepare a form of election, which form shall be subject to the reasonable approval of the Company (the “Election Form”) and shall contain a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates therefore representing shares of Company Common Stock shall pass, only upon proper delivery of the Certificates to the Exchange Agent), for mailing with the Joint Proxy Statement/Prospectus.

     (c) The Election Form shall be mailed with the Joint Proxy Statement/ Prospectus to the record holders of shares of Company Common Stock as of the record date for the Company Stockholders Meeting. The Company shall also use its reasonable efforts to make the Election Form and the Joint Proxy Statement/Prospectus available to all Persons who become holders of shares of Company Common Stock during the period between such record date and the Election Deadline.

     (d) Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation):

     (i) to elect to receive the Share Consideration for one or more shares of Company Common Stock held by such holder (the “Share Election Shares”);

     (ii) to elect to receive the Cash Consideration for one or more shares of Company Common Stock held by such holder (the “Cash Election Shares”); and

     (iii)   to indicate that such holder makes no such election with respect to one or more shares of Company Common Stock held by such holder (the “Non-Election Shares”).

     (e) Nominee record holders who hold shares of Company Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares of Company Common Stock held by the nominee will be Share Election Shares, Cash Election Shares or Non-Election Shares, respectively.

     (f) If a holder of shares of Company Common Stock either (i) does not submit a properly completed Election Form prior to the Election Deadline or (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, the shares of Company Common Stock held by such stockholder shall be treated as Non-Election Shares.

     (g) Any election to receive the Share Consideration or the Cash Consideration shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by Certificates duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or accompanied by an appropriate guarantee of delivery of such Certificates, provided such Certificates are in fact delivered to the Exchange Agent within three (3) NYSE trading days after the date of execution of such guarantee of delivery) representing all shares of Company Common Stock covered thereby. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent prior to the Election Deadline. In addition, all Election Forms shall be deemed to be automatically revoked if this Agreement is terminated in accordance with Article VIII. Any Certificate or Certificates representing shares of Company Common Stock relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent.

     (h) The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Parent, MergerCo, the Company nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

     (i) By the later of (i) the Effective Time or (ii) seven (7) days after the Election Deadline, the Exchange Agent shall effect an allocation of the Share Consideration and the Cash Consideration in accordance with the Election Forms as follows:

     (i) If the number of Cash Election Shares times the Cash Consideration is less than the Aggregate Cash Consideration, then:

     (A) all Cash Election Shares shall be converted into the right to receive the Cash Consideration;

     (B) Non-Election Shares shall be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Cash Consideration equal the Aggregate Cash Consideration. If less than all of the Non-Election Shares need to be treated as Cash Election Shares, in order to have the total number of Cash Election Shares times the Cash Consideration equal the Aggregate Cash Consideration, then the Exchange Agent shall select which Non-Election Shares shall be treated as Cash Election Shares in accordance with Section 2.3(j), and all remaining Non-Election Shares shall thereafter be treated as Share Election Shares;

     (C) if all of the Non-Election Shares are treated as Cash Election Shares under the preceding subsection, and the total number of Cash Election Shares (including any Non-Election Shares treated as such) times the Cash Consideration remains less than the Aggregate Cash Consideration, then the Exchange Agent shall convert (on a pro rata basis as described in Section 2.3(j) below) a sufficient number of Share Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares (including any Non-Election Shares treated as such) plus the number of Reallocated Cash Shares times the Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive the Cash Consideration; and

     (D) the Share Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Share Consideration.

     (ii) If the number of Cash Election Shares times the Cash Consideration is greater than the Aggregate Cash Consideration, then:

     (A) all Share Election Shares and all Non-Election Shares shall be converted into the right to receive the Share Consideration;

     (B) the Exchange Agent shall convert (on a pro rata basis as described in Section 2.3(j) below) a sufficient number of Cash Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares times the Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive the Share Consideration; and

     (C) the Cash Election Shares which are not Reallocated Stock Shares shall be converted into the right to receive the Cash Consideration.

     (iii) If the number of Cash Election Shares times the Cash Consideration is equal to the Aggregate Cash Consideration, then Sections 2.3(i)(i) and 2.3(i)(ii) above shall not apply and all Non-Election Shares and all Share Election Shares will be converted into the right to receive the Share Consideration.

     (j) In the event that the Exchange Agent is required pursuant to Section 2.3(i)(i)(C) to convert some Share Election Shares into Reallocated Cash Shares, each holder of Share Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. In the event the Exchange Agent is required pursuant to Section 2.3(i)(ii)(B) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares. In the event the Exchange Agent is required pursuant to Section 2.3(i)(i)(B) or Section 2.3(i)(ii)(A) to convert some Non-Election Shares into Cash Election Shares or Share Election Shares, as the case may be, such conversion shall be allocated on a pro rata basis among Non-Election Shares.

     2.4 Exchange Procedure.

     (a) Prior to the Effective Time, for the benefit of the holders of Certificates, Parent shall deliver to the Exchange Agent (i) certificates representing Parent Common Shares sufficient to deliver the aggregate Share Consideration and (ii) the Aggregate Cash Consideration payable pursuant to this Article II in exchange for Certificates representing Cash Election Shares. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

     (b) After completion of the allocation referred to in Section 2.3(i), each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to receive (i) a certificate or certificates representing the number of whole Parent Common Shares into which the aggregate number of shares of Company Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted into Share Election Shares pursuant to this Agreement, (ii) the amount of cash into which the aggregate number of shares of Company Common Stock previously represented by such

Certificate or Certificates surrendered shall have been converted into Cash Election Shares pursuant to this Agreement and (iii) the right to receive any other distribution paid with respect to shares of Company Common Stock prior to the Effective Time, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate that prior to the Effective Time represented Company Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence the right to receive the Share Consideration or the right to receive the Cash Consideration into which such Company Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of the Company of Certificates representing shares of Company Common Stock and if such Certificates are presented to the Company for transfer, they shall be cancelled against delivery of certificates for the Share Consideration or the Cash Consideration or both, as hereinabove provided. No dividends on Parent Common Shares that have been declared will be remitted to any Person entitled to receive Parent Common Shares under this Agreement until such Person surrenders the Certificate or Certificates representing Company Common Stock, at which time such dividends shall be remitted to such Person, without interest.

     (c) Appropriate transmittal materials in a form satisfactory to Parent and the Company (including a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) shall be mailed as soon as practicable after the Effective Time to each holder of record of Company Common Stock as of the Effective Time who did not previously submit a properly completed Election Form. Parent shall not be obligated to deliver cash and/or a certificate or certificates representing Parent Common Shares to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.4, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by Parent or the Exchange Agent. If any certificates evidencing Parent Common Shares are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for Parent Common Shares in any name other than that of the registered holder of the Certificate surrendered, or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) Any portion of the Share Consideration or Cash Consideration delivered to the Exchange Agent by Parent pursuant to Section 2.4(a) that remains unclaimed by the stockholders of the Company for one year after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any stockholders of Company who have not theretofore complied with Sections 2.3(b) or 2.4(c) shall thereafter look only to Parent for the consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto.

     (e) Parent and/or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to the holders of shares of Company Common Stock such amounts, if any, as are required to be deducted or withheld under any provision of U.S. federal tax law, or any provision of state, local or foreign tax law, with respect to the making of such payment. Amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holders of shares of Company Common Stock in respect of which such deduction or withholding was made.

     2.5 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of shares of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company other than to receive the Merger Consideration provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Common Stock.

     2.6 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for a fractional Parent Common Shares shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a Parent Common Share (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying (x) the fractional share interest to which such holder would otherwise be entitled by (y) the average closing price of a Parent Common Share on the NYSE on the five (5) trading days immediately preceding the Effective Time (as reported in the Wall Street Journal, or if not reported therein, in another authoritative source), rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     2.7 Company Stock Options and Related Matters.

     (a) At the Effective Time, each then outstanding option to purchase shares of Company Common Stock (“Company Option”) under any employee stock option or compensation plan or arrangement of the Company (the “Company Stock Option Plans”) whether or not exercisable at the Effective Time and regardless of the exercise price thereof, will be cancelled, effective as of the Effective Time, in exchange for the right to receive at the Effective Time a single lump sum cash payment, equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the excess, if any, of the Option Payment over the exercise price per share of such Company Option; provided that if the exercise price per share of any such Company Option is equal to or greater than the Option Payment, such Company Option shall be canceled without any cash payment being made in respect thereof. All payments under this Section 2.7(a) shall be subject to any applicable withholding tax. For purposes of this Section 2.7, the “Option Payment” shall mean the sum of (x) $13.8057 plus (y) the product of the Average Parent Common Share Price times the Exchange Ratio times the quotient of (A) the Share Election Shares (after giving effect to any reallocation pursuant to Section 2.3) multiplied by the Exchange Ratio multiplied by the Average Parent Common Share Price (the “Aggregate Share Consideration Value”), divided by (B) the sum of the Aggregate Cash Consideration plus the Aggregate Share Consideration Value; provided that any adjustment to the Exchange Ratio pursuant to Section 8.1 (f) or otherwise and any reallocation of the Merger Consideration pursuant to Section 2.3 shall be taken into account.

     (b) Parent and MergerCo acknowledge that all restricted stock awards granted under the Company Stock Option Plans shall vest in full immediately prior to the Effective Time so as to no longer be subject to any forfeiture or vesting requirements and all such shares of Company Common Stock shall be considered outstanding shares for all purposes of this Agreement, including receipt of the Merger Consideration.

     (c) The Company shall take all actions necessary to assure that (i) all outstanding rights under the Company’s 1996 Non-Qualified Employee Stock Purchase Plan (the “Company ESPP”) will be exercised immediately prior to the Effective Time on a final purchase date under such plan determined in accordance with such plan and (ii) the Company ESPP will terminate concurrently with such exercise of the outstanding rights thereunder. All such shares of Company Common Stock issued under the Company ESPP upon such exercise shall be considered outstanding shares for all purposes of this Agreement, including receipt of the Merger Consideration.

     (d) The Company shall, as soon as reasonably practicable following the date hereof, take all actions necessary to suspend or terminate the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “Company DRIP”), and thereafter will not issue any shares of Company Common Stock under the Company DRIP.

     (e) Parent and MergerCo acknowledge that all stock awards granted pursuant to those certain performance based stock award agreements as forth in Section 3.3 of the Company Disclosure Schedule will no longer be subject to any forfeiture or vesting requirements and all such shares of Company Common Stock shall be considered outstanding shares for all purposes of this Agreement, including receipt of the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to Parent and MergerCo (the “Company Disclosure Schedule”) the Company represents and warrants to Parent and MergerCo as follows:

     3.1 Existence; Good Standing; Authority; Compliance with Law.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Except as set forth in Section 3.1(a) of the Company Disclosure Schedule, the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

     (b) Each of the Company Subsidiaries listed in Section 3.1(b) of the Company Disclosure Schedule (the “Company Subsidiaries”) is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate power or other power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has no other Subsidiaries other than the Company Subsidiaries.

     (c) Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, where such violation, alone or together with all other violations, would have a Company Material Adverse Effect. The Company and the Company Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other such failures, would not have a Company Material Adverse Effect.

     (d) The Company has previously provided or made available to Parent true and complete copies of the articles of incorporation and bylaws and the other charter documents, bylaws, organizational documents and partnership, limited liability company and joint venture agreements (and in each such case, all amendments thereto) of the Company and each of the Company Subsidiaries as in effect on the date of this Agreement.

     3.2 Authorization, Takeover Laws, Validity and Effect of Agreements.

     (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. Subject only to the approval of this Agreement by the holders of shares of Company Common Stock, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of the Company. In connection with the foregoing, the Company Board has taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar federal or state statute inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement. This Agreement, assuming due and valid authorization, execution and delivery hereof by Parent and MergerCo, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

     (b) The Company Board has amended the Shareholder Rights Agreement, dated as of December 14, 1998, between the Company and First Union National Bank, as Rights Agent thereunder (the “Company Rights Agreement”), prior to the execution of this Agreement so as to provide that (i) (A) none of Parent nor MergerCo nor any of their affiliates or associates will become an “Acquiring Person” (as defined in the Company Rights Agreement) and (B) no “Stock Acquisition Date” or “Distribution Date” (each as defined in the Company Rights Agreement) will occur, in each case, as a result of the approval, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the Company Rights Agreement will terminate immediately prior to the Effective Time.

     3.3 Capitalization.

     (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, 25,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), and 25,000,000 shares of excess stock, par value $0.01 per share (“Company Excess Stock”). As of September 29, 2004 (i) 31,465,627 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Excess Stock were issued and outstanding, (iv) 3,000,000 shares of Company Common Stock have been authorized and reserved for issuance pursuant to the Company’s Stock Option Plans, which are listed in Section 3.3(a) of the Company Disclosure Schedule, subject to adjustment on the terms set forth in the Company Stock Option Plans, (v) 1,744,600 Company Options were outstanding, (vi) 3,342,504 shares of Company Common Stock were reserved for issuance pursuant to the Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of the Partnership, (vii) 2,200,000 shares of Company Preferred Stock have been designated as 8.75% Series C Cumulative Redeemable Perpetual Preferred Stock and reserved for issuance pursuant to the Partnership Agreement, and (viii) 122,211 shares of Company Common Stock were reserved for issuance pursuant to the Company’s Stock Option Plan in connection with the grant of performance stock awards. As of the date of this Agreement, the Company had no shares of Company Common Stock reserved for issuance other than as described above. All such issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

     (b) The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

     (c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule and except for the Company Options (all of which have been issued under the Company Stock Option Plans), as of the date of this Agreement, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any Company Subsidiary to issue, transfer or sell any shares of capital stock of the Company. Section 3.3(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of the Company Options, including the name of the Person to whom such Company Options have been granted, the number of shares subject to each Company Option, the per share exercise price for each Company Option, and the vesting schedule for each Company Option. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 3.3(c) have been furnished or made available to Parent.

     (d) Section 3.3(d) of the Company Disclosure Schedule sets forth a true, complete and correct list of the restricted stock awards granted under the Company Stock Option Plans. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 3.3(d) have been furnished or made available to Parent. The Company has not issued any stock appreciation rights or “phantom” stock.

     (e) Except as set forth in Section 3.3(e) of the Company Disclosure Schedule, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

     (f) Except as set forth in Section 3.3(f) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary.

     (g) Except as set forth in Section 3.3(g) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

     (h) The Company is the sole general partner of Summit Partnership, L.P., a Delaware limited partnership (the “Partnership”). As of September 29, 2004, the Company owned a 1% general partnership interest in the Partnership and a 89.3% limited partnership interest in the Partnership. As of September 29, 2004, the Limited Partners as defined in the Partnership Agreement (not including the limited partner interests held by the Company) owned a 9.7% limited partnership interest in the Partnership. Section 3.3(h) of the Company Disclosure Schedule sets forth a list of the holders of all units of partnership interests in the Partnership (“OP Units”), such holder’s most recent address and the exact number and type (e.g., general, limited, etc.) of OP Units held. There are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any partnership interests of the Partnership. Except as set forth in Section 3.3(h) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any partnership interests of the Partnership. Except as set forth in Section 3.3(h) of the Company Disclosure Schedule, the partnership interests owned by the Company and, to the knowledge of Company, the partnership interests owned by the Limited Partners, are subject only to the restrictions on transfer set forth in the Partnership Agreement, and those imposed by applicable securities laws.

     3.4 Subsidiaries. Section 3.4 of the Company Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Company Subsidiary. All issued and outstanding shares or other equity interests of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.4 of the Company Disclosure Schedule and except for the OP Units listed on Section 3.3(h) of the Company Disclosure Schedule, all issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances.

     3.5 Other Interests. Except for the interests in the Company Subsidiaries set forth in Section 3.4 of the Company Disclosure Schedule and except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities).

     3.6 Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the Company Disclosure Schedule, assuming the adoption and approval of this Agreement by the stockholders of the Company and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, and state securities or state “blue sky” laws, (b) for filing of the Certificate of Merger and the Articles of Merger and (c) as otherwise set forth in Section 3.6 of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company or any Company Subsidiary, (ii) require any filing by the Company with, notice to, or permit, authorization, consent or approval of, any state or federal government or governmental authority or by any United States or state court of competent jurisdiction (a “Governmental Entity”), (iii) result in a violation or breach by the Company of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary or any of its respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Company of its material obligations under this Agreement or (C) have a Company Material Adverse Effect.

     3.7 SEC Reports.

     (a) Except as set forth in Section 3.7 of the Company Disclosure Schedule, each of the Company and the Partnership has filed all required forms, and reports with the SEC since January 1, 2001 (collectively, the “Company SEC Reports”), all of which were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the “Securities Laws”). As of their respective dates, the Company SEC Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries, or the Partnership, as the case may be, as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company or the Partnership, as the case may be, included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries, or the Partnership, as the case may be, for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Sections 13 or 15(d) of the Exchange Act and normal year-end audit adjustments which would not be material in amount or effect. Except for the Partnership, no Company Subsidiary is required to file any form or report with the SEC. The certificates of the Chief Executive Officer and Chief Financial Officer of the Company or the Partnership, as the case may be, required by Rules 13a-14 and 15d-14 of the Exchange Act with respect to the Company SEC Reports, as applicable, are true and correct as of the date of this Agreement as they relate to a particular Company SEC Report, as though made as of the date of this Agreement. The Company has established and maintains disclosure controls and procedures, has conducted the procedures in accordance with their terms and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act.

     3.8 Litigation. Except as set forth in the Company SEC Reports or in Section 3.8 of the Company Disclosure Schedule, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries and (b) neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity which, in the case of (a) or (b), would, individually or in the aggregate, (i) prevent or materially delay the consummation of the Merger, (ii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (iii) have a Company Material Adverse Effect.

     3.9 Absence of Certain Changes. Except as disclosed in the Company SEC Reports or in Section 3.9 of the Company Disclosure Schedule, since December 31, 2003 through the date hereof, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company; (b) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, liability, guaranty, capital expenditure or transaction (each, a “Commitment”) entered into by the Company or any of the Company Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger; or (c) any material change in the Company’s accounting principles, practices or methods except insofar as may have been required by a change in GAAP.

     3.10 Taxes. Except as set forth in Section 3.10 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries (a) has timely filed (or had filed on their behalf) all Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity) and (b) has paid (or had paid on their behalf) all Taxes shown on such Tax Returns as required to be paid by it, except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company (i) for all taxable years commencing with December 31, 1994 through December 31, 2003 has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years and (ii) has operated since December 31, 2003 to the date hereof, and intends to continue to operate, in such a manner as to permit it to continue to qualify as a REIT. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the most recent financial statements contained in the Company SEC Reports reflect, to the knowledge of the Company, an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns. True, correct and complete copies of all federal, state and local Tax Returns for the Company and each Company Subsidiary with respect to the taxable years commencing on or after January 2001 and all written communications with any taxing authority relating to such Tax Returns requested by Parent, MergerCo or their respective representatives have been delivered or made available to representatives of Parent. To the knowledge of the Company, and except as set forth in Section 3.10 of the Company Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries as of the date of this Agreement, and no requests for waivers of the time to assess any such Taxes are pending. The Partnership is and has been for all prior periods taxable as a partnership and not as an association taxable as a corporation for federal income tax purposes. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there are no Tax Protection Agreements. For purposes of this Section 3.10 “Tax Protection Agreements” shall mean any agreement to which the Company or any Company Subsidiary is a party pursuant to which (a) any liability to holders of OP Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of OP Units, the Company or the Company Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) operate (or refrain from operating) in a particular manner, and/or (v) only dispose of assets in a particular manner; (c) limited partners of the Partnership have guaranteed debt of the Partnership; and/or (d) any other agreement that would require the general partner of the Partnership to consider separately the interests of the limited partners.

     3.11 Properties. Except as set forth in Schedule 3.11 of the Company Disclosure Schedule, the Company or one of Company Subsidiaries owns fee simple title to each of the real properties identified on Schedule 3.11 of the Company Disclosure Schedule (the “Company Properties”), which are all of the real estate properties owned by them, in each case (except as provided below) free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”). The Company Properties (other than the Company Properties under development) are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”), except for (i) Encumbrances and Property Restrictions set forth in the Company Disclosure Schedule, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any Company Property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys or which would be shown on current title reports or current surveys and (iv) mechanics’, carriers’, workmen’s, repairmen’s liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, valid policies of title insurance have been issued insuring the Company’s or the applicable Company Subsidiaries’ fee simple title to the Company Properties and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. Except as set forth in Schedule 3.11 to the Company Disclosure Schedule, (i) no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties has not been obtained and is not in full force and effect, except for such failures to obtain and to have in full force and effect, which would not, individually, or in the aggregate, have a Company Material Adverse Effect; (ii) neither the Company nor any Company Subsidiary has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Company Properties issued by any governmental authority which have not been cured, contested in good faith or which violations would not, individually, or in the aggregate, have a Company Material Adverse Effect; (iii) there are no material structural defects relating to any of the Company Properties, except for any structural defects which would not, individually, or in the aggregate, have a Company Material Adverse Effect; (iv) there are no Company Properties whose building systems are not in working order in any material respect, except for those which would not, individually, or in the aggregate, have a Company Material Adverse Effect; or (v) there is no physical damage to the Company Properties, except for such physical damage, which would not, individually, or in the aggregate, have a Company Material Adverse Effect.

     3.12 Environmental Matters. The Company and the Company Subsidiaries are in compliance with all Environmental Laws, except for any noncompliance that, either individually or in the aggregate, would not have a Company Material Adverse Effect. There is no administrative or judicial enforcement proceeding pending, or to the knowledge of the Company threatened, against the Company or any Company Subsidiary under any Environmental Law. Neither the Company nor any Company Subsidiary or, to the knowledge of the Company, any legal predecessor of the Company or any Company Subsidiary, has received any written notice that it is potentially responsible under any Environmental Law for costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location and neither the Company nor any Company Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any location proposed for inclusion on that list or at any location on any analogous state list. The Company has no knowledge of any release on the real property owned or leased by the Company or any Company Subsidiary or predecessor entity of Hazardous Materials in a manner that would be reasonably likely to result in an order to perform a response action or in material liability under the Environmental Laws, and, to the Company’s knowledge, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB’s, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by the Company or any Company Subsidiary or predecessor entity or facilities utilized by the Company or the Company Subsidiaries.

     3.13 Employee Benefit Plans.

     (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a list of every material employee benefit plan, within the meaning of ERISA Section 3(3) (“Employee Programs”), currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any ERISA Affiliate. Each Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder and, to the Company’s knowledge, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination.

     (b) With respect to each Employee Program, the Company has provided, or made available, to Parent (if applicable to such Employee Program): (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements); (ii) the most recent IRS determination letter with respect to such Employee Program under Code Section 401(a); (iii) the most recently filed IRS Forms 5500; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; and (v) any insurance policy related to such Employee Program.

     (c) Each Employee Program has been administered in accordance with the requirements of applicable law, including, without limitation, ERISA and the Code, except as would not, individually or in the aggregate, have a Company Material Adverse Effect and is being administered and operated in all material respects in accordance with its terms. No Employee Program is subject to Title IV of ERISA or is a multiemployer plan, within the meaning of ERISA Section 3(37).

     (d) Full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate, of all amounts that the Company and any ERISA Affiliate are required under the terms of the Employee Programs to have paid as contributions to such Employee Programs on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date.

     (e) Neither the Company, an ERISA Affiliate or any person appointed or otherwise designated to act on behalf of the Company, or an ERISA Affiliate, nor, to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Program that is reasonably expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

     (f) No material liability, claim, action or litigation has been made, commenced or, to the knowledge of the Company, threatened with respect to any Employee Program (other than for benefits payable in the ordinary course of business).

     (g) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, no Plan provides for medical benefits (other than under Section 4980B of the Code or a plan qualified under Section 401(a) of the Code) to any current or future retiree or former employee.

     3.14 Labor and Employment Matters.

     (a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Company, or any of the Company Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to their business. To the Company’s knowledge, (i) there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries (ii) nor have there been any such organizational efforts over the past five (5) years.

     (b) Except as set forth in Section 3.14 of the Company Disclosure Schedule, there are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortuous conduct on the part of the Company of any of the Company Subsidiaries in connection with the employment relationship.

     3.15 No Brokers. Neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or Parent or MergerCo to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that the Company has retained J.P. Morgan Securities Inc. as its financial advisor in connection with the Merger. The Company has furnished to Parent a true, complete and correct copy of all agreements between the Company and J.P. Morgan

Securities Inc. relating to the Merger, which agreements disclose all fees payable by the Company or any of its Affiliates to J.P. Morgan Securities Inc.

     3.16 Opinion of Financial Advisor. The Company has received an opinion of J.P. Morgan Securities Inc. to the effect that the Merger Consideration is fair to the holders of shares of Company Common Stock from a financial point of view.

     3.17 Vote Required. The affirmative vote of the holders of majority of the shares of outstanding Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company or any Company Subsidiary, except for the consent required by holders of OP Units, necessary to adopt this Agreement or approve the Merger.

     3.18 Material Contracts.

     (a) Except as set forth in Schedule 3.18(a) of the Company Disclosure Schedule, the Company SEC Reports list all Material Contracts. To the Company’s knowledge, neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 3.18 of the Company Disclosure Schedule and except for violations or defaults that would not, individually or in the aggregate, result in a Company Material Adverse Effect, nor, except as set forth in Schedule 3.18(a) of the Company Disclosure Schedule, will the consummation of the Merger result, to the Company’s knowledge, in any third party having any right of termination, amendment, acceleration, or cancellation of or loss or change in a material benefit under any Material Contract, except for such terminations, amendments, accelerations, cancellations, losses or changes in a material benefit that would not, individually or in the aggregate result in a Company Material Adverse Effect.

     (b) Except for any of the following expressly identified in the Company SEC Reports, Schedule 3.18(b) of the Company Disclosure Schedule sets forth (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any material Indebtedness of the Company or any of the Company Subsidiaries, other than Indebtedness payable to the Company or a Company Subsidiary or to any third-party partner or joint venturer in any Company Subsidiary and (y) the respective principal amounts outstanding thereunder on September 30, 2004.

     3.19 Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance). There is no claim by the Company or any Company Subsidiary pending under any such policies which (a) has been denied or disputed by the insurer or (b) would have, individually or in the aggregate, a Company Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

     3.20 Definition of the Company’s Knowledge. As used in this Agreement, the phrase “to the knowledge of the Company” or any similar phrase means the actual (and not the constructive or imputed) knowledge of those individuals identified in Section 3.20 of the Company Disclosure Schedule.

     3.21 Joint Proxy Statement/Prospectus and Proxy Solicitation Material; Company Information. The information relating to the Company and the Company Subsidiaries to be contained in the Joint Proxy Statement/Prospectus and the Proxy Solicitation Material, and any other documents filed with the SEC in connection herewith, will not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company and first mailed to the shareholders of Parent, and on the date the Proxy Solicitation Material is first mailed to the limited partners of the Partnership, or at the time of either of the Company Stockholders’ Meeting or the Parent Shareholders Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by Parent for inclusion therein.

     3.22 No Payments to Employees, Officers or Directors. Except as set forth in Schedule 3.22 of the Company Disclosure Schedule, there is no employment or severance payment payable or other benefit due on a change of control or otherwise as a result of the consummation of the Merger or any of the other transactions contemplated hereby, with respect to any employee, officer or director of the Company or any Company Subsidiary.

     3.23 Employee Loans. Schedule 3.23 of the Company Disclosure Schedule sets a true, complete and correct list of all outstanding loans made by the Company or any Company Subsidiary to any of its respective employees or directors, including the name of such Person, the amount of such loan and the number of shares of Company Common Stock that secure such loan. True and complete copies of all loan instruments referred to in this Section 3.23 have been furnished or made available to Parent. Except as indicated on Schedule 3.23 of the Company Disclosure Schedule, each such loan is full recourse to the maker thereof and, except as indicated on Schedule 3.23 of the Company Disclosure Schedule, will be payable within 120 days of the termination of such maker’s employment with the Company or a Company Subsidiary.

     3.24 Compliance with Laws. Neither the Company nor any Company Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

     3.25 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, the Company makes no representations or warranties, and the Company hereby disclaims any other representations or warranties, with respect to the Company, the Company Subsidiaries, or its or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by the Company, notwithstanding the delivery or disclosure to Parent or its affiliates or representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGERCO

     Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to the Company (the “Parent Disclosure Schedule”), Parent and MergerCo jointly and severally hereby represent and warrant to the Company as follows:

     4.1 Existence; Good Standing; Authority; Compliance with Law.

     (a) Parent is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Texas. Except as set forth in Section 4.1(a) of Parent Disclosure Schedule, Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

     (b) Each of Parent Subsidiaries listed in Section 4.1(b) of the Parent Disclosure Schedule (the “Parent Subsidiaries”) is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate power or other power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has no other Subsidiaries other than Parent Subsidiaries.

     (c) Except as set forth in Section 4.1(c) of the Parent Disclosure Schedule, neither Parent nor any of Parent Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Parent or any Parent Subsidiary or any of their respective properties or assets is subject, where such violation, alone or together with all other violations, would have a Parent Material Adverse Effect. Parent and Parent Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other such failures, would not have a Parent Material Adverse Effect.

     (d) Parent has previously provided or made available to the Company true and complete copies of the declaration of trust and bylaws and the other charter documents, bylaws, organizational documents and partnership, limited liability company and joint venture agreements (and in each such case, all amendments thereto) of Parent and each of Parent Subsidiaries as in effect on the date of this Agreement.

     4.2 Authorization, Takeover Laws, Validity and Effect of Agreements.

     (a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. Subject only to the approval of this Agreement by the holders of Parent Common Shares, the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby (including the issuance of the Share Consideration) have been duly authorized by all necessary corporate action on behalf of Parent. In connection with the foregoing, Parent Board has taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statue or similar federal or state statute inapplicable to this Agreement the Merger and the transactions contemplated by this Agreement. This Agreement, assuming due and valid authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

     4.3 Capitalization.

     (a) The authorized capital shares of Parent consists of 100,000,000 Parent Common Shares and 10,000,000 preferred shares of beneficial interest, par value $0.01 per share (“Parent Preferred Shares”). As of September 29, 2004, (i) 39,940,049 Parent Common Shares were issued and outstanding, (ii) no Parent Preferred Shares were issued and outstanding, (iii) 3,839,001 Parent Common Shares were authorized and reserved for issuance pursuant to employee share option or compensation plans or arrangements of Parent (“Parent Share Option Plans”), all of which are listed in Section 4.3(a) of the Parent Disclosure Schedule, subject to adjustment on the terms set forth in Parent Share Option Plans, (iv) 1,903,909 options (“Parent Options”) to purchase Parent Common Shares, under any Parent Share Option Plan, were outstanding, (v) 2,436,544 Parent Common Shares (“Parent OP Shares”) were reserved for issuance pursuant to the Third Amended and Restated Partnership Agreement of Parent Partnership and the Amended and Restated Limited Liability Company Agreement of Oasis Martinique, LLC (collectively, the “Parent Partnership Agreements”), (vi) 450,783 unvested restricted Parent Common Shares were granted, (vii) 2,068,647 Parent Common Shares were held in Parent’s rabbi trust, (viii) 4,000,000 Parent Preferred Shares have been designated as 8.25% Series C Cumulative Redeemable Perpetual Preferred Shares, and all of which are reserved for issuance, (ix) 2,120,000 Parent Preferred Shares have been designated as 7.0% Series B Cumulative Redeemable Preferred Shares, 700,000 of which are reserved for issuance, and (x) 8,619,894 Parent Common Shares were held in the treasury of Parent. As of the date of this Agreement, Parent had no Parent Common Shares reserved for issuance other than as described above. All such issued and outstanding capital shares of Parent are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

     (b) Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.

     (c) Except for Parent Options (all of which have been issued under Parent Share Option Plans) and Parent OP Shares, as of the date of this Agreement, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Parent to issue, transfer or sell any capital shares of Parent. Section 4.3(c) of the Parent Disclosure Schedule sets forth a true, complete and correct list of Parent Options, including the name of the Person to whom such Parent Options have been granted, the number of shares subject to each Parent Option, the per share exercise price for each Parent Option, and the vesting schedule for each Parent Option. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 4.3(c) have been furnished or made available to the Company.

     (d) Section 4.3(d) of the Parent Disclosure Schedule sets forth a complete list of the restricted share awards granted under Parent Share Option Plans. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 4.3(d) have been furnished or made available to the Company.

     (e) Except as set forth in Section 4.3(e) of the Parent Disclosure Schedule, there are no agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of any voting shares of Parent or which restrict the transfer of any such shares, nor does Parent have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

     (f) Except as set forth in Section 4.3(f) of the Parent Disclosure Schedule, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any capital shares, partnership interests or any other securities of Parent or any Parent Subsidiary.

     (g) Except as set forth in Section 4.3(g) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

     (h) Camden Operating GP, Inc., a Delaware corporation and a wholly owned subsidiary of Parent is the general partner of Camden Operating, L.P., a Delaware limited partnership (“Parent Partnership”). As of September 29, 2004, Commodore Operating GP, Inc. owns a 1% general partnership interest in Parent Partnership and an 83.2% common limited partnership interest in Parent Partnership. Section 4.3(h) of the Parent Disclosure Schedule sets forth a list of the holders of all units of partnership interests in Parent Partnership and Oasis Martinique, LLC (“Parent OP Units”), such holder’s most recent address and the exact number and type (e.g., general, limited, etc.) of Parent OP Units held. There are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Parent Partnership to issue, transfer or sell any partnership interests of Parent Partnership. Except as set forth in Section 4.3(h) of the Parent Disclosure Schedule, there are no outstanding contractual obligations of Parent Partnership to repurchase, redeem or otherwise acquire any partnership interests of Parent Partnership. Except as set forth on Section 4.3(h) of the Parent Disclosure Schedule, the partnership interests owned by Parent and, to the knowledge of Parent, the partnership or membership interests owned by limited partners of the Parent Partnership and Oasis Martinique, LLC, are subject only to the restrictions on transfer set forth in the Parent Partnership Agreements, and those imposed by applicable securities laws.

     4.4 Subsidiaries. Section 4.4 of the Parent Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Parent Subsidiary. All issued and outstanding shares or other equity interests of each Parent Subsidiary are duly authorized, validly issued, fully paid and nonassessable. Except for the Parent OP Units listed on Section 4.3(h) of the Parent Disclosure Schedule, all issued and outstanding shares or other equity interests of each Parent Subsidiary are owned directly or indirectly by Parent free and clear of all liens, pledges, security interests, claims or other encumbrances.

     4.5 Other Interests. Except for the interests in Parent Subsidiaries set forth in Section 4.5 of the Parent Disclosure Schedule, and except as set forth in Section 4.5 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities).

     4.6 Consents and Approvals; No Violations. Assuming the adoption and approval of this Agreement by the shareholders of Parent and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, and state securities or state “blue sky” laws, (b) for filing of the Articles of Merger and (c) as otherwise set forth in Section 4.6 of the Parent Disclosure Schedule, none of the execution, delivery or performance of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent, (ii) require any filing with, notice by, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by Parent of its material obligations under this Agreement or (C) have a Parent Material Adverse Effect.

     4.7 SEC Reports. Parent has filed all required forms, and reports with the SEC since January 1, 2001 (collectively, the “Parent SEC Reports”), all of which were prepared in all material respects in accordance with the Securities Laws. As of their respective dates, Parent SEC Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Parent included in or incorporated by reference into Parent SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and Parent Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Parent included in or incorporated by reference into Parent SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Parent and Parent Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Sections 13 or 15(d) of the Exchange Act and normal year-end audit adjustments which would not be material in amount or effect. No Parent Subsidiary is required to file any form or report with the SEC. The certificates of the Chief Executive Officer and Chief Financial Officer of Parent required by Rules 13a-14 and 15d-14 of the Exchange Act with respect to Parent SEC Reports, as applicable, are true and correct as of the date of this Agreement as they relate to a particular Parent SEC Report, as though made as of the date of this Agreement. Parent has established and maintains disclosure controls and procedures, has conducted the procedures in accordance with their terms and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act.

     4.8 Litigation. Except as set forth in Parent SEC Reports or in Section 4.8 of Parent Disclosure Schedule, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of Parent Subsidiaries and (b) neither Parent nor any Parent Subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity which, in the case of (a) or (b), would, individually or in the aggregate, (i) prevent or materially delay the consummation of the Merger, (ii) otherwise prevent or materially delay performance by Parent of any of its material obligations under this Agreement or (iii) have a Parent Material Adverse Effect.

     4.9 Absence of Certain Changes. Except as disclosed in Parent SEC Reports or in Section 4.9 of the Parent Disclosure Schedule, since December 31, 2003 through the date hereof, Parent and Parent Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent; (b) any Commitment entered into by Parent or any of Parent Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger; or (c) any material change in Parent’s accounting principles, practices or methods, except insofar as may have been required by a change in GAAP.

     4.10 Taxes. Except as set forth in Section 4.10 of the Parent Disclosure Schedule, each of Parent and Parent Subsidiaries (a) has timely filed (or had filed on their behalf) all Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity) and (b) has paid (or had paid on their behalf) all Taxes shown on such Tax Returns as required to be paid by it, except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent (i) for all taxable years commencing with its formation through December 31, 2003 has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years and (ii) has operated since December 31, 2003 to the date hereof, and intends to continue to operate, in such a manner as to permit it to continue to qualify as a REIT. Except as set forth in Section 4.10 of the Parent Disclosure Schedule, the most recent financial statements contained in the Parent SEC Reports reflect, to the knowledge of Parent, an adequate reserve for all Taxes payable by Parent and the Parent Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns. True, correct and complete copies of all federal, state and local Tax Returns and reports for Parent and each Parent Subsidiary with respect to the taxable years commencing on or after January 2001 and all written communications relating thereto requested by the Company or its employees, agents or representatives have been delivered or made available to representatives of the Company. To the knowledge of Parent, and except as set forth in Section 4.10 of the Parent Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted or assessed against Parent or any of Parent Subsidiaries as of the date of this Agreement, and no requests for waivers of the time to assess any such Taxes are pending. The Parent Partnership and Oasis Martinique, LLC are each taxable as a partnership and not as an association taxable as a corporation for federal income tax purposes.

     4.11 Properties. Except as provided on Schedule 4.11 of the Parent Disclosure Schedule, Parent or one of Parent Subsidiaries owns fee simple title to each of the real properties identified on Schedule 4.11 of Parent Disclosure Schedule (the “Parent Properties”), which are all of the real estate properties owned by them, in each case (except as provided below) free and clear of Encumbrances. The Parent Properties (other than the Parent Properties under development) are not subject to any Property Restrictions, except for (i) Encumbrances and Property Restrictions set forth in the Parent Disclosure Schedule, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any Parent Property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys or which would be shown on current title reports or current surveys and (iv) mechanics’, carriers’, workmen’s, repairmen’s liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Parent Properties subject thereto or affected thereby, and do not otherwise have a Parent Material Adverse Effect. Except as would not reasonably be expected to have a Parent Material Adverse Effect, valid policies of title insurance have been issued insuring Parent’s or the applicable Parent Subsidiaries’ fee simple title to the Parent Properties and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. Except as provided on Schedule 4.11 to the Parent Disclosure Schedule, (i) no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Parent Properties has not been obtained and is not in full force and effect, except for such failures to obtain and to have in full force and effect, which would not, individually, or in the aggregate, have a Parent Material Adverse Effect; (ii) neither Parent nor any Parent Subsidiary has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Parent Properties issued by any governmental authority which have not been cured, contested in good faith or which violations would not, individually, or in the aggregate, have a Parent Material Adverse Effect; (iii)

there are no material structural defects relating to any of the Parent Properties, except for any structural defects which would not, individually, or in the aggregate, have a Parent Material Adverse Effect; (iv) there are no Parent Properties whose building systems are not in working order in any material respect, except for those which would not, individually, or in the aggregate, have a Parent Material Adverse Effect; or (v) there is no physical damage to the Parent Properties, except for such physical damage, which would not, individually, or in the aggregate, have a Parent Material Adverse Effect.

     4.12 Environmental Matters. Parent and the Parent Subsidiaries are in compliance with all Environmental Laws, except for any noncompliance that, either individually or in the aggregate, would not have a Parent Material Adverse Effect. There is no administrative or judicial enforcement proceeding pending, or to the knowledge of Parent threatened, against Parent or any Parent Subsidiary under any Environmental Law. Neither Parent nor any Parent Subsidiary or, to the knowledge of Parent, any legal predecessor of Parent or any Parent Subsidiary, has received any written notice that it is potentially responsible under any Environmental Law for costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location and neither Parent nor any Parent Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any location proposed for inclusion on that list or at any location on any analogous state list. Parent has no knowledge of any release on the real property owned or leased by Parent or any Parent Subsidiary or predecessor entity of Hazardous Materials in a manner that would be reasonably likely to result in an order to perform a response action or in material liability under the Environmental Laws, and, to Parent’s knowledge, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB’s, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by Parent or any Parent Subsidiary or predecessor entity or facilities utilized by Parent or Parent Subsidiaries.

     4.13 Employee Benefit Plans.

     (a) Section 4.13(a) of the Parent Disclosure Schedule sets forth a list of all Employee Programs currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by Parent or any ERISA Affiliate. Each Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder and, to Parent’s knowledge, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination.

     (b) With respect to each Employee Program, Parent has provided, or made available, to the Company (if applicable to such Employee Program): (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements); (ii) the most recent IRS determination letter with respect to such Employee Program under Code Section 401(a); (iii) the most recently filed IRS Forms 5500; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; and (v) any insurance policy related to such Employee Program.

     (c) Each Employee Program has been administered in accordance with the requirements of applicable law, including, without limitation, ERISA and the Code, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect and is being administered and operated in all material respects in accordance with its terms. No Employee Program is subject to Title IV of ERISA or is a multiemployer plan, within the meaning of ERISA Section 3(37).

     (d) Full payment has been made, or otherwise properly accrued on the books and records of Parent and any ERISA Affiliate, of all amounts that Parent and any ERISA Affiliate are required under the terms of the Employee Programs to have paid as contributions to such Employee Programs on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of Parent through the Closing Date.

     (e) Neither Parent, an ERISA Affiliate or any person appointed or otherwise designated to act on behalf of Parent, or an ERISA Affiliate, nor, to the knowledge of Parent, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Program that is reasonably expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

     (f) No material liability, claim, action or litigation has been made, commenced or, to the knowledge of Parent, threatened with respect to any Employee Program (other than for benefits payable in the ordinary course of business).

     (g) Except as set forth in Section 4.13(a) of the Parent Disclosure Schedule, no Plan provides for medical benefits (other than under Section 4980B of the Code or a plan qualified under Section 401(a) of the Code) to any current or future retiree or former employee.

     4.14 Labor and Employment Matters.

     (a) Neither Parent nor any Parent Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between Parent, or any of the Parent Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries relating to their business. To Parent’s knowledge, (i) there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any of the Parent Subsidiaries (ii) nor have there been any such organizational efforts over the past five (5) years.

     (b) Except as set forth in Section 4.14 of the Parent Disclosure Schedule, there are no proceedings pending or, to the knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries in any forum by or on behalf of any present or former employee of Parent or any of the Parent Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortuous conduct on the part of Parent of any of the Parent Subsidiaries in connection with the employment relationship.

     4.15 No Brokers. Neither Parent nor any of the Parent Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or the Company to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that Parent has retained Deutsche Bank Securities Inc.

     4.16 Vote Required. The affirmative vote of the holders of a majority of the outstanding Parent Common Shares is the only vote of the holders of any class or series of capital shares of Parent necessary to adopt and approve this Agreement.

     4.17 Material Contracts.

     (a) Except as set forth in Schedule 4.17(a) of the Parent Disclosure Schedule, the Parent SEC Reports list all Material Contracts. To Parent’s knowledge, neither Parent nor any Parent Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except as set forth on Schedule 4.17 of the Parent Disclosure Schedule and except for violations or defaults that would not, individually or in the aggregate, result in a Parent Material Adverse Effect, nor, except as set forth on Schedule 4.17(a) of the Parent Disclosure Schedule, will the consummation of the Merger result, to Parent’s knowledge, in any third party having any right of termination, amendment, acceleration, or cancellation of or loss or change in a material benefit under any Material Contract, except for such terminations, amendments, accelerations, cancellations, losses or changes in a material benefit that would not, individually or in the aggregate result in a Parent Material Adverse Effect.

     (b) Except for any of the following expressly identified in the Parent SEC Reports, Schedule 4.17(b) of the Parent Disclosure Schedule sets forth (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any material Indebtedness of Parent or any of the Parent Subsidiaries, other than Indebtedness payable to Parent or a Parent Subsidiary or to any third-party partner or joint venturer in any Parent Subsidiary and (y) the respective principal amounts outstanding thereunder on September 30, 2004.

     4.18 Insurance. Parent maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent (taking into account the cost and availability of such insurance). There is no claim by Parent or any Parent Subsidiary pending under any such policies which (a) has been denied or disputed by the insurer or (b) would have, individually or in the aggregate, a Parent Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by Parent with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

     4.19 Definition of Parent’s Knowledge. As used in this Agreement, the phrase “to the knowledge of Parent” or any similar phrase means the actual (and not the constructive or imputed) knowledge of those individuals identified in Section 4.19 of the Parent Disclosure Schedule.

     4.20 Joint Proxy Statement/Prospectus; Parent Information. The information relating to Parent and Parent Subsidiaries to be contained in the Joint Proxy Statement/Prospectus, and any other documents filed with the SEC in connection herewith, will not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of Parent and the Company or at the time of either of Parent Shareholders Meeting or the Company Stockholders Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by Parent or MergerCo with respect to the information supplied by the Company for inclusion therein.

     4.21 Required Financing. Parent and MergerCo have received a financing commitment letter (the “Financing Letter”), which, along with Parent’s other financing resources, will provide sufficient funds, and at the Closing, Parent will have sufficient funds, to (a) pay the Cash Consideration pursuant to Section 2.1, (b) to the extent necessary, refinance the outstanding indebtedness of the Company, and (c) pay any and all fees and expenses in connection with the Merger or the financing thereof. Parent and MergerCo believe that all conditions to such financing commitment or will be satisfied or waived prior to the Closing Date (and in all events by the Drop Dead Date). Each of Parent and MergerCo acknowledge that the Company has relied upon Parent’s and MergerCo’s belief in connection with the Company’s execution of this Agreement. Without prejudice to the fact that this Agreement does not provide for any financing condition or contingency, Parent has provided to the Company a true, complete and correct copy of the Financing Letter, and all amendments thereto, executed by the lender (the “Lender”). Parent will provide to the Company any amendments to the Financing Letter, or any notices given in connection therewith, as promptly as possible (but in any event within twenty-four (24) hours).

     4.22 No Other Representations or Warranties. Except for the representations and warranties made by Parent in this Article IV, Parent makes no representations or warranties, and Parent hereby disclaims any other representations or warranties, with respect to Parent, Parent Subsidiaries, or its or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by Parent, notwithstanding the delivery or disclosure to Parent or its affiliates or representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER.

     5.1 Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, the Company shall use its commercially reasonable efforts to, and shall cause each of the Company Subsidiaries to use its commercially reasonable efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice, and use their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby, as set forth in Section 5.1 of the Company Disclosure Schedule, or to the extent that Parent shall otherwise consent in writing (it being understood that Parent shall respond within five (5) Business Days to the Company’s communications soliciting such agreement from Parent)):

     (a) (i) split, combine or reclassify any shares of capital stock of the Company or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any shares of capital stock of the Company, except for: (A) subject to Section 6.14, a regular, quarterly cash dividend at a rate not in excess of $0.3375 per share of Company Common Stock, declared and paid in accordance with past practice, and corresponding regular quarterly distributions payable to holders of OP Units; (B) distributions payable to holders of Series C Cumulative Redeemable Perpetual Preferred Units (the “Series C Units”); (C) dividends or distributions, declared, set aside or paid by any Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company and (D) the acceleration of the payment of the regular, quarterly 2004 fourth quarter dividend into December 2004.

     (b) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights) other than the (i) issuance of shares of Company Common Stock upon the exercise of Company Options outstanding on the date of this Agreement in accordance with their present terms, (ii) the issuance of shares of Company Common Stock pursuant to and in accordance with the terms of the Company ESPP in effect as of the date of this Agreement, (iii) under the Company Rights Agreement in accordance with its terms (iv) the issuance of Company Common Stock in exchange for OP Units pursuant to the Partnership Agreement or (v) the issuance of any stock of any class in connection with a redemption of the Series C Units;

     (c) except as set forth in Section 5.1(c) of the Company Disclosure Schedule (which sets forth a true, complete and correct list of all existing obligations in effect to purchase or sell real property and the purchases or sale price thereof), acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business which are material to the Company or any of the Company Subsidiaries (whether by asset acquisition, stock acquisition or otherwise), except pursuant to obligations in effect on the date hereof, provided that such transaction is consummated in accordance in all material respects with the provisions of such obligations, including but not limited to such purchase or sale price;

     (d) except in the ordinary course of business pursuant to credit facilities in existence as of the date hereof, incur any amount of indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material lien thereupon, in excess of $1,000,000 individually, or in excess of $5,000,000 in the aggregate;

     (e) except pursuant to any mandatory payments under any credit facilities in existence on the date hereof, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

     (f) change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to Parent and MergerCo prior to any such change);

     (g) except as required by law, (i) enter into, adopt, amend or terminate any Employee Program, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their directors or executive officers, or (iii) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any non-executive officer or employee or pay any benefit not required by any Employee Program or arrangement as in effect as of the date hereof;

     (h) grant to any officer, director or employee the right to receive any new severance, change of control or termination pay or termination benefits, grant any increase in the right to receive any severance, change of control or termination pay or termination benefits or enter into any new employment, loan, retention, consulting, indemnification, termination, change of control, severance or similar agreement with any officer, director or employee other than the grant of compensation and fringe benefits to any non-executive officer or employee hired after the date of this Agreement; provided, however; that the Company may accelerate the vesting and/or the payment of any existing benefits or awards and/or make any amendments to existing benefits, agreements or awards in order to facilitate such accelerated vesting and/or payments;

     (i) except to the extent required to comply with its obligations hereunder or with applicable law, amend its articles of incorporation or bylaws, limited partnership or limited liability company agreements, or similar organizational or governance documents;

     (j) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the Merger or plans of complete or partial liquidation or dissolution of inactive Company Subsidiaries);

     (k) except as set forth in Section 5.1(k) of the Company Disclosure Schedule, provided that such settlement does not exceed the amounts accrued therefor in the most recent balance sheet of the Company set forth in the Company SEC Reports, settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $500,000;

     (l) amend any term of any outstanding security of the Company or any Company Subsidiary;

     (m) other than in the ordinary course of business, modify or amend any Material Contract to which the Company or any Company Subsidiary is a party or waive, release or assign any material rights or claims under any such Material Contract;

     (n) authorize, commit to or make any equipment purchases or capital expenditures other than in the ordinary course of business and consistent with past practice; or

     (o) enter into an agreement to take any of the foregoing actions.

     5.2 Distribution by Company of REIT Taxable Income. Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, the Company shall declare and pay a dividend to its stockholders distributing cash in an amount equal to the Company’s estimated “real estate investment trust taxable income” (as such term is used in Section 857(a) of the Code and reflecting any dividends previously paid during the tax year that would be expected to give rise to a dividends paid deduction for such tax year, but before reduction for the dividend contemplated by this Section 5.2) for the tax year of the Company ending with the Merger, plus any other amounts determined by the Company in its sole discretion to be required to be distributed in order for the Company to qualify as a REIT for such year and to avoid to the extent reasonably possible the incurrence of income or excise tax by the Company.

     5.3 Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, Parent shall use its commercially reasonable efforts to, and shall cause each of Parent Subsidiaries to use its commercially reasonable efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice, and use their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, neither Parent nor any of Parent Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby, as set forth in Section 5.3 of the Parent Disclosure Schedule, or to the extent that the Company shall otherwise consent in writing (it being understood that the Company shall respond within five (5) Business Days to Parent’s communications soliciting such agreement from the Company)):

     (a) (i) split, combine or reclassify any capital shares of Parent or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares, or property or any combination thereof) in respect of any capital shares of Parent, except for (A) subject to Section 6.14 hereof, a regular, quarterly cash dividend at a rate not in excess of $.635 per Parent Common Share, declared and paid in accordance with past practice, and corresponding regular quarterly distributions payable to holders of Parent OP Units in an amount not to exceed the amount payable to the shareholders of Parent in such quarter; (B) distributions payable to holders of preferred units in Parent Partnership; and (C) dividends or distributions, declared, set aside or paid by any Parent Subsidiary to Parent or any Parent Subsidiary that is, directly or indirectly, wholly owned by Parent;

     (b) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class or any other securities or equity equivalents (including, without limitation, share appreciation rights) other than the (i) issuance of Parent Common Shares upon the exercise of Parent Options outstanding on the date of this Agreement in accordance with their present terms, or (ii) the issuance of Parent Common Shares pursuant to and in accordance with the terms of the Parent Partnership Agreements;

     (c) except as set forth in Section 5.3 of the Parent Disclosure Schedule or for acquisitions and dispositions of real property with an aggregate net sale price of less than $250,000,000, acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business which are material to Parent or any of Parent Subsidiaries (whether by asset acquisition, stock acquisition or otherwise), except pursuant to obligations in effect on the date hereof;

     (d) change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to the Company prior to any such change);

     (e) except to the extent required to comply with its obligations hereunder or with applicable law, not to, amend its articles of incorporation or bylaws, limited partnership or limited liability company agreements, or similar organizational or governance documents;

     (f) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the Merger or plans of complete or partial liquidation or dissolution of inactive Parent Subsidiaries);

     (g) amend any term of any outstanding security of Parent or any Parent Subsidiary; and

     (h) enter into an agreement to take any of the foregoing actions.

ARTICLE VI

COVENANTS

     6.1 Preparation of the Joint Proxy Statement/Prospectus; Stockholders Meetings.

     (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC a joint proxy statement in preliminary form and Parent shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”) (together, the “Joint Proxy Statement/Prospectus”) and the Partnership will prepare and file with the SEC proxy solicitation materials (the “Proxy Solicitation Materials”) soliciting, among other things, approval of the Second Amended and Restated Limited Partnership Agreement of the Partnership (the “Amended Partnership Agreement”) and the transfer of the Company’s general partnership interest in the Partnership to MergerCo, and each of the Company, Parent, and the Partnership shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain the effectiveness of the Form S-4 through the Effective Time and to ensure that it complies in all material respects with the applicable provisions of the Exchange Act and Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Shares in the Merger and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement/Prospectus or the Proxy Solicitation Materials or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement/Prospectus, the Proxy Solicitation Materials or the Merger.

     (b) If, at any time prior to the receipt of the approval of the stockholders of the Company or the limited partners of the Partnership (collectively, “Company Equityholder Approval”) or the receipt of the approval of the shareholders of Parent (“Parent Shareholder Approval”), any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Joint Proxy Statement/Prospectus or the Proxy Solicitation Materials, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Proxy Solicitation Materials, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement/Prospectus or the Proxy Solicitation Materials, as applicable, and, as required by law, in disseminating the information contained in such amendment or supplement to Parent’s shareholders, the Company’s stockholders or the limited partners of the Partnership.

     (c) If, at any time prior to the receipt of the Company Equityholder Approval or Parent Shareholder Approval, any event occurs with respect to Parent or any Parent Subsidiary, or change occurs with respect to other information supplied by Parent for inclusion in the Joint Proxy Statement/Prospectus or the Proxy Solicitation Materials, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Proxy Solicitation Materials, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement/Prospectus or the Proxy Solicitation Materials, as applicable, and, as required by law, in disseminating the information contained in such amendment or supplement to Parent’s shareholders, the Company’s stockholders or the limited partners of the Partnership.

     (d) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) and shall duly solicit consents and approvals of the limited partners of the Partnership, in each case for the purpose of seeking the Company Equityholder Approval. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders as promptly as practicable after the date of this Agreement and to cause the Proxy Solicitation Materials to be mailed to the limited partners of the Partnership. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Equityholder Approval (the “Company Recommendation”), except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by and determined in accordance with the last sentence of Section 6.5(b).

     (e) Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders on the same date and at the same time as the Company Stockholders Meeting, unless impracticable (the “Parent Shareholders Meeting”) for the purpose of seeking Parent Shareholder Approval. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s shareholders as promptly as practicable after the date of this Agreement. Parent shall, through Parent Board, recommend to its shareholders that they give Parent Shareholder Approval.

     6.2 Other Filings. As soon as practicable following the date of this Agreement, the Company, Parent and MergerCo each shall properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign law relating to the Merger (including filings, if any, required under the HSR Act) (collectively, the “Other Filings”). Each of the Company, Parent and MergerCo shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the Company, Parent and MergerCo shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. The Company, Parent and MergerCo each shall promptly obtain and furnish the other (a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Entity and which the parties reasonably deem appropriate.

     6.3 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Merger, to effect all necessary registrations and Other Filings and submissions of information requested by a Governmental Entity, and to use its best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger. For purposes of this Section 6.3, the obligations of the Company, Parent and MergerCo to use their “reasonable best efforts” to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties.

     6.4 Fees and Expenses.

     (a) Except as set forth in Sections 6.4(b), 6.4(c) and 8.2, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants shall be paid by the party incurring such fees, costs or expenses, except that expenses occurred in connection with filing, printing and mailing of the Joint Proxy Statement/Prospectus and the Proxy Solicitation Materials shall be shared equally by Parent and the Company; provided, however, that the registration fee for the Form S-4 shall be paid by Parent and the filing fee for the Proxy Solicitation Materials shall be paid by the Company.

     (b) If this Agreement is terminated (i) by the Company or by the Parent because Parent Shareholder Approval shall not have been obtained or (ii) by the Company pursuant to Section 8.1(d),

Parent shall pay to the Company (subject at the discretion of the Company, to Company escrow to be established in a manner substantially identical to that established by Parent pursuant to Section 8.3(a) hereof) within three (3) Business Days after the date of termination all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, financial advisors and investment bankers, incurred by the Company in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder.

     (c) If this Agreement is terminated (i) by the Company or by Parent because the Company Equityholder Approval shall not have been obtained or (ii) by Parent pursuant to Section 8.1(c), the Company shall pay to Parent (subject to the provision of Section 8.3(a) hereof), within three (3) Business Days after the date of termination, all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, financial advisors, and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder.

The payment of expenses set forth herein is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity).

     6.5 No Solicitations.

     (a) Immediately after the execution of this Agreement, the Company will terminate and cease any ongoing discussions or negotiations with any parties relating to an Acquisition Proposal. Except as permitted by this Agreement, the Company shall not, and shall not authorize any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it, to (i) solicit, initiate or encourage (including by way of furnishing non-public information), any inquiries with respect to an Acquisition Proposal, or the making of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that, at any time prior to the approval of the Merger by the stockholders of the Company, if the Company receives a bona fide Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 6.5(a), the Company may furnish, or cause to be furnished, non-public information with respect to the Company and the Company Subsidiaries to the Person who made such Acquisition Proposal (a “Third Party”) and may participate in discussions and negotiations regarding such Acquisition Proposal if (A) the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to be inconsistent with its duties to the Company or its stockholders under applicable law, and (B) the Company Board determines that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal. The Company shall promptly notify (but in any event within one (1) Business Day) Parent of the Company’s first receipt of any Acquisition Proposal or any inquiry with respect to an Acquisition Proposal by such Third Party and of the material terms and conditions thereof. The Company shall provide to Parent as soon as practicable after receipt of delivery thereof copies of any written Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose to Parent or MergerCo the identity of the Third Party making any Acquisition Proposal and, except as provided in Sections 6.5(b) and 8.1(e), shall have no duty to notify or update Parent or MergerCo on the status of discussions or negotiations (including the status of such Acquisition Proposal or any amendments or proposed amendments thereto) between the Company and such Third Party.

     (b) Subject to Section 8.1(e) hereof, prior to the approval of the Merger by the stockholders of the Company, the Company Board may not (i) withdraw or modify in a manner material and adverse to Parent or MergerCo the Company’s approval or recommendation of the Merger, (ii) approve or recommend an Acquisition Proposal to its stockholders or (iii) cause the Company to enter into any definitive agreement with respect to an Acquisition Proposal, unless, in each such case, a Superior Proposal has been made and the Company Board determines in good faith, after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with its duties to the Company or its stockholders under applicable law. In the event that the Company Board makes such determination, the Company may enter into a definitive agreement to effect a Superior Proposal, but not prior to forty-eight (48) hours after the Company has provided Parent with written notice (A) advising Parent that the

Company Board has received a Superior Proposal and that the Company has elected to terminate this Agreement pursuant to Section 8.1(e) of this Agreement and (B) setting forth such other information required to be included therein as provided in Section 8.1(e).

     (c) Nothing contained in this Section 6.5 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

     6.6 Officers’ and Directors’ Indemnification.

     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby, or thereby whether in any case asserted or arising at or before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time, the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Corporation and Parent after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (B) the Indemnified Parties may retain counsel satisfactory to them, and the Company, Parent and the Surviving Corporation shall pay all fees and expenses of such counsel for the Indemnified Parties within thirty (30) days after statements therefor are received, and (C) the Company, Parent and the Surviving Corporation will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed); and provided further that the Company, the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation and Parent thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent, if any, such failure to promptly notify materially prejudices such party.

     (b) Parent and MergerCo each agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and the Company Subsidiaries provided for in the respective charters or bylaws (or other applicable organizational documents) or otherwise in effect as of the date hereof shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim. From and after the Effective

Time, Parent and MergerCo each also agree to indemnify and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more Company Subsidiaries and such officers and directors as listed in Section 6.6(b) of the Company Disclosure Schedule.

     (c) Prior to the Effective Time, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in the same form as presently maintained by the Company, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company.

     (d) The obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.6 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnities to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6 and shall be entitled to enforce the covenants contained herein).

     (e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.6.

     6.7 Access to Information; Confidentiality. From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company’s and Company Subsidiaries’ officers, employees and agents to, afford to Parent and to the officers, employees and agents of Parent access upon reasonable notice and at reasonable times without undue interruption to (a) their properties, books, records and contracts; provided, however, that Parent shall obtain the Company’s consent, which consent shall not be unreasonably withheld, prior to any visit to any Company property, and (b) the officers and key employees of the Company and the Company Subsidiaries; provided, however, that Parent shall obtain the Company’s consent, which consent shall not be unreasonably withheld, prior to accessing any non-executive officer or key employee. The Company shall furnish Parent such financial, operating and other data and information as Parent may reasonably request to the extent such data or information is reasonably available. Prior to the Effective Time, Parent and MergerCo shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated June 4, 2004 (the “Confidentiality Agreement”).

     6.8 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of the Merger contemplated hereby no later than the opening of trading on the NYSE on the Business Day following the date on which this Agreement is signed.

     6.9 Employee Benefit Arrangements.

     (a) On and after the Closing, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employment agreements, severance agreements, retention bonus agreements and performance cash bonus agreements, and all bonus, retention and severance obligations, of the Company or any Company Subsidiary, all of which are listed in Section 6.9(a) of the Company Disclosure Schedule, except as may otherwise be agreed to by the parties thereto, and the Company or Parent shall pay on the Closing Date to the applicable officers and employees listed in said Section 6.9(a) of the Company Disclosure Schedule, any amounts with respect to such agreements and obligations that are payable by their terms on the Closing Date, upon consummation of the Merger, or the Effective Time. In addition, and subject to compliance with applicable law, on and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor all promissory note and security agreements listed in Section 6.9(a) of the Company Disclosure Schedule, except as may otherwise be agreed to by the parties thereto; provided, however, that Parent shall not, and shall cause the Surviving Corporation to not, materially modify such agreements.

     (b) Following the Effective Time, Parent shall cause the Surviving Corporation to provide the employees of the Company and the Company Subsidiaries who remain employed by Parent or the Parent Subsidiaries after the Effective Time (the “Company Employees”) with at least the types and levels of employee benefits (including contribution levels) maintained from time to time by Parent or the Surviving Corporation for similarly-situated employees of Parent or the Surviving Corporation. Parent represents and warrants that such employee benefits are similar in all material respects in the aggregate to the Employees Programs as in effect just prior to the Effective Time. Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of Company Employees with the Company or the Company Subsidiaries attributable to any period before the Effective Time as service rendered to Parent or the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits, including, but not limited to, applicability of minimum waiting periods for participation. Without limiting the foregoing, Parent shall not, and shall cause the Surviving Corporation to not, treat any Company Employee as a “new” employee for purposes of any exclusions under any health or similar plan of Parent or the Surviving Corporation for a pre-existing medical condition, and any deductibles and co-pays paid under any of the Company’s or any of the Company Subsidiaries’ health plans shall be credited towards deductibles and co-pays under the health plans of Parent or the Surviving Corporation. Parent shall, and shall cause the Surviving Corporation, to use commercially reasonable efforts to make appropriate arrangements with its insurance carrier(s) to ensure such results.

     (c) After the Effective Time, Parent shall cause the Surviving Corporation to honor all obligations which accrued prior to the Effective Time under the Company’s deferred compensation plans, supplemental retirement plans, management incentive plans, performance cash bonus plans and long-range incentive plans, that in any such case, are listed in Section 6.9(c) of the Company Disclosure Schedule. Except as is otherwise required by the existing terms of the written employment, bonus and severance agreements to which the Company is presently a party and listed in Section 6.9(c) of the Company Disclosure Schedule, future accruals may be (but are not required to be) provided for under any such plan(s) or under any similar plan(s) of the Surviving Corporation or Parent.

     6.10 Stock Exchange Listing. Parent shall use all reasonable efforts to cause the Parent Common Shares to be issued in the Merger and the Parent Common Shares that may be issued pursuant to the redemption of the OP Units in accordance with the Amended Agreement of Partnership to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     6.11 Company Rights Agreement. The Company Board shall take all further action, if any, in order to render the Company Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement.

     6.12 Affiliates. The Company shall use its reasonable best efforts to identify those Persons who may be deemed to be “affiliates” of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the “Company Affiliates”) and to cause each Company Affiliate to deliver to Parent as soon as practicable, and in any event prior to the date of the Company Stockholders Meeting, a written agreement substantially in the form attached hereto as Exhibit A to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Shares received in the Merger.

     6.13 Section 16 Matters. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Shares resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act. Company agrees to promptly furnish Parent with all requisite information necessary for Parent to take the actions contemplated by this Section 6.13.

     6.14 Coordination of Dividends. After the date of this Agreement, the Company shall coordinate the declaration of any dividends in respect of the Company Common Shares and the record dates and payment dates relating thereto with that of Parent Common Shares, it being the intention of the parties that the holders of Parent Common Shares or Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their Parent Common Shares and/or shares of Company Common Stock and any Parent Common Shares any holder of Company Common Stock receives in exchange therefore in the Merger.

     6.15 Certain Tax Matters.

     (a) The Company (i) shall take all actions, and refrain from taking all actions, as are necessary to ensure that the Company will qualify for taxation as a REIT for U.S. federal income tax purposes for its tax year ending with the Merger and (ii) shall not take any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (b) Parent (i) shall take all actions, and refrain from taking all actions, as are necessary to ensure that Parent will continue to qualify for taxation as a REIT for U.S. federal income tax purposes and (ii) shall not take any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     6.16 Required Financing. Each of Parent and MergerCo hereby agrees to use its best efforts to arrange the financing in respect of the Merger and the transactions contemplated hereby and to satisfy the conditions set forth in the Financing Letter. Parent and MergerCo shall keep the Company informed of the status of their financing arrangements for the Merger and the transactions contemplated hereby, including providing notification to the Company as promptly as possible (but in any event within twenty-four (24) hours) (i) that the Lender may be unable to provide the financing as contemplated by the Financing Letter, or (ii) concerning the inability of Parent or MergerCo to satisfy any of the conditions set forth in the Financing Letter. Parent shall provide written notice to the Company within twenty-four (24) hours after the Lender has given notice to Parent or MergerCo that such Lender will be unable to provide the financing contemplated by the Financing Letter.

     6.17 Execution of Other Agreements. Effective as of the Effective Time, the limited partners of the Partnership shall enter into (i) the Second Amended and Restated Agreement of Limited Partnership Agreement of Sparks Partnership, L.P., in the form attached as Exhibit B, (ii) the Tax, Asset and Income Support Agreement, in the form attached as Exhibit C, and (iii) the Limited Partner Registration Rights Agreement, in the form attached as Exhibit D (the “Registration Rights Agreement”).

     6.18 Redemption of Series C Units. Provided that all of the conditions to the Merger set forth in Article VII have been satisfied or waived, immediately prior to the Effective Time, the Company shall take, and shall cause the Partnership to take, all necessary actions to redeem all of the outstanding Series C Units in accordance with the terms thereof.

     6.19 Registration of Shares Underlying Common Units. Parent agrees to register the Parent Common Shares that may be issued pursuant to the redemption of the common units of limited partnership in accordance with the Registration Rights Agreement.

     6.20 Limited Partner Election. Following the date hereof, the Company, in its capacity as general partner, shall cause the Partnership to provide each of the Limited Partners of the Partnership (not including the limited partner interests held by the Company) with the opportunity to elect on a unit-by-unit basis, subject to consummation of the Merger and the adoption of the Amended Partnership Agreement, one of the following options: (i) to redeem such OP Unit for $31.20 in cash, or (ii) retain such OP Unit subject to the terms of the Amended Partnership Agreement. Parent, the Company and MergerCo agree to use their reasonable best efforts to take all actions necessary or advisable to effect the foregoing.

ARTICLE VII

CONDITIONS TO THE MERGER

     7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver by consent of the other party, where permissible, at or prior to the Effective Time, of each of the following conditions:

     (a) Stockholder Approval. The Company shall have obtained the Company Equityholder Approval and Parent shall have obtained the Parent Shareholder Approval.

     (b) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     (c) NYSE Listing. The Parent Common Shares issuable to the Company’s stockholders pursuant to this Agreement and the Parent Common Shares that may be issued pursuant to the redemption of the OP units in accordance with the Amended Partnership Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (d) Other Regulatory Approvals. All material approvals, authorizations and consents of any Governmental Entity required to consummate the Merger set forth in Section 7.1(d) of the Company Disclosure Schedule to this Agreement shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

     (e) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal, or (ii) otherwise prohibiting the consummation of the Merger; provided, however, that prior to a party asserting this condition such party shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

     7.2 Additional Conditions to Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Effective Time:

     (a) Representations and Warranties. Those representations and warranties of the Company set forth in this Agreement which are qualified by materiality or a Company Material Adverse Effect or words of similar effect shall be true and correct, as of the Closing Date, (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), and those representations and warranties of the Company set forth in this Agreement which are not so qualified shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except for such inaccuracies as, individually or in the aggregate, would not have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Financial Officer of the Company, dated the Closing Date, to the foregoing effect.

     (b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Financial Officer of the Company to the foregoing effect.

     (c) Tax Opinion. Parent shall have received the opinion of Goodwin Procter LLP, dated as of the Closing Date, in the form attached hereto as Exhibit E.

     (d) Absence of Material Adverse Change. On the Closing Date, there shall not exist an event, change or occurrence that, individually or in the aggregate, has a Company Material Adverse Change.

     7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

     (a) Representations and Warranties. Those representations and warranties of Parent and MergerCo set forth in this Agreement which are qualified by materiality or a Parent Material Adverse Effect or words of similar effect shall be true and correct, as of the Closing Date, (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), and those representations and warranties of Parent and MergerCo set forth in this Agreement which are not so qualified shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except for such inaccuracies as, individually or in the aggregate, would not have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and MergerCo by the Chief Financial Officer of Parent, dated the Closing Date, to the foregoing effect.

     (b) Performance of Obligations of Parent and MergerCo. Each of Parent and MergerCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and MergerCo by the Chief Financial Officer of Parent, dated as of the Closing Date, to the foregoing effect.

     (c) Tax Opinions.

     (i) The Company shall have received the opinion of Goodwin Procter LLP, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion and in customary representation letters to be delivered by Parent and the Company, respectively, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

     (ii) The Company shall have received the opinion of Locke Liddell & Sapp LLP, dated as of the Closing Date, in the form attached hereto as Exhibit F.

     (d) Absence of Material Adverse Change. On the Closing Date, there shall not exist an event, change or development that, individually or in the aggregate, has a Parent Material Adverse Change.

     (e) Financing. On the Closing Date, Parent shall have the financing necessary to satisfy any and all of Parent’s or MergerCo’s obligations arising under or out of this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Company Equityholder Approval or Parent Shareholder Approval:

     (a) by the mutual written consent of Parent, MergerCo and the Company;

     (b) by either of the Company, on the one hand, or Parent or MergerCo, on the other hand, by written notice to the other:

     (i) if, upon a vote at a duly held meeting (or at any adjournment or postponement thereof), or action pursuant to written consent, to obtain the Company Equityholder Approval, the Company Equityholder Approval is not obtained;

     (ii) if, upon a vote at a duly held meeting (or at any adjournment or postponement thereof) to obtain the Parent Shareholder Approval, the Parent Shareholder Approval is not obtained;

     (iii) if any Governmental Entity of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction shall have become final and non-appealable; or

     (iv) if the consummation of the Merger shall not have occurred on or before March 31, 2005 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.

     (c) by written notice from Parent to the Company, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and such condition is incapable of being satisfied by the Drop Dead Date;

     (d) by written notice from the Company to Parent if (i) Parent or MergerCo breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and such condition is incapable of being satisfied by the Drop Dead Date or (ii) as of the date that the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company through the period ending on the Closing Date, the representation and warranty set forth in Section 4.21 hereof is not true and correct or the condition set forth in Section 7.3(e) is not satisfied;

     (e) by written notice from the Company to Parent, in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.5; provided, however, that (i) prior to terminating this Agreement pursuant to this Section 8.1(e), the Company shall have provided Parent with at least forty-eight (48) hours prior written notice of the Company’s decision to so terminate, (ii) such termination shall not be effective until such time as the payment of the Break-up Fee shall have been made by the Company and (iii) the Company’s right to terminate this Agreement under this Section 8.1(e) shall not be available if the Company is then in material breach of Section 6.5. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions; or

     (f) by written notice from the Company to Parent, if (A) as of the third (3rd) Business Days before the Expected Closing Date (the “Determination Date”), the Average Parent Common Share Price is less than the Base Share Price, (B) notice shall have been provided to Parent in accordance with the notice provisions hereunder indicating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(f), and (C) within one (1) Business Day of receipt of such notice, Parent shall not have delivered written notice to the Company agreeing to increase the Exchange Ratio such that as of the Closing Date, the product of the number of shares of Company Common Stock that convert into the right to receive the Share Consideration times the Exchange Ratio times the Average Parent Common Share Price will be equal to product of the number of shares of Company Common Stock that convert into the right to receive the Share Consideration times the Exchange Ratio times the Base Share Price. In the event the Company serves the notice provided for in (B) above, and the Parent does not agree to increase the Exchange Ratio in accordance with (C) above, then the termination shall become effective at 12:01 a.m. on the following Business Day. The “Average Parent Common Share Price” shall be determined by obtaining the closing prices per share of Parent Common Share on the NYSE (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source), for the fourteen (14) consecutive NYSE trading days ending on the Business Day immediately prior to the Determination Date, discarding the two highest and the two lowest closing prices, and averaging the remaining closing prices. The “Base Share Price” shall be equal to $39.31; provided, however, that the Base Share Price, and the other calculations provided for in this Section 8.2(f) shall be appropriately adjusted if, after the date of this Agreement and on or prior to the Closing Date, the outstanding Parent Common Shares shall be changed into a different number of shares by reason of any reclassification, recapitalization, share split, reverse share split, combination or exchange of shares, or any dividend payable in Parent Common Share shall be declared thereon with a record date within such period, or any similar event shall occur. The “Expected Closing Date” shall be the date mutually agreed upon by the Company and Parent for holding the Closing or, in the absence of such mutual agreement, the later of (x) January 4, 2005 and (y) the Business Day immediately following the obtaining of the Company Equityholder Approval and the Parent Shareholder Approval; or

     (g) by written notice of Parent or MergerCo, if the Company Board shall (A) fail to include a recommendation in the Joint Proxy Statement/Prospectus that the stockholders of the Company vote in favor of the transactions contemplated by this Agreement, (B) withdraw, modify or change, or propose or announce any intention to withdraw, modify or change, in a manner material and adverse to Parent or MergerCo, such recommendation, or (C) approve or recommend, or announce any intention to approve or recommend, any Acquisition Proposal.

     8.2 Effect of Termination.

     (a) Subject to Section 8.2(b), in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, MergerCo or the Company and their respective directors, officers, employees, partners or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Section 6.4, the last sentence of Section 6.7, Section 6.8, this Section 8.2 and Article IX; provided, however, that nothing contained in this Section 8.2(a) shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

     (b) If this Agreement is terminated by the Company pursuant to Section 8.1(e), or by Parent or MergerCo pursuant to Section 8.1(g), then the Company shall pay to Parent, subject to the provisions of Section 8.3(a), an amount in cash equal to $50,000,000 (the “Break-up Fee”). Payment of the Break-up Fee required by this Section 8.2(b) shall be payable by the Company to Parent by wire transfer of immediately available funds (i) in the case of termination of this Agreement by the Company under Section 8.1(e) promptly after the date of consummation of such Acquisition Proposal or (ii) in the case of termination of this Agreement by Parent or MergerCo under Section 8.1(g), within three (3) Business Days after the date of termination.

     (c) Notwithstanding anything to the contrary in this Agreement, Parent and MergerCo hereto expressly acknowledge and agree that, with respect to any termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(g) in circumstances where the Break-up Fee is payable in accordance with Section 8.2(b), the payment of the Break-up Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or MergerCo would otherwise be entitled to assert against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent and MergerCo. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(g) in circumstances where the Break-up Fee is payable in accordance with Section 8.2(b), the rights to payment under Section 8.2(b):

(i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(g) and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in Section 8.2(b), Parent and MergerCo hereby agree that, upon any termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(g) in circumstances where the Break-up Fee is payable in accordance with Section 8.2(b), in no event shall Parent or MergerCo (i) seek to obtain any recovery or judgment against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

     (d) The Company acknowledges that the agreements contained in Section 8.2(b) are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the Break-up Fee, and, in order to obtain such payment, Parent commences a suit that results in a final adjudication on the merits against the Company for the Break-up Fee, the Company shall pay to Parent interest on the Break-up Fee from and including the date payment of the Break-up Fee was due to but excluding the date of actual payment at the prime rate of Bank of America, National Association in effect on the date such payment was required to be made.

     8.3 Payment of Amount or Expense.

     (a) In the event that the Company is obligated to pay Parent the Break-up Fee pursuant to Section 8.2(b) or the Company or Parent is obligated to pay the other the expenses set forth in Section 6.4(c)(collectively, the “Section 8.2 Amount”), the Company or Parent (the “Payor”) shall pay to the other party (the “Payee”) from the applicable Section 8.2 Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Section 8.2 Amount and (ii) the sum of (1) the maximum amount that can be paid to the Payee without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) (H) or 856(c)(3)(A) (I) of the Code (“Qualifying Income”), as determined by the Payee’s independent certified public accountants, plus (2) in the event the Payee receives either (X) a letter from the Payee’s counsel indicating that the Payee has received a ruling from the IRS described in Section 8.3(b)(ii) or (B) an opinion from the Payee’s outside counsel as described in Section 8.3(b)(ii), an amount equal to the Section 8.2 Amount less the amount payable under clause (1) above. To secure the Payor’s obligation to pay these amounts, the Payor shall deposit into escrow an amount in cash equal to the Section 8.2 Amount with an escrow agent selected by the Payor and on such terms (subject to Section 8.3(b)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Section 8.2 Amount pursuant to this Section 8.3(a) shall be made at the time the Payor is obligated to pay the Payee the such amount pursuant to Section 6.4(c) or Section 8.2(b), as applicable, by wire transfer or bank check.

     (b) The escrow agreement shall provide that the Section 8.2 Amount in escrow or any portion thereof shall not be released to the Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Payee’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Payee without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Payee’s accountants revising that amount, in which case the escrow agent shall release such amount to the Payee, or (ii) a letter from the Payee’s counsel indicating that the Payee received a ruling from the IRS holding that the receipt by the Payee of the Section 8.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Payee of the Section 8.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Section 8.2 Amount to the Payee. The Payor agrees to amend this Section 8.3 at the request of the Payee in order to (x) maximize the portion of the Section 8.2 Amount that may be distributed to the Payee hereunder without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and

(3) of the Code, (y) improve the Payee’s chances of securing a favorable ruling described in this Section 8.3(b) or (z) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.3(b). The escrow agreement shall also provide that any portion of the Section 8.2 Amount held in escrow for five years shall be released by the escrow agent to the Payor. The Payor shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

     8.4 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of the Company and the shareholders of Parent; provided, however, that after any such stockholder or shareholder approval, no amendment shall be made which by law requires further approval by such stockholders or shareholders without obtaining such approval.

     8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

     9.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

(a)	if to Parent or MergerCo:

Camden Property Trust 3 Greenway Plaza, Suite 1300 Houston, TX 77046 Attention: Richard J. Campo Facsimile: (713) 572-4440

with a copy to:

Locke Liddell & Sapp LLP 2200 Ross Avenue, Suite 2200 Dallas, TX 75201 Attention: Bryan L. Goolsby Facsimile: (214) 740-8800

(b)	if to the Company:

Summit Properties Inc. 309 E. Morehead Street, Suite 200 Charlotte, NC 28202 Attention: Steven R. LeBlanc Facsimile: (704) 632-3237

with a copy to:

Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 Attention: Gilbert G. Menna, P.C. Facsimile: (617) 523-1231

     9.2 Certain Definitions. For purposes of this Agreement, the term:

     “Acquisition Proposal” shall mean any proposal or offer for any (a) merger, consolidation or similar transaction involving the Company, the Partnership or any Significant Subsidiary of the Company (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for the references to 10% therein), (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of Company Common Stock or outstanding equity interest of the Partnership, (e) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or the Partnership or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

     “Aggregate Cash Consideration” shall mean $13.8057 multiplied by the number of issued and outstanding shares of Company Common Stock at the Effective Time.

     “Affiliate” of any person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

     “Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by law to be closed.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company Material Adverse Change” means, with respect to the Company, an effect, event or change which has a material adverse effect on the assets or financial condition of the Company and the Company Subsidiaries on a consolidated basis taken as a whole, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Company and the Company Subsidiaries conduct business, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, or (e) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections.

     “Company Material Adverse Effect” means, with respect to the Company, an effect, event or change which has a material adverse effect on the assets, results of operations, or financial condition of the Company and the Company Subsidiaries on a consolidated basis taken as a whole, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Company and the Company Subsidiaries conduct business, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (e) earthquakes or other natural disasters or (f) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections.

     “Election Deadline” shall mean 5:00 p.m., Eastern Time, on three (3) Business Days before the date of the Company Stockholders Meeting or such other date as Parent and the Company shall mutually agree upon.

     “Environmental Laws” means any federal, state or local statute, law, ordinance, regulation, rule, code, or binding order and any enforceable and binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the indoor or outdoor environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or contamination.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C).

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “GAAP” means generally accepted accounting principles as applied in the United States.

     “Hazardous Materials” means any “hazardous waste” as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any “hazardous substances” or “pollutant” or “contaminant” as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any medical waste, oil or fractions thereof.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     “Indebtedness” shall mean, with respect to any Person, without duplication, (A) all indebtedness of such Person for borrowed money, whether secured or unsecured, (B) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (C) all capitalized lease obligations of such Person, (D) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof) and (E) all guarantees of such Person of any such Indebtedness of any other Person.

     “IRS” means the United States Internal Revenue Service.

     “Material Contracts” shall mean with respect to any Person: (a) all contracts, agreements or understandings with a customer of such Person or its Subsidiaries in the last fiscal year where such customer contracts, agreements or understandings in the aggregate account for more than 10% of such Person’s annual revenues; (b) all acquisition, merger, asset purchase or sale agreements entered into by such Person or its Subsidiaries in the last two fiscal years with a transaction value in excess of 10% of such Person’s consolidated annual revenues; and (c) any other agreements within the meaning set forth in Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.

     “NYSE” means the New York Stock Exchange.

     “Parent Material Adverse Change” means, with respect to the Parent, an effect, event or change which has a material adverse effect on the assets or financial condition of the Parent and the Parent Subsidiaries on a consolidated basis taken as a whole, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Parent and the Parent Subsidiaries conduct business, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, or (e) any decline in the market price, or change in trading volume, of the capital stock of the Parent or any failure to meet publicly announced revenue or earnings projections.

     “Parent Material Adverse Effect” means, with respect to Parent, an effect, event or change which has a material adverse effect on the assets, results of operations or financial condition of Parent and its Subsidiaries on a consolidated basis taken as a whole, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Company and the Company Subsidiaries conduct business, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (e) earthquakes or other natural disasters or (f) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections.

     “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Subsidiary” means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be.

     “Superior Proposal” means an Acquisition Proposal (substituting for purposes of such definition 50% for 20%) which the Company Board believes is more favorable to the stockholders of the Company than the Merger (taking into account all of the terms and conditions of such Acquisition Proposal, including the financial terms, any conditions to consummation and the likelihood of such Acquisition Proposal being consummated).

     “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

     “Taxes” means any and all taxes and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, net worth, excise, withholding, ad valorem, stamp, transfer, value added or gains taxes and similar charges.

     9.3 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Aggregate Share Consideration Value”	Section 2.7(a)
“Agreement”	Preamble
“Amended Partnership Agreement”	Section 6.1
“Articles of Merger”	Section 1.3
“Average Parent Common Share Price”	Section 8.1(f)
“Base Share Price”	Section 8.1(f)
“Break-up Fee”	Section 8.2(b)
“Cash Consideration”	Section 2.1(d)
“Cash Election Shares”	Section 2.3(d)
“Certificate”	Section 2.1(e)
“Certificate of Merger”	Section 1.3
“Claim”	Section 6.6(b)
“Closing”	Section 1.4
“Closing Date”	Section 1.4
“Code”	Recitals
“Commitment”	Section 3.9
“Common Preferred Stock”	Section 3.3(a)
“Company”	Preamble
“Company Affiliates”	Section 6.12
“Company Board”	Recitals
“Company Common Stock”	Section 2.1(c)
“Company Disclosure Schedule”	Article III
“Company DRIP”	Section 2.7(d)
“Company Employees”	Section 6.9(b)
“Company Equityholder Approval”	Section 6.1(b)
“Company ESPP”	Section 2.7(c)
“Company Excess Stock”	Section 3.3(a)
“Company Option”	Section 2.7(a)
“Company Preferred Stock”	Section 3.3(a)
“Company Properties”	Section 3.11
“Company Recommendation”	Section 6.1(d)
“Company Rights Agreement”	Section 3.2(b)
“Company SEC Reports”	Section 3.7(a)
“Company Stock Option Plans”	Section 2.7(a)
“Company Stockholders Meeting”	Section 6.1(d)
“Company Subsidiaries”	Section 3.1(b)
“Confidentiality Agreement”	Section 6.7
“Delaware Courts”	Section 9.9(b)
“Determination Date”	Section 8.2(f)

“DGCL”	Recitals
“Drop Dead Date”	Section 8.1(b)
“DSOS”	Section 1.3
“Effective Time”	Section 1.3
“Election Form”	Section 2.3(b)
“Employee Programs”	Section 3.13(a)
“Encumbrances”	Section 3.11
“Exchange Agent”	Section 2.3(a)
“Exchange Ratio”	Section 2.1(d)
“Expected Closing Date”	Section 8.1(f)
“Financing Letter”	Section 4.21
“Form S-4”	Section 6.1(a)
“Governmental Entity”	Section 3.6
“Indemnified Parties”	Section 6.6(a)
“Joint Proxy Statement/Prospectus”	Section 6.1(a)
“Lender”	Section 4.21
“Merger”	Recitals
“MergerCo”	Preamble
“Merger Consideration”	Section 2.1(e)
“MGCL”	Recitals
“Non-Election Shares”	Section 2.3(d)
“OP Units”	Section 3.3(h)
“Option Payment”	Section 2.7(a)
“Other Filings”	Section 6.2
“Parent”	Preamble
“Parent Board”	Recitals
“Parent Common Shares	Section 2.1(a)
“Parent Disclosure Schedule”	Article IV
“Parent OP Shares”	Section 4.3(a)
“Parent OP Units”	Section 4.3(h)
“Parent Options”	Section 4.3(a)
“Parent Partnership”	Section 4.3(h)
“Parent Partnership Agreements”	Section 4.3(a)
“Parent Preferred Shares”	Section 4.3(a)
“Parent Properties”	Section 4.11
“Parent SEC Reports”	Section 4.7
“Parent Share Option Plans”	Section 4.3(a)
“Parent Shareholder Approval”	Section 6.1(b)
“Parent Shareholders Meeting”	Section 6.1(e)
“Parent Subsidiaries”	Section 4.1(b)
“Partnership”	Section 3.3(h)

“Partnership Agreement”	Section 3.3(a)
“Payee”	Section 8.3(a)
“Payor”	Section 8.3(a)
“Property Restrictions”	Section 3.11
“Proxy Solicitation Materials”	Section 6.1(a)
“Qualifying Income”	Section 8.3(a)
“Reallocated Cash Shares”	Section 2.3(i)
“Reallocated Stock Shares”	Section 2.3(i)
“Registration Rights Agreement”	Section 6.17
“REIT”	Section 3.10
“SDAT”	Section 1.3
“Section 8.2 Amount”	Section 8.3(a)
“Securities Laws”	Section 3.7(a)
“Series C Units”	Section 5.1(a)
“Share Consideration”	Section 2.1(d)
“Share Election Shares”	Section 2.3(d)
“Surviving Corporation”	Section 1.1
“Tax Protection Agreement”	Section 3.10
“Third Party”	Section 6.5(a)

     9.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.5 Non-Survival of Representations, Warranties, Covenants and Agreements. Except for Sections 6.6 and 6.9 and any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time (a) none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and (b) thereafter there shall be no liability on the part of either Parent, MergerCo or the Company or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

     9.6 Miscellaneous. This Agreement (a) constitutes, together with the Confidentiality Agreement, the Company Disclosure Schedule and Parent Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder and (c) may be executed in two or more counterparts which together shall constitute a single agreement. Sections 6.6 and 6.9 are intended to be for the benefit of those Persons described therein and the covenants contained therein may be enforced by such Persons. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal and state courts located in North Carolina, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.7 Assignment; Benefit. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 6.6 and 6.9 hereof which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.8 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     9.9 Choice of Law/Consent to Jurisdiction.

     (a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

     (b) Each of the Company, Parent and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each of Parent and MergerCo does hereby appoint The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware as such agent, and the Company does hereby appoint The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware as such agent.

     9.10 Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

     9.11 Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     9.12 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile transmission of any signed original document shall be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Camden Property Trust, Camden Sparks, Inc. and Summit Properties Inc. have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CAMDEN PROPERTY TRUST

By:	/s/ Richard J. Campo

Name: Richard J. Campo
Title: Chairman of the Board and Chief Executive Officer

CAMDEN SPARKS, INC.

By:	/s/ Richard J. Campo

Name: Richard J. Campo
Title: Chairman of the Board and Chief Executive Officer

SUMMIT PROPERTIES INC.

By:	/s/ Steven R. LeBlanc

Name: Steven R. LeBlanc
Title: President and Chief Executive Officer

ANNEX B

October 6, 2004

Board of Trust Managers
Camden Property Trust
Three Greenway Plaza
Suite 1300
Houston, Texas 77046

Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Camden Property Trust (“Camden”) in connection with the proposed merger of Camden and Summit Properties Inc. (the “Company”) pursuant to the Agreement and Plan of Merger, dated as of October 4, 2004, by and among Camden, Camden Sparks, Inc., a wholly owned subsidiary of Camden (“MergerCo”), and the Company (the “Merger Agreement”), which provides, among other things, for the merger of the Company with and into MergerCo (the “Merger”), as a result of which the Company will become a wholly owned subsidiary of Camden. As set forth more fully in the Merger Agreement, as a result of the Merger, each share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than shares held directly or indirectly by Camden or the Company) will be converted into the right to receive, at the option of the holder (subject to certain reallocation procedures described more fully in the Merger Agreement), (i) 0.6687 (the “Exchange Ratio”) shares of beneficial interest, par value $0.01 per share (“Camden Common Shares”), of Camden (such number of Camden Common Shares, the “Stock Election Consideration”), or (ii) $31.20 per share (the “Cash Election Consideration” and, together with the Stock Election Consideration, the “Merger Consideration”). If the Average Parent Common Share Price (as defined in the Merger Agreement) is below the Base Share Price (as defined in the Merger Agreement), the Company provides notice indicating its intention to terminate the Merger Agreement, and Camden delivers written notice to the Company agreeing to increase the Exchange Ratio, the Exchange Ratio shall be increased so that as of the closing date, the product of the number of shares of Company Common Stock that convert into the right to receive the Stock Election Consideration times the Exchange Ratio times the Average Parent Common Share Price will be equal to product of the number of shares of Company Common Stock that convert into the right to receive the Stock Election Consideration times the Exchange Ratio times the Base Share Price. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness, from a financial point of view, to Camden of the Merger Consideration.

Board of Trust Managers
Camden Property Trust
October 6, 2004

In connection with Deutsche Bank’s role as financial advisor to Camden, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and Camden and certain internal analyses and other information furnished to it by the Company and Camden. Deutsche Bank has also held discussions with members of the senior management of Camden regarding the businesses and prospects of the companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Company Common Stock and Camden Common Shares, (ii) compared certain financial and stock market information for the Company and Camden with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Camden, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company or Camden. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and other synergies expected by management of Camden to be achieved as a result of the Merger (collectively, the “Synergies”), made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Camden as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Camden, MergerCo and the Company contained in the Merger Agreement are true and correct, Camden, MergerCo and the Company will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Camden, MergerCo and the Company to consummate the Merger will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Camden or the Company (or any of their respective affiliates) is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on

Board of Trust Managers
Camden Property Trust
October 6, 2004

Camden or the Company or materially reduce the contemplated benefits of the Merger to Camden. For purposes of rendering its opinion, Deutsche Bank has assumed that the Average Parent Common Share Price will be equal to or greater than $39.31 per share. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Merger will be a tax-free reorganization to Camden.

This opinion is addressed to, and for the use and benefit of, the Board of Trust Managers of Camden for the purpose of evaluating the Merger and is not a recommendation to the shareholders of Camden to approve the Merger or the issuance of Camden Common Shares in the Merger. This opinion is limited to the fairness, from a financial point of view, to Camden of the Merger Consideration, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Camden to engage in the Merger. This opinion does not in any manner address the prices at which Camden Common Shares or Company Common Stock may trade after the announcement or the prices at which Camden Common Shares may trade after the consummation of the Merger.

Deutsche Bank will be paid a fee for its services as financial advisor to Camden in connection with the Merger, a significant portion of which is contingent upon consummation of the Merger. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Camden or its affiliates for which it has received compensation, including (i) Camden’s July 2004 $100 million 4.7% notes offering, for which a member of the DB Group acted as joint bookrunner, (ii) Camden’s December 2003 $200 million 5.375% senior notes offering, for which a member of the DB Group acted as co-manager, (iii) Camden’s November 2002 $150 million 5.875% senior notes offering, for which a member of the DB Group acted as joint bookrunner (this issue was increased from $150 million to $200 million), and (iv) Camden’s August 2002 $500 million credit facility, for which a member of the DB Group acted as a lender of $20 million. As of October 1, 2004, Deutsche Bank’s asset management affiliates collectively held approximately 8.6% of the Company Common Stock. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Camden and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Camden.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

ANNEX C

October 4, 2004

The Board of Directors
Summit Properties Inc.
309 East Morehead Street, Suite 200
Charlotte, NC 28202-2307

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Summit Properties Inc. (the “Company”) (including with respect to equity securities convertible into, or redeemable by the Company under certain circumstances for, shares of the Company Common Stock, any holders thereof on an as-converted or as-redeemed basis, as the case may be, collectively, the “Holders”) of the consideration to be received by such Holders in the proposed merger (the “Merger”) of the Company with and into Camden Sparks, Inc. (the “MergerCo”), a wholly-owned subsidiary of Camden Property Trust (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger Among Camden Property Trust, Camden Sparks, Inc. and Summit Properties Inc., dated as of October 4, 2004 (the “Agreement”), among the Company, the Merger Partner and Camden Sparks, Inc., the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock (other than shares of Company Common Stock held in treasury or owned by any wholly owned Subsidiary of the Company or by the Merger Partner, MergerCo or any other wholly owned Subsidiary of the Merger Partner) will be converted into the right to receive, at the election of the Holder and subject to certain procedures and limitations set forth in the Agreement as to which we express no opinion, consideration equal to $31.20 in cash (the “Cash Consideration”) or 0.6687 shares (the “Share Consideration” and together with the Cash Consideration, the “Consideration”) of the Merger Partner’s common stock, par value $0.01 per share (the “Merger Partner Common Stock”) (subject to adjustment as set forth in the Agreement so that in no event will the market value of Merger Partner Common Stock to be received in exchange for a share of Company Common Stock (determined in accordance with the Agreement) be less than the product of (x) 0.6687 and (y) $39.31 without the consent of the Company).

In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii)

compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Merger Partner relating to their respective businesses; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Merger on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Merger Partner or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We have also assumed that the Merger will qualify as a tax-deferred reorganization under the Internal Revenue Code for United States federal income tax purposes, that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the Holders in the proposed Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our delivery of this opinion, as well as an additional fee if the proposed Merger is consummated. We and our affiliates have provided investment banking and/or commercial banking services in the past for the Company and the Merger Partner, respectively, in each case for customary compensation, and currently, one of our affiliates is an agent bank and lender under the Merger Partner’s current unsecured credit facility, which may be drawn in whole or in part to fund a portion of the Cash Consideration. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be received by the Holders in the proposed Merger is fair, from a financial point of view, to such Holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to the form of the Consideration such shareholder should elect to receive or as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

J.P. Morgan Securities Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Subsection (B) of Section 9.20 of the Texas REIT Act empowers a real estate investment trust to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, or any inquiry or investigation that can lead to such an action, suit or proceeding because the person is or was a trust manager, officer, employee or agent of the real estate investment trust or is or was serving at the request of the real estate investment trust as a trust manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another real estate investment trust, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against expenses (including court costs and attorney fees), judgments, penalties, fines and settlements if he conducted himself in good faith and reasonably believed his conduct was in or not opposed to the best interests of the real estate investment trust and, in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

     The Texas REIT Act further provides that, except to the extent otherwise permitted by the Texas REIT Act, a person may not be indemnified in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him or in which the person is found liable to the real estate investment trust. Indemnification pursuant to Subsection (B) of Section 9.20 of the Texas REIT Act is limited to reasonable expenses actually incurred and may not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust.

     Subsection (C) of Section 15.10 of the Texas REIT Act provides that a trust manager shall not be liable for any claims or damages that may result from his acts in the discharge of any duty imposed or power conferred upon him by the real estate investment trust, if, in the exercise of ordinary care, he acted in good faith and in reliance upon information, opinions, reports, or statements, including financial statements and other financial data, concerning the real estate investment trust, that were prepared or presented by officers or employees of the real estate investment trust, legal counsel, public accountants, investment bankers, or certain other professionals, or a committee of trust manager of which the trust manager is not a member. In addition, no trust manager shall be liable to the real estate investment trust for any act, omission, loss, damage, or expense arising from the performance of his duty to a real estate investment trust, save only for his own willful misfeasance, willful malfeasance or gross negligence.

     Article Sixteen of Camden’s declaration of trust provides that Camden shall indemnify officers and trust managers, as set forth below:

     (a) Camden shall indemnify, to the fullest extent that indemnification is permitted by Texas law in accordance with Camden’s bylaws, every person who is or was a trust manager or officer of Camden or its corporate predecessor and any person who is or was serving at the request of Camden or its corporate predecessor as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another real estate investment trust, foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all reasonable costs and expenses incurred by such person as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named above in this paragraph as well as against all judgments, penalties, fines and amounts paid in settlement.

     (b) If the indemnification provided in paragraph (a) is either (i) insufficient to cover all costs and expenses incurred by any person named in such paragraph as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named in such paragraph or (ii) not permitted by Texas law, Camden shall indemnify, to the fullest extent that indemnification is permitted by Texas law, every person who is or was a trust manager or officer of Camden or its corporate predecessor and any person who is or was serving at the request of Camden or its corporate predecessor as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another real estate investment trust, foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all costs and expenses incurred by such person as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named above in this paragraph.

     The Camden bylaws provide that Camden may indemnify any trust manager or officer of Camden who was, is or is threatened to be made a party to any proceeding because the person is or was a trust manager, officer, employee or agent of Camden, or is or was serving at the request of Camden in the same or another capacity in another corporation or business association, against judgments, penalties, fines, settlements and reasonable expenses actually incurred if it is determined that the person: (i) conducted himself in good faith, (ii) reasonably believed that, in the case of conduct in his official capacity, his conduct was in the best interests of Camden, and that, in all other cases, his conduct was at least not opposed to the best interests of Camden, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; provided that, if the person is found liable to Camden, or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (A) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (B) will not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to Camden.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Document
2.1	Agreement and Plan of Merger, dated as of October 4, 2004, among Camden Property Trust, Camden Summit, Inc. and Summit Properties Inc. Incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K of Camden Property Trust filed on October 5, 2004 (File No. 1-12110).

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated October 6, 2004, among Camden Property Trust, Camden Summit, Inc. and Summit Properties Inc. Incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K of Camden Property Trust filed on October 6, 2004 (File No. 1-12110).

3.1	Amended and Restated Declaration of Trust of Camden Property Trust. Incorporated by reference from Exhibit 3.1 to the Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 1993 (File No. 1-12110).

3.2	Amendment to the Amended and Restated Declaration of Trust of Camden Property Trust. Incorporated by reference from Exhibit 3.1 to the Quarterly Report on Form 10-Q of Camden Property Trust for the quarter ended June 30, 1997 (File No. 1-12110).

3.3	Second Amended and Restated Bylaws of Camden Property Trust. Incorporated by reference from Exhibit 3.3 to the Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 1997 (File No. 1-12110).

4.1	Specimen certificate for Common Shares of Beneficial Interest. Incorporated by reference from Exhibit 4.1 to the Registration Statement on Form S-11 of Camden Property Trust filed on September 15, 1993 (File No. 33-68736).

4.2*	Form of Registration Rights Agreement between Camden Property Trust and the holders named therein.

5.1*	Opinion of Locke Liddell & Sapp LLP.

Exhibit No.	Document
8.1*	Opinion of Locke Liddell & Sapp LLP regarding the qualification of Camden Property Trust as a real estate investment trust for federal income tax purposes.

8.2*	Opinion of Goodwin Procter LLP regarding the qualification of Summit Properties Inc. as a real estate investment trust for federal income tax purposes.

8.3*	Opinion of Goodwin Procter LLP regarding the qualification of the merger as a tax-free reorganization for federal income tax purposes.

10.1	Form of Credit Agreement dated August 15, 2002 between Camden Property Trust and Bank of America, N.A. Incorporated by reference from Exhibit 99.1 to the Current Report on Form 8-K of Camden Property Trust filed on August 21, 2002 (File No. 1-12110).

10.2**	Form of Credit Agreement between Camden Property Trust and Bank of America, N.A.

10.3	Voting Agreement dated as of October 4, 2004 among Camden Property Trust, William B. McGuire, Jr. and William F. Paulsen. Incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K of Camden Property Trust filed on October 4, 2004 (File No. 1-12110).

10.4*	Form of Affiliate Letter.

10.5*	Form of Second Amended and Restated Agreement of Limited Partnership of Camden Summit Partnership, L.P. among Camden Summit, Inc., as general partner, and the persons whose names are set forth on Exhibit A thereto.

10.6*	Form of Tax, Asset and Income Support Agreement among Camden Property Trust, Camden Summit, Inc., Camden Summit Partnership, L.P. and each of the limited partners who have executed a signature page thereto.

21.1	Subsidiaries of Camden Property Trust. Incorporated by reference from Exhibit 21.1 to the Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 2003 (File No. 1-12110).

23.1*	Consent of Deloitte & Touche LLP with respect to Camden Property Trust.

23.2*	Consent of Deloitte & Touche LLP with respect to Summit Properties Inc.

23.3*	Consent of Deutsche Bank Securities Inc.

23.4*	Consent of J.P. Morgan Securities Inc.

23.5	Consent of Locke Liddell & Sapp LLP (included in Exhibits 5.1 and 8.1 hereto).

23.6	Consent of Goodwin Procter LLP (included in Exhibits 8.2 and 8.3 hereto).

24.1	Power of Attorney (included on the signature page hereto).

99.1*	Consent of William B. McGuire, Jr. to be named as a trust manager of Camden Property Trust.

99.2*	Consent of William F. Paulsen to be named as a trust manager of Camden Property Trust.

99.3*	Form of proxy solicited by the Board of Trust Managers of Camden Property Trust.

99.4*	Form of proxy solicited by the Board of Directors of Summit Properties Inc.

99.5*	Form of Election and Letter of Transmittal and related documentation.

Exhibit No.	Document
99.6**	Form of Letter of Transmittal for stockholders making no election.

*	Filed herewith.

**	To be filed by amendment.

(b)	Financial Statements Schedules

Included in documents incorporated herein by reference.

(c)	Reports, Opinions and Appraisals

     The opinions of Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are attached to the joint proxy statement/prospectus forming a part of this Registration Statement as Annex B and C, respectively.

Item 22. Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (6) That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trust managers, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trust manager, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trust manager, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on November 23, 2004.

CAMDEN PROPERTY TRUST

By:	/s/ Dennis M. Steen

Dennis M. Steen
Chief Financial Officer, Senior Vice
President-Finance and Secretary

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Richard J. Campo, D. Keith Oden and Dennis M. Steen, and each of them, as their attorney-in-fact and agent, with full power of substitution and resubstitution for them in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Richard J. Campo Richard J. Campo	Chairman of the Board of Trust Managers and Chief Executive Officer (Principal Executive Officer)	November 23, 2004

/s/ D. Keith Oden D. Keith Oden	President, Chief Operating Officer and Trust Manager	November 23, 2004

/s/ Dennis M. Steen Dennis M. Steen	Chief Financial Officer, Sr. Vice President-Finance and Secretary (Principal Financial and Accounting Officer)	November 23, 2004

/s/ William R. Cooper William R. Cooper	Trust Manager	November 23, 2004

/s/ George A. Hrdlicka George A. Hrdlicka	Trust Manager	November 23, 2004

/s/ Scott S. Ingraham Scott S. Ingraham	Trust Manager	November 23, 2004

/s/ Lewis A. Levey Lewis A. Levey	Trust Manager	November 23, 2004

/s/ F. Gardner Parker F. Gardner Parker	Trust Manager	November 23, 2004

/s/ Steven A. Webster Steven A. Webster	Trust Manager	November 23, 2004

EXHIBIT INDEX

Exhibit No.	Document
2.1	Agreement and Plan of Merger, dated as of October 4, 2004, among Camden Property Trust, Camden Summit, Inc. and Summit Properties Inc. Incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K of Camden Property Trust filed on October 5, 2004 (File No. 1-12110).

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated October 6, 2004, among Camden Property Trust, Camden Summit, Inc. and Summit Properties Inc. Incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K of Camden Property Trust filed on October 6, 2004 (File No. 1-12110).

3.1	Amended and Restated Declaration of Trust of Camden Property Trust. Incorporated by reference from Exhibit 3.1 to the Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 1993 (File No. 1-12110).

3.2	Amendment to the Amended and Restated Declaration of Trust of Camden Property Trust. Incorporated by reference from Exhibit 3.1 to the Quarterly Report on Form 10-Q of Camden Property Trust for the quarter ended June 30, 1997 (File No. 1-12110).

3.3	Second Amended and Restated Bylaws of Camden Property Trust. Incorporated by reference from Exhibit 3.3 to the Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 1997 (File No. 1-12110).

4.1	Specimen certificate for Common Shares of Beneficial Interest. Incorporated by reference from Exhibit 4.1 to the Registration Statement on Form S-11 of Camden Property Trust filed on September 15, 1993 (File No. 33-68736).

4.2*	Form of Registration Rights Agreement between Camden Property Trust and the holders named therein.

5.1*	Opinion of Locke Liddell & Sapp LLP.

8.1*	Opinion of Locke Liddell & Sapp LLP regarding the qualification of Camden Property Trust as a real estate investment trust for federal income tax purposes.

8.2*	Opinion of Goodwin Procter LLP regarding the qualification of Summit Properties Inc. as a real estate investment trust for federal income tax purposes.

8.3*	Opinion of Goodwin Procter LLP regarding the qualification of the merger as a tax-free reorganization for federal income tax purposes.

10.1	Form of Credit Agreement dated August 15, 2002 between Camden Property Trust and Bank of America, N.A. Incorporated by reference from Exhibit 99.1 to the Current Report on Form 8-K of Camden Property Trust filed on August 21, 2002 (File No. 1-12110).

10.2**	Form of Credit Agreement between Camden Property Trust and Bank of America, N.A.

10.3	Voting Agreement dated as of October 4, 2004 among Camden Property Trust, William B. McGuire, Jr. and William F. Paulsen. Incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K of Camden Property Trust filed on October 4, 2004 (File No. 1-12110).

10.4*	Form of Affiliate Letter.

Exhibit No.	Document
10.5*	Form of Second Amended and Restated Agreement of Limited Partnership of Camden Summit Partnership, L.P. among Camden Summit, Inc., as general partner, and the persons whose names are set forth on Exhibit A thereto.

10.6*	Form of Tax, Asset and Income Support Agreement among Camden Property Trust, Camden Summit, Inc., Camden Summit Partnership, L.P. and each of the limited partners who have executed a signature page thereto.

21.1	Subsidiaries of Camden Property Trust. Incorporated by reference from Exhibit 21.1 to the Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 2003 (File No. 1-12110).

23.1*	Consent of Deloitte & Touche LLP with respect to Camden Property Trust.

23.2*	Consent of Deloitte & Touche LLP with respect to Summit Properties Inc.

23.3*	Consent of Deutsche Bank Securities Inc.

23.4*	Consent of J.P. Morgan Securities Inc.

23.5	Consent of Locke Liddell & Sapp LLP (included in Exhibits 5.1 and 8.1 hereto).

23.6	Consent of Goodwin Procter LLP (included in Exhibits 8.2 and 8.3 hereto).

24.1	Power of Attorney (included on the signature page hereto).

99.1*	Consent of William B. McGuire, Jr. to be named as a trust manager of Camden Property Trust.

99.2*	Consent of William F. Paulsen to be named as a trust manager of Camden Property Trust.

99.3*	Form of proxy solicited by the Board of Trust Managers of Camden Property Trust.

99.4*	Form of proxy solicited by the Board of Directors of Summit Properties Inc.

99.5*	Form of Election and Letter of Transmittal and related documentation.

99.6**	Form of Letter of Transmittal for stockholders making no election.

*	Filed herewith.

**	To be filed by amendment.